                                                FILED PURSUANT TO RULE 424(b)(5)
                                            REGISTRATION STATEMENT NO. 333-16231


PROSPECTUS SUPPLEMENT
(To Prospectus dated November 25, 1996)
1,860,000 Shares

LOGO
                  [Logo of Nuevo Energy Company appears here]

NUEVO ENERGY COMPANY
Common Stock
(par value $.01 per share)

All of the shares of Common Stock of Nuevo Energy Company ("Nuevo" or the "Company") offered hereby ("Common Stock Offering") are being sold by the Selling Stockholders identified herein. See "Selling Stockholders." The Common Stock is listed on the New York Stock Exchange under the symbol "NEV." On December 18, 1996, the closing price of the Common Stock was $47.50 per share.

The Common Stock Offering is being conducted concurrently with an offering (the "TECONSSM Offering") of Trust Convertible Securities ("TECONS") issued by Nuevo Financing I, a Delaware business trust formed by Nuevo for the purpose of conducting the TECONS Offering. The TECONS are convertible into Common Stock of the Company. See "TECONS Offering." The consummation of the Common Stock Offering is not contingent upon the closing of the TECONS Offering.

SEE "RISK FACTORS" COMMENCING ON PAGE S-8 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------

                                   PRICE TO    UNDERWRITING PROCEEDS TO
                                   PUBLIC      DISCOUNT(1)  SELLING STOCKHOLDERS(2)
-----------------------------------------------------------------------------------
Per Share                          $47.50      $2.375       $45.125
-----------------------------------------------------------------------------------
Total (3)                          $88,350,000 $4,417,500   $83,932,500
-----------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Expenses of the Common Stock Offering, estimated to be $250,000, are payable by the Company.
(3) The Selling Stockholders have granted the Underwriters options to purchase up to an aggregate of an additional 278,605 shares of Common Stock, on the same terms as set forth above, solely to cover over-allotments, if any. If such options are exercised in full, the Price to Public, Underwriting Discount, and Proceeds to Selling Stockholders will be $101,583,738, $5,079,187 and $96,504,551, respectively. See "Underwriting."

The shares of Common Stock being offered by this Prospectus Supplement are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by Vinson & Elkins L.L.P., counsel for the Underwriters. It is expected that delivery of shares of Common Stock will be made against payment therefor on or about December 23, 1996 at the offices of J.P. Morgan Securities Inc., 60 Wall Street, New York, New York.

J.P. MORGAN & CO.

             DONALDSON, LUFKIN & JENRETTE
                      SECURITIES CORPORATION

                               MORGAN KEEGAN & COMPANY, INC.

                                                       PAINEWEBBER INCORPORATED

December 18, 1996

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Nuevo or any Underwriter. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

         PROSPECTUS SUPPLEMENT           PAGE
Prospectus Supplement Summary..........   S-3
The Offering...........................   S-5
Risk Factors...........................   S-8
Use of Proceeds........................  S-12
TECONS Offering........................  S-12
Price Range of Common Stock and
 Dividend Policy.......................  S-13
Capitalization.........................  S-14
Selected Consolidated Financial Data...  S-15
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations............................  S-16
Business and Properties................  S-21
Management.............................  S-29
Description of Shareholders Rights
 Plan..................................  S-32
Underwriting...........................  S-33
Selling Stockholders...................  S-34
Legal Matters..........................  S-34
Glossary...............................  S-35

                 PROSPECTUS                 PAGE
Available Information.....................     3
Incorporation of Certain Documents by
 Reference................................     3
The Company...............................     4
The Nuevo Trust...........................     4
Use of Proceeds...........................     4
Ratios of Earnings to Fixed Charges and of
 Earnings to Combined Fixed Charges and
 Preferred Stock Dividends................     5
Description of Debt Securities............     5
Description of Capital Stock..............    13
Certain Anti-Takeover Provisions..........    15
Description of Warrants...................    18
Description of Trust Preferred Securities.    19
Description of Trust Preferred Securities
 Guarantee................................    20
Plan of Distribution......................    22
Selling Stockholders......................    23
Experts...................................    24
Legal Matters.............................    24

                         PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read in connection with, the more detailed information and Consolidated Financial Statements and the Notes thereto incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. All information in the Prospectus Supplement assumes that the Underwriters' over-allotment option will not be exercised, unless otherwise indicated. References herein to "Nuevo" or the "Company" include Nuevo and its predecessors and subsidiaries unless the context requires otherwise. See "Glossary" for definitions of oil and gas terms used in this Prospectus Supplement.

                                  THE COMPANY

Nuevo is a Houston, Texas-based company primarily engaged in the exploration for, and the acquisition, exploitation, development and production of crude oil and natural gas. The Company's principal properties are located domestically onshore and offshore California, in East Texas and the onshore Gulf Coast region; and internationally offshore the Republic of Congo in West Africa. Since the Company's inception in 1990, it has grown and diversified its operations through a series of disciplined, opportunistic acquisitions of oil and gas properties and the subsequent exploitation and development of these properties. The Company has complemented these efforts with an active and growing exploration program which provides exposure to high potential prospects. The Company's primary strengths are its large inventory of exploitation and exploration projects in its core areas of operation, its demonstrated ability to implement and maintain a low cost structure, its ability to identify and acquire, at attractive prices, producing properties which have significant potential for further exploration, exploitation and development, and a capital structure supportive of a growing investment program and future acquisitions.

As a result of these activities, Nuevo has substantially increased its reserves, production, cash flow and earnings. The Company increased its estimated net proved reserves by 719% from 32.3 MMBOE on December 31, 1992 to
264.5 MMBOE on December 31, 1995 (on a pro forma basis giving effect to the acquisition of the California Properties as of such date). Average daily production has increased by 385% from 12.9 MBOE/d in the quarter ended September 30, 1993 to 62.6 MBOE/d in the quarter ended September 30, 1996. Cash flow from operations (prior to changes in working capital and other assets and liabilities) increased by 152% from $33.7 million in the first nine months of 1993 to $84.8 million in the first nine months of 1996. Net income has also increased 181% from $6.9 million in the first nine months of 1993 to $19.4 million in the first nine months of 1996. The Company operated properties representing 85% of its pro forma estimated net proved reserves as of December 31, 1995.

                               BUSINESS STRATEGY

Nuevo's objective is to increase shareholder value through growth in reserves, production, cash flow and earnings. Key elements of the Company's strategy to achieve its objective are described below.

Exploitation of Existing Reserve Base The Company initiates workovers, recompletions, development drilling, secondary and tertiary recovery operations and other production enhancement techniques to maximize current production and the ultimate recovery of reserves. Using constant year end 1995 prices, the Company has identified in excess of 1,000 exploitation projects on its existing properties which it believes offer meaningful opportunities to grow reserves and increase production, irrespective of exploration or acquisition successes. Examples of current or planned projects include: (i) infill drilling, the initiation of a new steamflood project, and multiple zone completions in the Midway-Sunset field in central California; (ii) infill drilling and horizontal drilling in the Cymric field in central California; (iii) recompletions and the initiation of a waterflood project in the Brea Olinda field in the Los Angeles basin; (iv) infill drilling and the commencement of construction of an adjacent gas processing plant at the Point Pedernales field offshore California; (v) infill drilling in the Oak Hill field in East Texas; and (vi) development drilling and well workovers at the Yombo field in the Republic of Congo. The Company expects to increase its capital expenditures for exploitation projects from an estimated $75.0 million in 1996 to $115.0 million in 1997.

Exploration for Potential New Reserves The Company has an active and growing exploration program targeting high potential reserve opportunities offshore the Republic of Congo, in California and the onshore Gulf Coast region. The Company seeks to reduce the risks normally associated with exploration through the use of advanced technologies, such as 3-D seismic surveys and computer aided exploration ("CAEX") techniques, and by participating with other experienced industry partners. The Company has had recent exploratory discoveries in: (i) the Lower Sendji section of the Yombo field offshore the Republic of Congo;
(ii) the Antelope Shale section in the Monument Junction area of the Cymric field in central California; (iii) the Frontier section in the North Riley Ridge area in western Wyoming; and (iv) the Sespe section in the Big Mountain field in the Ventura Basin of California. Ongoing exploratory activities include the drilling of a large Cotton Valley Pinnacle Reef structure in Trinity County, Texas and the exploration of the downdip Austin Chalk trend in Grimes County, Texas. The Company currently expects to increase its exploration budget from an estimated $15.0 million in 1996 to $25.0 million in 1997.

Maintenance of a Low Cost Structure The Company believes that its ability to implement and maintain a low cost structure allows it to compete successfully in an industry characterized by fluctuating commodity prices. The Company focuses its cost strategy on reducing its per BOE finding costs, lease operating expenses, general and administrative expenses and costs of capital in order to maintain operating profitability even during periods of adverse commodity prices. For the three years ended December 31, 1995, Nuevo's finding costs from exploration and exploitation per BOE have averaged $4.00 domestically and $1.57 internationally, significantly below published industry averages. Lease operating expense per BOE produced from the properties acquired by Nuevo from Union Oil Company of California ("Unocal") in April 1996 was reduced from $6.40 in the first quarter of 1996 to $5.92 and $5.34 in the second and third quarters of 1996, respectively. The Company's total general and administrative costs have declined from $1.78 per BOE in the quarter ended September 30, 1993 to $1.11 per BOE in the quarter ended September 30, 1996. Subject to prevailing market conditions, the Company anticipates that it will redeem its 12 1/2% Senior Subordinated Notes due June 15, 2002 ("12 1/2 Notes") in June 1997, in an effort to further reduce its capital costs. See "Description of Existing Indebtedness--12 1/2% Notes."

Opportunistic Acquisitions of Properties The Company may from time to time acquire producing properties which are either complementary to existing operations or which are believed to provide significant exploitation or exploration opportunities. The Company has demonstrated an ability to identify, negotiate and close acquisitions of producing properties at favorable prices. The Company's average finding costs from acquisitions have been $2.41 per BOE for the three years ended December 31, 1995 (on a pro forma basis giving effect to the acquisition of the California Properties).

Preservation of a Sound Capital Structure The Company strives to maintain a sound financial condition to accommodate the capital outlays necessary to increase reserves and production through exploration, exploitation and selected acquisitions, even during periods of low commodity prices and unfavorable capital markets. As of September 30, 1996, as adjusted for the TECONS Offering, the Company's long-term debt to total capitalization will be approximately 40%, and its Long-Term Debt to Adjusted Capitalization will be approximately 27%. See "Capitalization" and "Glossary." As of September 30, 1996, as adjusted for the TECONS Offering, the Company had $232.0 million available for borrowing under its primary bank credit facility. See "Description of Existing Indebtedness - Credit Facility."

                              RECENT DEVELOPMENTS

In April 1996, the Company acquired oil and gas properties in California (the "California Properties") from Unocal and from Torch Energy Advisors Incorporated ("Torch") for a combined net purchase price of $515.3 million, plus a contingent payment based on future oil prices. The California Properties consist of 42 fields (of which 36 are operated) with approximately 2,300 active wells (2,000 operated) and estimated net proved reserves as of December 31, 1995 of 183.8 MMBOE, with a PV-10 Value of $587.8 million. During the six months ended September 30, 1996, the California Properties constituted 72% of the Company's total oil and natural gas production on a BOE basis. Since acquiring the California Properties, the Company has spent approximately $20 million to commence over 110 exploitation and development projects. In addition to the exploitation projects, the Company in October 1996 successfully completed an exploratory well in the Cymric field in California. The well was drilled to 6,600 feet and encountered 77 feet of net pay in the Antelope Shale section in the Monument Junction area.

In February 1995, the Company acquired a 43.8% working (32.5% net revenue) interest in the Yombo field in the Republic of Congo. The Yombo field, located 27 miles offshore in 360 feet of water, has 25 wells producing at depths ranging from 2,100 to 3,800 feet. The cash purchase price for the Yombo field was $10.8 million. Between December 1, 1993, the effective date of the acquisition, and December 31, 1995, the field produced 3.1 MMBbls net to Nuevo's interest, and as of December 31, 1995, had estimated proved reserves net to Nuevo's interest of 20.8 MMBbls of oil with a PV-10 Value of $112.9 million. As part of the Yombo acquisition, the Company acquired a converted super tanker with storage capacity of over one million barrels of oil for use as a floating production, storage and offloading vessel. In October 1996, the Company drilled a successful exploration well to the Lower Sendji formation in the Yombo field. This well is currently being deepened to test an additional sub-salt structure before a decision will be made as to where to complete and commence production. A delineation well for the Lower Sendji or any sub-salt discovery will be spudded immediately after the completion of the well currently in progress. In 1997, the Company plans to drill an additional exploration well to evaluate the Lower Sendji and sub-salt sections underlying the Masseko field located several miles to the west of the Yombo field, as well as to further delineate the Upper Sendji and Tchala zones which were discovered but not developed by the previous operator. Other potential exploration features on the concession are being evaluated for possible future drilling. Additionally, the Company plans in 1997 to initiate a waterflood project to enhance production from the existing Upper Sendji and Tchala zones.

                                  THE OFFERING

COMMON STOCK OFFERED BY SELLING STOCKHOLDERS(1):

  The 1818 Fund, L.P............... 688,605.
  United Investors Management
   Company......................... 1,171,395.
  Total Offering................... 1,860,000.
COMMON STOCK OUTSTANDING AFTER THE
 COMMON STOCK OFFERING (1)(2)...... 19,620,340.
USE OF PROCEEDS.................... The Company will not receive any of the proceeds of the Common Stock Offering.
LISTING............................ The Common Stock is listed on the New York
                                    Stock Exchange under the symbol "NEV."
TECONS OFFERING.................... Concurrently with the Common Stock
                                    Offering, Nuevo Financing I, a Delaware
                                    business trust formed by Nuevo, is
                                    offering 2,000,000 TECONS to the public
                                    (2,300,000 if the underwriters' over-
                                    allotment option granted in the TECONS
                                    Offering is exercised in full). Each
                                    TECONS is being offered to the public at a
                                    price of $50.00, and is convertible into
                                    0.8421 shares of Nuevo Common Stock
                                    (equivalent to a conversion price of
                                    $59.375 per share of Nuevo Common Stock).
                                    See "The TECONS Offering." The
                                    consummation of the Common Stock Offering
                                    is not contingent upon closing the TECONS
                                    Offering.

(1) Assumes the Underwriters' over-allotment options for up to 175,000 and 103,605 shares granted by The 1818 Fund ("1818 Fund") and United Investors Management Company ("United"), respectively, are not exercised. The Underwriters have agreed that prior to exercising their over-allotment option with respect to shares owned by the 1818 Fund they will exercise their over-allotment option with respect to all of the shares subject to the over-allotment option granted by United. See "Underwriting."
(2) Includes 18,931,735 shares outstanding at September 30, 1996, as adjusted for the issuance of 688,605 shares upon conversion of 8,948 of the 11,220 outstanding shares of the 7% Cumulative Convertible Preferred Stock in connection with the Common Stock Offering. Does not include (i) 1,520,938 shares issuable upon exercise of options issued under the Company's stock option plans; (ii) 150,000 shares of Common Stock issuable upon exercise of an outstanding warrant at an exercise price of $28.00 per share; and (iii) 1,684,200 shares issuable upon conversion of the TECONS, assuming the closing of the TECONS Offering (and that the over-allotment option granted in connection with the TECONS Offering is not exercised).

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                       --------------------------------------------------------

                                                                                   PRO FORMA(1)
                                                                            --------------------------
                                                                                           NINE MONTHS
                                                         NINE MONTHS ENDED    YEAR ENDED         ENDED
                          YEAR ENDED DECEMBER 31,          SEPTEMBER 30,    DECEMBER 31, SEPTEMBER 30,
Dollars in thousands,        1993      1994        1995      1995      1996         1995          1996
except per share data    --------  --------    --------  --------  -------- ------------ -------------
STATEMENT OF OPERATIONS                                     (UNAUDITED)            (UNAUDITED)
 DATA
 Revenues............... $107,832  $119,320    $138,727  $103,655  $218,851     $344,352      $269,780
 Operating expenses.....   42,943    47,721      57,027    42,038    91,007      141,857       109,124
 General and administra-
  tive
  expenses..............    9,355    10,656      10,165     7,362    14,941       22,523        17,655
 Depreciation, depletion
  and
  amortization..........   29,066    38,568      41,866    32,328    54,495       99,527        68,824
 Provision for impair-
  ment of oil and gas
  properties............        -    34,632(2)        -         -         -           --            --
 Interest expense.......   11,861    12,560      15,389    11,754    25,825       45,643        33,389
 Other expense..........       36     2,387          45        20        57           45            57
                         --------  --------    --------  --------  --------     --------      --------
 Income (loss) before
  income taxes and
  minority interest.....   14,571   (27,204)     14,235    10,153    32,526       34,757        40,731
 Net income (loss)......    8,933   (17,603)      9,010     6,382    19,397       20,671        24,261
 Earnings (loss) attrib-
  utable to common
  stockholders.......... $  7,183  $(19,353)   $  7,538  $  5,174  $ 18,631     $ 19,199      $ 23,495
                         ========  ========    ========  ========  ========     ========      ========
 Earnings (loss) per
  common share.......... $    .70  $  (1.76)   $    .66  $    .47  $   1.12     $   1.08      $   1.23
                         ========  ========    ========  ========  ========     ========      ========
STATEMENT OF CASH FLOWS
 DATA
 Net income (loss)...... $  8,933  $(17,603)   $  9,010  $  6,382  $ 19,397     $ 20,671      $ 24,261
 Depreciation, depletion
  and
  amortization..........   29,066    73,200(2)   41,866    32,328    54,495       99,527        68,824
 Other non-cash items...    6,282   (11,754)       (381)     (683)   10,917          N/A           N/A
                         --------  --------    --------  --------  --------     --------      --------
                           44,281    43,843      50,495    38,027    84,809          N/A           N/A
 Net change in assets
  and
  liabilities...........  (11,282)   19,924     (10,387)   (8,383)    1,331          N/A           N/A
                         --------  --------    --------  --------  --------     --------      --------
 Net cash flows provided
  by
  operating activities.. $ 32,999  $ 63,767    $ 40,108  $ 29,644  $ 86,140          N/A           N/A
                         ========  ========    ========  ========  ========     ========      ========
CAPITAL EXPENDITURES
 Acquisitions........... $ 24,325  $ 30,776    $    639  $    639  $549,423          N/A           N/A
 Exploitation, explora-
  tion
  and other.............   57,369    80,168      42,964    33,077    60,436          N/A           N/A
                         --------  --------    --------  --------  --------     --------      --------
 Total.................. $ 81,694  $110,944    $ 43,603  $ 33,716  $609,859          N/A           N/A
                         ========  ========    ========  ========  ========     ========      ========

                                                            --------------------
                                                           SEPTEMBER 30, 1996
                                                           ACTUAL AS ADJUSTED(3)
                                                        --------- --------------
BALANCE SHEET DATA                                            (UNAUDITED)
 Total assets.......................................... $ 854,327      $ 854,327
 Total debt............................................   410,597        310,597
 TECONS................................................        --        100,000
 Stockholders' equity..................................   355,752        355,752

(1) Pro forma financial data give effect to the acquisition of the California Properties as if they were acquired as of January 1, 1995. The Company has made other acquisitions and divestitures since January 1, 1995 (certain of which are described under "Business and Properties--Recent Developments") which are not included herein because their pro forma effect is not material.
(2) Sharp declines in gas prices in 1994 caused the Company to recognize a non-cash charge to write down certain oil and gas properties accounted for using the full cost method.
(3) As adjusted data give effect to the TECONS Offering as if it were consummated on September 30, 1996.

                       SUMMARY OPERATING AND RESERVE DATA

                                             ----------------------------------

                                                                     PRO FORMA
                                           DECEMBER 31,           DECEMBER 31,
Dollars in thousands, except per        1993      1994      1995       1995(1)
unit data                           --------  --------  --------  ------------
ESTIMATED PROVED RESERVES                                          (UNAUDITED)
 Oil (MBbls).......................    5,961    10,852    30,526       194,554
 Gas (MMcf)........................  237,758   261,115   301,311       419,802
 Oil equivalent (MBOE).............   45,587    54,371    80,745       264,521
 PV-10 Value....................... $171,520  $197,072  $367,669   $   955,506
 Percent of proved developed
  reserves.........................       53%       66%       58%          69%
 Reserve Life Index (in years)(2)..      9.6       8.7       9.2          10.0
RESERVE REPLACEMENT DATA
 Finding Costs per BOE(3).......... $   4.21  $   4.82  $   2.88   $      2.67
 Production replacement ratio(4)...      520%      258%      421%         834%

                             --------------------------------------------------

                                                                                     PRO FORMA(1)
                                                                              --------------------------
                                                                NINE MONTHS                  NINE MONTHS
                                                                   ENDED        YEAR ENDED         ENDED
                                      YEAR ENDED DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31, SEPTEMBER 30,
                                         1993    1994    1995    1995    1996         1995          1996
                                      ------- ------- ------- ------- ------- ------------ -------------
PRODUCTION DATA                                                 (UNAUDITED)          (UNAUDITED)
 Oil (MBbls)........................    1,933   2,365   3,947   2,921   9,256       17,876        12,402
 Gas (MMcf).........................   16,768  23,327  28,913  22,429  25,245       51,506        29,022
 Oil equivalent (MBOE)..............    4,728   6,253   8,766   6,659  13,464       26,460        17,239
AVERAGE SALES PRICE PER UNIT (5)
 Oil (per Bbl)......................  $ 16.67 $ 14.89 $ 14.68 $ 14.45 $ 15.38      $ 13.21        $14.89
 Gas (per Mcf)......................     1.96    1.90    1.56    1.52    1.92         1.41          1.84
OIL AND GAS OPERATING INCOME PER BOE
 Revenues...........................  $ 14.21 $ 12.79 $ 11.77 $ 11.58 $ 13.99      $ 11.67        $13.88
 Operating expenses (including
  severance taxes)..................     2.54    2.42    3.38    3.23    4.94         4.33          4.91
 General and administrative
 expenses...........................     1.98    1.70    1.16    1.11    1.11         0.85          1.02
 Depreciation, depletion and
 amortization.......................     5.50    5.60    4.37    4.46    3.81         3.63          3.80
                                      ------- ------- ------- ------- -------      -------        ------
 Operating income...................  $  4.19 $  3.07 $  2.86 $  2.78 $  4.13      $  2.86        $ 4.15
                                      ======= ======= ======= ======= =======      =======        ======

(1) Pro forma data give effect to the acquisitions of the California Properties as if they were acquired as of January 1, 1995. The Company has made other acquisitions and divestures since January 1, 1995 (certain of which are described under "Business and Properties--Recent Developments") which are not included herein because their pro forma effect is not material.
(2) Reserve Life Index represents year-end estimated net proved reserves divided by total production for the most recent year, on a BOE basis. See "Glossary."
(3) Finding Costs represent the average Finding Costs over a three-year period ending at the end of the period presented. See "Glossary."
(4) Production replacement ratio equals estimated net proved reserve additions through acquisitions of reserves, extensions and discoveries and revisions during the year divided by total production for such year, on a BOE basis.
(5) Average sales prices include the impact of the Company's oil and gas hedging transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview."

                                  RISK FACTORS

This Prospectus Supplement includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 ("Exchange Act"). All statements other than statements of historical facts included in this Prospectus Supplement and the accompanying Prospectus, including without limitation, statements under "Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties" regarding the Company's financial position, estimated quantities and net present values of reserves, business strategy, plans and objectives of management of the Company for future operations and covenant compliance, are forward-looking statements. Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurances that such assumptions will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed below and elsewhere in this Prospectus Supplement and the accompanying Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified by the Cautionary Statements. Prospective purchasers of the TECONS offered hereby should carefully consider, together with other information in this Prospectus Supplement and the accompanying Prospectus, the following factors that affect the Company.

Volatility of Oil and Gas Prices

The Company's financial condition, operating results, future growth and the carrying value of its oil and gas properties are substantially dependent on prevailing prices of oil and gas. The Company's ability to maintain or increase its borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the control of the Company. These factors include weather conditions in the United States, the condition of the United States economy, the actions of the Organization of Petroleum Exporting Countries ("OPEC"), governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign oil imports and the availability of alternate fuel sources. Any substantial and extended decline in the price of oil or gas would have an adverse effect on the Company's carrying value of its proved reserves, borrowing capacity, the Company's ability to obtain additional capital, and its revenues, profitability and cash flows from operations.

Volatile oil and gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

A portion of the Company's production is California heavy oil. The market for California heavy oil differs substantially from the established market indices for oil and gas, due principally to the higher transportation and refining costs associated with heavy oil. As a result, the price received for heavy oil is generally lower than the price for medium and light oil, and the production costs associated with heavy oil are relatively higher than for lighter grades. The margin (sales price minus production costs) on heavy oil sales is generally less than for lighter oil, and the effect of material price decreases will more adversely affect the profitability of heavy oil production compared with lighter grades of oil.

Reserve Replacement Risks

The Company's future performance depends upon its ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. Without successful exploration or acquisition activities, the Company's reserves and revenues will decline. No assurances can be given that the Company will be able to find and develop or acquire additional reserves at an acceptable cost.

The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In addition, no assurances can be given that the Company's exploitation and development activities will result in any increases in reserves. The Company's operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties or shortages or delays in the delivery of equipment. In addition, the costs of exploitation and development may materially exceed initial estimates.

Effects of Leverage

At September 30, 1996, the Company's percentage of total long-term debt to total capitalization was 53%, and such percentage was 40% as adjusted to give effect to the TECONS Offering. See "Capitalization." The Company's level of indebtedness will have several important effects on its future operations, including (i) a significant portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes and (ii) covenants contained in the Company's debt agreement will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control.

Substantial Capital Requirements

The Company makes, and will continue to make, substantial capital expenditures for the exploitation, exploration, acquisition and production of oil and gas reserves. Historically, the Company has financed these expenditures primarily with cash generated by operations, proceeds from bank borrowings and the proceeds of debt and equity issuances. The Company believes that it will have sufficient cash provided by operating activities and borrowings under its bank credit facility to fund planned capital expenditures. If revenues or the Company's borrowing base decreases as a result of lower oil and gas prices, operating difficulties or declines in reserves, the Company may have limited ability to expend the capital necessary to undertake or complete future drilling programs. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Uncertainty of Estimates of Reserves and Future Net Cash Flows

Estimates of economically recoverable oil and gas reserves and of future net cash flows are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, taxes, and development and operating expenditures may not occur as estimated. Future results of operations of the Company will depend upon its ability to develop, produce and sell its oil and gas reserves. The reserve data included herein are estimates only and are subject to many uncertainties. Actual quantities of oil and gas may differ considerably from the amounts set forth herein. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data.

Operating Risks

Nuevo's operations are subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, earthquakes and other environmental risks. These risks could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Moreover, offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, to more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and to interruption or termination of operations by governmental authorities based on environmental or other considerations.

The Company's operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. The Company could be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on the Company's financial condition and results of operations. The Company maintains insurance coverage for its operations, including limited coverage for sudden environmental damages, but does not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost. Moreover, the Company does not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, the Company may be subject to liability or may lose substantial portions of its properties in the event of certain environmental damages.

Foreign Investments

The Company's foreign investments involve risks typically associated with investments in emerging markets such as an uncertain political, economic, legal and tax environments and expropriation and nationalization of assets. In addition, if a dispute arises in its foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the United States. The Company attempts to conduct its business and financial affairs so as to protect against political and economic risks applicable to operations in the various countries where it operates, but there can be no assurance the Company will be successful in protecting against such risks.

The government of the Republic of the Congo has requested that Nuevo convert its interest in the Yombo field from its current convention to a production sharing agreement ("PSA"). See "Business and Properties--Principal Properties-- International." Although the Company does not expect that the conversion from its current convention to a PSA will materially affect the PV-10 value of its properties in the Yombo field, no assurances in this regard can be made, and the final terms of the Company's interest in the Yombo field may be adversely affected by a conversion to a PSA.

Dual Consolidated Losses in Congo Subsidiary

In connection with their respective acquisitions of two subsidiaries owning interests in the Yombo field offshore the Republic of Congo (each a "Congo subsidiary"), the Company and a wholly owned subsidiary of CMS NOMECO Oil & Gas Co. ("CMS") agreed with the seller of the subsidiaries not to claim certain tax losses ("dual consolidated losses") incurred by such subsidiaries prior to the acquisitions. Pursuant to the agreement, the Company and CMS may be liable to the seller for the recapture of dual consolidated losses utilized by the seller in years prior to the acquisitions if certain triggering events occur, including: (i) a disposition by either the Company or CMS of its respective Congo subsidiary; (ii) either Congo subsidiary's sale of its interest in the Yombo field; (iii) the acquisition of the Company or CMS by another consolidated group; or (iv) the failure of the Company's or CMS's Congo subsidiary to continue as a member of its respective consolidated group. A triggering event will not occur, however, if a subsequent purchaser enters into certain agreements specified in the U.S. Internal Revenue Service's consolidated return regulations intended to ensure that such dual consolidated losses will not be claimed. The Company and CMS have agreed among themselves that the party responsible for the triggering event shall indemnify the other for any liability to the seller as a result of such triggering event. The Company's potential direct liability could be as much as $60 million if a triggering event with respect to the Company occurs, and the Company believes that CMS's liability (for which the Company would be jointly liable with an indemnification right against CMS) could be as much as $80 million. The Company does not expect a triggering event to occur with respect to it or CMS and does not believe the agreement will have a material adverse effect upon the Company.

The Company has been advised that, under one interpretation of the applicable agreements, the execution of a PSA with the Republic of Congo could be a triggering event unless certain provisions are included in such PSA. The Company does not intend to enter into a PSA which causes a triggering event to occur. No assurances can be made, however, as to the terms of the PSA.

Hedging

The Company periodically seeks to reduce its exposure to price volatility by hedging its production through swaps, options and other commodity derivative instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview." In a typical hedging transaction, the Company will have the right to receive from the counterparty to the hedge the excess of the fixed price specified in the hedge and a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, the Company is required to pay the counterparty the difference. The Company would be required to pay the counterparty the difference between such prices regardless of whether the Company's production was sufficient to cover the quantities specified in the hedge. In addition, the index used to calculate the floating price in a hedge is frequently not the same as the prices actually received for the production hedged. The difference (referred to as basis differential) may be material, and may reduce the benefit or increase the detriment caused by a particular hedge. There is not an established pricing index for hedges of California heavy crude oil production, and the cash market for heavy oil production in California tends to vary widely from index prices typically used in oil hedges. Consequently, hedging California heavy crude oil is particularly subject to the risks associated with volatile basis differentials.

Competition; Markets for Production

The Company operates in the highly competitive areas of oil and gas exploration, exploitation, development and production. The availability of funds and information relating to a property, the standards established by the Company for the minimum projected return on investment, the availability of alternate fuel sources and the intermediate transportation of gas are factors which affect the Company's ability to compete in the marketplace. The Company's competitors include major integrated oil companies and a substantial number of independent energy companies, many of which possess greater financial and other resources than the Company.

The Company's heavy crude oil production in California requires special treatment available only from a limited number of refineries. Substantial damage to such a refinery or closures or reduction in capacity due to financial or other factors could adversely affect the market for the Company's heavy crude oil production.

Environmental and Other Regulation

The Company's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution which might result from the Company's operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states, and these various initiatives could have a similar impact on the Company. The Company could incur substantial costs to comply with environmental laws and regulations.

The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on the Company.

                                USE OF PROCEEDS

The Company will not receive any of the proceeds of the Common Stock Offering.

                                TECONS OFFERING

Concurrently with the Common Stock Offering, Nuevo Financing I, a Delaware business trust formed by Nuevo (the "Trust"), is offering 2,000,000 TECONS to the public at a price to the public of $50.00 per TECONS ("Offering Price"). The Trust may issue up to an additional 300,000 TECONS to the underwriters of the TECONS Offering solely to cover over-allotments. In addition, the Trust will issue common securities ("Trust Common Securities") to Nuevo in an amount equal to approximately 3% of the total capital of the Trust. Each TECONS and Trust Common Security represents an undivided interest in the assets of the Trust. The only assets of the Trust will be 5.75% convertible subordinated debentures due December 15, 2026 issued by Nuevo to the Trust ("Convertible Debentures"). The Trust exists for the sole purpose of issuing the TECONS and investing the proceeds thereof in the Convertible Debentures in an aggregate principal amount equal to the sum of the stated liquidation amount of the TECONS and the capital contributed by Nuevo in exchange for the Trust Common Securities.

Holders of the TECONS are entitled to receive cumulative quarterly cash Distributions at an annual rate of $2.875 per TECONS ("Distributions"). The payment of Distributions out of moneys held by the Trust and certain payments on liquidation of the Trust or the redemption of TECONS, are guaranteed by Nuevo (the "Guarantee"). The Guarantee covers payments of Distributions and other payments on the TECONS only if and to the extent that the Trust has funds available therefor, which will not be the case unless Nuevo has made a payment of interest or principal or other payments on the Convertible Debentures held by the Trust as its sole asset. The obligations of Nuevo under the Guarantee are subordinate and junior in right of payment to all other liabilities of Nuevo and rank pari passu with the most senior preferred stock issued, from time to time, if any, by Nuevo. The obligations of Nuevo under the Convertible Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness, as defined in the indenture pursuant to which the Convertible Debentures are issued.

The Distribution rate and the quarterly Distribution payment date and other payment dates for the TECONS will correspond to the interest rate and quarterly interest payment date and other payment dates for the Convertible Debentures. As a result, if principal or interest is not paid on the Convertible Debentures, no amounts will be paid on the TECONS. If Nuevo does not make principal or interest payments on the Convertible Debentures, the Trust will not have sufficient funds to make Distributions on the TECONS, in which event, the Guarantee will not apply to such Distributions until the Trust has sufficient funds available therefor. So long as Nuevo shall not be in default in the payment of interest on the Convertible Debentures, Nuevo has the right to defer payments of interest on the Convertible Debentures from time to time for successive periods by extending the interest payment period on the Convertible Debentures at any time for up to 20 consecutive quarters.

Each TECONS is convertible at the option of the holder into shares of Common Stock at the initial rate of 0.8421 shares of Common Stock for each TECONS (equivalent to an initial conversion price of $59.375 per share of Common Stock), subject to adjustment in certain circumstances. The TECONS offered in the TECONS Offering are therefore initially convertible into an aggregate of 1,684,200 shares of Common Stock (1,936,830 shares of Common Stock if the underwriters' over-allotment option granted in the TECONS Offering is exercised in full).

See "Description of the Trust Preferred Securities" and "Description of Trust Preferred Securities Guarantee" in the accompanying Prospectus for additional information.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

The Nuevo Common Stock is traded on the New York Stock Exchange under the symbol "NEV." The following table sets forth, on a per share basis for the periods shown, the range of high and low reported closing sale prices of the Common Stock on the New York Stock Exchange Composite Tape.

                                                                  -------------
                                                                    HIGH    LOW
                                                                  ------ ------
Years Ended December 31
  1994:
    First Quarter................................................ $24.13 $19.00
    Second Quarter...............................................  19.75  17.25
    Third Quarter................................................  23.25  19.00
    Fourth Quarter...............................................  22.50  16.88
  1995:
    First Quarter................................................ $20.00 $16.00
    Second Quarter...............................................  23.63  18.63
    Third Quarter................................................  24.88  20.13
    Fourth Quarter...............................................  23.63  20.38
  1996:
    First Quarter................................................ $28.75 $20.38
    Second Quarter...............................................  32.75  26.88
    Third Quarter................................................  43.00  30.75
    Fourth Quarter (through December 18, 1996)...................  53.75  41.50

The Company has followed a policy of reinvesting its cash flows and earnings in the growth of its business and has not paid cash dividends to the holders of its Common Stock since its formation. The Company does not anticipate that cash dividends will be paid on the Common Stock in the foreseeable future. The Credit Agreement and the indentures for the 12 1/2% Notes and the 9 1/2% Notes currently limit the payment of cash dividends on the Common Stock.

                                 CAPITALIZATION

The following table sets forth the consolidated capitalization of the Company at September 30, 1996, and as adjusted to give effect to the Common Stock Offering and the TECONS Offering and the application of the estimated net proceeds therefrom.

                                                     ----------------------
                                                       SEPTEMBER 30, 1996
                                                       ACTUAL    AS ADJUSTED(1)
Dollars in thousands                                 --------    --------------
                                                           (UNAUDITED)
Long-term debt (excluding current maturities):
  Credit Facility................................... $157,000        $   57,000
  12 1/2% Senior Subordinated Notes due 2002........   74,263            74,263
  9 1/2% Senior Subordinated Notes due 2006.........  160,000           160,000
  Project-related financings and other notes
   payable..........................................   14,217            14,217
                                                     --------        ----------
    Total long-term debt............................  405,480           305,480
Company-obligated mandatorily redeemable preferred
 securities of Nuevo Financing ("TECONS")...........       --        100,000(1)
Stockholders' equity:
  Preferred Stock, $1.00 par value, 10,000,000
   shares
   authorized; 7% Cumulative Convertible
   Preferred Stock, 11,220 shares issued and
   outstanding; 0 as adjusted.......................       11             --(2)
  Common Stock, $.01 par value, 50,000,000 shares
   authorized; 18,931,735 shares issued and
   outstanding;
   19,795,228 shares as adjusted(4).................      189(3)         198(3)
  Additional paid-in capital........................  333,887           333,889
  Retained earnings.................................   21,665            21,665
                                                     --------        ----------
    Total stockholders' equity......................  355,752           355,752
                                                     --------        ----------
Total capitalization................................ $761,232        $  761,232
                                                     ========        ==========
Total long-term debt to total capitalization........       53%              40%

(1) Assumes the over-allotment option to purchase up to 300,000 TECONS in the TECONS Offering is not exercised.
(2) Assumes conversion of 11,220 shares of the 7% Cumulative Convertible Preferred Stock in connection with the Common Stock Offering.
(3) Does not include 1,520,938 shares of Common Stock subject to options granted under the Company's stock incentive plans, 150,000 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $28.00 per share, and 1,684,200 shares of Common Stock issuable upon conversion of the TECONS.
(4) Actual shares of Common Stock outstanding does not include 863,493 shares issuable upon conversion of the 7% Cumulative Convertible Preferred Stock. As adjusted shares of Common Stock and Preferred Stock assumes conversion of all of such shares of 7% Cumulative Convertible Preferred Stock in connection with the Common Stock Offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected financial data for the Company for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the nine month periods ended September 30, 1995 and 1996. The selected historical consolidated financial information for the years ended December 31, 1991 through 1995 has been derived from the Company's audited financial statements. The historical information for the nine months ended September 30, 1995 and 1996 is derived from unaudited consolidated financial statements, which are incorporated herein by reference. Such unaudited consolidated financial statements have been prepared on the same basis as the Company's audited financial statements, and the Company believes that such unaudited consolidated financial statements contain all adjustments necessary for a fair presentation of the financial information presented (consisting only of normal, recurring adjustments). Interim results are not necessarily indicative of results for the full year.

                              ---------------------------------------------------------------------
                                                                                 NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
Dollars in thousands, except      1991      1992     1993      1994        1995      1995      1996
per share data                --------  -------- --------  --------    --------  --------  --------
STATEMENT OF OPERATIONS
 DATA                                                                               (UNAUDITED)
 Revenues:
   Oil and gas revenues....   $ 32,928  $ 41,331 $ 67,184  $ 79,968    $103,216  $ 77,100  $188,364
   Pipeline and other
    revenues...............      3,058     3,574   14,697    10,309       7,222     5,613     5,765
   Gas plant revenues......         --    15,883   24,680    28,798      27,183    20,557    23,296
   Interest and other
    income.................        266       664    1,271       245       1,106       385     1,426
                              --------  -------- --------  --------    --------  --------  --------
     Total revenues........     36,252    61,452  107,832   119,320     138,727   103,655   218,851
                              --------  -------- --------  --------    --------  --------  --------
  Costs and expenses:
   Lease operating
    expenses...............      6,831     9,948   11,992    15,160      29,634    21,477    66,463
   Pipeline and other
    operating costs........        802     1,492    9,976     6,767       4,726     3,525     4,976
   Gas plant operating
    expenses...............         --    12,974   20,975    25,794      22,667    17,036    19,568
   General and
    administrative
    expenses...............      5,579     6,726    9,355    10,656      10,165     7,362    14,941
   Depreciation, depletion
    and amortization.......     13,849    17,298   29,066    38,568      41,866    32,328    54,495
   Provision for impairment
    of oil and gas
    properties.............         --        --       --    34,632(1)       --        --        --
   Interest expense........      3,217     6,532   11,861    12,560      15,389    11,754    25,825
   Other expense...........         --       818       36     2,387          45        20        57
                              --------  -------- --------  --------    --------  --------  --------
   Total costs and
    expenses...............     30,278    55,788   93,261   146,524     124,492    93,502   186,325
                              --------  -------- --------  --------    --------  --------  --------
 Income (loss) before
  income taxes and minority
  interest.................      5,974     5,664   14,571   (27,204)     14,235    10,153    32,526
 Income tax expense
  (benefit)................      2,243     1,942    5,366    (9,653)      5,209     3,755    13,173
 Minority interest in
  earnings (loss) of
  subsidiary...............         --        40      272        52          16        16       (44)
                              --------  -------- --------  --------    --------  --------  --------
 Net income (loss).........      3,731     3,682    8,933   (17,603)      9,010     6,382    19,397
 Dividends on preferred
  stock....................         --     1,035    1,750     1,750       1,472     1,208       766
                              --------  -------- --------  --------    --------  --------  --------
 Earnings (loss)
  attributable to common
  stockholders.............   $  3,731  $  2,647 $  7,183  $(19,353)   $  7,538  $  5,174  $ 18,631
                              ========  ======== ========  ========    ========  ========  ========
 Earnings (loss) per common
  share....................   $    .43  $    .30 $    .70  $  (1.76)   $    .66  $    .47  $   1.12
                              ========  ======== ========  ========    ========  ========  ========
STATEMENT OF CASH FLOWS
 DATA
 Net income (loss).........   $  3,731  $  3,682 $  8,933  $(17,603)   $  9,010  $  6,382  $ 19,397
 Depreciation, depletion
  and amortization.........     13,849    17,298   29,066    73,200(1)   41,866    32,328    54,495
 Other non-cash items......        274     2,927    6,282   (11,754)       (381)     (683)   10,917
                              --------  -------- --------  --------    --------  --------  --------
                                17,854    23,907   44,281    43,843      50,495    38,027    84,809
 Net change in assets and
  liabilities..............     (3,295)    4,802  (11,282)   19,924     (10,387)   (8,383)    1,331
                              --------  -------- --------  --------    --------  --------  --------
 Net cash flows provided by
  operating activities.....   $ 14,559  $ 28,709 $ 32,999  $ 63,767    $ 40,108  $ 29,644  $ 86,140
                              ========  ======== ========  ========    ========  ========  ========
CAPITAL EXPENDITURES
 Acquisitions..............   $ 28,991  $  8,512 $ 24,325  $ 30,776    $    639  $    639  $549,423
 Exploitation, exploration
  and other................     13,613    79,048   57,369    80,168      42,964    33,077    60,436
                              --------  -------- --------  --------    --------  --------  --------
   Total...................   $ 42,604  $ 87,560 $ 81,694  $110,944    $ 43,603  $ 33,716  $609,859
                              ========  ======== ========  ========    ========  ========  ========
BALANCE SHEET DATA
 Total assets..............   $151,605  $238,891 $287,591  $307,220    $306,544  $313,175  $854,327
 Total debt................     45,433    91,920   87,941   119,541     116,709   122,752   410,597
 Stockholders' equity......     88,577   115,524  163,137   143,938     154,608   151,544   355,752

(1) Sharp declines in gas prices in 1994 caused the Company to recognize a non-cash charge to write down certain oil and gas properties accounted for using the full cost method.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Nuevo is a Houston, Texas-based company primarily engaged in the exploration for, and the acquisition, exploitation, development and production of oil and gas. The Company's principal properties are located domestically onshore and offshore California, in East Texas and the onshore Gulf Coast region; and internationally offshore the Republic of Congo. Since the Company's inception in 1990, it has grown and diversified its operations through a series of disciplined, opportunistic acquisitions of oil and gas properties and the subsequent exploration, exploitation and development of these properties.

The Company's results of operations have been significantly affected by its success in acquiring oil and gas properties and its ability to maintain or increase production through its exploitation activities. Fluctuations in oil and gas prices have also significantly affected the Company's results. Primarily through acquisitions and exploitation, the Company has achieved significant increases in its oil and gas production. The following table reflects the Company's oil and gas production and its average oil and gas prices (inclusive of oil and gas price swaps) for the periods presented:

                                             ----------------------------------
                                                                    NINE MONTHS
                                             YEAR ENDED DECEMBER          ENDED
                                                     31,          SEPTEMBER 30,
                                               1993   1994   1995   1995   1996
                                             ------ ------ ------ ------ ------
PRODUCTION DATA
  Oil (MBbls)...............................  1,933  2,365  3,947  2,921  9,051
  Gas (MMcf)................................ 16,768 23,327 28,913 22,429 25,245
  Liquids (MBbls)...........................     --     --     --     --    205
AVERAGE SALES PRICE PER UNIT
  Oil (Bbls)................................ $16.67 $14.89 $14.68 $14.45 $15.38
  Gas (Mcf)................................. $ 1.96 $ 1.90 $ 1.56 $ 1.52 $ 1.92
COSTS PER BOE
  Production costs, including severance
   taxes.................................... $ 2.54 $ 2.42 $ 3.38 $ 3.23 $ 4.94
  Depreciation, depletion and amortization:
    Domestic................................ $ 5.50 $ 5.60 $ 4.98 $ 5.01 $ 4.06
    Congo...................................     --     -- $  .75 $  .75 $  .75

The Company uses the full cost method of accounting for the Company's investment in oil and gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred on a country-by-country basis. Oil and gas properties in the pool, plus estimated future expenditures to develop proved reserves and future abandonment, site remediation and dismantlement costs, are depleted and charged to operations using the unit of production method based on the ratio of current production to total proved recoverable oil and gas reserves. To the extent that such capitalized costs (net of depreciation, depletion and amortization) exceed the discounted future net revenues on an after-tax basis of estimated proved oil and gas reserves, such excess costs are charged to operations. Once incurred, the writedown of oil and gas properties is not reversible at a later date even if oil or gas prices increase. Sharp declines in gas prices in 1994 required a number of oil and gas companies, which also use the full cost method, to recognize a non-cash charge to write down oil and gas properties, thereby decreasing their earnings during such reporting periods. Accordingly, during 1994, Nuevo recognized a non-cash charge of $34.6 million to write down the value of its oil and gas properties. No such writedown was made in 1993 or 1995 or during the first three quarters of 1996. The Company is unable to predict to what degree, if any, it may be required to recognize a write down of its oil and gas properties in the future as a result of any price declines.

The Company periodically uses derivative financial instruments to manage oil and gas price risk. Settlements of gains and losses on price swap contracts are generally based upon the difference between the contract price and the average closing NYMEX price and are reported as a component of oil and gas revenues. Gains or losses attributable to the termination of swap contracts are deferred and recognized in revenue when the hedged oil and gas is sold. As a result of hedging transactions, oil and gas revenues were reduced by $900,000 and increased by $300,000 in the third quarter of 1996 and 1995, respectively. During the first nine months of 1996, oil and gas revenues were reduced by $2.0 million as a result of these transactions. The Company had no material hedges as of September 30, 1996.

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

Revenues

Oil and gas revenues for the nine months ended September 30, 1996 were $188.4 million, or 144.4% higher than oil and gas revenues of $77.1 million for the same period in 1995. The increase in oil and gas revenues was attributable primarily to production from the California Properties and higher oil and gas prices.

Gas plant revenues of approximately $23.3 million and $20.6 million are reflected in the nine months ended September 30, 1996 and 1995, respectively. The 13.1% increase in gas plant revenues is primarily due to increased natural gas liquids prices.

Pipelines and other revenues for the nine months ended September 30, 1996 were approximately $5.8 million, or 3.6% higher than pipeline and other revenues of approximately $5.6 million for the same period in 1995. The increase is primarily due to increased throughput on the Illini pipeline because of additional transportation contracts.

Expenses

Lease operating expenses for the nine months ended September 30, 1996 totaled $66.5 million, an increase of 209.3% from $21.5 million for the same period in 1995. Lease operating expenses per BOE were $4.94 in the first nine months of 1996, an increase of 52.9% over $3.23 in the same period in 1995 due primarily to higher lifting costs associated with the California Properties.

Plant operating expenses were $19.6 million in the nine months ended September 30, 1996, compared to $17.0 million for the nine months ended September 30, 1995. The 15.3% increase in gas plant expenses in 1996 compared to 1995 primarily relates to increased liquids settlements under percent of proceeds contracts resulting from higher natural gas and natural gas liquids prices.

Pipeline and other operating expenses for the nine months ended September 30, 1996 were $5.0 million, or 42.9% higher than pipeline operating expenses of approximately $3.5 million for the same period in 1995. This increase was primarily due to increased natural gas and natural gas liquids prices, as well as to the increased tariffs on the Illini pipeline caused by increased throughput.

Depreciation, depletion and amortization of $54.5 million for the nine months ended September 30, 1996 reflects an increase of 68.7% from $32.3 million in the same period in 1995. This increase was due to increased oil and gas production volumes resulting from the acquisition of the California Properties, partially offset by a decreased depletion rate per barrel of oil equivalent caused by an increase in estimated proved oil and gas reserves.

General and administrative expenses totaled $14.9 million and $7.4 million in the nine months ended September 30, 1996 and 1995, respectively. The 101.4% increase in general and administrative expense for the nine months of 1996 is due primarily to the increase in management fees resulting from significant growth in the assets of the Company.

Interest expense increased to $25.8 million for the nine months ended September 30, 1996 from $11.8 million in the same period of 1995. The increase in interest expense is the result of increased borrowings under the new credit facility as well as the issuance of $160 million of 9 1/2% Notes in order to finance the acquisition of the California Properties. Additionally, the Company entered into a bridge commitment in relation to the acquisition of the California Properties. The facility was not drawn down; however, $1.7 million in fees associated with the bridge commitment was expensed in the second quarter of 1996.

Net Income

Net income of approximately $19.4 million was generated for the nine months ended September 30, 1996, as compared to net income of $6.4 million in the same period of 1995. Earnings available to common stockholders totaled $18.6 million after deductions for preferred stock dividends for the nine months ended September 30, 1996 versus $5.2 million for the same period in 1995.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

Revenues

The Company has experienced significant oil and gas revenue growth in recent years. In 1994, oil and gas revenues of $80.0 million were 19.0% higher than the 1993 oil and gas revenues of $67.2 million. Oil and gas revenues for 1995 were $103.2 million, or 29.0% higher than 1994 oil and gas revenues of $80.0 million. In 1995, the Congo acquisition accounted for $17.4 million of the increase in revenues over 1994. In 1994, oil and gas revenues were increased by $300,000 due to a gas price hedge, while the effect of hedging in 1995 was to reduce revenues by $100,000. The Company's acquisitions of producing properties and development drilling programs are primarily responsible for the increased revenues during 1994 and 1995. During the three year period, the volatility of oil and gas prices directly impacted revenues.

Gas plant revenues of $28.8 million in 1994 were 16.6% higher than revenues of $24.7 million in 1993, primarily due to increased volumes associated with a full year of operations at the Company's Benedum bypass plant, which began operations in June 1993, and offset by price declines in natural gas liquids. Gas plant revenues were $27.2 million in 1995 or 5.6% lower than 1994 revenues of $28.8 million. The decrease from 1995 to 1994 was primarily due to decreased volumes and price declines in natural gas liquids. Pipeline revenues of $10.3 million for 1994 were 29.9% less than 1993 pipeline revenues of $14.7 million due to reduced throughput in the Bright Star gathering system resulting from producers in the Alabama Ferry field employing gas lift recovery in their reservoir maintenance operations. Pipeline and other revenues for 1995 were $7.2 million, or 30.1% less than 1994 pipeline and other revenues of $10.3 million. The decrease in pipeline and other revenues was primarily attributable to reduced throughput in the Company's West Delta 152 pipeline and Bright Star gathering system associated with reduced volumes resulting from producers in the Alabama Ferry field employing gas lift recovery in their reservoir maintenance operations.

Expenses

Lease operating expenses for 1995 totaled $29.6 million, as compared to $12.0 million and $15.2 million for 1993 and 1994, respectively. The annual increases of 26.7% in 1994 and 94.7% in 1995 are reflective of higher lifting costs associated with the Point Pedernales and Congo acquisitions and increased production, respectively.

Gas plant expenses for 1995 were $22.7 million as compared to $21.0 million in 1993 and $25.8 million in 1994. The increase from 1993 to 1994 was primarily attributable to the commencement of the Benedum bypass plant operations in June 1993. The decrease from 1994 to 1995 was primarily due to decreased volumes and the effect of decreased gas prices on plant volume recovery gas. Pipeline and other operating expenses for 1995 were $4.7 million, or 30.9% lower than 1994 pipeline expenses of $6.8 million which were 32.0% lower than 1993 pipeline expenses of $10.0 million. The annual decreases were due to decreased throughput at the Bright Star gathering system.

In 1994, depreciation, depletion and amortization of $38.6 million was 32.6% higher than the 1993 amount of $29.1 million, primarily due to increased production volumes in 1994 as well as an increase in property costs per unit of production. Depreciation, depletion and amortization of $41.9 million in 1995 reflects an increase of 8.5% from the 1994 amount of $38.6 million. Such increase reflects increased production volumes in 1995 which was partially offset by a decreased depletion rate per barrel of oil equivalent due to the write down relating to the excess of capitalized costs over future net revenues in December 1994.

Late in 1994 and continuing into 1995, natural gas prices declined significantly. As a result of this decline, the capitalized costs of the Company were in excess of the discounted future net revenues. During 1994, Nuevo recognized provision for impairment of oil and gas properties of $34.6 million. No such provision was required in 1993 or 1995.

General and administrative expenses totaled $9.4 million, $10.7 million and $10.2 million in 1993, 1994, and 1995, respectively. The 13.8% increase in 1994 as compared to 1993 was primarily due to increased management fees resulting from the growth in the Company's assets and operating cash flows. The 4.7% decrease in 1995 as compared to 1994 was primarily due to decreased management fees resulting from a revision to the Torch Agreement (as defined under "Management--Relationship with Torch") which was implemented on January 1, 1995 as well as reduced legal fees.

In 1994, interest expense increased by 5.9% to $12.6 million from $11.9 million in 1993 due to increased borrowings under debt facilities. Interest expense increased 22.2% to $15.4 million in 1995 from $12.6 million in 1994. Such increase was due primarily to increased borrowings under existing debt facilities along with interest incurred under the OPIC Facility (as defined).

Income tax expense of $5.2 million was recognized in 1995 compared to an income tax benefit of $9.7 million in 1994 and an income tax expense of $5.4 million in 1993. The Company's effective income tax rate increased from 35.5% in 1994 to 36.6% in 1995 primarily due to increased state income taxes.

Net Income (Loss)

Net income of $9.0 million was generated in 1995, as compared to a net loss of $17.6 million in 1994 and net income of $8.9 million in 1993. Net income after deducting dividends paid on the 7% Preferred Stock was $7.5 million in 1995 as compared to a net loss of $19.4 million in 1994 and net income of $7.2 million in 1993.

CAPITAL RESOURCES AND LIQUIDITY

Net cash provided by operating activities was $86.1 million and $29.6 million for the nine months ended September 30, 1996 and 1995, respectively. At September 30, 1996, the Company also had $3.3 million of working capital and $132 million available under its primary Credit Facility with a bank group led by NationsBank of Texas, N.A. that expires on May 17, 2001. The Company believes cash flows from operations, working capital and financing sources are sufficient to meet its obligations as they become due and to finance its exploration, exploitation and development programs.

For a description of indemnification provisions relating to dual consolidated losses in the Republic of Congo, see "Risk Factors--Dual Consolidated Losses in Congo Subsidiary."

Financing Activities

The maximum borrowings that may be outstanding under the Credit Facility may not exceed the lesser of $385.0 million and a borrowing base ("Borrowing Base") based on the present value of the Company's oil and gas reserves based on assumptions regarding prices, production and costs approved by the bank group. The Borrowing Base as of September 30, 1996 was $289.0 million, and will be reset annually. The Borrowing Base is subject to redetermination in the event of sales of assets in excess of $10.0 million. If amounts outstanding under the Credit Facility exceed the Borrowing Base, as redetermined from time to time, the Company will be required to repay such excess, and may be required to sell assets to make such repayments. Amounts outstanding under the Credit Facility bear interest at a rate equal to the London Interbank Offered Rate ("LIBOR") plus a number of basis points which increases as the senior indebtedness of the Company as a percent of the Borrowing Base increases. Currently, the Company's interest rate under the Credit Facility is LIBOR plus 0.5%, with outstanding borrowings in the amount of $157.0 million. The proceeds of the Credit Facility were used to finance a portion of the purchase price of the California Properties as well as retire the borrowings under an existing credit facility in the amount of $27.0 million.

In April 1996, the Company financed a portion of the purchase price of the California Properties by the issuance of 5,109,200 shares of its Common Stock to the public for net proceeds of approximately $136 million, and the sale of its 9 1/2% Notes for total net proceeds of approximately $156 million. In addition, the Company issued to Torch 1,275,000 shares of Common Stock in exchange for certain of the California Properties acquired from Torch.

In February 1995, in connection with the acquisition of the Yombo field properties, a subsidiary of the Company entered into a $25.0 million non-recourse credit facility with the Overseas Private Investment Corporation and an agent bank to finance $8.8 million of the purchase price for such properties. The remaining funds under the credit facility will be used to finance 75% of a development drilling program in the Yombo field. A portion of the remaining outstanding commitment, $6.0 million, was drawn down in January 1996 to fund the first phase of the development drilling program in the Yombo field. The interest rate associated with such credit facility is LIBOR plus 20 basis points and a guaranty fee of 2.75% of the outstanding loan balance, all of which is payable quarterly. The loan agreement requires principal to be repaid in 16 equal quarterly installments. At September 30, 1996, $12.2 million was outstanding under the loan agreement, of which $3.7 million is due in 1996.

Subject to market conditions at the time, the Company currently intends to redeem the 12 1/2% Notes during June 1997.

Gas Balancing

It is customary in the industry for various working interest partners to sell more or less than their entitled share of natural gas. The settlement or disposition of existing gas balancing positions is not anticipated to materially impact the financial condition of the Company.

CAPITAL EXPENDITURES

The Company's capital expenditures for each of the three years ended December 31, 1995 and for the nine months ended September 30, 1996 are set forth in the following table:

                                         --------------------------------------
                                                                    NINE MONTHS
                                                                          ENDED
                                         YEAR ENDED DECEMBER 31,  SEPTEMBER 30,
                                            1993     1994    1995          1996
Dollars in thousands                     ------- -------- ------- -------------
Acquisitions of oil and gas properties.. $24,325 $ 30,776 $   639      $484,423
Development.............................  40,149   70,334  32,555        49,014
Exploration.............................   8,163    7,128   9,387        11,617
Gas plant, gas storage and pipeline
 facilities.............................   9,057    2,706   1,022        64,805
                                         ------- -------- -------      --------
    Total............................... $81,694 $110,944 $43,603      $609,859
                                         ======= ======== =======      ========

Contingent Payment to Unocal

In connection with the acquisition of the California Properties from Unocal, the Company agreed to make a contingent payment ("Contingent Payment') for the years 1998 through 2004 if oil prices exceed certain thresholds. The Contingent Payment will be equal to 50% of the difference between the actual price received (capped by a maximum price) and a minimum price, less taxes, multiplied by the actual number of barrels of oil sold. The minimum price of $17.75 per Bbl (determined based on near month delivery of West Texas intermediate crude oil on the NYMEX) is escalated at 3% per year and the maximum price of $21.75 per Bbl NYMEX is escalated at 3% per year. Minimum and maximum prices will be netted down to the field level using a fixed differential equal to approximately the differential between actual sales prices and NYMEX prices ($4.34 per Bbl weighted average for all the properties acquired from Unocal). The Company will accrue credits to offset the Contingent Payment when prices are $0.50 per Bbl below the minimum price. The calculation of the Contingent Payment owed will be done on December 31 of each year commencing 1998.

Commencing in 1998, at the end of each quarter, the Company will estimate the amount of the Contingent Payment to be paid at the end of the year with respect to production during such quarter, and will accrue for any Contingent Payment by reducing its oil revenues for such quarter by the amount of such estimated liability. If, as a result of low oil prices, the Company receives price credits which reduce a Contingent Payment accrued during a prior quarter, the reduction in such accrual will have the effect of increasing oil revenues during the quarter in which such price credits are received (up to the amount previously accrued).

ACCOUNTING STANDARDS

Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," issued by the Financial Accounts Standards Board ("FASB") in March 1995, was implemented by the Company in the first quarter of 1996. This standard addresses the accounting for the recognition and measurement of impairment losses for long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used. This standard also addresses the accounting for long-lived assets and certain identifiable intangibles to be disposed of.

The adoption of Accounting Standard 121 did not have a significant impact on consolidated results of operations of the financial position of the Company.

The Company follows the intrinsic value method for stock options granted to employees. In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation." The Company did not adopt the fair value method for stock-based compensation plans, but will provide pro forma disclosures pursuant to an optional provision of Accounting Standard 123.

                            BUSINESS AND PROPERTIES

GENERAL

Nuevo is a Houston, Texas-based company primarily engaged in the exploration for, and the acquisition, exploitation, development and production of crude oil and natural gas. The Company's principal properties are located domestically onshore and offshore California, in East Texas and the onshore Gulf Coast region; and internationally offshore the Republic of Congo in West Africa. Since the Company's inception in 1990, it has grown and diversified its operations through a series of disciplined, opportunistic acquisitions of oil and gas properties and the subsequent exploitation and development of these properties. The Company has complemented these efforts with an active and growing exploration program which provides exposure to high potential prospects. The Company's primary strengths are its large inventory of exploitation and exploration projects in its core areas of operation, its demonstrated ability to implement and maintain a low cost structure, its ability to identify and acquire, at attractive prices, producing properties which have significant potential for further exploration, exploitation and development, and a capital structure supportive of a growing investment program and future acquisitions.

As a result of these activities, Nuevo has substantially increased its reserves, production, cash flow and earnings. The Company increased its estimated net proved reserves by 719% from 32.3 MMBOE on December 31, 1992 to
264.5 MMBOE on December 31, 1995 (on a pro forma basis giving effect to the acquisition of the California Properties as of such date). Average daily production has increased by 385% from 12.9 MBOE/d in the quarter ended September 30, 1993 to 62.6 MBOE/d in the quarter ended September 30, 1996. Cash flow from operations (prior to changes in working capital and other assets and liabilities) increased by 152% from $33.7 million in the first nine months of 1993 to $84.8 million in the first nine months of 1996. Net income has also increased 181% from $6.9 million in the first nine months of 1993 to $19.4 million in the first nine months of 1996.

Substantially all of the Company's heavy oil production is from four fields in California which accounted for approximately one-third of the Company's total production on a BOE basis during the quarter ended September 30, 1996. Approximately 26% of the Company's production on a BOE basis during such period was natural gas, and the balance was a mix of lighter grades of crude oil and refined fuel oil. The Company operated properties representing 85% of its pro forma estimated net proved reserves as of December 31, 1995.

BUSINESS STRATEGY

Nuevo's objective is to increase shareholder value through growth in reserves, production, cash flow and earnings. Key elements of the Company's strategy to achieve its objective are described below.

Exploitation of Existing Reserve Base

The Company initiates workovers, recompletions, development drilling, secondary and tertiary recovery operations and other production enhancement techniques to maximize current production and the ultimate recovery of reserves. Using constant year end 1995 prices, the Company has identified in excess of 1,000 exploitation projects on its existing properties which it believes offer meaningful opportunities to grow reserves and increase production, irrespective of exploration or acquisition successes. Examples of current or planned projects include: (i) infill drilling, the initiation of a new steamflood project, and multiple zone completions in the Midway-Sunset field in central California; (ii) infill drilling and horizontal drilling in the Cymric field in central California; (iii) recompletions and the initiation of a waterflood project in the Brea Olinda field in the Los Angeles basin; (iv) infill drilling and the commencement of construction of an adjacent gas processing plant at the Point Pedernales field offshore California; (v) infill drilling in the Oak Hill field in East Texas; and (vi) development drilling and well workovers at the Yombo field offshore the Republic of Congo. The Company expects to increase its capital expenditures for exploitation projects from an estimated $75.0 million in 1996 to $115.0 million in 1997.

Exploration for Potential New Reserves

The Company has an active and growing exploration program targeting high potential reserve opportunities offshore the Republic of Congo, in California and the onshore Gulf Coast region. The Company seeks to reduce the risks normally associated with exploration through the use of advanced technologies, such as 3-D seismic surveys and CAEX techniques, and by participating with other experienced industry partners. The Company has had recent exploratory discoveries in: (i) the Lower Sendji section of the Yombo field offshore the Republic of Congo; (ii) the Antelope Shale section in the Monument Junction area of the Cymric field in central California; (iii) the Frontier section in the North Riley Ridge area in western Wyoming; and (iv) the Sespe section in the Big Mountain field in the Ventura Basin of California. Ongoing exploratory activities include the drilling of a large Cotton Valley Pinnacle Reef structure in Trinity County, Texas and the exploration of the downdip Austin Chalk trend in Grimes County, Texas. The Company currently expects to increase its exploration budget from an estimated $15.0 million in 1996 to $25.0 million in 1997.

Maintenance of a Low Cost Structure

The Company believes that its ability to implement and maintain a low cost structure allows it to compete successfully in an industry characterized by fluctuating commodity prices. The Company focuses its cost strategy on reducing its per BOE finding costs, lease operating expenses, general and administrative expenses and costs of capital in order to maintain operating profitability even during periods of adverse commodity prices. For the three years ended December 31, 1995, Nuevo's finding costs from exploration and exploitation per BOE have averaged $4.00 domestically and $1.57 internationally, significantly below published industry averages. Lease operating expense per BOE produced from the properties acquired by Nuevo from Unocal in April 1996 was reduced from $6.40 in the first quarter of 1996 to $5.92 and $5.34 in the second and third quarters of 1996, respectively. The Company's total general and administrative costs have declined from $1.78 per BOE in the quarter ended September 30, 1993 to $1.11 per BOE in the quarter ended September 30, 1996. Subject to prevailing market conditions, the Company anticipates that it will redeem its 12 1/2% Notes in June 1997, in an effort to further reduce its capital costs. See "Description of Existing Indebtedness--12 1/2% Notes."

Opportunistic Acquisitions of Properties

The Company may from time to time acquire producing properties which are either complementary to existing operations or which are believed to provide significant exploitation or exploration opportunities. The Company has demonstrated an ability to identify, negotiate and close acquisitions of producing properties at favorable prices. The Company's average finding costs from acquisitions have been $2.41 per BOE for the three years ended December 31, 1995 (on a pro forma basis giving effect to the acquisition of the California Properties.

Preservation of a Sound Capital Structure

The Company strives to maintain a sound financial condition to accommodate the capital outlays necessary to increase reserves and production through exploration, exploitation and selected acquisitions, even during periods of low commodity prices and unfavorable capital markets. As of September 30, 1996, as adjusted for the TECONS Offering, the Company's long-term debt to total capitalization will be approximately 40%, and its Long-Term Debt to Adjusted Capitalization will be approximately 27%. See "Capitalization" and "Glossary." As of September 30, 1996, as adjusted for the TECONS Offering, the Company had $232.0 million available for borrowing under its Credit Facility. See "Description of Existing Indebtedness - Credit Facility."

RECENT DEVELOPMENTS

In April 1996, the Company acquired the California Properties from Unocal and from Torch for a combined net purchase price of $515.3 million, plus a contingent payment based on future oil prices. The California Properties consist of 42 fields (of which 36 are operated) with approximately 2,300 active wells (2,000 operated) and estimated net proved reserves as of December 31, 1995 of 183.8 MMBOE, with a PV-10 Value of $587.8 million. During the six months ended September 30, 1996, the California Properties constituted 72% of the Company's total oil and natural gas production on a BOE basis. Since acquiring the California Properties, the Company has spent approximately $20 million to commence over 110 exploitation and development projects. In addition to the exploitation projects, the Company in October 1996 successfully completed an exploratory well in the Cymric field in California. The well was drilled to 6,600 feet and encountered 77 feet of net pay in the Antelope Shale section in the Monument Junction area.

In February 1995, the Company acquired a 43.8% working (32.5% net revenue) interest in the Yombo field in the Republic of Congo. The Yombo field, located 27 miles offshore in 360 feet of water, has 25 wells producing at depths ranging from 2,100 to 3,800 feet. The cash purchase price for the Yombo field was $10.8 million. Between December 1, 1993, the effective date of the acquisition, and December 31, 1995, the field produced 3.1 MMBbls net to Nuevo's interest, and as of December 31, 1995, had estimated proved reserves net to Nuevo's interest of 20.8 MMBbls of oil with a PV-10 Value of $112.9 million. As part of the Yombo acquisition, the Company acquired a converted super tanker with storage capacity of over one million barrels of oil for use as a floating production, storage and offloading vessel.

In October 1996, the Company drilled a successful exploration well to the Lower Sendji formation in the Yombo field. This well is currently being deepened to test an additional sub-salt structure before a decision will be made as to where to complete and commence production. A delineation well for the Lower Sendji or any sub-salt discovery will be spudded immediately after the completion of the well currently in progress. In 1997, the Company plans to drill an exploration well to evaluate the Lower Sendji and sub-salt sections underlying the Masseko field located several miles to the west of the Yombo field, as well as to further delineate the Upper Sendji and Tchala zones which were discovered but not developed by the previous operator. Other potential exploration features of the concession are being evaluated for possible future drilling. Additionally, the Company plans in 1997 to initiate a waterflood project to enhance production from existing Upper Sendji and Tchala zones.

The Company also acquired properties in East Texas during 1996. As of December 31, 1995, estimated net proved reserves attributable to the East Texas properties were 5.6 MMBOE. The Company has been advised that holders of preferential rights to acquire certain of the properties in the East Texas field may exercise such rights which would reduce the reserves acquired by approximately half and result in a payment to the Company of $9.3 million.

In June 1996, the Company sold 177 producing wells and the majority of its undeveloped acreage in the Giddings field and East Texas Austin Chalk holdings for $27.3 million, representing estimated net proved reserves of 4.2 MMBOE as of December 31, 1995. The Company retained ownership of seven wells and surrounding acreage in the Turkey Creek prospect area of the Austin Chalk trend located in Grimes County Texas.

PRINCIPAL PROPERTIES

The following table sets forth certain information (giving effect to the April 1996 acquisition of the California Properties, the July 1996 acquisition of certain East Texas properties, and the June 1996 sale of certain Austin Chalk properties as discussed under "--Recent Developments"), regarding the Company's principal oil and gas properties:

                              _________________________________________________
                              -------------------------------------------------
                                                    NET PRODUCTION
                                      NET PROVED     NINE MONTHS
                                       RESERVES         ENDED
                                     DECEMBER 31,   SEPTEMBER 30,
                                         1995            1996
                                    --------------- --------------
                                                                    PV-10 VALUE
                              GROSS   OIL     GAS     OIL    GAS   DECEMBER 31,
                              WELLS (MBBLS) (MMCF)  (MBBLS) (MMCF)         1995
Dollars in thousands          ----- ------- ------- ------- ------ ------------
U.S. PROPERTIES
California Fields
  Cymric field...............   367  28,080     345  1,769      23     $124,107
  Midway-Sunset field........   408  30,990      --  1,624      --      111,223
  Brea Olinda field..........   232  25,942  14,166    514     146       77,300
  Point Pedernales field.....    14  21,053  13,965  2,241      --       63,064
  Belridge field.............   398   4,667   2,373  1,769     276       34,033
  Dos Cuadros field..........   133   7,208   5,862    504     426       37,009
  East Coalinga field........    47     266  24,892     56   4,265       27,113
  Other......................   925  48,968  58,975  1,746   7,150      122,949
                              ----- ------- ------- ------  ------     --------
    Total California fields.. 2,524 167,174 120,578 10,223  12,286     $596,798
                              ----- ------- ------- ------  ------     --------
Other U.S. Fields
  Oak Hill field, TX.........   166     291 246,419     19   6,938     $108,806
  Chappell Hill area, TX(1)..   276     677  29,395     94   2,600       29,700
  Weeks Island field, LA.....    10     934     713    334     255       12,162
  North Frisco City field,
   AL........................    10   2,025   2,561    257     295       26,864
  Giddings field, TX.........     7      92   7,087     14   2,920       12,152
  Other......................   386   2,243  23,393    268   1,461       43,983
                              ----- ------- ------- ------  ------     --------
    Total other U.S. fields..   855   6,262 309,568    986  14,469     $233,667
                              ----- ------- ------- ------  ------     --------
  Total U.S. Properties...... 3,379 173,436 430,146 11,209  26,755     $830,465
                              ===== ======= ======= ======  ======     ========
INTERNATIONAL PROPERTIES
  Yombo field, West Africa...    19  20,826      --  1,058      --     $112,878
                              ----- ------- ------- ------  ------     --------
Total Properties............. 3,398 194,262 430,146 12,267  26,755     $943,343
                              ===== ======= ======= ======  ======     ========

(1) The Company has been advised that the holders of preferential rights, which became subject to exercise in connection with the Company's purchase of the East Texas properties, plan to exercise such rights. If exercised, the Company would receive a cash payment of approximately $9.3 million and the purchasers would acquire properties representing approximately one-half of the estimated net proved reserves as of December 31, 1995.

Exploitation and Development of Existing Properties

The Company has an extensive existing portfolio of properties well suited to exploitation and development operations. The Company has identified over 1,000 projects designed to increase the present value of reserves attributable to the properties (using constant year end 1995 prices and a risk-adjusted discount rate) by an amount exceeding the cost of the project. The following is a description of the types of exploitation and development projects which the Company currently conducts on its properties.

Workovers and recompletions are operations designed to enhance or stabilize production rates or increase the ultimate quantity of reserves recovered for relatively low risk and modest capital costs. Workover projects include well stimulations, sand control measures such as gravel packing, improvement or replacement of pumps, and the use of cased hole log applications. Recompletions include the process of commencing production from bypassed zones, commingling production from several formations and the plugging of non-economic zones. Although the Company conducts workovers and recompletions on all of its properties, because of the large number of wells which have produced for a long period, the Company's California Properties are particularly well suited to operational enhancements through workovers and recompletions.

Multiple zone completions permit simultaneous production of hydrocarbons from more than one zone within a producing reservoir. While multiple zone completions with commingled production streams are commonplace with natural gas and conventional oil production, the Company has developed a technique for dual and triple completions in layered thermal Diatomite sections typically found in the heavy oil fields of central California. The process involves using concentric strings of tubing within the casing of a well, with each string completed to a separate sand section which is produced using cyclic steam injection (see description below). In the process, two or three zones are produced simultaneously, resulting in increased production and an acceleration of recovery of in-place reserves. The Company has found that such wells experience approximately 200% to 300% of the normal rates of production and have completion costs approximately 150% above those of a typical single zone well. The Company has successfully implemented four triple completions in the Midway-Sunset field since April 1996, and anticipates installing four dual completions before the end of the year. The Company plans as many as 40 multiple zone completions in the Midway-Sunset field during 1997, and the Company expects the technique to be applicable in certain parts of the Cymric field as well.

Infill drilling refers to the drilling of wells into existing reservoirs with reduced spacing between productive wells in an effort to increase production rates, accelerate reserve recoveries and to capture reserves not being drained by existing wells. The Company is conducting an active infill drilling program in its East Texas fields, where well spacing is being reduced from the current 160 acre spacing to 80 acre spacing, to more efficiently produce from these tight sand formations. In addition, the Company is conducting infill drilling on several of its heavy oil properties produced with thermal operations in California where well spacing is being reduced from one acre to one-half acre.

Horizontal drilling refers to wells drilled laterally to expose more of the wellbore to the productive reservoir. When successful, the increased production rates from horizontal wells more than offset the higher drilling costs. The Company has significant experience in drilling horizontal wells from its activities in the Austin Chalk formations in Texas, where the Company has drilled over 60 horizontal wells. The Company has recently applied this technology to its heavy oil fields in California, which are produced using thermal techniques. In these fields, horizontal drilling reduces costs and improves the efficiency of development activities. The Company has drilled three horizontal wells in its California thermal fields in 1996, and plans to drill eight in 1997.

Cyclic steam injection refers to the injection of steam into a formation to increase the temperature, and therefore decrease the viscosity of heavy oil, allowing it to move more efficiently into wellbores for production. A typical steam cycle consists of injection of steam into a well for several days or weeks, and then the production of the heated oil for a period of weeks or months. Another method is steam flooding in which steam is continuously injected in a well bore and heated oil is produced from adjacent wells. Both of these methods are used in the Company's Midway-Sunset and Cymric fields. In addition, the Company has proprietary production techniques which lengthen the period between steam cycles in its thermal Diatomite wells, thereby making production more efficient.

Steam assisted gravity drainage (SAG-D) is a new technology in which concentric strings of pipe are included in a horizontal well. Steam is injected through the innermost string and heated oil is produced through the outer wellbore. The Company has plans to use this new technology in its California thermal operations in 1997.

Fracturing is the process of injecting a highly pressurized fluid into a tight productive formation to create fractures. The result is generally increased production. In the tight sand wells in the Cotton Valley formations in the Oak Hill field in East Texas, the Company has experienced an increase in production of over ten times as compared with unstimulated wells. The Company plans an active fracturing program in the Cotton Valley formation in 1997. Fracturing technologies also have applications in the Company's deep Diatomite zones in California, where the Company plans to fracture 15 wells in 1997.

Waterflood projects involve the injection of water into wellbores and the production of displaced oil swept by the water to adjacent wells. Waterfloods also help repressurize the reservoirs. The Company currently has waterflood projects under way in its North Frisco City and Dos Cuadras fields and has planned waterflood projects for the Yombo and Brea Olinda fields.

Exploration Prospects

Nuevo's exploration efforts focus on high potential "impact" prospects. The Company seeks to reduce the risk normally associated with these prospects through the economic utilization of advanced technology and by participating with other experienced industry partners.

During the first ten months of 1996, the Company has drilled 14 exploratory wells, of which six were successfully completed, seven were dry holes, and one was still drilling. The Company's most significant discoveries were in: (i) the Lower Sendji section of the Yombo field; (ii) an Antelope Shale section beneath the Cymric Field in central California; and (iii) a Frontier sand formation at North Riley Ridge in western Wyoming. The Company anticipates spudding another four exploration wells by the end of 1996, and has preliminary plans to drill 16 exploratory wells in 1997. The Company has budgeted $25 million for exploration in 1997. One of the anticipated 1997 wells, representing approximately 20% of the Company's exploration budget, will be drilled in the Yombo Field and the remainder are anticipated to be drilled in the U.S.

The California Properties also include an average 12% working (10% net revenue) interest in nine tested but undeveloped tracts located offshore California in the vicinity of the Point Pedernales field. The oil and gas industry has voluntarily suspended development activities on these and other undeveloped offshore tracts pending completion of a study aimed at proposing a set of streamlined development rules that can be agreed upon by federal, state and local regulators. The Company believes these tracts contain substantial recoverable oil reserves, and plans to participate in the development of the fields if the regulations are satisfactorily modified.

California Properties

Cymric field The Cymric field, discovered in 1909, is located in the western San Joaquin Basin in Kern County, California. The Company owns an average 98% working (86% net revenue) interest. The Company operates eight leases in the field, totaling 456 acres and containing 307 active wells. Production is from two zones, the Tulare formation at depths from 400 to 1,700 feet and the Antelope Shale at depths from 1,000-4,500 feet. The Company has identified over 150 proved undeveloped drilling locations that account for a PV-10 Value at December 31, 1995 of $33.0 million and 9.2 MMBOE of estimated net proved oil reserves.

Between acquisition of the field and October 1996, the Company has drilled an additional 46 wells, of which 29 were Tulare completions (including two horizontal Tulare wells), 14 were Thermal Antelope completions, and three were Deep Antelope completions. The Company plans to drill another 20 wells by the end of 1996, and approximately 101 wells in 1997, including seven horizontal Tulare wells.

Midway-Sunset field The Midway-Sunset field, discovered in the 1890's, is located in the western San Joaquin Basin in Kern County, California. The Company owns the entire working interest and an average net revenue interest of approximately 97%. The Company operates seven leases in the field, totaling 1,120 acres and containing 408 active wells. Production is from five zones with the Potter Sand and the thermal Diatomite accounting for 96% of total production.

Between acquisition of the field and October 1996, the Company has drilled an additional 33 wells, of which 13 were Potter completions (including one horizontal Potter well), 13 were Marvic completions, and seven were thermal Diatomite completions. The Company has also successfully installed four triple completions of thermal Diatomite wells. The Company has initiated a marvic steamflood project which will be expanded in 1997. The Company plans to install four dual completion wells in the thermal Diatomite by the end of 1996, and drill an estimated 69 wells in 1997, three of which are planned as horizontal wells. A number of the vertical wells drilled in 1997 will utilize multiple completion technology.

Brea Olinda field The Brea Olinda field, discovered in 1880, is located in Orange County near the City of Brea, California. The Company operates three fee properties with a 100% working and net revenue interest containing 179 active wells. The Company also has royalty interests in an additional 53 wells in this field. Production is from multiple-pay zones in the Miocene and Pliocene sandstones at depths up to 6,500 feet.

Between acquisition and October 1996, the Company has recompleted four Miocene wells and one Pliocene well, with aggregate initial production of approximately 250 Bbls/d. The Company has drilled one infill producing well, which is currently being completed. The Company plans to drill two additional infill producing wells and three waterflood injector wells before the end of 1996. In 1997, the Company will expand the waterflood program by drilling four additional injections, six infill wells, and by continuing the recompletion program.

Point Pedernales field The Company acquired a 12% working (10% net revenue) interest in the Point Pedernales field in July 1994 and an additional 68% working (57% net revenue) interest in the field as part of the acquisition of the California

Properties. The field is operated by the Company, and is located 3.5 miles offshore Santa Barbara County, California, in federal waters. There are 14 wells in the field, producing from a 12-pile 72 slot platform (Irene) in 240 feet of water. Production is from the Monterey Shale at depths from 3,500-5,150 feet.

Between acquisition of the field and October 1996, the Company commenced construction of a gas plant in Santa Barbara County which will process natural gas produced at Point Pedernales. The gas is currently being reinjected in an onshore gas storage facility. The Company plans to spud one infill producing well before the end of 1996, and to complete construction of the gas plant in mid-1997, enabling the Company to process the onshore stored gas and to recomplete a producing well in the gas cap section of the field offshore.

South Belridge field The South Belridge field, discovered in 1911, is located in the western San Joaquin Basin in Kern County, California. The productive zones above 2,000 feet (378 wells), in which the Company owns royalty interest are operated by another independent energy company. The remaining deeper zones (20 wells) are operated and owned by the Company in fee with a 100% working and net revenue interest.

Between acquisition of the properties and October 1996, the Company participated in 12 non-operated Diatomite wells. The operator plans to drill four lower Tulare infill wells and install three steamflood patterns in the upper Tulare before the end of 1996 and to continue this activity in 1997. The Company plans to drill one steam assisted gravity drainage (SAG-D) well and one horizontal Tulare well on its deeper operated zones in 1997.

Dos Cuadros field Dos Cuadros field is located offshore five and one-half miles from Santa Barbara in the Santa Barbara Channel. The Company operates three platforms with a 25% working (20.8% net revenue) interest and another platform with a 42.5% working (35.4% net revenue) interest. The field was initially developed in 1969 with production in the Pliocene Repetto formation. Net production for the nine months ending September 1996 has averaged 1.8 MBbls/d and 1.6 MMcf/d.

Between acquisition of the field and October 1996, the Company has drilled one waterflood injector well and has worked over two producing wells, increasing production by approximately 230 Bbls/d in the aggregate. The Company plans one additional workover in 1996 and 20 additional workovers and a waterflood expansion project in 1997.

Coalinga East Extension field The Coalinga East Extension field, discovered in 1938, is located in Fresno County, California. The field is operated by Texaco and contains 47 active wells. The Company owns an average 27% (24% net revenue) working interest. Production is from the Gatchell formation at a depth of 6,600 feet.

Other California properties The California Properties contain 35 other fields, none of which has a PV- 10 Value in excess of 5% of the total PV-10 Value of the California Properties.

Other U.S. Properties

Oak Hill field The Oak Hill field is located in Rusk County, Texas, and produces from low permeability reservoirs and has long-lived natural gas reserves. The Company operates 116 wells in a core area in the Oak Hill field, and has an average 94% working (80% net revenue) interest in these wells. The majority of the Company's reserves are produced in the Upper and Lower Cotton Valley formations at depths from 8,000-10,000 feet. The Company initiated a major recompletion program in the field during the fourth quarter of 1992 with 30 wells being opened in the Upper Cotton Valley section. This activity increased net production from 12.7 MMcf/d to 30.0 MMcf/d and qualified the incremental production to receive Section 29 tax credits and severance tax abatements. A 26-well infill drilling program was initiated in early 1994 that increased net production to 40 MMcf/d in late 1994. The Company received Texas Railroad Commission approval for 80 acre spacing for the field in March 1995. This provided a total of 112 additional drilling locations, 72 of which are included in the Company's proved reserve volumes, which the Company expects to begin drilling within the next 12 months. Although the field has produced 6.7 net MMBOE since 1990, remaining estimated net proved reserves have increased 169% since year-end 1990 and at December 31, 1995, totaled 41 MMBOE.

In the first ten months of 1996, the Company completed six Taylor infill wells, resulting in aggregate initial net production rates of approximately 10.0 MMcf/d. The Company intends to continue this infill program with another four infill wells to be spudded in 1996 and an estimated 20 additional infill wells to be drilled in 1997.

Chappell Hill area In 1996, the Company acquired an average 36% working (29% net revenue) interest in 276 wells in 11 East Texas fields in the Chappell Hill area, of which 96 are operated. Production is mainly from the Cotton Valley and Travis Peak formations at depths of 8,000 to 10,000 feet. Additionally, 2,529 net mineral acres were acquired. Some of this acreage is in the active Cotton Valley Reef Trend and could have exploration opportunities. Infill drilling potential exists in these areas similar to the Company's Oak Hill field. Net production for the nine months ending September 1996 has averaged 343 Bbls/d and 9.5 MMcf/d. The Company currently believes that properties representing up to half of the reserves may be acquired pursuant to preferential rights held by third parties which were triggered by the Company's purchase of this field.

The Company is evaluating infill drilling opportunities in this field, and anticipates the commencement of an infill program in 1997.

Weeks Island field The Weeks Island field in Iberia Parish, Louisiana was discovered in 1990. The Company owns an approximate 26% working (20% net revenue) interest in ten producing wells. Oil and gas are produced from several Miocene reservoirs under an overhang of the Weeks Island salt dome at an approximate depth of 12,000 feet. Net production for the nine months of 1996 has averaged 1.2MBbls/d and 930 Mcf/d.

North Frisco City field The North Frisco City field, discovered by Nuevo in 1991, is located in Monroe County, Alabama. The Company-operated field is productive in the Haynesville sand at 12,000 feet. Nuevo owns approximately a 22% working (17% net revenue) interest. The field was unitized in 1994 in order to initiate a pressure maintenance project. The successful pressure maintenance project is expected to maintain production at current levels and, based on the Company's year end 1995 reserve report, will increase the ultimate recovery from the field by 60%. The Company's net average daily production was 941 Bbls/d and 1.1 MMcf/d for the first nine months of 1996.

Turkey Creek field The Company currently owns an interest in seven producing wells in the Giddings field, Turkey Creek Prospect area, located in Grimes County, Texas and has an average 50% working (39% net revenue) interest in these wells. Production is derived from the highly fractured Austin Chalk formation at an approximate depth of 12,800 feet. All of these wells are horizontally drilled and have been prolific producers with rates as high as 22 MMcf/d. The Company owns a total of 6,078 acres in this area with plans to drill three wells and re-enter three wells in the fourth quarter of 1996 and early 1997. The Company's net average daily production was 51 Bbls/d of oil and
10.7 MMcf/d of gas for the first nine months of 1996.

International

Yombo Field In February 1995, the Company acquired a 43.8% working (32.5% net revenue) interest in the Yombo field offshore the Republic of Congo for cash consideration of approximately $10.8 million. The Yombo field is located 27 miles offshore in 360 feet of water. The field has 25 producing wells on two platforms that produce from the Tchala and Upper Sendji formations between 2,800 and 3,500 feet. Estimated proved reserves in the Yombo field were 17.2 MMBbls on December 31, 1993, the effective date of its acquisition by Nuevo. Since that date, net production has been 3.1 MMBbls and reserves have increased to 20.8 MMBbls as of December 31, 1995, 71% of which are proved developed. As part of the Yombo field acquisition, the Company also acquired a converted super tanker with storage capacity of over one million barrels of oil for use as a floating production, storage and offloading vessel ("FPSO"). The Company's production is converted to No. 6 fuel oil with less than 0.3% sulphur content on the FPSO. CMS is the operator of the concession.

By October 1996, the Company had completed a six-well development drilling program which contributed approximately 750 Bbls/d of oil to the Company's net production as of September 30, 1996. In October 1996, the Company drilled a successful exploratory well to the Lower Sendji formation offshore the Republic of Congo. This discovery well is currently being deepened to test an additional sub-salt structure before a decision will be made as to where to complete and commence production. A delineation well for the Lower Sendji and/or any subsalt discovery will be spudded immediately after the completion of the well in progress. In 1997, the Company plans to drill an exploratory well to evaluate the Lower Sendji and subsalt section underlying the Masseko field located several miles to the west of the Yombo field, as well as to further delineate Tchala and Upper Sendji zones which were discovered but not developed by a previous operator. Other potential exploratory features on the concession are being evaluated for possible future drilling. Additionally, the Company plans in 1997 to initiate a waterflood project to enhance production from existing Tchala and Upper Sendji zones.

The government of the Congo has requested that Nuevo convert its interest in the Yombo field from its current convention to a production sharing agreement ("PSA"). Currently, the Company receives its share of revenue and pays its share of costs associated with its properties. Under a PSA, the Company would be allocated a percentage of production to recover its costs, and would share production in excess of the cost recovery production with the government of the Congo. Although the change from its current convention to a PSA would change the Company's rights with respect to the receipt of net revenues from the properties, the Company does not believe the change of ownership to a PSA would materially change the PV-10 Value attributable to the Yombo field.

Oil and Gas Reserves

The Company's estimated net total proved and proved developed reserves of oil and gas as of December 31, 1993, 1994 and 1995, based upon reserve reports of the Company's independent reserve engineers were as follows:

                         ---------------------------------------------------------------
                                                                               PRO FORMA
                                          DECEMBER 31,                      DECEMBER 31,
                              1993            1994            1995               1995(1)
                         --------------- --------------- --------------- ---------------
                           OIL     GAS     OIL     GAS     OIL     GAS     OIL     GAS
                         (MBBLS) (MMCF)  (MBBLS) (MMCF)  (MBBLS) (MMCF)  (MBBLS) (MMCF)
                         ------- ------- ------- ------- ------- ------- ------- -------
Proved Reserves.........  5,961  237,758 10,852  261,115 30,526  301,311 194,554 419,802
Proved Developed
 Reserves...............  4,133  119,478  8,692  164,183 23,076  142,012 144,952 227,987

(1) Pro forma amounts give effect to acquisition of the California Properties as if they were consummated on December 31, 1995. The Company has made other acquisitions and divestitures since January 1, 1996 (certain of which are described under "--Recent Acquisitions") which are not included herein because their pro forma effect is not material.

The following table sets forth the future net cash flows from the Company's estimated proved reserves:

                                     -------------------------------------------
                                                                       PRO FORMA
                                              DECEMBER 31,          DECEMBER 31,
                                         1993         1994     1995      1995(1)
Dollars in thousands                 -------- ------------ -------- ------------
Future net cash flows before income
 taxes.............................  $375,655     $293,074 $623,199  $1,731,909
PV-10 Value........................   171,520      197,072  367,669     955,506

(1) Pro forma amounts give effect to the acquisitions of the California Properties as if they were consummated on December 31, 1995. The Company has made other acquisitions and divestitures since January 1, 1996 (certain of which are described under "Business and Properties--Recent Developments") which are not included herein because their pro forma effect is not material.

Estimated quantities of oil and gas reserves and the discounted present value of future pre-tax cash flows therefrom for the Company's assets are based upon reserve reports prepared by the independent petroleum engineering firms of Miller and Lents, Ltd., S.A. Holditch and Associates, Inc., Ryder Scott Company, D.O.R. Engineering Inc., and Poco Oil Co., for the California Properties are based on a reserve report prepared by Ryder Scott Company and for the Chappell Hill area are based on a reserve report prepared by T. J. Smith & Company, Inc., as of December 31, 1995.

In general, estimates of economically recoverable oil and natural gas reserves and of the future net revenues therefrom are based upon a number of variable factors and assumptions, such as historical production from the subject properties, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and gas prices and future operating costs, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. For those reasons, estimates of the economically recoverable oil and natural gas reserves attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net revenues expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially. The Company therefore emphasizes that the actual production, revenues, severance and excise taxes, development and operating expenditures with respect to its reserves will likely vary from such estimates, and such variances could be material.

Estimates with respect to proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves.

In accordance with applicable requirements of the Commission, the estimated discounted future net revenues from estimated proved reserves are based on prices and costs as of the date of the estimate unless such prices or costs are contractually determined at such date. Actual future prices and costs may be materially higher or lower. Actual future net revenues also will be affected by factors such as actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The Company's Certificate of Incorporation provides for a classified Board of Directors. The Board of Directors is divided into three classes of nearly equal size, designated as Class I, Class II and Class III. Initially, directors in each class were elected to hold office for terms of one year, two years and three years, respectively. At each annual meeting after such initial classification, directors elected to succeed those directors whose terms expire serve for a term which expires at the third succeeding annual meeting of Stockholders after their election. The Certificate of Incorporation and Bylaws of the Company provide that the exact number of directors may be fixed from time to time by resolution of a majority of the Board of Directors.

The following table provides information with respect to the directors and executive officers of the Company.

 ------------------------------------------------------------------------------------------------------------------
                                                                                                           TERM AS
                                                                                                           DIRECTOR
 NAME                       AGE COMPANY POSITION                                                           EXPIRES
-------------------------------------------------------------------------------------------------------------------
 J. P. Bryan                 56 Chairman, Director                                                           1997
 Michael D. Watford          42 Director, Chief Executive Officer, President and Chief Operating Officer     1998
 Robert L. Gerry, III        58 Vice-Chairman, Director                                                      1996
 Robert M. King              35 Senior Vice President and Chief Financial Officer
 Willard I. Boss, Jr.        40 Vice President, General Counsel and Secretary
 Dennis A. Hammond           40 Vice President - Engineering
 Robert S. Schneeflock, Jr.  50 Vice President - Exploration - Geology
 Robert S. Gaston            45 Vice President - Exploration - Geophysics
 Gary R. Petersen            49 Director                                                                     1997
 John B. Connally, III       49 Director                                                                     1997
 Thomas D. Barrow            51 Director                                                                     1998
 Isaac Arnold, Jr.           60 Director                                                                     1998
 James T. Hackett            42 Director                                                                     1999
 Robert H. Allen             68 Director                                                                     1999
 T. Michael Long             52 Director                                                                     1999

The following is a brief description of the background and principal occupation of each director and executive officer:

MR. BRYAN, 56, has been Chairman of the Company since its formation in March 1990 and Chairman and Chief Executive Officer of Torch since 1981. In January 1995, Mr. Bryan resigned his position as Chief Executive Officer of the Company, a position he had held with the Company since the formation of the Company in March 1990, in order to accept the position of Chief Executive Officer of Gulf Canada Resources Limited ("Gulf Canada"). Mr. Bryan remains as Chairman of the Board of Directors of the Company. Mr. Bryan was First Vice President and Director of Investment Banking -- Southwest Region of E.F. Hutton & Company Inc. (1978-1981); President and Chief Executive Officer of The Mortgage Banque, Inc. (1974-1981); and Executive Vice President and Director of Investment Banking of Dominick & Dominick, Inc. (1969-1974). Mr. Bryan has been actively engaged in the energy business for 28 years. Mr. Bryan is also a member of the Board of Directors of Gulf Canada, Bellwether Exploration Company and Republic Waste Industries.

MR. WATFORD, 42, has been President, Chief Operating Officer and a member of the Board of Directors of the Company since February 1994. Following Mr. Bryan's resignation in January 1995, Mr. Watford was named Chief Executive Officer of the Company. He has been a Director of Bellwether Exploration Company since March 1994, was President of Torch Energy Marketing, Inc. from 1990 until April 1995 and was a Director of Natural Gas Marketing for Meridian Oil, Inc. from 1985 until 1990. Mr. Watford was employed by The Superior Oil Company from 1981 until 1985 and Shell Oil Company from 1975 until 1981.

MR. GERRY, 58, has been Vice-Chairman of the Company since February 1994, prior to which he was a Director, President and Chief Operating Officer of the Company since its formation in March 1990. From 1989 to 1994, Mr. Gerry was also an officer of Torch and certain of its subsidiaries. Prior to that, Mr. Gerry was active as an independent investor concentrating on energy investments. Formerly a Director of Zapata Offshore Corp., he currently serves on the Board of Directors of the Earth Satellite Corporation, Houston National Bank and Xavier Mining Company and serves as a Trustee of Texas Children's Hospital and the Contemporary Arts Museum of Houston.

MR. KING, 35, joined the Company as Senior Vice President and Chief Financial Officer in January 1996. Prior to joining the Company, Mr. King was Vice President, Corporate Development and Treasurer of Seagull Energy Corporation, which he joined in 1990 after having spent over seven years in energy finance with The First National Bank of Chicago and Mellon Bank, N.A. Mr. King has a B.A. in economics and political science from Southern Methodist University and an M.B.A. in finance from the Cox School of Business at Southern Methodist University. He is also a member of the Board of Directors of the American Red Cross, Greater Houston Chapter.

MR. BOSS, 40, has been Vice President, General Counsel and Secretary of the Company since October 1991, and has primary responsibility for legal matters affecting the Company. Mr. Boss has been employed by Torch as Vice President and Assistant General Counsel since 1989. Prior to that time, he was a partner in the Houston law firm of Watt, White & Craig where he specialized in litigation and oil and gas law. He is a graduate of the University of Texas at Austin (B.A., cum laude, 1978) and the University of Houston (J.D., 1981).

MR. HAMMOND, 40, has been Vice President - Engineering of the Company since its formation in March 1990. From 1985 to 1996, he was also an officer of Torch. In 1983, he was a co-founder of IDM Engineering, Inc., a petroleum engineering consulting firm. He has held various reservoir engineering positions with Chevron and Pogo Producing Company. He holds a B.S. degree in Petroleum Engineering from Texas A&M University and is a registered professional engineer in the state of Texas. Mr. Hammond is a member of the Society of Petroleum Engineers and the American Petroleum Institute.

MR. SCHNEEFLOCK, 50, has been Vice President - Exploration - Geology of the Company since 1995, and an officer of one of the Company's subsidiaries since 1992. Mr. Schneeflock's 26 years of oil and gas experience began in 1969 at Chevron where he worked as a geologist, then Hunt Energy in 1978, and later as exploration manager for Clayton Williams Energy. Mr. Schneeflock holds a B.S. degree in geology from the University of Southern Mississippi, a B.A. degree in economics from California State University and an M.S. in geology from the University of Alabama.

MR. GASTON, 45, has been Vice President - Exploration - Geophysics of the Company since 1995, and an officer of one of the Company's subsidiaries since April 1993. Mr. Gaston became a geophysical consultant and partner for the firm of Morrison and Gaston in May of 1979 where he remained until he became President of the Company's subsidiary in April of 1993. Mr. Gaston's 24 years of experience with independent and major oil and gas companies began with Western Geophysical Co. of America in 1971, then Getty Oil Company in 1973 and Diamond Shamrock as a district geophysicist in 1975. Mr. Gaston graduated summa cum laude from Louisiana Tech with a B.S. in physics in 1971.

MR. PETERSEN, 49, has been a Director of the Company since its formation in March 1990. He is a cofounder and partner of EnCap Investments, Inc., a firm serving as financial intermediary to the energy industry, specializing in procuring and managing institutional capital. From 1984 to 1988, Mr. Petersen served as Senior Vice President and Manager of the Corporate Finance Division of the Energy Banking Group for RepublicBank Houston. From 1979 to 1984, he was Executive Vice President and a member of the Board of Directors of Nicklos Oil & Gas Company. He has also served as a Group Vice President in the Petroleum and Minerals Division of RepublicBank Dallas. He is a member of the Board of Directors of Belden & Blake Energy Company, Energy Capital Investment Company, Equus II Incorporated and the Petroleum Club of Houston. Mr. Petersen is also a member of the Compensation Committee of the Company.

MR. CONNALLY, 49, has been a Director of the Company since April 1990. He is President and Chief Executive Officer of International Testing Services, Inc., a public company engaged in non-destructive testing of pipelines, petrochemical plants and refineries. Mr. Connally is also an independent attorney. From July 1989 to December 1990, Mr. Connally was Of Counsel with the law firm of Sheinfeld, Maley & Kay, Houston, Texas. From September 1983 to July 1989, Mr. Connally was engaged in private law practice and investments. Prior thereto, Mr. Connally was a partner with the law firm of Baker & Botts, Houston, Texas, and has represented both oil and gas exploration and production companies and oilfield service companies, principally in the areas of mergers and acquisitions and corporate finance. Mr. Connally is also a member of the Compensation Committee of the Company.

MR. BARROW, 51, has been a Director of the Company since its formation in March 1990. From 1988 to the present, he has also served as President of Barrow Energy Corporation, whose exploration activities are concentrated in East Texas. Mr. Barrow was co-founder and President of B & N Petroleum, Inc. which was formed in 1978 and sold its assets and working interest partner's assets in 1988. Mr. Barrow is also a member of the Audit Committee of the Company.

MR. ARNOLD, 60, has been a Director of the Company since April 1990. He is presently Chairman of the Board of Quintana Petroleum Corporation, a privately held production company, a position he has held since 1984. He is also Chairman of the Board of Modar, Inc., a position he assumed in September 1988. He has been a Director of Cullen Center Bank & Trust

Company since its inception in 1969 and is a Director of Cullen/Frost Bankers, Inc. Mr. Arnold is also Chairman of the Audit Committee of the Company.

MR. HACKETT, 42, has been director of the Company since May 1996. He has been Executive Vice President of PanEnergy Corp and a member of its Policy Committee since January 1996. Prior to joining PanEnergy Corp in 1996, Mr. Hackett was Senior Vice President of NGC Corporation (formerly Natural Gas Clearinghouse) and president of their Trident division. He joined Natural Gas Clearinghouse as Senior vice President and Partner in 1990 and became Executive Vice President, Partner and a member of the management committee in 1993. Mr. Hackett began his career in 1975 with Amoco Oil Company as an internal auditor and became operations manager at Energy Resources Company in 1979. He later held a number of senior positions at Meridian Oil Incorporated and Texas Gas Resources Corporation. Mr. Hackett is a member of the boards of directors of Junior Achievement, the Houston Society for the Performing Arts and the Houston Hospice.

MR. ALLEN, 68, has been a Director of the Company since March 1992. Mr. Allen is a private investor residing in Houston, Texas. During the past ten years he has been instrumental in the start-up of several natural resource oriented companies including Getty Resources Ltd. in Toronto, Canada. Prior to 1982, Mr. Allen served as Chairman and Chief Executive Officer of Gulf Resources and Chemical Corporation for 22 years. Mr. Allen is a member of the Board of Directors of Federal Express Corporation, GeoQuest International Holdings, Inc., Baylor College of Medicine, Gulf Canada, UT Investment Management Company and The Texas Growth Fund and Managing Partner of Challenge Investment Partners. Mr. Allen also serves on several committees including the Geosciences and Earth Resources Advisory Council and the President's Council of Advisors. Mr. Allen is a certified public accountant.

MR. LONG, 52, has been a Director of the Company since February 1994 and a General Partner of Brown Brothers Harriman & Co. ("Brown Brothers") since 1983. During Mr. Long's 22 years of experience at Brown Brothers, he served until 1989 in the firm's Corporate Finance Department. Since 1989, Mr. Long has been Co-Manager of The 1818 Fund, L.P. and The 1818 Fund II, L.P. Mr. Long serves as a Director of Columbia/HCA Healthcare Corp., The Ekco Group, Inc., Winrock Enterprises Inc., Gulf Canada, Sports Holding Corp., Government Property Investors, Inc., S-O Acquisition Corp. and as a Trustee of The Hospital Chaplaincy. He holds a B.A. in government and an M.B.A. from Harvard University. So long as The 1818 Fund, L.P. holds the Company's 7% Cumulative Convertible Preferred Stock, it will have the right to appoint a representative to the Board of Directors, and Mr. Long is such designee.

All officers and directors of the Company are United States citizens. For additional information concerning the affiliation of Torch and the Company, see "--Relationship with Torch."

EMPLOYEES

The Company has 52 full time employees, of which 43 are engineers and other professional staff whose primary responsibilities include formulating and implementing exploration, exploitation, development, production and financing strategies. While certain back office and field-level operating activities, preliminary acquisition analysis, and the marketing of the Company's production are outsourced to Torch, the Company retains responsibility for capital allocations, operating budgets and all material strategic decisions regarding the management of existing assets, potential acquisitions, and financing transactions. See "--Relationship with Torch."

RELATIONSHIP WITH TORCH

Pursuant to agreements with Torch and its subsidiaries (the "Torch Agreement"), Torch administers certain business activities of the Company for a monthly fee based on a specified percentage of operating cash flow and total assets (as defined). Torch is primarily engaged in the business of providing management and advisory services relating to oil and gas assets for institutional and public investors, and maintains a large technical, operating, financial and administrative staff. The Company believes that its relationship with Torch exposes it to acquisitions and provides it with an experienced staff of technical professionals and due diligence personnel to evaluate acquisitions.

The administrative services under the Torch Agreement include providing the Company with office space, equipment and supplies, retaining and managing human resources, accounting, legal, financial, land, tax, geological, engineering, technical and insurance professionals as needed by the Company, processing accounting records of the Company, assisting the Company in determining its capital requirements, preparing any reports or other documents required by governmental authorities, analyzing economic and other data related to the Company's business and otherwise providing general management services and advice to the Company's business. The Company intends to continue to operate under the Torch Agreement.

The Company and Torch have also established procedures to permit the Company to review with Torch its performance under the operating and marketing agreements.

The Company acquired a portion of the California Properties from Torch for an adjusted net purchase price of $35.7 million, payable by the issuance of 1,275,000 shares of Common Stock of the Company. The Common Stock issued to Torch was valued at the public offering price of the Common Stock in a public offering made in April 1996 to finance a portion of the acquisition of the California Properties. On September 30, 1996, United Investors Management Company ("United"), a wholly owned subsidiary of Torchmark Corporation, sold Torch to an investment group formed by Torch management. As part of the sale, Torch distributed the 1,275,000 shares of Common Stock to United. United is offering 1,171,395 shares in the Common Stock Offering (1,275,000 shares if the over-allotment in the Common Stock Offering is exercised). See "Selling Stockholders" in the accompanying Prospectus.

In connection with the Company's acquisition of the California Properties, the Company and Torch entered into a registration rights agreement pursuant to which the Company agreed to register, on up to four occasions upon demand by Torch, the Common Stock issued to Torch for the Point Pedernales Properties. The registration rights agreement also grants Torch "piggyback" registration rights (subordinate to the "piggyback" registration rights granted to The 1818 Fund, L.P.) to include such Common Stock in certain registration statements filed by the Company. Torch has agreed that for so long as the Torch Agreement is in effect, Torch will vote the shares of Common Stock owned by it as directed by a two-thirds majority of the Company's Board of Directors. United has succeeded to the rights and obligations under these agreements in connection with its acquisition of the Common Stock.

                    DESCRIPTION OF SHAREHOLDERS RIGHTS PLAN

The Company currently anticipates that the Board of Directors of the Company will approve a Shareholders Rights Plan ("Rights Plan") during the first quarter of 1997, and declare a dividend of one Right for each outstanding share of Common Stock. The following is a description of the provisions of the Rights Plan which the Company anticipates the Board of Directors will approve, although no assurances can be given as to the ultimate terms of the Rights Plan.

Until the Rights to be issued under the Rights Plan ("Rights") become exercisable, or the earlier redemption or exchange of the Rights, the Company will issue one Right with each share of Common Stock that is newly issued so that all shares of Common Stock will have Rights attached thereto. Upon the occurrence of the events enumerated below, each Right will entitle the holder thereof, until the earlier of the close of business on the expiration date of the Rights Plan (anticipated to be ten years following the adoption of the Plan), or the redemption or exchange of the Rights, to buy one-hundredth of one share of Series C Preferred Stock of the Company, at a price of $150.00 per one-hundredth of a share, subject to adjustment. The rights will not be exercisable until the earlier to occur of (i) a public announcement that, without the prior consent of the Company, a person or group of affiliated or associated persons have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") or (ii) the tenth business day (or such later date as may be determined by the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or the first public announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding shares of Common Stock (the earlier of such dates being referred to as the "Distribution Date"). Until the Distribution Date (or earlier exchange or redemption of the Rights), the Rights will be transferred with and only with the shares of Common Stock. Separate certificates for the Rights will be issued as soon as practicable following the Distribution Date to holders of record of the Common Stock as of the Distribution Date. The Rights will then begin trading separately from the Common Stock.

In the event the Company is acquired in a merger or other business combination transaction or 50% or more of its assets or earning power is sold, each holder of a Right will have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person each holder of a Right (other than Rights beneficially owned by the Acquiring Person which will thereafter be void) will have the right to receive upon exercise that number of shares of Common Stock having a market price of two times the exercise price of the Right.

Generally, the Company may redeem each Right for $.01 at any time before a person or group becomes an Acquiring Person without prior approval. After the Distribution Date, Rights will not be issued with respect to Common Stock except under certain circumstances.

The summary description of the Rights set forth above does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement ultimately adopted by the Board of Directors a copy of which will be filed with the Commission.

                                  UNDERWRITING

Under the terms and subject to the conditions set forth in the Underwriting Agreement dated the date of this Prospectus Supplement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom J.P. Morgan Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Morgan Keegan & Company, Inc. and PaineWebber Incorporated are acting as representatives (the "Representatives"), have severally agreed to purchase, and the Selling Stockholders have severally agreed to sell to them, the respective number of shares of Common Stock set forth opposite their names below.

                                                                       ---------
                                                                       NUMBER OF
UNDERWRITERS                                                              SHARES
------------                                                           ---------
J.P. Morgan Securities Inc............................................   340,000
Donaldson, Lufkin & Jenrette Securities Corporation...................   340,000
Morgan Keegan & Company, Inc..........................................   340,000
PaineWebber Incorporated..............................................   340,000
BT Securities Corporation.............................................    50,000
A. G. Edwards & Sons, Inc.............................................    50,000
Lehman Brothers Inc...................................................    50,000
Smith Barney Inc......................................................    50,000
Howard, Weil, Labouisse, Friedrichs Inc...............................    50,000
Jefferies & Company, Inc..............................................    50,000
Johnson Rice & Company L.L.C..........................................    50,000
Petrie Parkman & Co., Inc.............................................    50,000
Principal Financial Securities, Inc...................................    50,000
Rauscher Pierce Refsnes, Inc..........................................    50,000
                                                                       ---------
 Total................................................................ 1,860,000
                                                                       =========

The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby if any are taken. Under certain circumstances, the commitments of nondefaulting Underwriters may be increased as set forth in the Underwriting Agreement.

The Underwriters propose to offer initially the shares of Common Stock to the public at the price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $1.425 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the public offering of the Common Stock, the public offering price and such concession may be changed.

United has granted the Underwriters the option to purchase up to 103,605 additional shares of Common Stock and the 1818 Fund has granted the Underwriters the option to purchase up to 175,000 additional shares of Common Stock, in each case expiring at the close of business on the 30th day after the date of this Prospectus Supplement, at the public offering price, less the underwriting discount. The Underwriters may exercise such options solely for the purpose of covering over-allotments, if any. If the Underwriters exercise either option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same number of option shares as the number of shares of Common Stock to be purchased by that Underwriter shown in the foregoing table bears to the total number of shares of Common Stock initially offered by the Underwriters hereby. The Underwriters have agreed that prior to exercising their over-allotment option granted by the 1818 Fund, they will exercise the over-allotment option granted by United in full.

The Company, its directors and officers and certain of their affiliates and the Selling Stockholders have agreed not to publicly offer, sell, contract to sell or otherwise publicly dispose of any shares of Common Stock or rights to acquire shares of Common Stock for a period of 90 days after the date of this Prospectus Supplement without the prior consent of J.P. Morgan Securities Inc. The restriction on the Company is subject to exceptions for (i) public dispositions made pursuant to existing employee incentive plans, (ii) conversion of the 7% Cumulative Convertible Preferred Stock and (iii) shares of Common Stock or other rights to acquire Common Stock issued as consideration for acquired businesses, provided any such shares or rights are subject to resale restrictions equivalent to those held by directors of the Company. The restriction on the Selling Stockholders contained in the first sentence of this paragraph does not apply to the Common Stock Offering.

The Selling Stockholders and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The Underwriters have performed investment banking services for the Company for which they received customary compensation, including (except in the case of Donaldson, Lufkin & Jenrette Securities Corporation) acting as underwriters in April 1996 of a primary offering of Common Stock, acting as underwriters in April 1996 (in the case of J.P. Morgan Securities Inc. and PaineWebber Incorporated) of the 9 1/2% Notes, and (in the case of Morgan Keegan & Company, Inc.) acting as underwriter in September 1995 of a secondary offering of the Common Stock. J.P. Morgan Securities Inc. is an underwriter in the TECONS Offering. From time to time, in the ordinary course of their respective businesses, the Underwriters and their respective affiliates have engaged and may in the future engage in commercial and investment banking transactions with the Company and its affiliates.

                              SELLING STOCKHOLDERS

The Selling Stockholders are United Investors Management Company, a wholly owned subsidiary of Torchmark Corporation, and The 1818 Fund, L.P. (the "1818 Fund"). United is selling 1,171,395 shares of Common Stock, 1,275,000 if the Underwriters' over-allotment option is exercised in full. United has advised the Company that it is selling its shares pursuant to its previously announced liquidation of its energy related portfolio. The 1818 Fund is selling 688,605 shares (863,605 if the Underwriters' over-allotment option is exercised in full). The 1818 Fund has advised the Company that it is selling its Common Stock because of the advanced term of the 1818 Fund in relation to its planned life. For additional information respecting the Selling Stockholders, see "Selling Stockholders" in the accompanying Prospectus. If the Underwriters' overallotment options are exercized in full, United and the 1818 Fund will not own any shares of Common Stock.

                                 LEGAL MATTERS

The validity of the Common Stock will be passed upon for Nuevo by Butler & Binion, L.L.P., Houston, Texas. Certain legal matters will be passed upon for United by Carol A. McCoy, Esq., Associate Counsel of Torchmark Corporation, for The 1818 Fund by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and for the Underwriters by Vinson & Elkins L.L.P., Houston, Texas.

                                    GLOSSARY

The following are definitions of certain technical terms used in this Prospectus Supplement.

"Bbls," "MBbls" and "MMBbls" mean barrels, thousand and million barrels of oil, condensate or liquids, equal to approximately 42 U.S. gallons.

"Bbls/d," "BOE/d," "Mcf/d," "MMcf/d" and "MMBtu/d" mean Bbls per day, BOE per day, Mcf per day, MMcf per day and MMBtu per day.

"BOE," "MBOE" and "MMBOE" mean barrels, thousand and million barrels of oil equivalent, using the ratio of six Mcf of gas to one Bbl of oil, condensate or natural gas liquids.

"Btu" and "MMBtu" mean British thermal unit and million British thermal units. A Btu is the heat required to raise the temperature of a one-pound mass of water from 59.5 to 60.5 degrees Fahrenheit under specified conditions.

"Development well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive in an attempt to recover proved undeveloped reserves.

"Exploratory well" means a well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

"Finding Costs," expressed in dollars per BOE, are calculated by dividing the amount of total capital expenditures for oil and gas activities by the amount of estimated proved reserves added during the same period (including the effect on proved reserves of reserve revisions). Finding costs from exploration and exploitation are calculated by dividing capital expenditures for exploration and development by reserve additions from revisions and extensions and discoveries. Finding costs from acquisitions are calculated by dividing capital expenditures for property acquisitions by reserves added by acquisitions.

"Gross" means the number of wells or acres in which the Company has an interest.

"Lease operating expense" means all direct costs associated with and necessary to operate a producing property.

"Long-Term Debt to Adjusted Capitalization" as of any date equals the principal amount of the Company's long-term debt as of such date divided by the sum of
(i) the Company's stockholders equity plus (ii) the PV-10 Value as of the end of the most recent quarter minus the net book value of the Company's oil and gas properties set forth on its balance sheet as of such date.

"Mcf," "MMcf," and "Bcf" mean thousand, million and billion cubic feet of gas. Natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60 degrees Fahrenheit.

"Net" is determined by multiplying gross wells or acres by the Company's working interest in such wells or acres.

"PV-10 Value" means the present value, discounted at 10%, of future net cash flows from estimated proved reserves, calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions) and otherwise in accordance with the Commission's rules for inclusion of oil and gas reserve information in financial statements filed with the Commission.

"Reserve Life Index" measures how long it will take to produce a quantity of proved reserves, calculated by dividing year-end proved reserves by annual production for the most recent year.

Prospectus

NUEVO ENERGY COMPANY

Debt Securities, Preferred Stock,
Common Stock and Warrants
NUEVO FINANCING I

Trust Preferred Securities Fully and Unconditionally Guaranteed by Nuevo Energy Company

Nuevo Energy Company ("Nuevo" or the "Company") may offer and issue from time to time, together or separately, (i) its debt securities (the "Debt Securities"), which may be senior or senior subordinated debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), consisting of notes, debentures or other secured or unsecured evidences of indebtedness in one or more series; (ii) its preferred shares, $1.00 par value per share (the "Preferred Stock"); and (iii) warrants to purchase Debt Securities or Preferred Stock or any combination thereof, as shall be designated by the Company at the time of the offering (the "Warrants") in amounts, at prices and on terms to be determined at the time of the offering. Any shares of its common stock, $.01 par value per share ("Common Stock"), issued by Nuevo hereunder will be issued only upon conversion of, or in exchange for, other securities, and no Common Stock will be issued by Nuevo in a primary offering. Certain Selling Stockholders identified under "Selling Stockholders" herein may sell up to 2,138,605 shares of Common Stock, in amounts, at prices and on terms to be determined at the time of the offering.

Nuevo Financing I (the "Nuevo Trust"), a statutory business trust created under the laws of the State of Delaware, may offer, from time to time, preferred securities, representing undivided beneficial interests in the assets of the Nuevo Trust ("Trust Preferred Securities"). Trust Preferred Securities may also be issuable upon exchange for shares of Preferred Stock issued by the Company. The payment of periodic cash distributions ("distributions") with respect to Trust Preferred Securities out of moneys held by the Nuevo Trust, and payment on liquidation, redemption or otherwise with respect to such Trust Preferred Securities, will be guaranteed by the Company to the extent described herein (the "Trust Preferred Securities Guarantee"). See "Description of Trust Preferred Securities Guarantee." The Company's obligations under the Trust Preferred Securities Guarantee will be subordinate and junior in right to all other liabilities of the Company and rank pari passu with the most senior preferred stock, if any, issued from time to time by the Company. A series of Subordinated Debt Securities may be issued and sold to the Nuevo Trust, or a trustee of the Nuevo Trust, in connection with the investment of the proceeds from the offering of Trust Preferred Securities and Trust Common Securities (as defined herein, together the "Trust Securities") of the Nuevo Trust. The Subordinated Debt Securities purchased by the Nuevo Trust may be subsequently distributed pro rata to holders of Trust Preferred Securities and Trust Common Securities in connection with the dissolution of the Nuevo Trust upon the occurrence of certain events as may be described in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). The Trust Preferred Securities Guarantee, when taken together with the Company's other obligations under the Subordinated Debt Securities, the Indenture related thereto and the Declaration (as defined below), including its obligations to pay costs, expenses, debts and liabilities of the Nuevo Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Trust Preferred Securities. The Debt Securities, Preferred Stock, Common Stock, Warrants, Trust Preferred Securities and Trust Preferred Securities Guarantees are collectively called the "Securities."
                                                  (continued on following page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

November 25, 1996

(continued from previous page)

The Securities to be sold by the Company and/or the Nuevo Trust may be offered as separate series or issuances at an aggregate initial public offering price not to exceed $150,000,000 or, if applicable, the equivalent thereof in one or more foreign currencies, currency units, composite currencies or in amounts determined by reference to an index as shall be designated by the Company, in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in the applicable Prospectus Supplement. The Prospectus Supplement relating to any series of Securities will contain information concerning United States federal income tax considerations, if applicable.

Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank on a parity with all other unsubordinated indebtedness of the Company or, alternatively, will rank on a parity with all other senior subordinated indebtedness of the Company. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Indebtedness (as hereinafter defined) of the Company including any Senior Debt Securities. If the Debt Securities are secured, the security, which may consist of oil and gas properties or other assets owned by the Company, and any related mortgage will be described in the Prospectus Supplement.

Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement, including, where applicable, (i) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, subordination terms, if any, any interest rate (which may be fixed or variable) and time of payment of any interest, the right of the Company, if any, to defer payment of interest on the Debt Securities and the maximum length of such deferral period, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any terms for conversion or exchange into other Securities, currency or currencies of denomination and payment, if other than U.S. dollars, any security applicable to Debt Securities which are secured, any listing on a securities exchange and any other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is delivered, as well as the initial public offering price; (ii) in the case of Trust Preferred Securities, the designation and number, liquidation preference per Trust Preferred Security, initial public offering price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, terms for any conversion or exchange into other Securities, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Trust Preferred Securities and the terms upon which the proceeds of the sale of the Trust Preferred Securities shall be used to purchase a specific series of Subordinated Debt Securities of the Company,
(iii) in the case of Preferred Stock, the specific title, the aggregate amount, any dividend (including the method of calculating payment of dividends), seniority, liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Securities, including Trust Preferred Securities, any listing on a securities exchange, the initial public offering price and any other terms; and (iv) in the case of Common Stock, the number of shares of Common Stock, the identity of the Selling Stockholder and the terms of offering thereof.

The Company's Common Stock is listed on the New York Stock Exchange, Inc. (the "New York Stock Exchange") under the symbol "NEV." Any Common Stock sold by a Selling Stockholder pursuant to a Prospectus Supplement will be listed on such exchange. Any shares of Common Stock issuable upon conversion of any Trust Preferred Securities, Debt Securities or Preferred Stock will also be listed on such exchange, subject to official notice of issuance.

The Company, the Selling Stockholders and/or the Nuevo Trust may sell the Securities directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. See "Plan of Distribution." If agents of the Company, the Selling Stockholders and/or the Nuevo Trust or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Securities. The net proceeds to the Company from such sale also will be set forth in the applicable Prospectus Supplement.

This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

IN CONNECTION WITH AN UNDERWRITTEN OFFERING, THE UNDERWRITERS FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, any accompanying Prospectus Supplement or the documents incorporated or deemed incorporated by reference herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Nuevo Trust or by any underwriter, agent or dealer. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus and any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that the information therein is correct as of any time subsequent to the date thereof.

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Ex-change Act of 1934, as amended (the "Exchange Act"), and in accordance there-with files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facili-ties maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning the Com-pany can be inspected and copied at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The Company and the Nuevo Trust have filed a registration statement on Form S-3 (together with all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registra-tion Statement and the exhibits filed as part thereof. Statements contained herein are qualified in their entirety by reference to the Registration State-ment and such exhibits.

No separate financial statements of the Nuevo Trust have been included herein. The Company does not consider that such financial statements would be material to holders of the Trust Preferred Securities because (i) all of the voting se-curities of the Nuevo Trust will be owned, directly or indirectly, by the Com-pany, a reporting company under the Exchange Act, (ii) the Nuevo Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Nuevo Trust and investing the proceeds thereof in Subordinated Debt Securities issued by the Company, and (iii) the Company's obligations described herein and in any accompanying Prospectus Supplement under the Declaration of the Nuevo Trust, the guarantee issued with respect to Trust Preferred Securities issued by the Nuevo Trust, the Subordinated Debt Securities purchased by the Nuevo Trust and the related Indenture, taken together, constitute a full and unconditional guarantee of payments due on the Trust Preferred Securities. See "Description Of Debt Securities" and "Description Of Trust Preferred Securities Guarantee."

The Nuevo Trust is not currently subject to the information reporting requirements of the Exchange Act. The Nuevo Trust will become subject to such requirements upon the effectiveness of the Registration Statement, although it intends to seek and expects to receive exemptions therefrom.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, respectively; the Company's Current Report on Form 8-K dated April 9, 1996, as amended; the description of the Common Stock contained in the Registration Statement on Form 8-A declared effective by the Commission on May 15, 1990; and all other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-10537) subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities are incorporated herein by reference. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Nuevo Energy Company, 1331 Lamar, Suite 1650, Houston, Texas 77010, Attention: Corporate Secretary, telephone number (713) 652-0706.

                                  THE COMPANY

Nuevo is a Houston, Texas based company engaged in the exploitation, exploration and acquisition of crude oil and natural gas properties. The Company's properties are located domestically onshore and offshore California, in East Texas and the onshore Gulf Coast region, and internationally in waters offshore the Republic of Congo.

                                THE NUEVO TRUST

Nuevo Financing I is a statutory business trust created under Delaware law pursuant to (i) a separate trust agreement (as amended, the "Declaration") executed by the Company, as sponsor for the trust (the "Sponsor") and certain of the Nuevo Trustees (as defined herein) for the trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State on November 15, 1996. The Nuevo Trust exists for the exclusive purposes of (i) issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the assets of the Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"),
(ii) investing the gross proceeds of the Trust Securities in a specific series of Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Trust Common Securities will be directly or indirectly owned by the Company. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that upon an event of default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. The Company will, directly or indirectly, acquire Trust Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Nuevo Trust. The Nuevo Trust has a term of approximately 35 years, but may earlier terminate as provided in the Declaration. The Nuevo Trust's business and affairs will be conducted by the trustees (the "Nuevo Trustees") appointed by the Company, as the direct or indirect holder of all the Trust Common Securities. Except in certain limited circumstances, the holder of the Trust Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Nuevo Trustees. The duties and obligations of the Nuevo Trustees shall be governed by the Declaration of the Nuevo Trust. A majority of the Nuevo Trustees (the "Regular Trustees") will be persons who are employees or officers of or affiliated with the Company. One Nuevo Trustee will be a financial institution which will be unaffiliated with the Company and which shall act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one Nuevo Trustee will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Nuevo Trust and the offering of Trust Securities. The payment of periodic distributions with respect to the Trust Preferred Securities out of moneys held by the Nuevo Trust, and payment on liquidation, redemption or otherwise with respect to the Trust Preferred Securities, will be guaranteed by the Company to the extent described herein. See "Description of Trust Preferred Securities Guarantee." The Company's obligations under the Trust Preferred Securities Guarantee will be subordinate and junior in right of payment to all other liabilities of the Company and rank pari passu with the most senior preferred shares, if any, issued from time to time by the Company. The office of the Delaware Trustee for the Nuevo Trust in the State of Delaware is c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001. The principal place of business of the Nuevo Trust shall be c/o Nuevo Energy Company, 1331 Lamar, Suite 1650, Houston, Texas 77010.

                                USE OF PROCEEDS

Unless otherwise set forth in the applicable Prospectus Supplement, proceeds from the sale of the Securities sold by the Company will be used by the Company for general corporate purposes, which may include the repayment of existing indebtedness. Proceeds from the sale of Securities initially may be temporarily invested in short-term securities.

The Company will not receive any proceeds from the sale of any Common Stock by a Selling Stockholder.

              RATIOS OF EARNINGS TO FIXED CHARGES AND OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated:

                                              -----------------------------------
                                                YEAR ENDED
                                               DECEMBER 31,
                                              ---------------  NINE MONTHS ENDED
                                              1993  1994 1995  SEPTEMBER 30, 1996
                                              ----  ---- ----  ------------------
Ratio of earnings to fixed charges(a)........ 2.2x   --  1.9x                2.3x
Ratio of earnings to fixed charges and
 preferred stock dividends(b)................ 1.9x   --  1.8x                2.2x

(a) For purposes of computing the ratio of earnings to fixed charges, "earn-ings" are consolidated earnings (loss) from continuing operations before tax, exclusive of the period's undistributed equity earnings of affiliated compa-nies, plus fixed charges. Fixed charges are comprised of interest on indebted-ness, amortization of debt issuance costs and that portion of operating lease expense which is deemed to be representative of an interest factor. Earnings were insufficient by $27.2 million to cover fixed charges for the year ended December 31, 1994.
(b) In calculating the ratio of earnings to fixed charges and preferred stock dividends, fixed charges includes preferred stock dividend requirements.

                         DESCRIPTION OF DEBT SECURITIES

The Senior Debt Securities will be issued under an indenture (the "Senior Indenture") between the Company and a trustee (the "Senior Indenture Trustee"); and the Subordinated Debt Securities are to be issued under a subordinated indenture ("Subordinated Indenture") between the Company and Wilmington Trust Company, as trustee (the "Subordinated Indenture Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes referred to herein collectively as the "Indentures" or, individually, as an "Indenture." The form of the Subordinated Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part or incorporated therein by reference. The form of Senior Indenture will be incorporated into the Registration Statement by reference. Unless otherwise provided, all references to Sections of an Indenture herein are references to such Section in the Subordinated Indenture. The Senior Indenture will permit the Company and the Senior Indenture Trustee, and the Subordinated Indenture permits the Company and the Subordinated Indenture Trustee, to enter into a Supplemental Indenture to provide for the appointment of another qualifying bank or trust company to act as trustee with respect to a series of Senior Debt Securities or Subordinated Debt Securities, respectively. Any such bank or trust company so appointed will be identified in the Prospectus Supplement relating to the particular Debt Securities offered thereby (the "Offered Debt Securities"). The Senior Indenture Trustee and the Subordinated Indenture Trustee, as well as any such other bank or trust company as shall have been appointed to act with respect to a series of Offered Debt Securities, are sometimes referred to herein collectively as the "Trustees" or individually as a "Trustee."

The Debt Securities will represent unsecured general obligations of the Company, unless otherwise provided in the Prospectus Supplement, with the relative rankings indicated in the applicable Prospectus Supplement.

The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to and are qualified in their entirety by reference to all the provisions of the Indenture applicable to a particular series of Offered Debt Securities (the "Applicable Indenture"), including the definitions of certain terms therein. Wherever particular Sections, Articles or defined terms of the Applicable Indenture are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the Applicable Indenture or the Indentures, as the case may be. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Applicable Indenture.

In the event Subordinated Debt Securities are issued to the Nuevo Trust or a trustee of such trust in connection with the issuance of Trust Securities by the Nuevo Trust, such Subordinated Debt Securities will be issued pursuant to the Subordinated Indenture and subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of the Nuevo Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to the Nuevo Trust or a trustee of such trust in connection with the issuance of Trust Securities by the Nuevo Trust.

The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Offered Debt Securities and the extent, if any, to which such general provisions may not apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

GENERAL

The Indentures will not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. Reference is made to the Prospectus Supplement relating to the Offered Debt Securities, which shall set forth the following terms, as applicable, of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (4) the Person to whom any interest on the Offered Debt Securities will be payable, if other than the Person in whose name such Offered Debt Securities (or one or more Predecessor Securities) are registered on any Regular Record Date; (5) the date or dates on which the principal of the Offered Debt Securities will be payable; (6) the rate or rates per annum (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, the date or dates from which such interest will accrue and the dates on which such interest, if any, will be payable and the Regular Record Dates for such interest payment dates; (7) the place or places where principal of (and premium, if any) and interest, if any, on Offered Debt Securities will be payable; (8) if applicable, the price at which, the periods within which and the terms and conditions upon which the Offered Debt Securities may be redeemed at the option of the Company, pursuant to a sinking fund or otherwise; (9) if applicable, any obligation of the Company to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof (each, a "Holder"), and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed or purchased, in whole or in part; (10) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable; (11) the currency or currencies, including composite currencies or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on any of the Offered Debt Securities will be payable if other than the currency of the United States of America;
(12) if the amount of payments of principal of (or premium, if any) or interest, if any, on the Offered Debt Securities may be determined with reference to one or more indices, the manner in which such amounts will be determined; (13) if the principal of (or premium, if any) or interest, if any, on any of the Offered Debt Securities of the series is to be payable, at the election of the Company or a Holder thereof, in one or more currencies, including composite currencies, or currency units other than that or those in which the Offered Debt Securities are stated to be payable, the currency, currencies, including composite currencies, or currency units in which payment of the principal of (or premium, if any) or interest, if any, on Offered Debt Securities of such series as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (14) the portion of the principal amount of the Offered Debt Securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof; (15) whether all or any part of the Offered Debt Securities will be issued in the form of a permanent Global Security or Securities, as described under "Permanent Global Securities," and, if so, the depositary for, and other terms relating to, such permanent Global Security or Securities; (16) any event or events of default applicable with respect to the Offered Debt Securities in addition to those provided in the Applicable Indenture; (17) any other covenant or warranty included for the benefit of the Offered Debt Securities in addition to (and not inconsistent with) those included in the Indentures for the benefit of Debt Securities of all series, or any other covenant or warranty included for the benefit of the Offered Debt Securities in lieu of any covenant or warranty included in the Indenture for the benefit of Offered Debt Securities, or any combination of such covenants, warranties or provisions; (18) any restriction or condition on the transferability of the Offered Debt Securities; (19) if applicable, that such Offered Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Applicable Indenture described under "Defeasance and Covenant Defeasance"; (20) any authenticating or paying agents, registrars, conversion agents or any other agents with respect to the Offered Debt Securities; (21) designation (including whether the Offered Debt Securities are senior debt, senior subordinated debt or subordinated debt and whether such debt is convertible); (22) the terms, if any, on which such Offered Debt Securities will be subordinate to other debt of the Company; (23) any rights of the Holders thereof to convert such Offered Debt Securities into other securities or property of the Company; and (24) any other specific terms or provisions of the Offered Debt Securities not inconsistent with the Applicable Indenture. (Section 301)

Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (Section
302). No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

Debt Securities may be issued under the Indentures as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. Special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Debt Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof upon the occurrence and continuance of an Event of Default. (Section 101)

If the Debt Securities are denominated in whole or in part in any currency other than United States dollars, if the principal of (and premium, if any) or interest, if any, on the Debt Securities is to be payable, at the election of the Company or a Holder thereof, in a currency or currencies other than that in which such Debt Securities are to be payable, or if any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of the Debt Securities, special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

PAYMENT AND PAYING AGENTS

Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest payment. (Section 307)

Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the applicable Trustee in New York, New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series.

Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each place of payment for the Debt Securities of a particular series. (Section 1002)

All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 1003)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or similar proceedings, the holders of Senior Indebtedness will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Indebtedness before the holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Section 1502)

By reason of such subordination, in the event of liquidation or insolvency, Holders of Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness and holders of Senior Indebtedness may recover more, ratably, than the holders of the Subordinated Debt Securities. With respect to any series of Subordinated Debt Securities, Senior Indebtedness may include Indebtedness ("Senior Subordinated Indebtedness") which is senior to such Subordinated Debt Securities and subordinated to other Senior Indebtedness and obligations of the Company.

In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness (including any Senior Subordinated Indebtedness) outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities. (Section 1503)

No payments on account of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing (i) a default in the payment of principal of (or premium, if any) or interest on Senior Indebtedness, (ii) an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or (iii) any other event of default permitting the holders of Senior Indebtedness to accelerate the maturity or demand payment in full. (Section 1504)

The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include Senior Subordinated Indebtedness.

The applicable Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series. If the Senior Debt Securities are issued on a senior subordinated basis, the applicable Prospectus Supplement will describe the related subordination provisions. All Senior Debt Securities, whether issued on a senior or senior subordinated basis, will be senior in right of payment to each series of Subordinated Debt Securities.

CERTAIN COVENANTS OF THE COMPANY

Restrictions on Merger and Sale of Assets

Each Indenture will provide that the Company may not consolidate with or merge into any other Person or sell, lease or otherwise transfer its property and assets as, or substantially as, an entirety to any Person, and the Company may not permit any Person to merge into or consolidate with the Company unless (i) either (A) the Company will be the resulting or surviving entity or (B) any successor or purchaser is a corporation, partnership, limited liability company or trust organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental indenture; (ii) immediately after giving effect to the transaction no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing; and (iii) certain other conditions are met. (Section 801). Upon any consolidation or merger into any other Person or any conveyance, transfer or lease of the Company's assets as, or substantially as, an entirety to any Person, the successor Person shall succeed to, and be substituted for, the Company under the Indenture, and the Company, except in the case of a lease, shall be relieved of all obligations and covenants under the Indenture and the Debt Securities to the extent it was the predecessor Person. (Section 802)

CONVERSION RIGHTS

The terms and conditions, if any, upon which Debt Securities are convertible into Common Stock, Preferred Stock or other securities of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such Debt Securities.

EVENTS OF DEFAULT AND NOTICE THEREOF

Unless otherwise specified in the Prospectus Supplement relating to a particular series of Debt Securities, the following events are defined in the Indentures as "Events of Default" with respect to Debt Securities of any series: (a) failure to pay principal (including any sinking fund payment) of (or premium, if any, on) any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to perform any other covenant or agreement of the Company under the Applicable Indenture (other than a covenant the performance of which is dealt with specifically elsewhere in the Applicable Indenture or which has been included in the Applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Applicable Indenture; (d) certain events of bankruptcy, insolvency or reorganization; (e) in the event Subordinated Debt Securities are issued to the Nuevo Trust or a trustee of such trust in connection with the issuance of Trust Securities by the Nuevo Trust, the voluntary or involuntary dissolution, winding-up or termination of the Nuevo Trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of the Nuevo Trust, the redemption of all of the Trust Securities of the Nuevo Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of the Nuevo Trust; and (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

Except as defined in the Prospectus Supplement relating thereto, no Event of Default with respect to Debt Securities of a particular series shall necessarily constitute an Event of Default with respect to Debt Securities of any other series. (Section 501) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series shall have the right, subject to such provisions for indemnification of the Trustee, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Applicable Indenture or exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series. (Section 512)

If an Event of Default (other than an Event of Default specified in clause (d) of the second preceding paragraph) with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may, by a notice in writing to the Company (and to the

Trustee if given by the Holders), declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately; provided, however, that under certain circumstances the Holders of a majority in principal amount of Outstanding Debt Securities of that series may rescind or annul such declaration and its consequences. (Section 502). If an Event of Default specified in clause (d) of the next preceding paragraph occurs, the outstanding Debt Securities automatically will become immediately payable without any declaration or other act on the part of the Trustee or any Holder. (Section 502). For information as to waiver of defaults, see "Modification and Waiver" herein.

Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due on acceleration upon the occurrence of an Event of Default and the continuation thereof.

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the Holders of at least 25% in principal amount of the Outstanding Debt Securities of the same series shall have made written request, and offered reasonable indemnity to the applicable Trustee, to institute such proceeding as trustee, and the applicable Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507). However, such limitations do not apply to a suit instituted by a Holder of any Debt Security for enforcement of payment of the principal of (or premium, if any) or interest, if any, on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section
508)

Subject to the provisions of the Trust Indenture Act, the Trustee will be under no obligation to exercise any of its rights or powers under the Applicable Indenture at the request of any of the Holders of Debt Securities unless they shall have offered to the applicable Trustee security or indemnity in form and substance reasonably satisfactory to such Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603)

The Company will be required to furnish to each Trustee annually a statement by certain officers of the Company as to whether the Company is in default in the performance and observance of any of the terms, provisions and conditions of the Applicable Indenture. (Section 1004)

Notwithstanding anything in the Indentures to the contrary, the right of any Holder of a Debt Security to receive payment of the principal of (or premium, if any) and interest on such Debt Security, on and after the respective due dates expressed in such Debt Security (as the same may be extended in accordance with the terms of such Debt Security) or to institute suit for the enforcement of any such payment shall not be impaired or affected without the consent of such Holder, including, in the case of a Subordinated Debt Security issued to the Nuevo Trust, the holders of the Trust Preferred Securities. In addition, in the case of a Subordinated Debt Security issued to the Nuevo Trust, if an Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal (or premium, if any) then a holder of Trust Preferred Securities may directly institute a proceeding against the Company for payment.

MODIFICATION AND WAIVER

Each Indenture will provide that modifications and amendments of such Indenture may be made by the Company and the applicable Trustee, with the consent of the Holders of not less than a majority in principal amount of each series of the Outstanding Debt Securities under such Indenture affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of (or premium, if any) or any installment of principal or interest, if any, on any such Debt Security; (b) reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security; (c) adversely affect any right of repayment at the option of the Holder of any such Debt Security or right to convert any such Debt Security; (d) reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation; (e) change the place or currency of payment of principal of (or premium, if any) or the interest, if any, on any such Debt Security; (f) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security on or after the Stated Maturity (or, in the case of redemption, on or after the Redemption Date); (g) reduce the percentage of the aggregate principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is necessary to modify or amend the Applicable Indenture; or (h) modify the foregoing requirements or reduce the percentage of Outstanding Debt Securities necessary to waive compliance with certain provisions of the Applicable Indenture or for waiver of certain defaults. (Section 902)

The Holders of at least a majority of the principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive compliance by the Company with certain restrictive provisions of the Applicable Indenture and waive any past default under such Indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Sections 1008 and 513)

If the Nuevo Trust or the Property Trustee of the Nuevo Trust holds a series of Subordinated Debt Securities no such amendment, modification or waiver which requires the approval of the Holders of a certain percentage in principal amount of such series of Subordinated Debt Securities shall be effective without the approval of the holders of the same percentage of aggregate liquidation preference of Trust Preferred Securities.

Each Indenture will provide that a supplemental indenture which changes or eliminates any covenant or other provision of such Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of the Holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under such Indenture of the Holders of Debt Securities of any other series. (Section 902)

Each Indenture will provide that modifications and amendments of such Indenture may be made by the Company and the applicable Trustee, without the consent of the Holders of any series of Debt Securities issued thereunder: (1) to evidence the succession of another Person to the Company in accordance with the covenant described under "Restrictions on Merger and Sale of Assets" and assumption by any such successor of the covenants of the Company in such Indenture and in the Debt Securities issued thereunder; (2) to add to the covenants of the Company or to add any additional Events of Default; (3) to permit or facilitate the issuance of Debt Securities in bearer form or to provide for uncertificated Debt Securities to be issued thereunder; (4) to change or eliminate any provision of such Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior to the execution of such supplemental indenture which are entitled to the benefit of such provision; (5) in the case of the Senior Indenture, to secure any Debt Securities issued thereunder or, in the case of the Subordinated Indenture, to provide for certain conversion rights of the Holders of any convertible Debt Securities issued thereunder; (6) to establish the form or terms of Debt Securities issued thereunder; (7) to evidence and provide for a successor trustee under such Indenture with respect to one or more series of Debt Securities issued thereunder or to provide for or facilitate the administration of the trusts under such Indenture by more than one trustee; or (8) to cure any ambiguity, to correct or supplement any provision in such Indenture that may be inconsistent with any other provision of such Indenture or to make any other provisions with respect to matters or questions arising under such Indenture, provided that such action shall not adversely affect the interests of the Holders of any series of Debt Securities issued thereunder in any material respect. (Section 901)

The Indentures will provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities of any series have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Debt Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date; (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security; and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for which payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to the Applicable Indenture, will not be deemed to be Outstanding. (Section
101) For purposes of the Indentures, the Debt Securities of any series "Outstanding" thereunder will be deemed to exclude those held by Persons (other than the Nuevo Trust if it has issued Trust Preferred Securities) that control, are controlled by or are under common control with the Company; provided that any Person who does not own, directly or indirectly, more than 5% of the outstanding voting securities of the Company will not be deemed to control the Company. (Section 101)

Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indentures, in the manner and subject to the limitations provided in the Applicable Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

Each Indenture will provide, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the Indentures (which will be indicated in the Prospectus Supplement applicable thereto), that the Company may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities then outstanding (except for the obligations to exchange or register the transfer of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, and to hold monies for payments in trust) ("defeasance"), or (B) to be released from its obligations with respect to such Debt Securities concerning the restrictions described under "Restrictions on Merger and Sale of Assets" (Section 801) and any other covenants applicable to such Debt Securities which are subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described and notice thereof in clause (c) under "Events of Default and Notice Thereof" (with respect to covenants determined, pursuant to Section 301 of the Indenture, to be subject to covenant defeasance) shall no longer be an Event of Default, in each case, upon the irrevocable deposit with the applicable Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations (as defined in the Indentures) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, (i) the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the Applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, (ii) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit or, insofar as Events of Default from bankruptcy, insolvency or reorganization events are concerned, at any time in the period ending on the 91st day after such date of deposit and (iii) certain other customary conditions precedent are satisfied. In the case of defeasance under clause (A) above, the opinion of counsel referred to in clause (i) above must refer to and be based on a ruling of the Internal Revenue Service issued to the Company or published as a revenue ruling or on a change in applicable federal income tax law, in each case after the date of such Indenture. (Article Thirteen)

The Company may exercise the defeasance option with respect to such Debt Securities notwithstanding its prior exercise of the covenant defeasance option. If the Company exercises the defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises the covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under clause (B) above. In the event the Company omits to comply with the remaining obligations with respect to such Debt Securities under such Indenture after exercising its covenant defeasance option and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default, because the required deposit in the defeasance trust is based upon scheduled cash flows, rather than market values, which will vary depending on prevailing interest rates and other factors. However, the Company will remain liable in respect of such payments. (Article Thirteen)

The Prospectus Supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to the Applicable Indenture with respect to any particular series of Debt Securities for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Section 101)

"Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents in the equity interests (however, designated) in such Person, any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

"Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP.

"GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are effective on the date of the applicable Indenture.

"Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business), and all liabilities of such Person incurred in connection with any letters of credit, bankers' acceptances or other similar credit transactions or any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock outstanding on the date of the Indenture or thereafter, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payments and Reserve Sales, any warranties or guaranties of production or payment by such Person with respect to such Production Payments and Reserve Sales but excluding other contractual obligations of such Person with respect to such Production Payments and Reserve Sales ), (g) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends and (h) all obligations of such Person under or in respect of currency exchange contracts, oil or natural gas price hedging arrangements and Interest Rate Protection Obligations. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock; provided, however, that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the "maximum fixed repurchase price" shall be the book value of such Redeemable Capital Stock. Subject to clause (f) of the first sentence of this definition, Production Payments and Reserve Sales shall not be deemed Indebtedness.

"Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's and any of its Subsidiaries' exposure to fluctuations in interest rates.

"Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Production Payments and Reserve Sales" means the grant or transfer to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), master limited partnership interest or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interest to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental matters.

"Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final date specified in the Debt Securities as the fixed date on which the principal of such Debt Securities is due and payable ("Stated Maturity") or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

"Senior Indebtedness" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent that such claim for post-petition interest is allowed in such proceeding), on any Indebtedness of the Company, whether incurred on or prior to the date of the Applicable Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Offered Debt Securities, or to other Indebtedness of the Company which is pari passu with, or subordinated to the Offered Debt Securities; provided, however, that Senior Indebtedness shall not be deemed to include the Offered Debt Securities or any Indebtedness of the Company to any Subsidiary of the Company. (Subordinated Indenture Section 101)

"Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, have at least a majority ownership and power to direct the policies, management and affairs thereof.

PERMANENT GLOBAL SECURITIES

The Debt Securities of a series may be issued in the form of one or more permanent Global Securities that will be deposited with a Depositary or its nominee. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. The Prospectus Supplement relating to such series of Debt Securities will describe the circumstances, if any, under which beneficial owners of interests in any such permanent Global Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a permanent Global Security may not be registered for transfer or exchange except in the circumstances described in the applicable Prospectus Supplement. (Sections 203 and 305)

The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a permanent Global Security and a description of the Depositary will be contained in the applicable Prospectus Supplement.

GOVERNING LAW

The Indentures and the Debt Securities will be governed by and construed in accordance with the internal laws of the State of New York. (Section 112)

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

The following description of the capital stock of the Company is subject to the detailed provisions of the Company's Certificate of Incorporation, as amended (the "Certificate"), and bylaws as currently in effect (the "Bylaws"). This description does not purport to be complete or to give full effect to the terms of the provisions of statutory or common law and is subject to, and qualified in its entirety by reference to, the Certificate and the Bylaws, each of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

The Company has 50,000,000 authorized shares of Common Stock, par value $.01 per share. Holders of Common Stock are entitled to receive dividends if, when and as declared by the Board of Directors of the Company out of funds legally available therefor. All shares of Common Stock have equal voting rights on the basis of one vote per share on all matters to be voted upon by stockholders. Cumulative voting for the election of directors is not permitted. Shares of Common Stock have no preemptive, conversion, sinking fund or redemption provisions and are not liable for further call or assessment. Each share of Common Stock is entitled to share on a pro rata basis in any assets available for distribution to the holders of the Common Stock upon liquidation of the Company after satisfaction of any liquidation preference on any series of the Company's preferred stock. All outstanding shares of Common Stock have been, and all shares offered in any offering Securities will be when issued, validly issued, fully paid and nonassessable. As of November 8, 1996, there were 18,976,085 shares of Common Stock issued and outstanding. As of November 8, 1996, a total of 5,013,493 shares of Common Stock were reserved for issuance of which (a)

863,493 shares were reserved for conversion of the 7% Preferred Stock (as defined below), (b) 1,500,000 shares were reserved for exercise of stock options under the 1990 Stock Option Plan ("1990 Plan"), (c) 2,500,000 shares were reserved for issuance of options under the Company's 1993 Stock Incentive Plan ("1993 Plan") and (d) 150,000 shares were reserved for issuance pursuant to warrants. As of the date hereof, options to purchase 556,150 and 964,788 shares of Common Stock were outstanding under the 1990 Plan and the 1993 Plan, respectively. On April 9, 1996, the Company issued warrants to purchase 150,000 shares of Common Stock. These warrants are initially exercisable at $28 per share and have a maximum term of five years.

PREFERRED STOCK

The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate. Specific terms of any series of Preferred Stock offered by a Prospectus Supplement will be described in the Prospectus Supplement relating to such series. The description set forth below is subject to and qualified in its entirety by reference to the certificate of designations establishing a particular series of Preferred Stock, which will be filed with the Commission in connection with the offering of such series.

Under the Certificate, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of Preferred Stock in one or more series. As of the date of this Prospectus, the 7% Preferred Stock is the only series of Preferred Stock issued and outstanding. The rights, preferences, privileges, and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption, and liquidation preferences, of the Preferred Stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designations. The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following: (a) the maximum number of shares to constitute the series and the distinctive designation thereof; (b) the annual dividend rate, if any, on shares of the series (or the method of calculating such rate), whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, and whether dividends will be cumulative; (c) whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which such shares may be redeemed, including the time during which such shares may be redeemed and any accumulated dividends thereon that the holders of such shares shall be entitled to receive upon the redemption thereof; (d) the liquidation preference, if any, applicable to shares of the series; (e) whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of such shares for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;
(f) the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company, the Nuevo Trust or another issuer or any series of any other class or classes, or of any other series of the same class, including the price or rate of conversion or exchange and the method, if any, of adjusting the same; (g) the voting rights, if any, on the shares of the series; and (h) any other preferences and relative, participating, optional, or other special rights or qualifications, limitations, or restrictions thereof.

Each series of Preferred Stock will, when issued, be fully paid and non-assessable.

The transfer agent, registrar, and dividend disbursement agent for a series of Preferred Stock will be selected by the Company and will be described in the applicable Prospectus Supplement.

7% CUMULATIVE CONVERTIBLE PREFERRED STOCK

On May 28, 1992, the Company sold $25,000,000 of 7% Cumulative Convertible Preferred Stock, $1.00 par value per share, "7% Preferred Stock") to The 1818 Fund, L.P. ("1818 Fund"). As of November 8, 1996, there were 11,220 shares of 7% Preferred Stock issued and outstanding. The holders of the 7% Preferred Stock are entitled to receive dividends payable in arrears as of the last day of March, June, September and December. The 7% Preferred Stock is convertible into shares of Common Stock equal to the liquidation preference of $1,000 per share divided by a current conversion price of approximately $13 per share, subject to adjustment. Upon a change of control (as defined in the Designation establishing the shares), dividends on the 7% Preferred Stock will be payable at a rate of 14% per annum. The holders of the 7% Preferred Stock are entitled to vote with the Common Stock on all matters except that the holders of the 7% Preferred Stock have separate class voting rights on certain matters that affect the rights of such holders, and are entitled to certain registration rights. The Company may redeem the 7% Preferred Stock on or after June 30, 1997, at a price per share equal to the liquidation preference plus a 4% premium that decreases ratably to zero after five years. Upon a change of control, the Company has the option to redeem the 7% Preferred Stock at a price per share equal to 125% of the liquidation preference plus accrued and unpaid dividends, if such redemption occurs prior to June 30, 1997. The holders of the 7% Preferred Stock have the right to convert the shares of 7% Preferred Stock into Common Stock on or after May 28, 1999 through May 28, 2002, at an adjusted price based on the market price of the Common Stock subject to certain limitations, including a minimum price of $10.00 per share. The holders of the 7% Preferred Stock have the right to appoint a representative to the Company's Board of Directors in the event the Company fails to pay dividends for two quarters (whether consecutive or not) or breaches certain provisions of the stock purchase agreement.

In connection with the acquisition of the 7% Preferred Stock, the Company and the 1818 Fund entered into a registration rights agreement pursuant to which the Company agreed to register, on three occasions upon demand by the 1818 Fund, the Preferred Stock or the Common Stock into which such Preferred Stock is convertible. The agreement also grants the 1818 Fund "piggy back" registration rights to include Preferred Stock or shares of Common Stock received upon conversion thereof in certain registration statements filed by the Company, and the 1818 Fund has exercised such rights with respect to all of its shares of Common Stock covered by this Prospectus. See "Selling Stockholders."

                        CERTAIN ANTI-TAKEOVER PROVISIONS

GENERAL

The Certificate contains several provisions that may make the acquisition of control of the Company by means of a tender offer, open market purchases, a proxy fight or otherwise more difficult. The Bylaws also contain provisions that could have an anti-takeover effect. Many of the following provisions contain requirements for a vote of 80% or more of the Company's stockholders.

BOARD OF DIRECTORS

Classified Board of Directors. The Certificate and Bylaws provide for the Company's board of directors (the "Board of Directors") to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors is elected each year. The classification of directors will have the effect of making it more difficult for stockholders of the Company to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the directors of the Board of Directors. The classified Board of Directors provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classified Board of Directors provision could thus increase the likelihood that incumbent directors will retain their positions.

Number of Directors. The Bylaws provide that the number of directors shall be not less than three nor more than twenty-one directors, the exact number to be fixed from time to time by either (i) the Board of Directors, (ii) the affirmative vote of 80% or more of the voting power of the shares of the Company or (iii) the Certificate. Accordingly, the Board of Directors could prevent any stockholder from obtaining majority representation on the Company's Board of Directors by enlarging the size of the Board of Directors and filling the new directorships with the Board of Directors' own nominees.

Removal of Directors. The Certificate provides that, subject to the rights of the holders of any series of any preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any annual or special meeting called for such purpose, and then only for cause and only by the affirmative vote of the holders of 80% or more of the voting power of all the shares of the Company entitled to vote generally in the election of directors, voting together as a single class. For purposes of director removal, cause means only the following: conviction of a felony, proof beyond the existence of a reasonable doubt that a director has committed grossly negligent or willful misconduct resulting in material detriment to the Company or commission of a material breach of fiduciary duty to the Company resulting in a material detriment to the Company.

The removal of directors provisions could have the effect of discouraging a third party from attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. This provision could also affect the ability of the stockholders of the Company to remove incumbent directors and thus may increase the likelihood that incumbent directors will retain their positions.

Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of any preferred stock then outstanding, newly-created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director. The newly-created directorship and vacancy provisions could prevent a stockholder from obtaining a position on the Board of Directors. These provisions could also have the effect of making it more difficult for stockholders to change the composition of the Board of Directors of the Company.

SPECIAL MEETINGS

The Bylaws provide that special meetings of stockholders may be called only by the President, or by the Board of Directors or by the written order of a majority of the directors, and shall be called by the President or Secretary at the request in writing of stockholders owning 80% or more of the entire capital stock of the Company issued and outstanding and entitled to vote. Accordingly, holders of a significant percentage of the outstanding capital stock of the Company may not be able to request a special meeting of the stockholders.

COMMON AND PREFERRED STOCK

The Certificate authorizes the Board of Directors to determine, with respect to any series of Preferred Stock of the Company, the terms and rights of such series, including the following: (i) the designation of such series and the number of shares which shall constitute such series, (ii) the rate and time of, and conditions with respect to, dividends, and whether such dividends are cumulative, (iii) the price, timing and conditions regarding the redemption of shares of such series, (iv) the rights and preferences of shares of such series in the event of dissolution, liquidation or winding up of the affairs of the Company, (v) the sinking fund provisions, if any, for the redemption or purchase of shares of such series, (vi) the voting rights, if any, of shares of such series, (vii) the right, if any, to convert or exchange shares of such series into or for stock or securities of any other series or class, (viii) the status as to, re-issuance or sale of such shares redeemed, purchased or otherwise reacquired, or surrendered to the Company on conversion, (ix) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Company or any subsidiary, of Common Stock or of any other class of stock of the Company ranking prior to such shares as to dividends or upon liquidation, (x) the conditions, if any, on the creation of indebtedness of the Company or any subsidiary and (xi) any other preferences or other special or relative rights of shares of such series. The Certificate provides that the Common Stock of the Company shall be junior to the Preferred Stock and is subject to all the rights, privileges, preferences and priorities of the preferred stock as set forth in the Certificate or as determined by the Board of Directors, including the issuance of dividends and distribution of assets in the event of liquidation, dissolution or winding up. The exclusive voting power of the Company shall be vested in the Common Stock of the Company, subject to any particular class or series of Preferred Stock with additional voting rights. No holder of any stock of any class of the Company shall, as such holder, have any right to purchase or subscribe for any shares of the capital stock of any class of securities which the Company may issue or sell, nor shall any holder of any such stock have any right to purchase or subscribe for any obligation which the Company may issue or sell that shall be convertible into, or exchangeable for, any shares of the capital stock of the Company, or to which shall be attached any warrant or instrument that shall confer upon the owner of such obligation, warrant or instrument the right to subscribe for, or to purchase from the Company any shares of its capital stock of any class.

The preemptive rights and the Preferred Stock provisions could have the effect of diluting the voting rights of the Common Stockholders of the Company by placing voting power in the hands of Preferred Stockholders to the exclusion of the Common Stockholders.

The Company believes that the availability of Preferred Stock provides it with increased flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow the Company to issue shares of Preferred Stock without the expense and delay of a special stockholders' meeting. The authorized shares of Preferred Stock as well as shares of the Company's Common Stock, will be available for issuances without further action by the stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's capital stock may then be listed. The Board of Directors could issue a series of Preferred Stock that could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For instance, such series of Preferred Stock might impede a business combination by including class voting rights which would enable the holder to block such a transaction or facilitate a business combination by including voting rights which would provide a required percentage vote of stockholders. The Board of Directors will make any determination to issue such shares based on its judgment as to the respective best interests of the Company and its then existing stockholders.

BUSINESS COMBINATIONS

The Certificate requires that the following procedures be observed in connection with the authorization of transactions involving an interested stockholder which could eliminate or fundamentally change the interests of the remaining stockholders of the Company ("Business Combinations").

If a Business Combination is proposed which will directly or indirectly involve an "Interested Stockholder" (as hereinafter defined), such Business Combination must be approved by the affirmative vote of the holders of the Company's capital stock representing at least 80% of the votes entitled to be cast by the holders of all the then outstanding shares of the voting stock, voting together as a single class, and by the affirmative vote of at least a majority of the entire Board of Directors of the Company unless such Business Combination is approved by the majority of the directors who were in office prior to the time the Interested Stockholder became an Interested Stockholder and who continue in office (the "Continuing Directors").

A Business Combination includes:

  (i) any merger or consolidation of the Company or any subsidiary thereof with (a) any Interested Stockholder or (b) any other company (whether or not itself an Interested stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate (as hereinafter defined) of an Interested Stockholder; or

  (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other dispo-sition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation, or other agreement (in one transaction or a series of trans-actions) with or for the benefit of any Interested Stockholder or any Af-filiate or Associate of an Interested Stockholder involving any assets, se-curities, or commitments of the Company, any subsidiary of any Interested Stockholder, or any Affiliate or Associate of any Interested Stockholder having an aggregate fair market value and/or involving aggregate commit-ments of $1,000,000 or more; or

  (iii) the adoption of any plan or proposal for the liquidation or dissolu-tion of the Company which is voted for, approved, or consented to by any Interested Stockholder; or

  (iv) any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any of its subsidiaries, or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock, or any securities convert-ible into capital stock or into equity securities of any subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or As-sociate of any Interested Stockholder; or

  (v) any agreement, contract, or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) to (iv).

An "Interested Stockholder" is any person (other than the Company or any subsidiary thereof and other than any profit-sharing, employee stock ownership, or other employee benefit plan of the Company or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (i) is the beneficial owner of voting stock representing 20% or more of the votes entitled to be cast by the holders of all then outstanding shares of voting stock or (ii) is an Affiliate or Associate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner of voting stock representing 20% or more of the votes entitled to be cast by the holders of all then outstanding shares of voting stock.

"Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on the date that the Business Combination is approved by the Board of Directors (the term "registrant" in such Rule 12b-2 meaning, in this case, the Company).

A majority of the Continuing Directors of the Company shall each have the power and duty to determine, for the purposes of applying the Business Combination provisions to their respective corporations, on the basis of information known to them after reasonable inquiry (i) whether a person is an Interested Stockholder, (ii) the number of shares of capital stock or other securities beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, and (iv) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Company or any subsidiary in any Business Combination has, an aggregate fair market value of $1,000,000 or more.

AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE AND BYLAWS

The Certificate contains provisions requiring the affirmative vote of the holders of at least 80% of the voting stock to amend the provisions relating to the election and number of directors and Business Combinations described above. The Bylaws contain provisions requiring the affirmative vote of holders of at least 80% of the voting stock to amend the provisions relating to special meetings of stockholders. These provisions will make it more difficult for stockholders to make changes in the Certificate or Bylaws, including changes designed to facilitate the exercise of control over the Company. In addition, such requirements will enable the holders of a minority of stock to prevent the holders of a majority or more of such stock from amending certain provisions of the Certificate and Bylaws. The requirements for such vote may be difficult to obtain, since at least 80% of the Common Stock must be present or represented by proxy at any meeting at which any such amendment is proposed and must vote in favor of such amendment.

                            DESCRIPTION OF WARRANTS

The Company may issue warrants to purchase Debt Securities (the "Debt Warrants") or Preferred Stock (the "Preferred Share Warrants", collectively with the Debt Warrants, the "Warrants"). Warrants may be issued independently or together with any other Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered pursuant thereto.

DEBT WARRANTS

The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (5) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such security;
(6) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (7) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (8) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (9) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (10) a discussion of material federal income tax considerations, if any; and (11) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the securities purchasable upon such exercise.

PREFERRED WARRANTS

The applicable Prospectus Supplement will describe the following terms of Preferred Stock Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the Securities for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the number of such Warrants issued with each share of Preferred Stock; (5) any provisions for adjustment of the number or amount of Preferred Stock receivable upon exercise of such Warrants or the exercise price of such Warrants; (6) if applicable, the date on and after which such Warrants and the related Preferred Stock will be separately transferable; (7) if applicable, a discussion of material federal income tax considerations; (8) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants; (9) the date on which the right to exercise such Warrants shall commence, and the date on which the right shall expire; (10) the maximum or minimum number of such Warrants which may be exercised at any time.

EXERCISE OF WARRANTS

Each Warrant will entitle the holder of the Warrants to purchase for cash such principal amount of Debt Securities or number of shares of Preferred Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities or Preferred Stock purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

The Nuevo Trust may issue only one series of Trust Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of the Nuevo Trust authorizes the Regular Trustees to issue on behalf of the Nuevo Trust one series of Trust Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, liquidation, conversion rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act, and which will mirror the terms of the Subordinated Debt Securities held by the Property Trustee and described in the Prospectus Supplement related thereto. Reference is made to the Prospectus Supplement relating to the Trust Preferred Securities for specific terms, including (i) the distinctive designation of such Trust Preferred Securities; (ii) the number of Trust Preferred Securities; (iii) the annual distribution rate (or method of determining such rate) for the Trust Preferred Securities and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Trust Preferred Securities shall be payable on a quarterly basis to holders of such Trust Preferred Securities as of a record date in each quarter during which such Trust Preferred Securities are outstanding; (iv) whether distributions on the Trust Preferred Securities shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on the Trust Preferred Securities shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of the Nuevo Trust to the holders of the Trust Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Nuevo Trust; (vi) the obligation, if any, of the Nuevo Trust to purchase or redeem the Trust Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, the Trust Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of the Trust Preferred Securities in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of the Trust Preferred Securities, as a condition to specified action or amendments to the Declaration of the Nuevo Trust; (viii) the terms and conditions, if any, upon which the Trust Preferred Securities may be converted into shares of Common Stock, including the conversion price per share and the circumstances, if any, under which any such conversion right shall expire; (ix) the terms and conditions, if any, upon which the Subordinated Debt Securities may be distributed to holders of the Trust Preferred Securities; (x) if applicable, any securities exchange upon which the Trust Preferred Securities shall be listed; and (xi) any other relevant rights, preferences, privileges, limitations or restrictions of the Trust Preferred Securities not inconsistent with the Declaration of the Nuevo Trust or with applicable law. All Trust Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Trust Preferred Securities Guarantee." Certain United States federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

In connection with the issuance of Trust Preferred Securities, the Nuevo Trust will issue one series of Trust Common Securities. The Declaration of the Nuevo Trust authorizes the Regular Trustees to issue on behalf of the Nuevo Trust one series of Trust Common Securities having such terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities will be substantially identical to the terms of the Trust Preferred Securities, and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities will also carry the right to vote to appoint, remove or replace any of the Nuevo Trustees. All of the Trust Common Securities will be directly or indirectly owned by the Company.

PROPOSED TAX LEGISLATION

On March 19, 1996, as a part of President Clinton's Fiscal 1997 Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") that, among other things, would (i) treat as equity for United States federal income tax purposes certain debt instruments with a maximum term of more than 20 years and (ii) disallow interest deductions on certain convertible debt instruments or defer interest deductions on certain debt instruments issued with original issue discounts. The Proposed Legislation is proposed to be effective for debt instruments issued on or after December 7, 1995.

On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." However, there can be no assurances that the effective date guidance contained in the Joint Statement will be incorporated in the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the Subordinated Debt Securities. In addition, there can be no assurances as to whether or in what form the Proposed Legislation may be enacted into law or whether other legislation will be enacted that otherwise adversely affects the tax treatment of the Subordinated Debt Securities and the Trust Preferred Securities.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

If an Event of Default under the Declaration of the Nuevo Trust occurs and is continuing, then the holders of the Trust Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Subordinated Debt Securities against the Company. In addition, the holders of a majority in liquidation amount of the Trust Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Property Trustee fails to enforce its rights under such of Subordinated Debt Securities, a holder of the Trust Preferred Securities, to the fullest extent permitted by law, may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under such Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default under the Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on such Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of the Trust Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on such Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of the Trust Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Trust Preferred Securities in such Direct Action.

              DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEE

Set forth below is a summary of information concerning the Trust Preferred Securities Guarantee which will be executed and delivered by the Company for the benefit of the holders from time to time of Trust Preferred Securities. The Trust Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as the independent trustee under the Trust Preferred Securities Guarantee (the "Preferred Guarantee Trustee") for purposes of the Trust Indenture Act. The terms of the Trust Preferred Securities Guarantee will be those set forth in the Trust Preferred Securities Guarantee and those made part of the Trust Preferred Securities Guarantee by the Trust Indenture Act. The summary is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Trust Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities.

GENERAL

Pursuant to the Trust Preferred Securities Guarantee, the Company will agree, to the extent set forth therein, to pay in full, to the holders of the Trust Preferred Securities, the Guarantee Payments (as defined herein) (except to the extent paid by the Nuevo Trust), as and when due, regardless of any defense, right of setoff or counterclaim which the Nuevo Trust may have or assert. The following payments with respect to the Trust Preferred Securities to the extent not paid by the Nuevo Trust (the "Guarantee Payments"), will be subject to the Trust Preferred Securities Guarantee thereof (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Trust Preferred Securities, to the extent the Nuevo Trust shall have funds available therefor; (ii) the redemption price set forth in the applicable Prospectus Supplement (the "Redemption Price"), which will not be lower than the liquidation amount, and all accrued and unpaid distributions, to the extent the Nuevo Trust has funds available therefor, with respect to any Trust Preferred Securities called for redemption by the Nuevo Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Nuevo Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Trust Preferred Securities or the conversion of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent the Nuevo Trust has funds available therefor, and (b) the amount of assets of the Nuevo Trust remaining available for distribution to holders of the Trust Preferred Securities in liquidation of the Nuevo Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing the Nuevo Trust to pay such amounts to such holders.

The Trust Preferred Securities Guarantee will not apply to any payment of distributions on the Trust Preferred Securities except to the extent the Nuevo Trust shall have funds available therefor. If the Company does not make interest payments on the Subordinated Debt Securities purchased by the Nuevo Trust, the Nuevo Trust will not pay distributions on the Trust Preferred Securities issued by the Nuevo Trust and will not have funds available therefor. See "Description of Debt Securities--Certain Covenants of the Company." The Trust Preferred Securities Guarantee, when taken together with the Company's obligations under the Subordinated Debt Securities, the Subordinated Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Nuevo Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Trust Preferred Securities.

The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Nuevo Trust with respect to the Trust Common Securities (the "Trust Common Securities Guarantee") to the same extent as the Trust Preferred Securities Guarantee, except that upon an event of default under the Subordinated Indenture, holders of Trust Preferred Securities shall have priority over holders of Trust Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

In the Trust Preferred Securities Guarantee, the Company will covenant that, so long as any Trust Preferred Securities remain outstanding, if there shall have occurred any event that would constitute an event of default under the Trust Preferred Securities Guarantee or the Declaration of the Nuevo Trust, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, or (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock of the Company or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to the Subordinated Debt Securities held by the Property Trustee.

MODIFICATION OF THE TRUST PREFERRED SECURITIES GUARANTEE; ASSIGNMENT

Except with respect to any changes which do not materially adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), the Trust Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in the Trust Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

TERMINATION

The Trust Preferred Securities Guarantee will terminate (a) upon full payment of the Redemption Price of all Trust Preferred Securities, (b) upon distribution of the Subordinated Debt Securities held by the Property Trustee to the holders of the Trust Preferred Securities or the conversion of all of the Trust Preferred Securities or (c) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Nuevo Trust. The Trust Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Trust Preferred Securities Guarantee. The subordination provisions of the Subordinated Debt Securities provide that in the event payment is made on the Subordinated Debt Securities in contravention of such provisions such payments shall be paid over to the holders of Senior Indebtedness.

EVENTS OF DEFAULT

An event of default under the Trust Preferred Securities Guarantee will occur upon (a) the failure of the Company to perform any of its payment or other obligations thereunder or (b) if applicable, the failure by the Company to deliver Common Stock upon an appropriate election by the holder or holders of Trust Preferred Securities to convert the Trust Preferred Securities into shares of Common Stock.

The holders of a majority in liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Trust Preferred Securities Guarantee or exercising any trust power conferred upon the Preferred Guarantee Trustee under such Trust Preferred Securities. If the Preferred Guarantee Trustee fails to enforce such Trust Preferred Securities Guarantee, any holder of Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under such Trust Preferred Securities Guarantee, without first instituting a legal proceeding against the Nuevo Trust, the Preferred Guarantee Trustee or any other person or entity. The Company waives any right or remedy to require that any action be brought first against the Nuevo Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE TRUST PREFERRED SECURITIES GUARANTEE

The Trust Preferred Securities Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company and (iii) senior to Common Stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Trust Preferred Securities Guarantee relating thereto.

The Trust Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to the Trust Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Trust Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Preferred Securities Guarantee at the request of any holder of the Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

                              PLAN OF DISTRIBUTION

The Securities may be sold by the Company, the Nuevo Trust and/or the Selling Stockholders (i) through agents, (ii) through underwriters, (iii) through dealers or (iv) directly to purchasers (through a specific bidding or auction process or otherwise). In addition, the 1818 Fund may offer and sell Common Stock on the New York Stock Exchange. The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

Offers to purchase the Securities may be solicited by agents designated by the Company or a Selling Stockholder from time to time. Any such agent involved in the offer or sale of the Securities will be named, and any commissions payable by the Company or Selling Stockholder to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

If an underwriter or underwriters are utilized in the sale of Securities, the Company or any Selling Stockholders selling Common Stock thereunder will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities.

If a dealer is utilized in the sale of the Securities, the Company or a Selling Stockholder will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto. Offers to purchase the Securities may be solicited directly by the Company or a Selling Stockholder and sales thereof may be made by the Company or a Selling Stockholder directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

The Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company or a Selling Stockholder. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company or a Selling Stockholder and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.

Agents, underwriters, dealers and remarketing firms may be entitled under agreements which may be entered into with the Company or Selling Stockholders to indemnification by the Company or Selling Stockholders against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters, dealers or remarketing firms, or their affiliates may be customers of, engage in transactions with or perform services for the Company or Selling Stockholders in the ordinary course of business.

If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Such Contracts will be subject to only those conditions set forth in the Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company.

                              SELLING STOCKHOLDERS

The Selling Stockholders are United Investors Management Company, a Delaware corporation ("United") and wholly owned subsidiary of Torchmark Corporation, an insurance and financial services holding company, and the 1818 Fund. As of September 30, 1996, United owned 1,275,000 shares of Common Stock of Nuevo and the 1818 Fund owned 112 shares of Common Stock and 11,220 shares of 7% Preferred Stock convertible into approximately 863,493 shares of Common Stock. United is registering for sale all of the shares of Common Stock owned by it and the 1818 Fund is registering for sale all of the shares of Common Stock owned by it or issuable upon conversion of all of the 7% Preferred Stock owned by it. The Prospectus Supplement relating to any Common Stock being offered by either Selling Stockholder will set forth the number of shares of Common Stock being offered for its account as well as the number of such shares and the percentage of the outstanding Common Stock to be owned by such Selling Stockholder after completion of the offering.

The shares of Common Stock being registered hereunder for sale by United and the 1818 Fund have been registered pursuant to registration rights agreements, one of which is between Nuevo and the 1818 Fund, dated May 28, 1992 and the other of which is between Nuevo and Torch Energy Advisors Incorporated ("Torch Energy"), dated April 4, 1996. Torch Energy subsequently assigned its rights under the April 4, 1996 agreement to United. Both registration rights agreements provide a specified number of "demand" registration rights and unlimited "piggy back" registration rights. The Company has agreed pursuant to the registration rights agreements to indemnify the 1818 Fund and United (as the case may be) against certain liabilities including liabilities under the Securities Act, or to contribute to payments the 1818 Fund or United may be required to make in respect thereof. The Company is obligated to pay all expenses in connection with the shares sold by 1818 Fund hereunder, excluding any underwriting discounts or commissions. United is required to pay its pro rata share of any expenses of demand registrations requested by it, and the Company is required to pay all expenses of registration statements in which United participates under its piggy back registration rights, excluding any underwriting discounts or commissions. The general and managing partner of the 1818 Fund is Brown Brothers Harriman & Co., a New York partnership ("Brown Brothers"), which has designated its partners T. Michael Long and Lawrence C. Tucker the sole and exclusive partners having voting power and investment power with respect to the shares of Common Stock into which the 7% Preferred Stock is convertible. Mr. Long is a director of the Company. Brown Brothers has advised the Company that the 1818 Fund is selling its Common Stock because of the advanced term of the 1818 Fund in relation to its planned life.

Prior to September 30, 1996, United owned all of the capital stock of Torch Energy which has rendered administrative services to the Company since the formation of the Company in 1990 pursuant to an administrative services agreement, as amended. Prior to United's sale of Torch Energy on September 30, 1996, Torch Energy distributed to United the shares of Common Stock being registered hereunder. Torch Energy acquired these shares in exchange for properties sold to Nuevo in April 1996. For services rendered in connection with the acquisition of oil and gas properties in California during April 1996, the Company paid Torch Energy a fee of $10 million. Prior to September 30, 1996, J.P. Bryan, a director of the Company, was also a director of Torchmark Corporation. United has advised the Company that it is selling its shares pursuant to its previously announced liquidation of its energy-related investments.

This Prospectus is not the exclusive means for resale of any Common Stock of the Selling Stockholders registered hereunder. For example, the 1818 Fund may also sell Common Stock owned by it pursuant to Rule 144 under the Securities Act.

                                    EXPERTS

The consolidated financial statements of Nuevo Energy Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, the statements of revenues and direct operating expenses of the Unocal Properties for each of the years in the three-year period ended June 30, 1995, and the statements of revenues and direct operating expenses of the Point Pedernales Properties for each of the years in the three-year period ended June 30, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Information incorporated by reference in this Prospectus regarding the Company's estimated quantities of oil and gas reserves and the discounted present value of future pre-tax cash flows therefrom is based upon estimates of such reserves and present values prepared by Miller and Lents, Ltd., S. A. Holditch and Associates, Inc., Ryder Scott Company, D.O.R. Engineering Inc., and Poco Oil Co., independent petroleum engineers. Information incorporated in this Prospectus regarding the estimated quantities of oil and gas reserves attributable to the California Properties and the discounted present value of future pre-tax cash flows therefrom is based upon estimates of such reserves and present values prepared by or derived from estimates prepared by Ryder Scott Company. Information incorporated in this Prospectus regarding the estimated quantities of oil and gas reserves attributable to the East Texas Properties and the discounted present value of future pre-tax cash flows therefrom is based upon estimates of such reserves and present values prepared by or derived from estimates prepared by T.J. Smith & Company, Inc. All of such information has been so included herein in reliance upon the authority of such firms as experts in such matters.

                                 LEGAL MATTERS

The validity of the Securities, other than the Trust Securities, offered hereby will be passed upon for the Company by Butler & Binion L.L.P., Houston, Texas, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable Prospectus Supplement. The validity of the Trust Securities will be passed upon by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to the Company and the Nuevo Trust. If the Securities include any Common Stock of a Selling Stockholder, certain legal matters in connection therewith will be passed upon for such Selling Stockholders by counsel named in the applicable Prospectus Supplement.

                                      LOGO
                      [LOGO OF NUEVO ENERGY APPEARS HERE]

                                                FILED PURSUANT TO RULE 424(b)(5)
                                            REGISTRATION STATEMENT NO. 333-16231



PROSPECTUS SUPPLEMENT
(To Prospectus dated November 25, 1996)
2,000,000 Securities
NUEVO FINANCING I

$2.875 Term Convertible Securities, Series A ("TECONSSM")
(Liquidation preference $50 per security) guaranteed to the extent set forth herein by, and convertible into Common Stock of,

LOGO
[LOGO OF NUEVO ENERGY APPEARS HERE]

The $2.875 Term Convertible Securities, Series A (the "TECONS" or "Trust Preferred Securities"), liquidation preference $50 per security, offered hereby are being issued by Nuevo Financing I, a statutory business trust created under the laws of the State of Delaware ("Nuevo Financing" or the "Trust"). The TECONS offered hereby represent preferred undivided beneficial interests in the assets of the Trust.

This TECONS offering (the "TECONS Offering") is being conducted concurrently with an offering of common stock (the "Common Stock Offering") of Nuevo Energy Company (the "Company" or "Nuevo") by certain Selling Stockholders (as defined herein). The Company will not receive any proceeds from the sale of Common Stock in the Common Stock Offering. The consummation of the TECONS Offering is not contingent on the closing of the Common Stock Offering.

The TECONS have been approved for listing on the New York Stock Exchange under the symbol "NEV PrT," subject to official notice of issuance.
                                                  (continued on following page)
SEE "RISK FACTORS" COMMENCING ON PAGE S-13 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------

                                   PRICE TO     UNDERWRITING    PROCEEDS TO
                                   PUBLIC(1)    COMPENSATION(2) NUEVO FINANCING(3)(4)
-------------------------------------------------------------------------------------
Per TECONS                         $50.00       (3)             $50.00
-------------------------------------------------------------------------------------
Total (5)                          $100,000,000 (3)             $100,000,000
-------------------------------------------------------------------------------------

(1) Plus accumulated Distributions (as defined herein), if any, from December 23, 1996.
(2) Nuevo Financing and Nuevo have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) The Underwriting Agreement provides that Nuevo will pay to the Underwriters, as compensation for their services, $1.375 per TECONS (or $2,750,000 in the aggregate). See "Underwriting."
(4) Nuevo will pay expenses of the TECONS Offering estimated at $250,000.
(5) The Company and Nuevo Financing have granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus Supplement, to purchase up to an additional 300,000 TECONS to cover over-allotments, if any. If such over-allotment option is exercised in full, the Price to Public, Underwriting Compensation and Proceeds to Nuevo Financing will be $115,000,000, $3,162,500 and $115,000,000, respectively. See "Underwriting."

The TECONS are offered severally by the Underwriters, as specified herein, subject to prior sale, when, as, and if accepted by the Underwriters, and subject to various prior conditions, including their right to reject orders in whole or in part, and subject to approval of certain legal matters by Vinson & Elkins L.L.P., counsel for the Underwriters. It is expected that delivery of the TECONS will be made only in book-entry form through the facilities of The Depository Trust Company, as Depositary, on or about December 23, 1996, against payment therefor in immediately available funds.

J.P. MORGAN & CO.                                          SALOMON BROTHERS INC

December 18, 1996

(continued from previous page)

Nuevo will directly or indirectly own all the common securities (the "Trust Common Securities," and together with the TECONS, the "Trust Securities"), representing undivided beneficial interests in the assets of Nuevo Financing. Nuevo Financing exists for the sole purpose of issuing the TECONS and Trust Common Securities and investing the proceeds thereof in 5.75% Convertible Subordinated Debentures due December 15, 2026 (the "Convertible Debentures") of Nuevo in an aggregate principal amount equal to the aggregate liquidation amount of the Trust Securities. The Convertible Debentures and the TECONS in respect of which this Prospectus Supplement is being delivered are referred to herein as the "Offered Securities." The Convertible Debentures, when issued, will be unsecured obligations of Nuevo and will be subordinate and junior in right of payment to certain other indebtedness of Nuevo as described herein. Upon a Declaration Event of Default (as defined herein), the holders of TECONS will have a preference over the holders of the Trust Common Securities with respect to payment in respect of Distributions (as defined herein) and payments upon redemption, liquidation and otherwise.

Holders of the TECONS are entitled to receive cumulative cash Distributions at an annual rate of $2.875 per TECONS accumulating from the first date that any TECONS are issued and payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing March 15, 1997 ("Distributions"). The payment of Distributions out of moneys held by Nuevo Financing and payments on liquidation of Nuevo Financing or the redemption of TECONS, as set forth below, are guaranteed by Nuevo (the "Guarantee") to the extent described herein and under "Description of Trust Preferred Securities Guarantee" in the accompanying Prospectus. The Guarantee covers payments of Distributions and other payments on the TECONS only if and to the extent that Nuevo Financing has funds available therefor, which will not be the case unless Nuevo has made a payment of interest or principal or other payments on the Convertible Debentures held by Nuevo Financing as its sole assets. The Guarantee, when taken together with the obligations of Nuevo under the Convertible Debentures and the Subordinated Indenture (as defined herein) and its obligations under the Declaration (as defined herein), including its liabilities to pay costs, expenses, debts and obligations of Nuevo Financing (other than with respect to the Trust Securities), provides a full and unconditional guarantee of amounts due on the TECONS. See "Risk Factors - Risks Relating to an Investment in the TECONS - Rights Under the Guarantee."

The obligations of Nuevo under the Guarantee are subordinate and junior in right of payment to all other liabilities of Nuevo and rank pari passu with the most senior preferred stock issued, from time to time, if any, by Nuevo. The obligations of Nuevo under the Convertible Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined in the accompanying Prospectus) of Nuevo. The Convertible Debentures purchased by the Trust may be subsequently distributed pro rata to holders of the TECONS and Trust Common Securities in connection with the dissolution of the Trust upon the occurrence of certain events.

Each TECONS is convertible in the manner described herein at the option of the holder, at any time prior to the Conversion Expiration Date (as defined herein), into common shares, $0.01 par value, of Nuevo ("Nuevo Common Stock"), at the initial rate of 0.8421 shares of Nuevo Common Stock for each TECONS (equivalent to an initial conversion price of $59.375 per share of Nuevo Common Stock), subject to adjustment in certain circumstances. See "Description of the TECONS - Conversion Rights." The closing price of Nuevo Common Stock, which is listed under the symbol "NEV" on the New York Stock Exchange Composite Tape, on December 18, 1996, was $47.50 per share.

The Distribution rate and the Distribution payment date and other payment dates for the TECONS will correspond to the interest rate and interest payment date and other payment dates for the Convertible Debentures, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Convertible Debentures, no amounts will be paid on the TECONS. If Nuevo does not make principal or interest payments on the Convertible Debentures, the Trust will not have sufficient funds to make Distributions on the TECONS, in which event, the Guarantee will not apply to such Distributions until the Trust has sufficient funds available therefor.

So long as Nuevo shall not be in default in the payment of interest on the Convertible Debentures, Nuevo has the right to defer payments of interest on the Convertible Debentures from time to time for successive periods (each, an "Extension Period") by extending the interest payment period on the Convertible Debentures at any time for up to 20 consecutive quarters. If interest payments are so deferred, Distributions to holders of the TECONS will also be deferred. During such Extension Period, Distributions will continue to accumulate with interest thereon (to the extent permitted by applicable law) at the Distribution rate, compounded quarterly, and during any Extension Period, holders of TECONS will be required to include deferred interest income in their gross income for U.S. federal income tax purposes in advance of receipt of the cash Distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Convertible Debentures. See "Risk Factors - Risks Relating to an Investment in the TECONS - Option to Extend Interest Payment Period," "Description of the TECONS - Distributions," "Description of the Convertible Debentures - Option to Extend Interest Payment Period" and "Certain Federal Tax Consequences -
 Original Issue Discount."

The Convertible Debentures are redeemable by Nuevo, in whole or in part, from time to time, on or after December 15, 1999, at the prices set forth herein (the "Redemption Price"), plus accrued and unpaid interest thereon to the date fixed for redemption. In addition, in certain circumstances upon the occurrence of a Special Event (as defined herein) the Convertible Debentures may be redeemed by Nuevo at 100% of the principal amount thereof, plus accrued and unpaid interest thereon. If Nuevo redeems the Convertible Debentures, the Trust shall redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Convertible Debentures so redeemed. See "Description of the TECONS - Mandatory Redemption." The outstanding TECONS will be redeemed upon maturity of the Convertible Debentures. The Convertible Debentures mature on December 15, 2026.

Upon the occurrence of a Special Event arising from a change in law or a change in legal interpretation, unless the Convertible Debentures are redeemed in the limited circumstances described herein, the Trust may be dissolved (with the consent of Nuevo), with the result that the Convertible Debentures would be distributed to the holders of the TECONS, on a pro rata basis, in lieu of any cash Distribution. See "Description of the TECONS - Special Event Distribution; Tax Event Redemption." If Nuevo declines to consent to such dissolution and Distribution, Nuevo may incur an obligation to pay Additional Interest (as defined herein). See "Description of TECONS - Special Event Distribution; Tax Event Redemption" and "Description of the Convertible Debentures - Additional Interest."

In the event of the involuntary or voluntary dissolution, winding-up or termination of the Trust, the holders of the TECONS will be entitled to receive for each TECONS a liquidation amount of $50 plus accumulated and unpaid Distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution in the case of a Special Event, the Convertible Debentures are distributed to the holders of the TECONS. See "Description of the TECONS - Liquidation Distribution Upon Dissolution."

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE TECONS AND THE NUEVO COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Nuevo Financing, Nuevo or any Underwriter. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT                    PAGE
Prospectus Supplement Summary..........   S-5
Risk Factors...........................  S-13
Use of Proceeds........................  S-19
Common Stock Offering..................  S-19
Price Range of Common Stock and
 Dividend Policy.......................  S-20
Capitalization.........................  S-21
Selected Consolidated Financial Data...  S-22
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations............................  S-23
Business and Properties................  S-28
Management.............................  S-36
Nuevo Financing I......................  S-39
Description of the TECONS..............  S-40
Description of the Guarantee...........  S-52
Description of the Convertible
 Debentures............................  S-53
Effect of Obligations under the
 Convertible Debentures and the
 Guarantee.............................  S-57
Certain Federal Tax Consequences.......  S-58
Description of Existing Indebtedness...  S-62
Description of Shareholders Rights
 Plan..................................  S-64
Underwriting...........................  S-65
Legal Matters..........................  S-66
Glossary...............................  S-67

PROSPECTUS                                                                                                    PAGE
Available Information........................................................................................    3
Incorporation of Certain Documents by Reference..............................................................    3
The Company..................................................................................................    4
The Nuevo Trust..............................................................................................    4
Use of Proceeds..............................................................................................    4
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends..    5
Description of Debt Securities...............................................................................    5
Description of Capital Stock.................................................................................   13
Certain Anti-Takeover Provisions.............................................................................   15
Description of Warrants......................................................................................   18
Description of Trust Preferred Securities....................................................................   19
Description of Trust Preferred Securities Guarantee..........................................................   20
Plan of Distribution.........................................................................................   22
Selling Stockholders.........................................................................................   23
Experts......................................................................................................   24
Legal Matters................................................................................................   24

                         PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read in connection with, the more detailed information and Consolidated Financial Statements and the Notes thereto incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. All information in the Prospectus Supplement assumes that the Underwriters' over-allotment option will not be exercised, unless otherwise indicated. References herein to "Nuevo" or the "Company" include Nuevo and its predecessors and subsidiaries unless the context requires otherwise. See "Glossary" for definitions of oil and gas terms used in this Prospectus Supplement.

                                  THE COMPANY

Nuevo is a Houston, Texas-based company primarily engaged in the exploration for, and the acquisition, exploitation, development and production of crude oil and natural gas. The Company's principal properties are located domestically onshore and offshore California, in East Texas and the onshore Gulf Coast region; and internationally offshore the Republic of Congo in West Africa. Since the Company's inception in 1990, it has grown and diversified its operations through a series of disciplined, opportunistic acquisitions of oil and gas properties and the subsequent exploitation and development of these properties. The Company has complemented these efforts with an active and growing exploration program which provides exposure to high potential prospects. The Company's primary strengths are its large inventory of exploitation and exploration projects in its core areas of operation, its demonstrated ability to implement and maintain a low cost structure, its ability to identify and acquire, at attractive prices, producing properties which have significant potential for further exploration, exploitation and development, and a capital structure supportive of a growing investment program and future acquisitions.

As a result of these activities, Nuevo has substantially increased its reserves, production, cash flow and earnings. The Company increased its estimated net proved reserves by 719% from 32.3 MMBOE on December 31, 1992 to
264.5 MMBOE on December 31, 1995 (on a pro forma basis giving effect to the acquisition of the California Properties as of such date). Average daily production has increased by 385% from 12.9 MBOE/d in the quarter ended September 30, 1993 to 62.6 MBOE/d in the quarter ended September 30, 1996. Cash flow from operations (prior to changes in working capital and other assets and liabilities) increased by 152% from $33.7 million in the first nine months of 1993 to $84.8 million in the first nine months of 1996. Net income has also increased 181% from $6.9 million in the first nine months of 1993 to $19.4 million in the first nine months of 1996. The Company operated properties representing 85% of its pro forma estimated net proved reserves as of December 31, 1995.

                               BUSINESS STRATEGY

Nuevo's objective is to increase shareholder value through growth in reserves, production, cash flow and earnings. Key elements of the Company's strategy to achieve its objective are described below.

Exploitation of Existing Reserve Base The Company initiates workovers, recompletions, development drilling, secondary and tertiary recovery operations and other production enhancement techniques to maximize current production and the ultimate recovery of reserves. Using constant year end 1995 prices, the Company has identified in excess of 1,000 exploitation projects on its existing properties which it believes offer meaningful opportunities to grow reserves and increase production, irrespective of exploration or acquisition successes. Examples of current or planned projects include: (i) infill drilling, the initiation of a new steamflood project, and multiple zone completions in the Midway-Sunset field in central California; (ii) infill drilling and horizontal drilling in the Cymric field in central California; (iii) recompletions and the initiation of a waterflood project in the Brea Olinda field in the Los Angeles basin; (iv) infill drilling and the commencement of construction of an adjacent gas processing plant at the Point Pedernales field offshore California; (v) infill drilling in the Oak Hill field in East Texas; and (vi) development drilling and well workovers at the Yombo field in the Republic of Congo. The Company expects to increase its capital expenditures for exploitation projects from an estimated $75.0 million in 1996 to $115.0 million in 1997.

Exploration for Potential New Reserves The Company has an active and growing exploration program targeting high potential reserve opportunities offshore the Republic of Congo, in California and the onshore Gulf Coast region. The Company seeks to reduce the risks normally associated with exploration through the use of advanced technologies, such as 3-D seismic surveys and computer aided exploration ("CAEX") techniques, and by participating with other experienced industry partners. The Company has had recent exploratory discoveries in: (i) the Lower Sendji section of the Yombo field offshore the Republic of Congo;
(ii) the Antelope Shale section in the Monument Junction area of the Cymric field in central California; (iii) the Frontier section in the North Riley Ridge area in western Wyoming; and (iv) the Sespe section in the Big Mountain field in the Ventura Basin of California. Ongoing exploratory activities include the drilling of a large Cotton Valley Pinnacle Reef structure in Trinity County, Texas and the exploration of the downdip Austin Chalk trend in Grimes County, Texas. The Company currently expects to increase its exploration budget from an estimated $15.0 million in 1996 to $25.0 million in 1997.

Maintenance of a Low Cost Structure The Company believes that its ability to implement and maintain a low cost structure allows it to compete successfully in an industry characterized by fluctuating commodity prices. The Company focuses its cost strategy on reducing its per BOE finding costs, lease operating expenses, general and administrative expenses and costs of capital in order to maintain operating profitability even during periods of adverse commodity prices. For the three years ended December 31, 1995, Nuevo's finding costs from exploration and exploitation per BOE have averaged $4.00 domestically and $1.57 internationally, significantly below published industry averages. Lease operating expense per BOE produced from the properties acquired by Nuevo from Union Oil Company of California ("Unocal") in April 1996 was reduced from $6.40 in the first quarter of 1996 to $5.92 and $5.34 in the second and third quarters of 1996, respectively. The Company's total general and administrative costs have declined from $1.78 per BOE in the quarter ended September 30, 1993 to $1.11 per BOE in the quarter ended September 30, 1996. Subject to prevailing market conditions, the Company anticipates that it will redeem its 12 1/2% Senior Subordinated Notes due June 15, 2002 ("12 1/2 Notes") in June 1997, in an effort to further reduce its capital costs. See "Description of Existing Indebtedness--12 1/2% Notes."

Opportunistic Acquisitions of Properties The Company may from time to time acquire producing properties which are either complementary to existing operations or which are believed to provide significant exploitation or exploration opportunities. The Company has demonstrated an ability to identify, negotiate and close acquisitions of producing properties at favorable prices. The Company's average finding costs from acquisitions have been $2.41 per BOE for the three years ended December 31, 1995 (on a pro forma basis giving effect to the acquisition of the California Properties).

Preservation of a Sound Capital Structure The Company strives to maintain a sound financial condition to accommodate the capital outlays necessary to increase reserves and production through exploration, exploitation and selected acquisitions, even during periods of low commodity prices and unfavorable capital markets. As of September 30, 1996, as adjusted for the TECONS Offering, the Company's long-term debt to total capitalization will be approximately 40%, and its Long-Term Debt to Adjusted Capitalization will be approximately 27%. See "Capitalization" and "Glossary." As of September 30, 1996, as adjusted for the TECONS Offering, the Company had $232.0 million available for borrowing under its primary bank credit facility. See "Description of Existing Indebtedness - Credit Facility."

                              RECENT DEVELOPMENTS

In April 1996, the Company acquired oil and gas properties in California (the "California Properties") from Unocal and from Torch Energy Advisors Incorporated ("Torch") for a combined net purchase price of $515.3 million, plus a contingent payment based on future oil prices. The California Properties consist of 42 fields (of which 36 are operated) with approximately 2,300 active wells (2,000 operated) and estimated net proved reserves as of December 31, 1995 of 183.8 MMBOE, with a PV-10 Value of $587.8 million. During the six months ended September 30, 1996, the California Properties constituted 72% of the Company's total oil and natural gas production on a BOE basis. Since acquiring the California Properties, the Company has spent approximately $20 million to commence over 110 exploitation and development projects. In addition to the exploitation projects, the Company in October 1996 successfully completed an exploratory well in the Cymric field in California. The well was drilled to 6,600 feet and encountered 77 feet of net pay in the Antelope Shale section in the Monument Junction area.

In February 1995, the Company acquired a 43.8% working (32.5% net revenue) interest in the Yombo field in the Republic of Congo. The Yombo field, located 27 miles offshore in 360 feet of water, has 25 wells producing at depths ranging from 2,100 to 3,800 feet. The cash purchase price for the Yombo field was $10.8 million. Between December 1, 1993, the effective date of the acquisition, and December 31, 1995, the field produced 3.1 MMBbls net to Nuevo's interest, and as of December 31, 1995, had estimated proved reserves net to Nuevo's interest of 20.8 MMBbls of oil with a PV-10 Value of $112.9 million. As part of the Yombo acquisition, the Company acquired a converted super tanker with storage capacity of over one million barrels of oil for use as a floating production, storage and offloading vessel. In October 1996, the Company drilled a successful exploration well to the Lower Sendji formation in the Yombo field. This well is currently being deepened to test an additional sub-salt structure before a decision will be made as to where to complete and commence production. A delineation well for the Lower Sendji or any sub-salt discovery will be spudded immediately after the completion of the well currently in progress. In 1997, the Company plans to drill an additional exploration well to evaluate the Lower Sendji and sub-salt sections underlying the Masseko field located several miles to the west of the Yombo field, as well as to further delineate the Upper Sendji and Tchala zones which were discovered but not developed by the previous operator. Other potential exploration features on the concession are being evaluated for possible future drilling. Additionally, the Company plans in 1997 to initiate a waterflood project to enhance production from the existing Upper Sendji and Tchala zones.

                                TECONS OFFERING

SECURITIES OFFERED.................    2,000,000 $2.875 Term Convertible
                                       Securities, Series A ("TECONS" or
                                       "Trust Preferred Securities")
                                       (2,300,000 if the Underwriters' over-
                                       allotment option is exercised in full).

ISSUER.............................    Nuevo Financing I, a Delaware business
                                       trust. The sole assets of the Trust
                                       will consist of the 5.75% Convertible
                                       Subordinated Debentures due December
                                       15, 2026 (the "Convertible Debentures")
                                       of Nuevo.

GUARANTOR..........................    Nuevo Energy Company, a Delaware
                                       corporation.

DISTRIBUTIONS......................    Distributions on the TECONS will
                                       accumulate from December 23, 1996 and
                                       will be payable at an annual rate of
                                       $2.875 per TECONS. Subject to the
                                       Distribution deferral provisions
                                       described below, Distributions will be
                                       payable quarterly in arrears on each
                                       March 15, June 15, September 15 and
                                       December 15, commencing March 15, 1997.
                                       Because Distributions on the TECONS
                                       constitute interest for U.S. federal
                                       income tax purposes, corporate holders
                                       thereof will not be entitled to a
                                       dividends-received deduction.

DISTRIBUTION DEFERRAL PROVISIONS...    The ability of the Trust to pay
                                       Distributions on the TECONS is solely
                                       dependent on the receipt of interest
                                       payments from Nuevo on the Convertible
                                       Debentures. So long as Nuevo shall not
                                       be in default in the payment of
                                       interest on the Convertible Debentures,
                                       Nuevo has the right to defer payments
                                       of interest on the Convertible
                                       Debentures from time to time for
                                       successive Extension Periods not
                                       exceeding 20 consecutive quarters for
                                       each such period. Quarterly
                                       Distributions on the TECONS would be
                                       deferred by the Trust (but would
                                       continue to accumulate quarterly and
                                       accrue interest) until the end of any
                                       such Extension Period. Upon the
                                       termination of an Extension Period,
                                       payment is due on all accrued and
                                       unpaid amounts on the Convertible
                                       Debentures and upon such payment, the
                                       Trust would be required to pay all
                                       accumulated and unpaid Distributions.
                                       Nuevo will give notice of its deferral
                                       of an interest payment to the Trust no
                                       later than ten business days prior to
                                       the related record date (unless the
                                       Property Trustee (as defined herein)
                                       shall be the sole holder of the
                                       Convertible Debentures in which case
                                       notice will be given no later than one
                                       business day prior to the related
                                       record date). See "Risk Factors - Risks
                                       Relating to an Investment in the
                                       TECONS -  Option to Extend Interest
                                       Payment Period," "Description of the
                                       TECONS - Distributions" and
                                       "Description of the Convertible
                                       Debentures - Option to Extend Interest
                                       Payment Period." If a deferral of an
                                       interest payment occurs, the holders of
                                       the TECONS will continue to accrue
                                       income for U.S. federal income tax
                                       purposes in advance of any
                                       corresponding cash Distribution. See
                                       "Risk Factors - Risks Relating to an
                                       Investment in the TECONS - Option to
                                       Extend Interest Payment Period" and
                                       "Certain Federal Tax Consequences -
                                        Original Issue Discount."

RIGHTS UPON DEFERRAL OF
DISTRIBUTIONS......................    During any period in which interest
                                       payments on the Convertible Debentures
                                       are deferred, interest will accrue on
                                       the Convertible Debentures (compounded
                                       quarterly) and quarterly Distributions
                                       will continue to accumulate with
                                       interest thereon (to the extent
                                       permitted by applicable law) at the
                                       Distribution rate, compounded
                                       quarterly. Nuevo has agreed, among
                                       other things, not to declare or pay any
                                       dividend on its capital stock during
                                       any Extension Period. See "Risk
                                       Factors - Risks Relating to an
                                       Investment in the TECONS - Option to
                                       Extend Interest Payment Period" and
                                       "Description of the Convertible
                                       Debentures - Option to Extend Interest
                                       Payment Period."

CONVERSION RIGHTS..................    Each TECONS is convertible at any time
                                       prior to the close of business on
                                       December 15, 2026 (or, in the case of
                                       TECONS called for redemption, prior to
                                       the close of business on the Business
                                       Day prior to the applicable redemption
                                       date) at the option of the holder into
                                       shares of Nuevo Common Stock, at the
                                       rate of 0.8421 shares of Nuevo Common
                                       Stock for each TECONS (equivalent to a
                                       conversion price of $59.375 per share
                                       of Nuevo Common Stock), subject to
                                       adjustment in certain circumstances.
                                       The closing price of Nuevo Common Stock
                                       on the New York Stock Exchange
                                       Composite Tape on December 18, 1996,
                                       was $47.50 per share. In connection
                                       with any conversion of a TECONS, the
                                       Conversion Agent (as defined herein)
                                       will exchange such TECONS for the
                                       appropriate principal amount of the
                                       Convertible Debentures held for the
                                       Trust and immediately convert such
                                       Convertible Debentures into Nuevo
                                       Common Stock. No fractional shares of
                                       Nuevo Common Stock will be issued as a
                                       result of conversion, but in lieu
                                       thereof such fractional interest will
                                       be paid by Nuevo in cash. See
                                       "Description of the TECONS - Conversion
                                       Rights."

LIQUIDATION PREFERENCE.............    In the event of any liquidation of the
                                       Trust, holders will be entitled to
                                       receive $50 per TECONS plus an amount
                                       equal to any accumulated and unpaid
                                       Distributions thereon to the date of
                                       payment, unless Convertible Debentures
                                       are distributed to such holders. See
                                       "Description of the TECONS  -
                                        Liquidation Distribution Upon
                                       Dissolution."

REDEMPTION.........................    The Convertible Debentures will be
                                       redeemable for cash, at the option of
                                       the Company, in whole or in part, from
                                       time to time on or after December 15,
                                       1999, at the prices specified herein.
                                       Upon any redemption of the Convertible
                                       Debentures, the TECONS will be redeemed
                                       at the Redemption Price. The TECONS
                                       will not have a stated maturity date,
                                       although they will be subject to
                                       mandatory redemption upon the repayment
                                       of the Convertible Debentures at their
                                       stated maturity (December 15, 2026),
                                       upon acceleration, earlier redemption
                                       or otherwise. See "Description of the
                                       TECONS - Mandatory Redemption" and
                                       "Description of the Convertible
                                       Debentures - Redemption at the Option
                                       of Nuevo."

GUARANTEE..........................    Nuevo will irrevocably and
                                       unconditionally guarantee, on a
                                       subordinated basis and to the extent
                                       set forth herein, the payment in full
                                       of (i) Distributions on the TECONS to
                                       the
                                       extent the Trust has funds available
                                       therefor, (ii) the amount payable upon
                                       redemption of the TECONS to the extent
                                       the Trust has funds available therefor
                                       and (iii) generally, the liquidation
                                       preference of the TECONS to the extent
                                       the Trust has assets available for
                                       distribution to holders of TECONS. The
                                       Guarantee will be unsecured and will be
                                       subordinate and junior in right of
                                       payment to all other liabilities of
                                       Nuevo and will rank pari passu in right
                                       of payment with the most senior
                                       preferred stock issued, from time to
                                       time, if any, by Nuevo. See
                                       "Description of the Guarantee" herein
                                       and "Description of Trust Preferred
                                       Securities Guarantee - Status of the
                                       Trust Preferred Securities Guarantee"
                                       in the accompanying Prospectus.

VOTING RIGHTS......................    Generally, holders of the TECONS will
                                       not have any voting rights. However, if
                                       an Indenture Event of Default (as
                                       defined herein) occurs and is
                                       continuing, the holders of 25% of the
                                       aggregate liquidation amount of the
                                       TECONS may direct the Property Trustee
                                       to declare the principal and interest
                                       on the Convertible Debentures
                                       immediately due and payable. If (i) the
                                       Property Trustee fails to enforce its
                                       rights under the Convertible Debentures
                                       or (ii) the Guarantee Trustee fails to
                                       enforce its rights under the Guarantee,
                                       a record holder of the TECONS may
                                       institute a legal proceeding directly
                                       against Nuevo to enforce such rights
                                       without first instituting any legal
                                       proceeding against any other person or
                                       entity. See "Description of the
                                       TECONS - Voting Rights" and
                                       "Description of the TECONS -Declaration
                                       Events of Default."

SPECIAL EVENT DISTRIBUTION; TAX
EVENT REDEMPTION...................    Upon the occurrence of a Special Event
                                       (as defined herein), except in certain
                                       limited circumstances, Nuevo may cause
                                       the Trust to be dissolved and cause the
                                       Convertible Debentures to be
                                       distributed to the holders of the
                                       TECONS. In the case of a Tax Event (as
                                       defined herein), Nuevo may also elect
                                       to cause the TECONS to remain
                                       outstanding and pay Additional Interest
                                       (as defined herein), if any, on the
                                       Convertible Debentures. In certain
                                       circumstances upon the occurrence of a
                                       Tax Event, the Convertible Debentures
                                       may be redeemed by Nuevo at 100% of the
                                       principal amount thereof plus accrued
                                       and unpaid interest thereon. See
                                       "Description of the TECONS - Special
                                       Event Distribution; Tax Event
                                       Redemption."

CONVERTIBLE SUBORDINATED
DEBENTURES OF NUEVO................    The Convertible Debentures will mature
                                       on December 15, 2026, and will bear
                                       interest at the rate of 5.75% per
                                       annum, payable quarterly in arrears. So
                                       long as Nuevo shall not be in default
                                       in the payment of interest on the
                                       Convertible Debentures, Nuevo has the
                                       right to defer payments of interest on
                                       the Convertible Debentures from time to
                                       time for successive periods not
                                       exceeding 20 consecutive quarters for
                                       each such period; provided, that no
                                       such period shall extend beyond the
                                       maturity date of the Convertible
                                       Debentures. Prior to the termination of
                                       any Extension Period
                                       of less than 20 consecutive quarters,
                                       Nuevo may further defer interest
                                       payments provided the Extension Period,
                                       as previously and further extended,
                                       does not exceed 20 consecutive quarters
                                       and does not extend beyond the maturity
                                       date of the Convertible Debentures.
                                       During any Extension Period no interest
                                       shall be due, but such interest shall
                                       continue to accrue and compound
                                       quarterly. Upon the termination of the
                                       Extension Period, payment is due on all
                                       accrued and unpaid amounts. After the
                                       payment of all amounts then due, Nuevo
                                       may commence a new Extension Period,
                                       subject to the conditions of this
                                       paragraph. During any Extension Period,
                                       Nuevo will be prohibited from paying
                                       dividends on any of its capital stock
                                       and making certain other restricted
                                       payments until quarterly interest
                                       payments are resumed and all amounts
                                       due on the Convertible Debentures are
                                       made current.

                                       The payment of principal and interest
                                       on the Convertible Debentures will be
                                       subordinated in right of payment to all
                                       Senior Indebtedness of Nuevo. In
                                       addition, payment of principal and
                                       interest on the Convertible Debentures
                                       will be structurally subordinated to
                                       the liabilities of Nuevo's
                                       subsidiaries. As of September 30, 1996,
                                       the Company had $391.3 million of
                                       Senior Indebtedness outstanding, and
                                       the Company's subsidiaries had
                                       liabilities of $19.3 million, excluding
                                       guarantees of Senior Indebtedness of
                                       the Company. The Subordinated
                                       Indenture, under which the Convertible
                                       Debentures will be issued, does not
                                       limit the aggregate amount of Senior
                                       Indebtedness that may be incurred by
                                       Nuevo and does not limit the
                                       liabilities of the Company's
                                       subsidiaries. The Convertible
                                       Debentures will have provisions with
                                       respect to interest, optional
                                       redemption and conversion into Nuevo
                                       Common Stock and certain other terms
                                       substantially similar or analogous to
                                       those of the TECONS. See "Description
                                       of the Convertible Debentures" and
                                       "Risk Factors - Risks Relating to an
                                       Investment in the TECONS - Ranking of
                                       Subordinate Obligations Under the
                                       Guarantee and Convertible Debentures."

COMMON STOCK OFFERING..............    Concurrently with the TECONS Offering,
                                       the Selling Stockholders are selling
                                       1,860,000 shares of their Common Stock
                                       in the Common Stock Offering (2,138,605
                                       shares assuming the underwriters' over-
                                       allotment options in the Common Stock
                                       Offering are exercised in full). See
                                       "Common Stock Offering." The Company
                                       will not receive any of the proceeds of
                                       the Common Stock Offering. The
                                       consummation of the TECONS Offering is
                                       not contingent on the closing of the
                                       Common Stock Offering.

USE OF PROCEEDS....................    All of the proceeds from the sale of
                                       the TECONS will be invested by the
                                       Trust in Convertible Debentures of
                                       Nuevo issued pursuant to the
                                       Subordinated Indenture. After paying
                                       the Underwriters' compensation and
                                       other expenses associated with the
                                       TECONS Offering, Nuevo will use the net
                                       proceeds to repay a portion of its bank
                                       indebtedness. See "Use of Proceeds."

NEW YORK STOCK EXCHANGE SYMBOL.....    "NEV PrT"

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                       --------------------------------------------------------

                                                                                   PRO FORMA(1)
                                                                            --------------------------
                                                                                           NINE MONTHS
                                                         NINE MONTHS ENDED    YEAR ENDED         ENDED
                          YEAR ENDED DECEMBER 31,          SEPTEMBER 30,    DECEMBER 31, SEPTEMBER 30,
Dollars in thousands,        1993      1994        1995      1995      1996         1995          1996
except per share data    --------  --------    --------  --------  -------- ------------ -------------
STATEMENT OF OPERATIONS                                     (UNAUDITED)            (UNAUDITED)
 DATA
 Revenues............... $107,832  $119,320    $138,727  $103,655  $218,851     $344,352      $269,780
 Operating expenses.....   42,943    47,721      57,027    42,038    91,007      141,857       109,124
 General and administra-
  tive
  expenses..............    9,355    10,656      10,165     7,362    14,941       22,523        17,655
 Depreciation, depletion
  and
  amortization..........   29,066    38,568      41,866    32,328    54,495       99,527        68,824
 Provision for impair-
  ment of oil and gas
  properties............        -    34,632(2)        -         -         -           --            --
 Interest expense.......   11,861    12,560      15,389    11,754    25,825       45,643        33,389
 Other expense..........       36     2,387          45        20        57           45            57
                         --------  --------    --------  --------  --------     --------      --------
 Income (loss) before
  income taxes and
  minority interest.....   14,571   (27,204)     14,235    10,153    32,526       34,757        40,731
 Net income (loss)......    8,933   (17,603)      9,010     6,382    19,397       20,671        24,261
 Earnings (loss) attrib-
  utable to common
  stockholders.......... $  7,183  $(19,353)   $  7,538  $  5,174  $ 18,631     $ 19,199      $ 23,495
                         ========  ========    ========  ========  ========     ========      ========
 Earnings (loss) per
  common share.......... $    .70  $  (1.76)   $    .66  $    .47  $   1.12     $   1.08      $   1.23
                         ========  ========    ========  ========  ========     ========      ========
STATEMENT OF CASH FLOWS
 DATA
 Net income (loss)...... $  8,933  $(17,603)   $  9,010  $  6,382  $ 19,397     $ 20,671      $ 24,261
 Depreciation, depletion
  and
  amortization..........   29,066    73,200(2)   41,866    32,328    54,495       99,527        68,824
 Other non-cash items...    6,282   (11,754)       (381)     (683)   10,917          N/A           N/A
                         --------  --------    --------  --------  --------     --------      --------
                           44,281    43,843      50,495    38,027    84,809          N/A           N/A
 Net change in assets
  and
  liabilities...........  (11,282)   19,924     (10,387)   (8,383)    1,331          N/A           N/A
                         --------  --------    --------  --------  --------     --------      --------
 Net cash flows provided
  by
  operating activities.. $ 32,999  $ 63,767    $ 40,108  $ 29,644  $ 86,140          N/A           N/A
                         ========  ========    ========  ========  ========     ========      ========
CAPITAL EXPENDITURES
 Acquisitions........... $ 24,325  $ 30,776    $    639  $    639  $549,423          N/A           N/A
 Exploitation, explora-
  tion
  and other.............   57,369    80,168      42,964    33,077    60,436          N/A           N/A
                         --------  --------    --------  --------  --------     --------      --------
 Total.................. $ 81,694  $110,944    $ 43,603  $ 33,716  $609,859          N/A           N/A
                         ========  ========    ========  ========  ========     ========      ========

                                                            --------------------
                                                           SEPTEMBER 30, 1996
                                                           ACTUAL AS ADJUSTED(3)
                                                        --------- --------------
BALANCE SHEET DATA                                            (UNAUDITED)
 Total assets.......................................... $ 854,327      $ 854,327
 Total debt............................................   410,597        310,597
 TECONS................................................        --        100,000
 Stockholders' equity..................................   355,752        355,752

(1) Pro forma financial data give effect to the acquisition of the California Properties as if they were acquired as of January 1, 1995. The Company has made other acquisitions and divestitures since January 1, 1995 (certain of which are described under "Business and Properties--Recent Developments") which are not included herein because their pro forma effect is not material.
(2) Sharp declines in gas prices in 1994 caused the Company to recognize a non-cash charge to write down certain oil and gas properties accounted for using the full cost method.
(3) As adjusted data give effect to the TECONS Offering as if it were consummated on September 30, 1996.

                       SUMMARY OPERATING AND RESERVE DATA

                                             ----------------------------------

                                                                     PRO FORMA
                                           DECEMBER 31,           DECEMBER 31,
Dollars in thousands, except per        1993      1994      1995       1995(1)
unit data                           --------  --------  --------  ------------
ESTIMATED PROVED RESERVES                                          (UNAUDITED)
 Oil (MBbls).......................    5,961    10,852    30,526       194,554
 Gas (MMcf)........................  237,758   261,115   301,311       419,802
 Oil equivalent (MBOE).............   45,587    54,371    80,745       264,521
 PV-10 Value....................... $171,520  $197,072  $367,669   $   955,506
 Percent of proved developed
  reserves.........................       53%       66%       58%          69%
 Reserve Life Index (in years)(2)..      9.6       8.7       9.2          10.0
RESERVE REPLACEMENT DATA
 Finding Costs per BOE(3).......... $   4.21  $   4.82  $   2.88   $      2.67
 Production replacement ratio(4)...      520%      258%      421%         834%

                             --------------------------------------------------

                                                                                     PRO FORMA(1)
                                                                              --------------------------
                                                                NINE MONTHS                  NINE MONTHS
                                                                   ENDED        YEAR ENDED         ENDED
                                      YEAR ENDED DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31, SEPTEMBER 30,
                                         1993    1994    1995    1995    1996         1995          1996
                                      ------- ------- ------- ------- ------- ------------ -------------
PRODUCTION DATA                                                 (UNAUDITED)          (UNAUDITED)
 Oil (MBbls)........................    1,933   2,365   3,947   2,921   9,256       17,876        12,402
 Gas (MMcf).........................   16,768  23,327  28,913  22,429  25,245       51,506        29,022
 Oil equivalent (MBOE)..............    4,728   6,253   8,766   6,659  13,464       26,460        17,239
AVERAGE SALES PRICE PER UNIT (5)
 Oil (per Bbl)......................  $ 16.67 $ 14.89 $ 14.68 $ 14.45 $ 15.38      $ 13.21        $14.89
 Gas (per Mcf)......................     1.96    1.90    1.56    1.52    1.92         1.41          1.84
OIL AND GAS OPERATING INCOME PER BOE
 Revenues...........................  $ 14.21 $ 12.79 $ 11.77 $ 11.58 $ 13.99      $ 11.67        $13.88
 Operating expenses (including
  severance taxes)..................     2.54    2.42    3.38    3.23    4.94         4.33          4.91
 General and administrative
 expenses...........................     1.98    1.70    1.16    1.11    1.11         0.85          1.02
 Depreciation, depletion and
 amortization.......................     5.50    5.60    4.37    4.46    3.81         3.63          3.80
                                      ------- ------- ------- ------- -------      -------        ------
 Operating income...................  $  4.19 $  3.07 $  2.86 $  2.78 $  4.13      $  2.86        $ 4.15
                                      ======= ======= ======= ======= =======      =======        ======

(1) Pro forma data give effect to the acquisitions of the California Properties as if they were acquired as of January 1, 1995. The Company has made other acquisitions and divestures since January 1, 1995 (certain of which are described under "Business and Properties--Recent Developments") which are not included herein because their pro forma effect is not material.
(2) Reserve Life Index represents year-end estimated net proved reserves divided by total production for the most recent year, on a BOE basis. See "Glossary."
(3) Finding Costs represent the average Finding Costs over a three-year period ending at the end of the period presented. See "Glossary."
(4) Production replacement ratio equals estimated net proved reserve additions through acquisitions of reserves, extensions and discoveries and revisions during the year divided by total production for such year, on a BOE basis.
(5) Average sales prices include the impact of the Company's oil and gas hedging transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview."

                                  RISK FACTORS

This Prospectus Supplement includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 ("Exchange Act"). All statements other than statements of historical facts included in this Prospectus Supplement and the accompanying Prospectus, including without limitation, statements under "Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties" regarding the Company's financial position, estimated quantities and net present values of reserves, business strategy, plans and objectives of management of the Company for future operations and covenant compliance, are forward-looking statements. Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurances that such assumptions will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed below and elsewhere in this Prospectus Supplement and the accompanying Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified by the Cautionary Statements. Prospective purchasers of the TECONS offered hereby should carefully consider, together with other information in this Prospectus Supplement and the accompanying Prospectus, the following factors that affect the Company and an investment in the TECONS.

RISKS RELATING TO AN INVESTMENT IN THE TECONS

Ranking of Subordinate Obligations Under the Guarantee and Convertible
Debentures

The obligations of Nuevo under the Guarantee are subordinate and junior in right of payment to all liabilities of Nuevo and pari passu in right of payment with the most senior preferred stock issued, from time to time, if any, by Nuevo. The obligations of Nuevo under the Convertible Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of Nuevo. In addition, payments of principal and interest on the Convertible Debentures are structurally subordinated to the liabilities of Nuevo's subsidiaries. No payment of principal (including redemption payments, if any), premium, if any, or interest on the Convertible Debentures may be made if there shall have occurred and be continuing (i) a default in the payment of principal of (or premium, if any) or interest on Senior Indebtedness, (ii) an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or (iii) any other event of default permitting the holders of Senior Indebtedness to accelerate the maturity or demand payment in full. As of September 30, 1996, the Company had $391.3 million of Senior Indebtedness outstanding including $157.0 million under its bank credit facility, $75.0 million of 12 1/2% Notes and $160.0 million of 9 1/2% Senior Subordinated Notes due 2006 ("9 1/2% Notes"), and the Company's subsidiaries had liabilities of $19.3 million (excluding guarantees of Senior Indebtedness of the Company). There are no terms in the TECONS, the Convertible Debentures or the Guarantee that limit the ability of Nuevo to incur additional indebtedness, including indebtedness that ranks senior to the Convertible Debentures and the Guarantee, or to grant security interests to secure outstanding or new indebtedness. See "Description of Trust Preferred Securities Guarantee - Status of the Trust Preferred Securities Guarantee" and "Description of Debt Securities" in the accompanying Prospectus and "Description of the Convertible Debentures - Subordination".

Rights Under the Guarantee

The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as indenture trustee under the Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the TECONS.

Under the Guarantee, Nuevo guarantees the holders of the TECONS the payment of:
(i) any accumulated and unpaid Distributions that are required to be paid on the TECONS, to the extent the Trust has funds available therefor; (ii) the Redemption Price, including all accumulated and unpaid Distributions with respect to TECONS called for redemption by the Trust, to the extent the Trust has funds available therefor; and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Convertible Debentures to the holders of TECONS or a conversion of all the TECONS), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid Distributions on the TECONS to the date of the payment to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining available for distribution to holders of the TECONS in liquidation of the Trust. The holders of a majority in liquidation amount of the TECONS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or exercising any trust power conferred upon the Guarantee Trustee under the Guarantee. In addition, any record holder of TECONS may institute a legal proceeding directly against Nuevo to enforce the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity if the Guarantee Trustee fails to enforce its rights under the Guarantee. If Nuevo were to default on its obligation to pay amounts payable on the Convertible Debentures, the Trust would lack available funds for the payment of Distributions or amounts payable on redemption of the TECONS or otherwise, and, in such event, holders of the TECONS would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the TECONS would rely on the enforcement (i) by the Property Trustee of its rights as registered holder of the Convertible Debentures against Nuevo pursuant to the terms of the Convertible Debentures or (ii) by a holder of its rights of direct action against Nuevo to enforce payments on the Convertible Debentures. See "Description of Trust Preferred Securities Guarantee" and "Description of Debt Securities" in the accompanying Prospectus. The Declaration (as defined herein) provides that each holder of TECONS, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Subordinated Indenture.

Enforcement of Certain Rights by Holders of TECONS

If (i) Nuevo Financing fails to pay Distributions in full on the TECONS (other than pursuant to a deferral) or (ii) another Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of TECONS would rely on the enforcement by the Property Trustee of its rights as a holder of the Convertible Debentures against Nuevo. In addition, the holders of a majority in liquidation amount of the TECONS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or exercising any trust power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Convertible Debentures. If the Property Trustee fails to enforce its rights under the Convertible Debentures, a holder of TECONS, to the extent permitted by law, may institute a legal proceeding directly against Nuevo to enforce the Property Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Nuevo to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of TECONS may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the TECONS of such holder (a "Direct Action") on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, Nuevo will remain obligated to pay the principal or interest on such Convertible Debentures and will be subrogated to the rights of such holder of TECONS under the Declaration to the extent of any payment made by Nuevo to such holder of TECONS in such Direct Action. The holders of TECONS will not be able to exercise any other remedy available to the holders of the Convertible Debentures. See "Description of the TECONS - Declaration Events of Default."

Option to Extend Interest Payment Period

So long as Nuevo shall not be in default in the payment of interest on the Convertible Debentures, Nuevo has the right under the Subordinated Indenture to defer payments of interest on the Convertible Debentures from time to time for successive periods not exceeding 20 consecutive quarters for each such period; provided that no such period shall extend beyond the maturity date of the Convertible Debentures. As a consequence of such an extension, quarterly Distributions on the TECONS would be deferred (but despite such deferral would continue to accumulate with interest thereon (to the extent permitted by applicable law) at the Distribution rate, compounded quarterly) by the Trust during any such Extension Period. During any Extension Period and until quarterly interest payments are resumed and all amounts due on the Convertible Debentures are made current, (a) Nuevo shall not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than:
(i) purchases or acquisitions of shares of Nuevo Common Stock in connection with the satisfaction by Nuevo of its obligations under any employee benefit plans; (ii) as a result of a reclassification of Nuevo capital stock or the exchange or conversion of one class or series of Nuevo capital stock for another class or series of Nuevo capital stock; or (iii) the purchase of fractional interests in shares of Nuevo capital stock pursuant to the conversion or exchange provisions of such Nuevo capital stock or the security being converted or exchanged), (b) Nuevo shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Nuevo that rank pari passu with or junior to the Convertible Debentures and (c) Nuevo shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any Extension Period of less than 20 consecutive quarters, Nuevo may further defer interest payments provided the Extension Period, as previously and further extended, does not exceed 20 consecutive quarters and does not extend beyond the maturity date of the Convertible Debentures. During any Extension Period no interest shall be due, but such interest shall continue to accrue and (to the extent permitted by applicable law) compound quarterly. Upon the termination of the Extension Period, payment is due on all accrued and unpaid amounts. After the payment of all amounts then due, Nuevo may commence a new Extension Period, subject to the conditions of this paragraph. See "Description of the TECONS- Distributions" and "Description of the Convertible Debentures - Option to Extend Interest Payment Period."

Should Nuevo exercise its right to defer payments of interest by extending the interest payment period, each holder of TECONS will continue to accrue income (as original issue discount ("OID")) in respect of the deferred and compounded interest allocable to its TECONS for U.S. federal income tax purposes, which interest will be allocated, but not distributed, to holders of record of TECONS. As a result, each such holder of TECONS will recognize income for U.S. federal income tax purposes in advance of the receipt of cash and will not receive the cash from Nuevo Financing related to such income if such holder disposes of its TECONS prior to the record date for the date on which Distributions of such amounts are made. Nuevo has no current intention of exercising its right to defer payments of interest by extending the interest payment period of the Convertible Debentures. However, should Nuevo determine to exercise such right in the future, the market price of the TECONS is likely to be adversely affected. A holder that disposes of its TECONS during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its TECONS. In addition, as a result of the existence of the right of Nuevo to defer interest payments, the market price of the TECONS (which represent an undivided beneficial interest in the Convertible Debentures) may be more volatile than other securities on which OID accrues that do not have such rights. See "Certain Federal Tax Consequences
- Original Issue Discount."

Proposed Tax Legislation

On March 19, 1996, as part of President Clinton's Fiscal 1997 Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") that, among other things, would (i) treat as equity for U.S. federal income tax purposes certain debt instruments with a maximum term of more than 20 years and
(ii) disallow interest deductions on certain convertible debt instruments or defer interest deductions on certain debt instruments issued with original issue discount. The Proposed Legislation is proposed to be effective for debt instruments issued on or after December 7, 1995.

On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were enacted, such legislation would not apply to the Convertible Debentures since they would be issued prior to the date of any "appropriate Congressional action" or otherwise qualify for transitional relief. However, there can be no assurances that the effective date guidance contained in the Joint Statement will be incorporated in the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the Convertible Debentures. If legislation were enacted that adversely affects the tax treatment of the Convertible Debentures, there could be a distribution of the Convertible Debentures to holders of the TECONS or, in certain circumstances, the redemption of the Convertible Debentures by Nuevo and the distribution by the Trustee of the resulting cash in redemption of the TECONS. See "- Special Event Distribution; Tax Event Redemption" and "Description of the TECONS - Special Event Distribution; Tax Event Redemption."

Special Event Distribution; Tax Event Redemption

Upon the occurrence of a Special Event, Nuevo Financing could be dissolved (with the consent of Nuevo), except in the limited circumstance described below, with the result that the Convertible Debentures would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In certain circumstances, Nuevo would have the right to redeem the Convertible Debentures, in whole or in part, in lieu of a distribution of the Convertible Debentures by the Trust, in which event the Trust would redeem the Trust Securities on a pro rata basis to the same extent as the Convertible Debentures are redeemed by Nuevo. See "Description of the TECONS - Special Event Distribution; Tax Event Redemption."

Under current U.S. federal income tax law, a distribution of Convertible Debentures upon the dissolution of Nuevo Financing would not be a taxable event to holders of the TECONS. Upon occurrence of a Special Event, however, a dissolution of Nuevo Financing in which holders of the TECONS receive cash would be a taxable event to such holders. See "Certain Federal Tax Consequences
- Receipt of Convertible Debentures or Cash Upon Liquidation of Nuevo
Financing."

There can be no assurance as to the market prices for the TECONS or the Convertible Debentures that may be distributed in exchange for TECONS if a dissolution or liquidation of the Trust were to occur. Accordingly, the TECONS that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Convertible Debentures that a holder of TECONS may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the TECONS offered hereby. Because holders of TECONS may receive Convertible Debentures upon the occurrence of a Special Event, prospective purchasers of TECONS are also making an investment decision with regard to the Convertible Debentures and should carefully review all the information regarding the Convertible Debentures contained herein. See "Description of the TECONS - Special Event Distribution; Tax Event Redemption" and "Description of the Convertible Debentures - General."

Limited Voting Rights

Holders of TECONS will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, Nuevo Trustees, which voting rights are vested exclusively in the holder of the Trust Common Securities. See "Description of the TECONS - Voting Rights."

Trading Price

The TECONS may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Convertible Debentures. A holder who disposes of TECONS between record dates for payments of Distributions thereon will be required to include accrued but unpaid interest on the Convertible Debentures through the date of disposition in income as ordinary income (i.e., OID), and to add such amount to the adjusted tax basis in the holder's pro rata share of the underlying Convertible Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes. See "Certain Federal Tax Consequences - Original Issue Discount" and "- Sales of TECONS."

No Prior Public Market; Possible Price Volatility of TECONS

Prior to this offering, there has been no public market for the TECONS. There can be no assurance that an active trading market for the TECONS will develop or be sustained, even though the TECONS have been approved for listing on the New York Stock Exchange. If such a market were to develop, the TECONS could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results, the price of the Nuevo Common Stock and the markets for similar securities.

RISKS RELATED TO AN INVESTMENT IN NUEVO

Volatility of Oil and Gas Prices

The Company's financial condition, operating results, future growth and the carrying value of its oil and gas properties are substantially dependent on prevailing prices of oil and gas. The Company's ability to maintain or increase its borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the control of the Company. These factors include weather conditions in the United States, the condition of the United States economy, the actions of the Organization of Petroleum Exporting Countries ("OPEC"), governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign oil imports and the availability of alternate fuel sources. Any substantial and extended decline in the price of oil or gas would have an adverse effect on the Company's carrying value of its proved reserves, borrowing capacity, the Company's ability to obtain additional capital, and its revenues, profitability and cash flows from operations.

Volatile oil and gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

A portion of the Company's production is California heavy oil. The market for California heavy oil differs substantially from the established market indices for oil and gas, due principally to the higher transportation and refining costs associated with heavy oil. As a result, the price received for heavy oil is generally lower than the price for medium and light oil, and the production costs associated with heavy oil are relatively higher than for lighter grades. The margin (sales price minus production costs) on heavy oil sales is generally less than for lighter oil, and the effect of material price decreases will more adversely affect the profitability of heavy oil production compared with lighter grades of oil.

Reserve Replacement Risks

The Company's future performance depends upon its ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. Without successful exploration or acquisition activities, the Company's reserves and revenues will decline. No assurances can be given that the Company will be able to find and develop or acquire additional reserves at an acceptable cost.

The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In addition, no assurances can be given that the Company's exploitation and development activities will result in any increases in reserves. The Company's operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties or shortages or delays in the delivery of equipment. In addition, the costs of exploitation and development may materially exceed initial estimates.

Effects of Leverage

At September 30, 1996, the Company's percentage of total long-term debt to total capitalization was 53%, and such percentage was 40% as adjusted to give effect to the TECONS Offering. See "Capitalization." The Company's level of indebtedness will have several important effects on its future operations, including (i) a significant portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes and (ii) covenants contained in the Company's debt agreement will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control.

Substantial Capital Requirements

The Company makes, and will continue to make, substantial capital expenditures for the exploitation, exploration, acquisition and production of oil and gas reserves. Historically, the Company has financed these expenditures primarily with cash generated by operations, proceeds from bank borrowings and the proceeds of debt and equity issuances. The Company believes that it will have sufficient cash provided by operating activities and borrowings under its bank credit facility to fund planned capital expenditures. If revenues or the Company's borrowing base decreases as a result of lower oil and gas prices, operating difficulties or declines in reserves, the Company may have limited ability to expend the capital necessary to undertake or complete future drilling programs. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Uncertainty of Estimates of Reserves and Future Net Cash Flows

Estimates of economically recoverable oil and gas reserves and of future net cash flows are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, taxes, and development and operating expenditures may not occur as estimated. Future results of operations of the Company will depend upon its ability to develop, produce and sell its oil and gas reserves. The reserve data included herein are estimates only and are subject to many uncertainties. Actual quantities of oil and gas may differ considerably from the amounts set forth herein. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data.

Operating Risks

Nuevo's operations are subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, earthquakes and other environmental risks. These risks could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Moreover, offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, to more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and to interruption or termination of operations by governmental authorities based on environmental or other considerations.

The Company's operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. The Company could be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on the Company's financial condition and results of operations. The Company maintains insurance coverage for its operations, including limited coverage for sudden environmental damages, but does not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost. Moreover, the Company does not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, the Company may be subject to liability or may lose substantial portions of its properties in the event of certain environmental damages.

Foreign Investments

The Company's foreign investments involve risks typically associated with investments in emerging markets such as an uncertain political, economic, legal and tax environments and expropriation and nationalization of assets. In addition, if a dispute arises in its foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the United States. The Company attempts to conduct its business and financial affairs so as to protect against political and economic risks applicable to operations in the various countries where it operates, but there can be no assurance the Company will be successful in protecting against such risks.

The government of the Republic of the Congo has requested that Nuevo convert its interest in the Yombo field from its current convention to a production sharing agreement ("PSA"). See "Business and Properties--Principal Properties-- International." Although the Company does not expect that the conversion from its current convention to a PSA will materially affect the PV-10 value of its properties in the Yombo field, no assurances in this regard can be made, and the final terms of the Company's interest in the Yombo field may be adversely affected by a conversion to a PSA.

Dual Consolidated Losses in Congo Subsidiary

In connection with their respective acquisitions of two subsidiaries owning interests in the Yombo field offshore the Republic of Congo (each a "Congo subsidiary"), the Company and a wholly owned subsidiary of CMS NOMECO Oil & Gas Co. ("CMS") agreed with the seller of the subsidiaries not to claim certain tax losses ("dual consolidated losses") incurred by such subsidiaries prior to the acquisitions. Pursuant to the agreement, the Company and CMS may be liable to the seller for the recapture of dual consolidated losses utilized by the seller in years prior to the acquisitions if certain triggering events occur, including: (i) a disposition by either the Company or CMS of its respective Congo subsidiary; (ii) either Congo subsidiary's sale of its interest in the Yombo field; (iii) the acquisition of the Company or CMS by another consolidated group; or (iv) the failure of the Company's or CMS's Congo subsidiary to continue as a member of its respective consolidated group. A triggering event will not occur, however, if a subsequent purchaser enters into certain agreements specified in the U.S. Internal Revenue Service's consolidated return regulations intended to ensure that such dual consolidated losses will not be claimed. The Company and CMS have agreed among themselves that the party responsible for the triggering event shall indemnify the other for any liability to the seller as a result of such triggering event. The Company's potential direct liability could be as much as $60 million if a triggering event with respect to the Company occurs, and the Company believes that CMS's liability (for which the Company would be jointly liable with an indemnification right against CMS) could be as much as $80 million. The Company does not expect a triggering event to occur with respect to it or CMS and does not believe the agreement will have a material adverse effect upon the Company.

The Company has been advised that, under one interpretation of the applicable agreements, the execution of a PSA with the Republic of Congo could be a triggering event unless certain provisions are included in such PSA. The Company does not intend to enter into a PSA which causes a triggering event to occur. No assurances can be made, however, as to the terms of the PSA.

Hedging

The Company periodically seeks to reduce its exposure to price volatility by hedging its production through swaps, options and other commodity derivative instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview." In a typical hedging transaction, the Company will have the right to receive from the counterparty to the hedge the excess of the fixed price specified in the hedge and a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, the Company is required to pay the counterparty the difference. The Company would be required to pay the counterparty the difference between such prices regardless of whether the Company's production was sufficient to cover the quantities specified in the hedge. In addition, the index used to calculate the floating price in a hedge is frequently not the same as the prices actually received for the production hedged. The difference (referred to as basis differential) may be material, and may reduce the benefit or increase the detriment caused by a particular hedge. There is not an established pricing index for hedges of California heavy crude oil production, and the cash market for heavy oil production in California tends to vary widely from index prices typically used in oil hedges. Consequently, hedging California heavy crude oil is particularly subject to the risks associated with volatile basis differentials.

Competition; Markets for Production

The Company operates in the highly competitive areas of oil and gas exploration, exploitation, development and production. The availability of funds and information relating to a property, the standards established by the Company for the minimum projected return on investment, the availability of alternate fuel sources and the intermediate transportation of gas are factors which affect the Company's ability to compete in the marketplace. The Company's competitors include major integrated oil companies and a substantial number of independent energy companies, many of which possess greater financial and other resources than the Company.

The Company's heavy crude oil production in California requires special treatment available only from a limited number of refineries. Substantial damage to such a refinery or closures or reduction in capacity due to financial or other factors could adversely affect the market for the Company's heavy crude oil production.

Environmental and Other Regulation

The Company's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution which might result from the Company's operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states, and these various initiatives could have a similar impact on the Company. The Company could incur substantial costs to comply with environmental laws and regulations.

The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on the Company.

                                USE OF PROCEEDS

Nuevo Financing will invest the proceeds from the sale of the TECONS offered hereby in the Convertible Debentures of Nuevo issued under the Subordinated Indenture. After paying the Underwriters' compensation and other expenses associated with the TECONS Offering, Nuevo will use the net proceeds of approximately $97 million (approximately $112 million if the over-allotment option is exercised in full) to repay a portion of the amounts outstanding under its principal credit facility ("Credit Facility"). As of September 30, 1996, the interest rate on outstanding borrowings under the Credit Facility was 6.1%. Borrowings under the Credit Facility were used principally to acquire the California Properties from Unocal in April 1996. See "Business and Properties - Principal Properties - California Properties." The Company currently anticipates borrowing under its Credit Facility to redeem the 12 1/2% Notes in June 1997. The Company's final decision and ability to redeem the 12 1/2% Notes, however, will depend upon numerous factors at the time of redemption, including commodity prices and the conditions in the capital markets. See "Description of Existing Indebtedness - 12 1/2% Notes."

                             COMMON STOCK OFFERING

Concurrently with the TECONS Offering, certain stockholders of the Company identified in the accompanying Prospectus (the "Selling Stockholders") are offering an aggregate of 1,860,000 shares of Common Stock (2,138,605 if the underwriters' over-allotment options in the Common Stock Offering are exercised in full). The Company will not receive any of the proceeds of the sale of Common Stock in the Common Stock Offering. The consummation of the TECONS Offering is not contingent upon the closing of the Common Stock Offering and vice versa. See "Selling Stockholders" in the accompanying Prospectus.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

The Nuevo Common Stock is traded on the New York Stock Exchange under the symbol "NEV." The following table sets forth, on a per share basis for the periods shown, the range of high and low reported closing sale prices of the Common Stock on the New York Stock Exchange Composite Tape.

                                                                  -------------
                                                                    HIGH    LOW
                                                                  ------ ------
Years Ended December 31
  1994:
    First Quarter................................................ $24.13 $19.00
    Second Quarter...............................................  19.75  17.25
    Third Quarter................................................  23.25  19.00
    Fourth Quarter...............................................  22.50  16.88
  1995:
    First Quarter................................................ $20.00 $16.00
    Second Quarter...............................................  23.63  18.63
    Third Quarter................................................  24.88  20.13
    Fourth Quarter...............................................  23.63  20.38
  1996:
    First Quarter................................................ $28.75 $20.38
    Second Quarter...............................................  32.75  26.88
    Third Quarter................................................  43.00  30.75
    Fourth Quarter (through December 18, 1996)...................  53.75  41.50

The Company has followed a policy of reinvesting its cash flows and earnings in the growth of its business and has not paid cash dividends to the holders of its Common Stock since its formation. The Company does not anticipate that cash dividends will be paid on the Common Stock in the foreseeable future. The Credit Agreement and the indentures for the 12 1/2% Notes and the 9 1/2% Notes currently limit the payment of cash dividends on the Common Stock. See "Description of Existing Indebtedness."

                                 CAPITALIZATION

The following table sets forth the consolidated capitalization of the Company at September 30, 1996, and as adjusted to give effect to the Common Stock Offering and the TECONS Offering and the application of the estimated net proceeds therefrom.

                                                     ----------------------
                                                       SEPTEMBER 30, 1996
                                                       ACTUAL    AS ADJUSTED(1)
Dollars in thousands                                 --------    --------------
                                                           (UNAUDITED)
Long-term debt (excluding current maturities):
  Credit Facility................................... $157,000        $   57,000
  12 1/2% Senior Subordinated Notes due 2002........   74,263            74,263
  9 1/2% Senior Subordinated Notes due 2006.........  160,000           160,000
  Project-related financings and other notes
   payable..........................................   14,217            14,217
                                                     --------        ----------
    Total long-term debt............................  405,480           305,480
Company-obligated mandatorily redeemable preferred
 securities of Nuevo Financing ("TECONS")...........       --        100,000(1)
Stockholders' equity:
  Preferred Stock, $1.00 par value, 10,000,000
   shares
   authorized; 7% Cumulative Convertible
   Preferred Stock, 11,220 shares issued and
   outstanding; 0 as adjusted.......................       11             --(2)
  Common Stock, $.01 par value, 50,000,000 shares
   authorized; 18,931,735 shares issued and
   outstanding;
   19,795,228 shares as adjusted(4).................      189(3)         198(3)
  Additional paid-in capital........................  333,887           333,889
  Retained earnings.................................   21,665            21,665
                                                     --------        ----------
    Total stockholders' equity......................  355,752           355,752
                                                     --------        ----------
Total capitalization................................ $761,232        $  761,232
                                                     ========        ==========
Total long-term debt to total capitalization........       53%              40%

(1) Assumes the over-allotment option to purchase up to 300,000 TECONS in the TECONS Offering is not exercised.
(2) Assumes conversion of 11,220 shares of the 7% Cumulative Convertible Preferred Stock in connection with the Common Stock Offering.
(3) Does not include 1,520,938 shares of Common Stock subject to options granted under the Company's stock incentive plans, 150,000 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $28.00 per share, and 1,684,200 shares of Common Stock issuable upon conversion of the TECONS.
(4) Actual shares of Common Stock outstanding does not include 863,493 shares issuable upon conversion of the 7% Cumulative Convertible Preferred Stock. As adjusted shares of Common Stock and Preferred Stock assumes conversion of all of such shares of 7% Cumulative Convertible Preferred Stock in connection with the Common Stock Offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected financial data for the Company for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the nine month periods ended September 30, 1995 and 1996. The selected historical consolidated financial information for the years ended December 31, 1991 through 1995 has been derived from the Company's audited financial statements. The historical information for the nine months ended September 30, 1995 and 1996 is derived from unaudited consolidated financial statements, which are incorporated herein by reference. Such unaudited consolidated financial statements have been prepared on the same basis as the Company's audited financial statements, and the Company believes that such unaudited consolidated financial statements contain all adjustments necessary for a fair presentation of the financial information presented (consisting only of normal, recurring adjustments). Interim results are not necessarily indicative of results for the full year.

                              ---------------------------------------------------------------------
                                                                                 NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
Dollars in thousands, except      1991      1992     1993      1994        1995      1995      1996
per share data                --------  -------- --------  --------    --------  --------  --------
STATEMENT OF OPERATIONS
 DATA                                                                               (UNAUDITED)
 Revenues:
   Oil and gas revenues....   $ 32,928  $ 41,331 $ 67,184  $ 79,968    $103,216  $ 77,100  $188,364
   Pipeline and other
    revenues...............      3,058     3,574   14,697    10,309       7,222     5,613     5,765
   Gas plant revenues......         --    15,883   24,680    28,798      27,183    20,557    23,296
   Interest and other
    income.................        266       664    1,271       245       1,106       385     1,426
                              --------  -------- --------  --------    --------  --------  --------
     Total revenues........     36,252    61,452  107,832   119,320     138,727   103,655   218,851
                              --------  -------- --------  --------    --------  --------  --------
  Costs and expenses:
   Lease operating
    expenses...............      6,831     9,948   11,992    15,160      29,634    21,477    66,463
   Pipeline and other
    operating costs........        802     1,492    9,976     6,767       4,726     3,525     4,976
   Gas plant operating
    expenses...............         --    12,974   20,975    25,794      22,667    17,036    19,568
   General and
    administrative
    expenses...............      5,579     6,726    9,355    10,656      10,165     7,362    14,941
   Depreciation, depletion
    and amortization.......     13,849    17,298   29,066    38,568      41,866    32,328    54,495
   Provision for impairment
    of oil and gas
    properties.............         --        --       --    34,632(1)       --        --        --
   Interest expense........      3,217     6,532   11,861    12,560      15,389    11,754    25,825
   Other expense...........         --       818       36     2,387          45        20        57
                              --------  -------- --------  --------    --------  --------  --------
   Total costs and
    expenses...............     30,278    55,788   93,261   146,524     124,492    93,502   186,325
                              --------  -------- --------  --------    --------  --------  --------
 Income (loss) before
  income taxes and minority
  interest.................      5,974     5,664   14,571   (27,204)     14,235    10,153    32,526
 Income tax expense
  (benefit)................      2,243     1,942    5,366    (9,653)      5,209     3,755    13,173
 Minority interest in
  earnings (loss) of
  subsidiary...............         --        40      272        52          16        16       (44)
                              --------  -------- --------  --------    --------  --------  --------
 Net income (loss).........      3,731     3,682    8,933   (17,603)      9,010     6,382    19,397
 Dividends on preferred
  stock....................         --     1,035    1,750     1,750       1,472     1,208       766
                              --------  -------- --------  --------    --------  --------  --------
 Earnings (loss)
  attributable to common
  stockholders.............   $  3,731  $  2,647 $  7,183  $(19,353)   $  7,538  $  5,174  $ 18,631
                              ========  ======== ========  ========    ========  ========  ========
 Earnings (loss) per common
  share....................   $    .43  $    .30 $    .70  $  (1.76)   $    .66  $    .47  $   1.12
                              ========  ======== ========  ========    ========  ========  ========
STATEMENT OF CASH FLOWS
 DATA
 Net income (loss).........   $  3,731  $  3,682 $  8,933  $(17,603)   $  9,010  $  6,382  $ 19,397
 Depreciation, depletion
  and amortization.........     13,849    17,298   29,066    73,200(1)   41,866    32,328    54,495
 Other non-cash items......        274     2,927    6,282   (11,754)       (381)     (683)   10,917
                              --------  -------- --------  --------    --------  --------  --------
                                17,854    23,907   44,281    43,843      50,495    38,027    84,809
 Net change in assets and
  liabilities..............     (3,295)    4,802  (11,282)   19,924     (10,387)   (8,383)    1,331
                              --------  -------- --------  --------    --------  --------  --------
 Net cash flows provided by
  operating activities.....   $ 14,559  $ 28,709 $ 32,999  $ 63,767    $ 40,108  $ 29,644  $ 86,140
                              ========  ======== ========  ========    ========  ========  ========
CAPITAL EXPENDITURES
 Acquisitions..............   $ 28,991  $  8,512 $ 24,325  $ 30,776    $    639  $    639  $549,423
 Exploitation, exploration
  and other................     13,613    79,048   57,369    80,168      42,964    33,077    60,436
                              --------  -------- --------  --------    --------  --------  --------
   Total...................   $ 42,604  $ 87,560 $ 81,694  $110,944    $ 43,603  $ 33,716  $609,859
                              ========  ======== ========  ========    ========  ========  ========
BALANCE SHEET DATA
 Total assets..............   $151,605  $238,891 $287,591  $307,220    $306,544  $313,175  $854,327
 Total debt................     45,433    91,920   87,941   119,541     116,709   122,752   410,597
 Stockholders' equity......     88,577   115,524  163,137   143,938     154,608   151,544   355,752

(1) Sharp declines in gas prices in 1994 caused the Company to recognize a non-cash charge to write down certain oil and gas properties accounted for using the full cost method.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Nuevo is a Houston, Texas-based company primarily engaged in the exploration for, and the acquisition, exploitation, development and production of oil and gas. The Company's principal properties are located domestically onshore and offshore California, in East Texas and the onshore Gulf Coast region; and internationally offshore the Republic of Congo. Since the Company's inception in 1990, it has grown and diversified its operations through a series of disciplined, opportunistic acquisitions of oil and gas properties and the subsequent exploration, exploitation and development of these properties.

The Company's results of operations have been significantly affected by its success in acquiring oil and gas properties and its ability to maintain or increase production through its exploitation activities. Fluctuations in oil and gas prices have also significantly affected the Company's results. Primarily through acquisitions and exploitation, the Company has achieved significant increases in its oil and gas production. The following table reflects the Company's oil and gas production and its average oil and gas prices (inclusive of oil and gas price swaps) for the periods presented:

                                             ----------------------------------
                                                                    NINE MONTHS
                                             YEAR ENDED DECEMBER          ENDED
                                                     31,          SEPTEMBER 30,
                                               1993   1994   1995   1995   1996
                                             ------ ------ ------ ------ ------
PRODUCTION DATA
  Oil (MBbls)...............................  1,933  2,365  3,947  2,921  9,051
  Gas (MMcf)................................ 16,768 23,327 28,913 22,429 25,245
  Liquids (MBbls)...........................     --     --     --     --    205
AVERAGE SALES PRICE PER UNIT
  Oil (Bbls)................................ $16.67 $14.89 $14.68 $14.45 $15.38
  Gas (Mcf)................................. $ 1.96 $ 1.90 $ 1.56 $ 1.52 $ 1.92
COSTS PER BOE
  Production costs, including severance
   taxes.................................... $ 2.54 $ 2.42 $ 3.38 $ 3.23 $ 4.94
  Depreciation, depletion and amortization:
    Domestic................................ $ 5.50 $ 5.60 $ 4.98 $ 5.01 $ 4.06
    Congo...................................     --     -- $  .75 $  .75 $  .75

The Company uses the full cost method of accounting for the Company's investment in oil and gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred on a country-by-country basis. Oil and gas properties in the pool, plus estimated future expenditures to develop proved reserves and future abandonment, site remediation and dismantlement costs, are depleted and charged to operations using the unit of production method based on the ratio of current production to total proved recoverable oil and gas reserves. To the extent that such capitalized costs (net of depreciation, depletion and amortization) exceed the discounted future net revenues on an after-tax basis of estimated proved oil and gas reserves, such excess costs are charged to operations. Once incurred, the writedown of oil and gas properties is not reversible at a later date even if oil or gas prices increase. Sharp declines in gas prices in 1994 required a number of oil and gas companies, which also use the full cost method, to recognize a non-cash charge to write down oil and gas properties, thereby decreasing their earnings during such reporting periods. Accordingly, during 1994, Nuevo recognized a non-cash charge of $34.6 million to write down the value of its oil and gas properties. No such writedown was made in 1993 or 1995 or during the first three quarters of 1996. The Company is unable to predict to what degree, if any, it may be required to recognize a write down of its oil and gas properties in the future as a result of any price declines.

The Company periodically uses derivative financial instruments to manage oil and gas price risk. Settlements of gains and losses on price swap contracts are generally based upon the difference between the contract price and the average closing NYMEX price and are reported as a component of oil and gas revenues. Gains or losses attributable to the termination of swap contracts are deferred and recognized in revenue when the hedged oil and gas is sold. As a result of hedging transactions, oil and gas revenues were reduced by $900,000 and increased by $300,000 in the third quarter of 1996 and 1995, respectively. During the first nine months of 1996, oil and gas revenues were reduced by $2.0 million as a result of these transactions. The Company had no material hedges as of September 30, 1996.

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

Revenues

Oil and gas revenues for the nine months ended September 30, 1996 were $188.4 million, or 144.4% higher than oil and gas revenues of $77.1 million for the same period in 1995. The increase in oil and gas revenues was attributable primarily to production from the California Properties and higher oil and gas prices.

Gas plant revenues of approximately $23.3 million and $20.6 million are reflected in the nine months ended September 30, 1996 and 1995, respectively. The 13.1% increase in gas plant revenues is primarily due to increased natural gas liquids prices.

Pipelines and other revenues for the nine months ended September 30, 1996 were approximately $5.8 million, or 3.6% higher than pipeline and other revenues of approximately $5.6 million for the same period in 1995. The increase is primarily due to increased throughput on the Illini pipeline because of additional transportation contracts.

Expenses

Lease operating expenses for the nine months ended September 30, 1996 totaled $66.5 million, an increase of 209.3% from $21.5 million for the same period in 1995. Lease operating expenses per BOE were $4.94 in the first nine months of 1996, an increase of 52.9% over $3.23 in the same period in 1995 due primarily to higher lifting costs associated with the California Properties.

Plant operating expenses were $19.6 million in the nine months ended September 30, 1996, compared to $17.0 million for the nine months ended September 30, 1995. The 15.3% increase in gas plant expenses in 1996 compared to 1995 primarily relates to increased liquids settlements under percent of proceeds contracts resulting from higher natural gas and natural gas liquids prices.

Pipeline and other operating expenses for the nine months ended September 30, 1996 were $5.0 million, or 42.9% higher than pipeline operating expenses of approximately $3.5 million for the same period in 1995. This increase was primarily due to increased natural gas and natural gas liquids prices, as well as to the increased tariffs on the Illini pipeline caused by increased throughput.

Depreciation, depletion and amortization of $54.5 million for the nine months ended September 30, 1996 reflects an increase of 68.7% from $32.3 million in the same period in 1995. This increase was due to increased oil and gas production volumes resulting from the acquisition of the California Properties, partially offset by a decreased depletion rate per barrel of oil equivalent caused by an increase in estimated proved oil and gas reserves.

General and administrative expenses totaled $14.9 million and $7.4 million in the nine months ended September 30, 1996 and 1995, respectively. The 101.4% increase in general and administrative expense for the nine months of 1996 is due primarily to the increase in management fees resulting from significant growth in the assets of the Company.

Interest expense increased to $25.8 million for the nine months ended September 30, 1996 from $11.8 million in the same period of 1995. The increase in interest expense is the result of increased borrowings under the new credit facility as well as the issuance of $160 million of 9 1/2% Notes in order to finance the acquisition of the California Properties. Additionally, the Company entered into a bridge commitment in relation to the acquisition of the California Properties. The facility was not drawn down; however, $1.7 million in fees associated with the bridge commitment was expensed in the second quarter of 1996.

Net Income

Net income of approximately $19.4 million was generated for the nine months ended September 30, 1996, as compared to net income of $6.4 million in the same period of 1995. Earnings available to common stockholders totaled $18.6 million after deductions for preferred stock dividends for the nine months ended September 30, 1996 versus $5.2 million for the same period in 1995.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

Revenues

The Company has experienced significant oil and gas revenue growth in recent years. In 1994, oil and gas revenues of $80.0 million were 19.0% higher than the 1993 oil and gas revenues of $67.2 million. Oil and gas revenues for 1995 were $103.2 million, or 29.0% higher than 1994 oil and gas revenues of $80.0 million. In 1995, the Congo acquisition accounted for $17.4 million of the increase in revenues over 1994. In 1994, oil and gas revenues were increased by $300,000 due to a gas price hedge, while the effect of hedging in 1995 was to reduce revenues by $100,000. The Company's acquisitions of producing properties and development drilling programs are primarily responsible for the increased revenues during 1994 and 1995. During the three year period, the volatility of oil and gas prices directly impacted revenues.

Gas plant revenues of $28.8 million in 1994 were 16.6% higher than revenues of $24.7 million in 1993, primarily due to increased volumes associated with a full year of operations at the Company's Benedum bypass plant, which began operations in June 1993, and offset by price declines in natural gas liquids. Gas plant revenues were $27.2 million in 1995 or 5.6% lower than 1994 revenues of $28.8 million. The decrease from 1995 to 1994 was primarily due to decreased volumes and price declines in natural gas liquids. Pipeline revenues of $10.3 million for 1994 were 29.9% less than 1993 pipeline revenues of $14.7 million due to reduced throughput in the Bright Star gathering system resulting from producers in the Alabama Ferry field employing gas lift recovery in their reservoir maintenance operations. Pipeline and other revenues for 1995 were $7.2 million, or 30.1% less than 1994 pipeline and other revenues of $10.3 million. The decrease in pipeline and other revenues was primarily attributable to reduced throughput in the Company's West Delta 152 pipeline and Bright Star gathering system associated with reduced volumes resulting from producers in the Alabama Ferry field employing gas lift recovery in their reservoir maintenance operations.

Expenses

Lease operating expenses for 1995 totaled $29.6 million, as compared to $12.0 million and $15.2 million for 1993 and 1994, respectively. The annual increases of 26.7% in 1994 and 94.7% in 1995 are reflective of higher lifting costs associated with the Point Pedernales and Congo acquisitions and increased production, respectively.

Gas plant expenses for 1995 were $22.7 million as compared to $21.0 million in 1993 and $25.8 million in 1994. The increase from 1993 to 1994 was primarily attributable to the commencement of the Benedum bypass plant operations in June 1993. The decrease from 1994 to 1995 was primarily due to decreased volumes and the effect of decreased gas prices on plant volume recovery gas. Pipeline and other operating expenses for 1995 were $4.7 million, or 30.9% lower than 1994 pipeline expenses of $6.8 million which were 32.0% lower than 1993 pipeline expenses of $10.0 million. The annual decreases were due to decreased throughput at the Bright Star gathering system.

In 1994, depreciation, depletion and amortization of $38.6 million was 32.6% higher than the 1993 amount of $29.1 million, primarily due to increased production volumes in 1994 as well as an increase in property costs per unit of production. Depreciation, depletion and amortization of $41.9 million in 1995 reflects an increase of 8.5% from the 1994 amount of $38.6 million. Such increase reflects increased production volumes in 1995 which was partially offset by a decreased depletion rate per barrel of oil equivalent due to the write down relating to the excess of capitalized costs over future net revenues in December 1994.

Late in 1994 and continuing into 1995, natural gas prices declined significantly. As a result of this decline, the capitalized costs of the Company were in excess of the discounted future net revenues. During 1994, Nuevo recognized provision for impairment of oil and gas properties of $34.6 million. No such provision was required in 1993 or 1995.

General and administrative expenses totaled $9.4 million, $10.7 million and $10.2 million in 1993, 1994, and 1995, respectively. The 13.8% increase in 1994 as compared to 1993 was primarily due to increased management fees resulting from the growth in the Company's assets and operating cash flows. The 4.7% decrease in 1995 as compared to 1994 was primarily due to decreased management fees resulting from a revision to the Torch Agreement (as defined under "Management--Relationship with Torch") which was implemented on January 1, 1995 as well as reduced legal fees.

In 1994, interest expense increased by 5.9% to $12.6 million from $11.9 million in 1993 due to increased borrowings under debt facilities. Interest expense increased 22.2% to $15.4 million in 1995 from $12.6 million in 1994. Such increase was due primarily to increased borrowings under existing debt facilities along with interest incurred under the OPIC Facility (as defined).

Income tax expense of $5.2 million was recognized in 1995 compared to an income tax benefit of $9.7 million in 1994 and an income tax expense of $5.4 million in 1993. The Company's effective income tax rate increased from 35.5% in 1994 to 36.6% in 1995 primarily due to increased state income taxes.

Net Income (Loss)

Net income of $9.0 million was generated in 1995, as compared to a net loss of $17.6 million in 1994 and net income of $8.9 million in 1993. Net income after deducting dividends paid on the 7% Preferred Stock was $7.5 million in 1995 as compared to a net loss of $19.4 million in 1994 and net income of $7.2 million in 1993.

CAPITAL RESOURCES AND LIQUIDITY

Net cash provided by operating activities was $86.1 million and $29.6 million for the nine months ended September 30, 1996 and 1995, respectively. At September 30, 1996, the Company also had $3.3 million of working capital and $132 million available under its primary Credit Facility with a bank group led by NationsBank of Texas, N.A. that expires on May 17, 2001. The Company believes cash flows from operations, working capital and financing sources are sufficient to meet its obligations as they become due and to finance its exploration, exploitation and development programs.

For a description of indemnification provisions relating to dual consolidated losses in the Republic of Congo, see "Risk Factors--Dual Consolidated Losses in Congo Subsidiary."

Financing Activities

The maximum borrowings that may be outstanding under the Credit Facility may not exceed the lesser of $385.0 million and a borrowing base ("Borrowing Base") based on the present value of the Company's oil and gas reserves based on assumptions regarding prices, production and costs approved by the bank group. The Borrowing Base as of September 30, 1996 was $289.0 million, and will be reset annually. The Borrowing Base is subject to redetermination in the event of sales of assets in excess of $10.0 million. If amounts outstanding under the Credit Facility exceed the Borrowing Base, as redetermined from time to time, the Company will be required to repay such excess, and may be required to sell assets to make such repayments. Amounts outstanding under the Credit Facility bear interest at a rate equal to the London Interbank Offered Rate ("LIBOR") plus a number of basis points which increases as the senior indebtedness of the Company as a percent of the Borrowing Base increases. Currently, the Company's interest rate under the Credit Facility is LIBOR plus 0.5%, with outstanding borrowings in the amount of $157.0 million. The proceeds of the Credit Facility were used to finance a portion of the purchase price of the California Properties as well as retire the borrowings under an existing credit facility in the amount of $27.0 million.

In April 1996, the Company financed a portion of the purchase price of the California Properties by the issuance of 5,109,200 shares of its Common Stock to the public for net proceeds of approximately $136 million, and the sale of its 9 1/2% Notes for total net proceeds of approximately $156 million. In addition, the Company issued to Torch 1,275,000 shares of Common Stock in exchange for certain of the California Properties acquired from Torch.

In February 1995, in connection with the acquisition of the Yombo field properties, a subsidiary of the Company entered into a $25.0 million non-recourse credit facility with the Overseas Private Investment Corporation and an agent bank to finance $8.8 million of the purchase price for such properties. The remaining funds under the credit facility will be used to finance 75% of a development drilling program in the Yombo field. A portion of the remaining outstanding commitment, $6.0 million, was drawn down in January 1996 to fund the first phase of the development drilling program in the Yombo field. The interest rate associated with such credit facility is LIBOR plus 20 basis points and a guaranty fee of 2.75% of the outstanding loan balance, all of which is payable quarterly. The loan agreement requires principal to be repaid in 16 equal quarterly installments. At September 30, 1996, $12.2 million was outstanding under the loan agreement, of which $3.7 million is due in 1996.

Subject to market conditions at the time, the Company currently intends to redeem the 12 1/2% Notes during June 1997.

Gas Balancing

It is customary in the industry for various working interest partners to sell more or less than their entitled share of natural gas. The settlement or disposition of existing gas balancing positions is not anticipated to materially impact the financial condition of the Company.

CAPITAL EXPENDITURES

The Company's capital expenditures for each of the three years ended December 31, 1995 and for the nine months ended September 30, 1996 are set forth in the following table:

                                         --------------------------------------
                                                                    NINE MONTHS
                                                                          ENDED
                                         YEAR ENDED DECEMBER 31,  SEPTEMBER 30,
                                            1993     1994    1995          1996
Dollars in thousands                     ------- -------- ------- -------------
Acquisitions of oil and gas properties.. $24,325 $ 30,776 $   639      $484,423
Development.............................  40,149   70,334  32,555        49,014
Exploration.............................   8,163    7,128   9,387        11,617
Gas plant, gas storage and pipeline
 facilities.............................   9,057    2,706   1,022        64,805
                                         ------- -------- -------      --------
    Total............................... $81,694 $110,944 $43,603      $609,859
                                         ======= ======== =======      ========

Contingent Payment to Unocal

In connection with the acquisition of the California Properties from Unocal, the Company agreed to make a contingent payment ("Contingent Payment') for the years 1998 through 2004 if oil prices exceed certain thresholds. The Contingent Payment will be equal to 50% of the difference between the actual price received (capped by a maximum price) and a minimum price, less taxes, multiplied by the actual number of barrels of oil sold. The minimum price of $17.75 per Bbl (determined based on near month delivery of West Texas intermediate crude oil on the NYMEX) is escalated at 3% per year and the maximum price of $21.75 per Bbl NYMEX is escalated at 3% per year. Minimum and maximum prices will be netted down to the field level using a fixed differential equal to approximately the differential between actual sales prices and NYMEX prices ($4.34 per Bbl weighted average for all the properties acquired from Unocal). The Company will accrue credits to offset the Contingent Payment when prices are $0.50 per Bbl below the minimum price. The calculation of the Contingent Payment owed will be done on December 31 of each year commencing 1998.

Commencing in 1998, at the end of each quarter, the Company will estimate the amount of the Contingent Payment to be paid at the end of the year with respect to production during such quarter, and will accrue for any Contingent Payment by reducing its oil revenues for such quarter by the amount of such estimated liability. If, as a result of low oil prices, the Company receives price credits which reduce a Contingent Payment accrued during a prior quarter, the reduction in such accrual will have the effect of increasing oil revenues during the quarter in which such price credits are received (up to the amount previously accrued).

ACCOUNTING STANDARDS

Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," issued by the Financial Accounts Standards Board ("FASB") in March 1995, was implemented by the Company in the first quarter of 1996. This standard addresses the accounting for the recognition and measurement of impairment losses for long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used. This standard also addresses the accounting for long-lived assets and certain identifiable intangibles to be disposed of.

The adoption of Accounting Standard 121 did not have a significant impact on consolidated results of operations of the financial position of the Company.

The Company follows the intrinsic value method for stock options granted to employees. In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation." The Company did not adopt the fair value method for stock-based compensation plans, but will provide pro forma disclosures pursuant to an optional provision of Accounting Standard 123.

                            BUSINESS AND PROPERTIES

GENERAL

Nuevo is a Houston, Texas-based company primarily engaged in the exploration for, and the acquisition, exploitation, development and production of crude oil and natural gas. The Company's principal properties are located domestically onshore and offshore California, in East Texas and the onshore Gulf Coast region; and internationally offshore the Republic of Congo in West Africa. Since the Company's inception in 1990, it has grown and diversified its operations through a series of disciplined, opportunistic acquisitions of oil and gas properties and the subsequent exploitation and development of these properties. The Company has complemented these efforts with an active and growing exploration program which provides exposure to high potential prospects. The Company's primary strengths are its large inventory of exploitation and exploration projects in its core areas of operation, its demonstrated ability to implement and maintain a low cost structure, its ability to identify and acquire, at attractive prices, producing properties which have significant potential for further exploration, exploitation and development, and a capital structure supportive of a growing investment program and future acquisitions.

As a result of these activities, Nuevo has substantially increased its reserves, production, cash flow and earnings. The Company increased its estimated net proved reserves by 719% from 32.3 MMBOE on December 31, 1992 to
264.5 MMBOE on December 31, 1995 (on a pro forma basis giving effect to the acquisition of the California Properties as of such date). Average daily production has increased by 385% from 12.9 MBOE/d in the quarter ended September 30, 1993 to 62.6 MBOE/d in the quarter ended September 30, 1996. Cash flow from operations (prior to changes in working capital and other assets and liabilities) increased by 152% from $33.7 million in the first nine months of 1993 to $84.8 million in the first nine months of 1996. Net income has also increased 181% from $6.9 million in the first nine months of 1993 to $19.4 million in the first nine months of 1996.

Substantially all of the Company's heavy oil production is from four fields in California which accounted for approximately one-third of the Company's total production on a BOE basis during the quarter ended September 30, 1996. Approximately 26% of the Company's production on a BOE basis during such period was natural gas, and the balance was a mix of lighter grades of crude oil and refined fuel oil. The Company operated properties representing 85% of its pro forma estimated net proved reserves as of December 31, 1995.

BUSINESS STRATEGY

Nuevo's objective is to increase shareholder value through growth in reserves, production, cash flow and earnings. Key elements of the Company's strategy to achieve its objective are described below.

Exploitation of Existing Reserve Base

The Company initiates workovers, recompletions, development drilling, secondary and tertiary recovery operations and other production enhancement techniques to maximize current production and the ultimate recovery of reserves. Using constant year end 1995 prices, the Company has identified in excess of 1,000 exploitation projects on its existing properties which it believes offer meaningful opportunities to grow reserves and increase production, irrespective of exploration or acquisition successes. Examples of current or planned projects include: (i) infill drilling, the initiation of a new steamflood project, and multiple zone completions in the Midway-Sunset field in central California; (ii) infill drilling and horizontal drilling in the Cymric field in central California; (iii) recompletions and the initiation of a waterflood project in the Brea Olinda field in the Los Angeles basin; (iv) infill drilling and the commencement of construction of an adjacent gas processing plant at the Point Pedernales field offshore California; (v) infill drilling in the Oak Hill field in East Texas; and (vi) development drilling and well workovers at the Yombo field offshore the Republic of Congo. The Company expects to increase its capital expenditures for exploitation projects from an estimated $75.0 million in 1996 to $115.0 million in 1997.

Exploration for Potential New Reserves

The Company has an active and growing exploration program targeting high potential reserve opportunities offshore the Republic of Congo, in California and the onshore Gulf Coast region. The Company seeks to reduce the risks normally associated with exploration through the use of advanced technologies, such as 3-D seismic surveys and CAEX techniques, and by participating with other experienced industry partners. The Company has had recent exploratory discoveries in: (i) the Lower Sendji section of the Yombo field offshore the Republic of Congo; (ii) the Antelope Shale section in the Monument Junction area of the Cymric field in central California; (iii) the Frontier section in the North Riley Ridge area in western Wyoming; and (iv) the Sespe section in the Big Mountain field in the Ventura Basin of California. Ongoing exploratory activities include the drilling of a large Cotton Valley Pinnacle Reef structure in Trinity County, Texas and the exploration of the downdip Austin Chalk trend in Grimes

County, Texas. The Company currently expects to increase its exploration budget from an estimated $15.0 million in 1996 to $25.0 million in 1997.

Maintenance of a Low Cost Structure

The Company believes that its ability to implement and maintain a low cost structure allows it to compete successfully in an industry characterized by fluctuating commodity prices. The Company focuses its cost strategy on reducing its per BOE finding costs, lease operating expenses, general and administrative expenses and costs of capital in order to maintain operating profitability even during periods of adverse commodity prices. For the three years ended December 31, 1995, Nuevo's finding costs from exploration and exploitation per BOE have averaged $4.00 domestically and $1.57 internationally, significantly below published industry averages. Lease operating expense per BOE produced from the properties acquired by Nuevo from Unocal in April 1996 was reduced from $6.40 in the first quarter of 1996 to $5.92 and $5.34 in the second and third quarters of 1996, respectively. The Company's total general and administrative costs have declined from $1.78 per BOE in the quarter ended September 30, 1993 to $1.11 per BOE in the quarter ended September 30, 1996. Subject to prevailing market conditions, the Company anticipates that it will redeem its 12 1/2% Notes in June 1997, in an effort to further reduce its capital costs. See "Description of Existing Indebtedness--12 1/2% Notes."

Opportunistic Acquisitions of Properties

The Company may from time to time acquire producing properties which are either complementary to existing operations or which are believed to provide significant exploitation or exploration opportunities. The Company has demonstrated an ability to identify, negotiate and close acquisitions of producing properties at favorable prices. The Company's average finding costs from acquisitions have been $2.41 per BOE for the three years ended December 31, 1995 (on a pro forma basis giving effect to the acquisition of the California Properties.

Preservation of a Sound Capital Structure

The Company strives to maintain a sound financial condition to accommodate the capital outlays necessary to increase reserves and production through exploration, exploitation and selected acquisitions, even during periods of low commodity prices and unfavorable capital markets. As of September 30, 1996, as adjusted for the TECONS Offering, the Company's long-term debt to total capitalization will be approximately 40%, and its Long-Term Debt to Adjusted Capitalization will be approximately 27%. See "Capitalization" and "Glossary." As of September 30, 1996, as adjusted for the TECONS Offering, the Company had $232.0 million available for borrowing under its Credit Facility. See "Description of Existing Indebtedness - Credit Facility."

RECENT DEVELOPMENTS

In April 1996, the Company acquired the California Properties from Unocal and from Torch for a combined net purchase price of $515.3 million, plus a contingent payment based on future oil prices. The California Properties consist of 42 fields (of which 36 are operated) with approximately 2,300 active wells (2,000 operated) and estimated net proved reserves as of December 31, 1995 of 183.8 MMBOE, with a PV-10 Value of $587.8 million. During the six months ended September 30, 1996, the California Properties constituted 72% of the Company's total oil and natural gas production on a BOE basis. Since acquiring the California Properties, the Company has spent approximately $20 million to commence over 110 exploitation and development projects. In addition to the exploitation projects, the Company in October 1996 successfully completed an exploratory well in the Cymric field in California. The well was drilled to 6,600 feet and encountered 77 feet of net pay in the Antelope Shale section in the Monument Junction area.

In February 1995, the Company acquired a 43.8% working (32.5% net revenue) interest in the Yombo field in the Republic of Congo. The Yombo field, located 27 miles offshore in 360 feet of water, has 25 wells producing at depths ranging from 2,100 to 3,800 feet. The cash purchase price for the Yombo field was $10.8 million. Between December 1, 1993, the effective date of the acquisition, and December 31, 1995, the field produced 3.1 MMBbls net to Nuevo's interest, and as of December 31, 1995, had estimated proved reserves net to Nuevo's interest of 20.8 MMBbls of oil with a PV-10 Value of $112.9 million. As part of the Yombo acquisition, the Company acquired a converted super tanker with storage capacity of over one million barrels of oil for use as a floating production, storage and offloading vessel.

In October 1996, the Company drilled a successful exploration well to the Lower Sendji formation in the Yombo field. This well is currently being deepened to test an additional sub-salt structure before a decision will be made as to where to complete and commence production. A delineation well for the Lower Sendji or any sub-salt discovery will be spudded immediately after the completion of the well currently in progress. In 1997, the Company plans to drill an exploration well to evaluate the Lower Sendji and sub-salt sections underlying the Masseko field located several miles to the west of the Yombo field, as well as to further delineate the Upper Sendji and Tchala zones which were discovered but not developed by the previous operator. Other potential exploration features of the concession are being evaluated for possible future drilling. Additionally, the Company plans in 1997 to initiate a waterflood project to enhance production from existing Upper Sendji and Tchala zones.

The Company also acquired properties in East Texas during 1996. As of December 31, 1995, estimated net proved reserves attributable to the East Texas properties were 5.6 MMBOE. The Company has been advised that holders of preferential rights to acquire certain of the properties in the East Texas field may exercise such rights which would reduce the reserves acquired by approximately half and result in a payment to the Company of $9.3 million.

In June 1996, the Company sold 177 producing wells and the majority of its undeveloped acreage in the Giddings field and East Texas Austin Chalk holdings for $27.3 million, representing estimated net proved reserves of 4.2 MMBOE as of December 31, 1995. The Company retained ownership of seven wells and surrounding acreage in the Turkey Creek prospect area of the Austin Chalk trend located in Grimes County Texas.

PRINCIPAL PROPERTIES

The following table sets forth certain information (giving effect to the April 1996 acquisition of the California Properties, the July 1996 acquisition of certain East Texas properties, and the June 1996 sale of certain Austin Chalk properties as discussed under "--Recent Developments"), regarding the Company's principal oil and gas properties:

                              _________________________________________________
                              -------------------------------------------------
                                                    NET PRODUCTION
                                      NET PROVED     NINE MONTHS
                                       RESERVES         ENDED
                                     DECEMBER 31,   SEPTEMBER 30,
                                         1995            1996
                                    --------------- --------------
                                                                    PV-10 VALUE
                              GROSS   OIL     GAS     OIL    GAS   DECEMBER 31,
                              WELLS (MBBLS) (MMCF)  (MBBLS) (MMCF)         1995
Dollars in thousands          ----- ------- ------- ------- ------ ------------
U.S. PROPERTIES
California Fields
  Cymric field...............   367  28,080     345  1,769      23    $124,107
  Midway-Sunset field........   408  30,990      --  1,624      --     111,223
  Brea Olinda field..........   232  25,942  14,166    514     146      77,300
  Point Pedernales field.....    14  21,053  13,965  2,241      --      63,064
  Belridge field.............   398   4,667   2,373  1,769     276      34,033
  Dos Cuadros field..........   133   7,208   5,862    504     426      37,009
  East Coalinga field........    47     266  24,892     56   4,265      27,113
  Other......................   925  48,968  58,975  1,746   7,150     122,949
                              ----- ------- ------- ------  ------ -----------
    Total California fields.. 2,524 167,174 120,578 10,223  12,286    $596,798
                              ----- ------- ------- ------  ------ -----------
Other U.S. Fields
  Oak Hill field, TX.........   166     291 246,419     19   6,938    $108,806
  Chappell Hill area, TX(1)..   276     677  29,395     94   2,600      29,700
  Weeks Island field, LA.....    10     934     713    334     255      12,162
  North Frisco City field,
   AL........................    10   2,025   2,561    257     295      26,864
  Giddings field, TX.........     7      92   7,087     14   2,920      12,152
  Other......................   386   2,243  23,393    268   1,461      43,983
                              ----- ------- ------- ------  ------ -----------
    Total other U.S. fields..   855   6,262 309,568    986  14,469    $233,667
                              ----- ------- ------- ------  ------ -----------
  Total U.S. Properties...... 3,379 173,436 430,146 11,209  26,755    $830,465
                              ===== ======= ======= ======  ====== ===========
INTERNATIONAL PROPERTIES
  Yombo field, West Africa...    19  20,826      --  1,058      --    $112,878
                              ----- ------- ------- ------  ------ -----------
Total Properties............. 3,398 194,262 430,146 12,267  26,755    $943,343
                              ===== ======= ======= ======  ====== ===========

(1) The Company has been advised that the holders of preferential rights, which became subject to exercise in connection with the Company's purchase of the East Texas properties, plan to exercise such rights. If exercised, the Company would receive a cash payment of approximately $9.3 million and the purchasers would acquire properties representing approximately one-half of the estimated net proved reserves as of December 31, 1995.

Exploitation and Development of Existing Properties

The Company has an extensive existing portfolio of properties well suited to exploitation and development operations. The Company has identified over 1,000 projects designed to increase the present value of reserves attributable to the properties (using constant year end 1995 prices and a risk-adjusted discount rate) by an amount exceeding the cost of the project. The following is a description of the types of exploitation and development projects which the Company currently conducts on its properties.

Workovers and recompletions are operations designed to enhance or stabilize production rates or increase the ultimate quantity of reserves recovered for relatively low risk and modest capital costs. Workover projects include well stimulations, sand control measures such as gravel packing, improvement or replacement of pumps, and the use of cased hole log applications. Recompletions include the process of commencing production from bypassed zones, commingling production from several formations and the plugging of non-economic zones. Although the Company conducts workovers and recompletions on all of its properties, because of the large number of wells which have produced for a long period, the Company's California Properties are particularly well suited to operational enhancements through workovers and recompletions.

Multiple zone completions permit simultaneous production of hydrocarbons from more than one zone within a producing reservoir. While multiple zone completions with commingled production streams are commonplace with natural gas and conventional oil production, the Company has developed a technique for dual and triple completions in layered thermal Diatomite sections typically found in the heavy oil fields of central California. The process involves using concentric strings of tubing within the casing of a well, with each string completed to a separate sand section which is produced using cyclic steam injection (see description below). In the process, two or three zones are produced simultaneously, resulting in increased production and an acceleration of recovery of in-place reserves. The Company has found that such wells experience approximately 200% to 300% of the normal rates of production and have completion costs approximately 150% above those of a typical single zone well. The Company has successfully implemented four triple completions in the Midway-Sunset field since April 1996, and anticipates installing four dual completions before the end of the year. The Company plans as many as 40 multiple zone completions in the Midway-Sunset field during 1997, and the Company expects the technique to be applicable in certain parts of the Cymric field as well.

Infill drilling refers to the drilling of wells into existing reservoirs with reduced spacing between productive wells in an effort to increase production rates, accelerate reserve recoveries and to capture reserves not being drained by existing wells. The Company is conducting an active infill drilling program in its East Texas fields, where well spacing is being reduced from the current 160 acre spacing to 80 acre spacing, to more efficiently produce from these tight sand formations. In addition, the Company is conducting infill drilling on several of its heavy oil properties produced with thermal operations in California where well spacing is being reduced from one acre to one-half acre.

Horizontal drilling refers to wells drilled laterally to expose more of the wellbore to the productive reservoir. When successful, the increased production rates from horizontal wells more than offset the higher drilling costs. The Company has significant experience in drilling horizontal wells from its activities in the Austin Chalk formations in Texas, where the Company has drilled over 60 horizontal wells. The Company has recently applied this technology to its heavy oil fields in California, which are produced using thermal techniques. In these fields, horizontal drilling reduces costs and improves the efficiency of development activities. The Company has drilled three horizontal wells in its California thermal fields in 1996, and plans to drill eight in 1997.

Cyclic steam injection refers to the injection of steam into a formation to increase the temperature, and therefore decrease the viscosity of heavy oil, allowing it to move more efficiently into wellbores for production. A typical steam cycle consists of injection of steam into a well for several days or weeks, and then the production of the heated oil for a period of weeks or months. Another method is steam flooding in which steam is continuously injected in a well bore and heated oil is produced from adjacent wells. Both of these methods are used in the Company's Midway-Sunset and Cymric fields. In addition, the Company has proprietary production techniques which lengthen the period between steam cycles in its thermal Diatomite wells, thereby making production more efficient.

Steam assisted gravity drainage (SAG-D) is a new technology in which concentric strings of pipe are included in a horizontal well. Steam is injected through the innermost string and heated oil is produced through the outer wellbore. The Company has plans to use this new technology in its California thermal operations in 1997.

Fracturing is the process of injecting a highly pressurized fluid into a tight productive formation to create fractures. The result is generally increased production. In the tight sand wells in the Cotton Valley formations in the Oak Hill field in East Texas, the Company has experienced an increase in production of over ten times as compared with unstimulated wells. The Company plans an active fracturing program in the Cotton Valley formation in 1997. Fracturing technologies also have applications in the Company's deep Diatomite zones in California, where the Company plans to fracture 15 wells in 1997.

Waterflood projects involve the injection of water into wellbores and the production of displaced oil swept by the water to adjacent wells. Waterfloods also help repressurize the reservoirs. The Company currently has waterflood projects under way in its North Frisco City and Dos Cuadras fields and has planned waterflood projects for the Yombo and Brea Olinda fields.

Exploration Prospects

Nuevo's exploration efforts focus on high potential "impact" prospects. The Company seeks to reduce the risk normally associated with these prospects through the economic utilization of advanced technology and by participating with other experienced industry partners.

During the first ten months of 1996, the Company has drilled 14 exploratory wells, of which six were successfully completed, seven were dry holes, and one was still drilling. The Company's most significant discoveries were in: (i) the Lower Sendji section of the Yombo field; (ii) an Antelope Shale section beneath the Cymric Field in central California; and (iii) a Frontier sand formation at North Riley Ridge in western Wyoming. The Company anticipates spudding another four exploration wells by the end of 1996, and has preliminary plans to drill 16 exploratory wells in 1997. The Company has budgeted $25 million for exploration in 1997. One of the anticipated 1997 wells, representing approximately 20% of the Company's exploration budget, will be drilled in the Yombo Field and the remainder are anticipated to be drilled in the U.S.

The California Properties also include an average 12% working (10% net revenue) interest in nine tested but undeveloped tracts located offshore California in the vicinity of the Point Pedernales field. The oil and gas industry has voluntarily suspended development activities on these and other undeveloped offshore tracts pending completion of a study aimed at proposing a set of streamlined development rules that can be agreed upon by federal, state and local regulators. The Company believes these tracts contain substantial recoverable oil reserves, and plans to participate in the development of the fields if the regulations are satisfactorily modified.

California Properties

Cymric field The Cymric field, discovered in 1909, is located in the western San Joaquin Basin in Kern County, California. The Company owns an average 98% working (86% net revenue) interest. The Company operates eight leases in the field, totaling 456 acres and containing 307 active wells. Production is from two zones, the Tulare formation at depths from 400 to 1,700 feet and the Antelope Shale at depths from 1,000-4,500 feet. The Company has identified over 150 proved undeveloped drilling locations that account for a PV-10 Value at December 31, 1995 of $33.0 million and 9.2 MMBOE of estimated net proved oil reserves.

Between acquisition of the field and October 1996, the Company has drilled an additional 46 wells, of which 29 were Tulare completions (including two horizontal Tulare wells), 14 were Thermal Antelope completions, and three were Deep Antelope completions. The Company plans to drill another 20 wells by the end of 1996, and approximately 101 wells in 1997, including seven horizontal Tulare wells.

Midway-Sunset field The Midway-Sunset field, discovered in the 1890's, is located in the western San Joaquin Basin in Kern County, California. The Company owns the entire working interest and an average net revenue interest of approximately 97%. The Company operates seven leases in the field, totaling 1,120 acres and containing 408 active wells. Production is from five zones with the Potter Sand and the thermal Diatomite accounting for 96% of total production.

Between acquisition of the field and October 1996, the Company has drilled an additional 33 wells, of which 13 were Potter completions (including one horizontal Potter well), 13 were Marvic completions, and seven were thermal Diatomite completions. The Company has also successfully installed four triple completions of thermal Diatomite wells. The Company has initiated a marvic steamflood project which will be expanded in 1997. The Company plans to install four dual completion wells in the thermal Diatomite by the end of 1996, and drill an estimated 69 wells in 1997, three of which are planned as horizontal wells. A number of the vertical wells drilled in 1997 will utilize multiple completion technology.

Brea Olinda field The Brea Olinda field, discovered in 1880, is located in Orange County near the City of Brea, California. The Company operates three fee properties with a 100% working and net revenue interest containing 179 active wells. The Company also has royalty interests in an additional 53 wells in this field. Production is from multiple-pay zones in the Miocene and Pliocene sandstones at depths up to 6,500 feet.

Between acquisition and October 1996, the Company has recompleted four Miocene wells and one Pliocene well, with aggregate initial production of approximately 250 Bbls/d. The Company has drilled one infill producing well, which is currently being completed. The Company plans to drill two additional infill producing wells and three waterflood injector wells before the end of 1996. In 1997, the Company will expand the waterflood program by drilling four additional injections, six infill wells, and by continuing the recompletion program.

Point Pedernales field The Company acquired a 12% working (10% net revenue) interest in the Point Pedernales field in July 1994 and an additional 68% working (57% net revenue) interest in the field as part of the acquisition of the California Properties. The field is operated by the Company, and is located
3.5 miles offshore Santa Barbara County, California, in federal waters. There are 14 wells in the field, producing from a 12-pile 72 slot platform (Irene) in 240 feet of water. Production is from the Monterey Shale at depths from 3,500-5,150 feet.

Between acquisition of the field and October 1996, the Company commenced construction of a gas plant in Santa Barbara County which will process natural gas produced at Point Pedernales. The gas is currently being reinjected in an onshore gas storage facility. The Company plans to spud one infill producing well before the end of 1996, and to complete construction of the gas plant in mid-1997, enabling the Company to process the onshore stored gas and to recomplete a producing well in the gas cap section of the field offshore.

South Belridge field The South Belridge field, discovered in 1911, is located in the western San Joaquin Basin in Kern County, California. The productive zones above 2,000 feet (378 wells), in which the Company owns royalty interest are operated by another independent energy company. The remaining deeper zones (20 wells) are operated and owned by the Company in fee with a 100% working and net revenue interest.

Between acquisition of the properties and October 1996, the Company participated in 12 non-operated Diatomite wells. The operator plans to drill four lower Tulare infill wells and install three steamflood patterns in the upper Tulare before the end of 1996 and to continue this activity in 1997. The Company plans to drill one steam assisted gravity drainage (SAG-D) well and one horizontal Tulare well on its deeper operated zones in 1997.

Dos Cuadros field Dos Cuadros field is located offshore five and one-half miles from Santa Barbara in the Santa Barbara Channel. The Company operates three platforms with a 25% working (20.8% net revenue) interest and another platform with a 42.5% working (35.4% net revenue) interest. The field was initially developed in 1969 with production in the Pliocene Repetto formation. Net production for the nine months ending September 1996 has averaged 1.8 MBbls/d and 1.6 MMcf/d.

Between acquisition of the field and October 1996, the Company has drilled one waterflood injector well and has worked over two producing wells, increasing production by approximately 230 Bbls/d in the aggregate. The Company plans one additional workover in 1996 and 20 additional workovers and a waterflood expansion project in 1997.

Coalinga East Extension field The Coalinga East Extension field, discovered in 1938, is located in Fresno County, California. The field is operated by Texaco and contains 47 active wells. The Company owns an average 27% (24% net revenue) working interest. Production is from the Gatchell formation at a depth of 6,600 feet.

Other California properties The California Properties contain 35 other fields, none of which has a PV- 10 Value in excess of 5% of the total PV-10 Value of the California Properties.

Other U.S. Properties

Oak Hill field The Oak Hill field is located in Rusk County, Texas, and produces from low permeability reservoirs and has long-lived natural gas reserves. The Company operates 116 wells in a core area in the Oak Hill field, and has an average 94% working (80% net revenue) interest in these wells. The majority of the Company's reserves are produced in the Upper and Lower Cotton Valley formations at depths from 8,000-10,000 feet. The Company initiated a major recompletion program in the field during the fourth quarter of 1992 with 30 wells being opened in the Upper Cotton Valley section. This activity increased net production from 12.7 MMcf/d to 30.0 MMcf/d and qualified the incremental production to receive Section 29 tax credits and severance tax abatements. A 26-well infill drilling program was initiated in early 1994 that increased net production to 40 MMcf/d in late 1994. The Company received Texas Railroad Commission approval for 80 acre spacing for the field in March 1995. This provided a total of 112 additional drilling locations, 72 of which are included in the Company's proved reserve volumes, which the Company expects to begin drilling within the next 12 months. Although the field has produced 6.7 net MMBOE since 1990, remaining estimated net proved reserves have increased 169% since year-end 1990 and at December 31, 1995, totaled 41 MMBOE.

In the first ten months of 1996, the Company completed six Taylor infill wells, resulting in aggregate initial net production rates of approximately 10.0 MMcf/d. The Company intends to continue this infill program with another four infill wells to be spudded in 1996 and an estimated 20 additional infill wells to be drilled in 1997.

Chappell Hill area In 1996, the Company acquired an average 36% working (29% net revenue) interest in 276 wells in 11 East Texas fields in the Chappell Hill area, of which 96 are operated. Production is mainly from the Cotton Valley and Travis Peak formations at depths of 8,000 to 10,000 feet. Additionally, 2,529 net mineral acres were acquired. Some of this acreage is in the active Cotton Valley Reef Trend and could have exploration opportunities. Infill drilling potential exists in these areas similar to the Company's Oak Hill field. Net production for the nine months ending September 1996 has averaged 343 Bbls/d and 9.5 MMcf/d. The Company currently believes that properties representing up to half of the reserves may be acquired pursuant to preferential rights held by third parties which were triggered by the Company's purchase of this field.

The Company is evaluating infill drilling opportunities in this field, and anticipates the commencement of an infill program in 1997.

Weeks Island field The Weeks Island field in Iberia Parish, Louisiana was discovered in 1990. The Company owns an approximate 26% working (20% net revenue) interest in ten producing wells. Oil and gas are produced from several Miocene reservoirs under an overhang of the Weeks Island salt dome at an approximate depth of 12,000 feet. Net production for the nine months of 1996 has averaged 1.2MBbls/d and 930 Mcf/d.

North Frisco City field The North Frisco City field, discovered by Nuevo in 1991, is located in Monroe County, Alabama. The Company-operated field is productive in the Haynesville sand at 12,000 feet. Nuevo owns approximately a 22% working (17% net revenue) interest. The field was unitized in 1994 in order to initiate a pressure maintenance project. The successful pressure maintenance project is expected to maintain production at current levels and, based on the Company's year end 1995 reserve report, will increase the ultimate recovery from the field by 60%. The Company's net average daily production was 941 Bbls/d and 1.1 MMcf/d for the first nine months of 1996.

Turkey Creek field The Company currently owns an interest in seven producing wells in the Giddings field, Turkey Creek Prospect area, located in Grimes County, Texas and has an average 50% working (39% net revenue) interest in these wells. Production is derived from the highly fractured Austin Chalk formation at an approximate depth of 12,800 feet. All of these wells are horizontally drilled and have been prolific producers with rates as high as 22 MMcf/d. The Company owns a total of 6,078 acres in this area with plans to drill three wells and re-enter three wells in the fourth quarter of 1996 and early 1997. The Company's net average daily production was 51 Bbls/d of oil and
10.7 MMcf/d of gas for the first nine months of 1996.

International

Yombo field In February 1995, the Company acquired a 43.8% working (32.5% net revenue) interest in the Yombo field offshore the Republic of Congo for cash consideration of approximately $10.8 million. The Yombo field is located 27 miles offshore in 360 feet of water. The field has 25 producing wells on two platforms that produce from the Tchala and Upper Sendji formations between 2,800 and 3,500 feet. Estimated proved reserves in the Yombo field were 17.2 MMBbls on December 31, 1993, the effective date of its acquisition by Nuevo. Since that date, net production has been 3.1 MMBbls and reserves have increased to 20.8 MMBbls as of December 31, 1995, 71% of which are proved developed. As part of the Yombo field acquisition, the Company also acquired a converted super tanker with storage capacity of over one million barrels of oil for use as a floating production, storage and offloading vessel ("FPSO"). The Company's production is converted to No. 6 fuel oil with less than 0.3% sulphur content on the FPSO. CMS is the operator of the concession.

By October 1996, the Company had completed a six-well development drilling program which contributed approximately 750 Bbls/d of oil to the Company's net production as of September 30, 1996. In October 1996, the Company drilled a successful exploratory well to the Lower Sendji formation offshore the Republic of Congo. This discovery well is currently being deepened to test an additional sub-salt structure before a decision will be made as to where to complete and commence production. A delineation well for the Lower Sendji and/or any subsalt discovery will be spudded immediately after the completion of the well in progress. In 1997, the Company plans to drill an exploratory well to evaluate the Lower Sendji and subsalt section underlying the Masseko field located several miles to the west of the Yombo field, as well as to further delineate Tchala and Upper Sendji zones which were discovered but not developed by a previous operator. Other potential exploratory features on the concession are being evaluated for possible future drilling. Additionally, the Company plans in 1997 to initiate a waterflood project to enhance production from existing Tchala and Upper Sendji zones.

The government of the Congo has requested that Nuevo convert its interest in the Yombo field from its current convention to a production sharing agreement ("PSA"). Currently, the Company receives its share of revenue and pays its share of costs associated with its properties. Under a PSA, the Company would be allocated a percentage of production to recover its costs, and would share production in excess of the cost recovery production with the government of the Congo. Although the change from its current convention to a PSA would change the Company's rights with respect to the receipt of net revenues from the properties, the Company does not believe the change of ownership to a PSA would materially change the PV-10 Value attributable to the Yombo field.

Oil and Gas Reserves

The Company's estimated net total proved and proved developed reserves of oil and gas as of December 31, 1993, 1994 and 1995, based upon reserve reports of the Company's independent reserve engineers were as follows:

                         ---------------------------------------------------------------
                                                                               PRO FORMA
                                          DECEMBER 31,                      DECEMBER 31,
                              1993            1994            1995               1995(1)
                         --------------- --------------- --------------- ---------------
                           OIL     GAS     OIL     GAS     OIL     GAS     OIL     GAS
                         (MBBLS) (MMCF)  (MBBLS) (MMCF)  (MBBLS) (MMCF)  (MBBLS) (MMCF)
                         ------- ------- ------- ------- ------- ------- ------- -------
Proved Reserves.........  5,961  237,758 10,852  261,115 30,526  301,311 194,554 419,802
Proved Developed
 Reserves...............  4,133  119,478  8,692  164,183 23,076  142,012 144,952 227,987

(1) Pro forma amounts give effect to acquisition of the California Properties as if they were consummated on December 31, 1995. The Company has made other acquisitions and divestitures since January 1, 1996 (certain of which are described under "--Recent Acquisitions") which are not included herein because their pro forma effect is not material.

The following table sets forth the future net cash flows from the Company's estimated proved reserves:

                                     -------------------------------------------
                                                                       PRO FORMA
                                              DECEMBER 31,          DECEMBER 31,
                                         1993         1994     1995      1995(1)
Dollars in thousands                 -------- ------------ -------- ------------
Future net cash flows before income
 taxes.............................  $375,655     $293,074 $623,199  $1,731,909
PV-10 Value........................   171,520      197,072  367,669     955,506

(1) Pro forma amounts give effect to the acquisitions of the California Properties as if they were consummated on December 31, 1995. The Company has made other acquisitions and divestitures since January 1, 1996 (certain of which are described under "Business and Properties--Recent Developments") which are not included herein because their pro forma effect is not material.

Estimated quantities of oil and gas reserves and the discounted present value of future pre-tax cash flows therefrom for the Company's assets are based upon reserve reports prepared by the independent petroleum engineering firms of Miller and Lents, Ltd., S.A. Holditch and Associates, Inc., Ryder Scott Company, D.O.R. Engineering Inc., and Poco Oil Co., for the California Properties are based on a reserve report prepared by Ryder Scott Company and for the Chappell Hill area are based on a reserve report prepared by T. J. Smith & Company, Inc., as of December 31, 1995.

In general, estimates of economically recoverable oil and natural gas reserves and of the future net revenues therefrom are based upon a number of variable factors and assumptions, such as historical production from the subject properties, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and gas prices and future operating costs, all of which may vary considerably from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. For those reasons, estimates of the economically recoverable oil and natural gas reserves attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net revenues expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially. The Company therefore emphasizes that the actual production, revenues, severance and excise taxes, development and operating expenditures with respect to its reserves will likely vary from such estimates, and such variances could be material.

Estimates with respect to proved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves.

In accordance with applicable requirements of the Commission, the estimated discounted future net revenues from estimated proved reserves are based on prices and costs as of the date of the estimate unless such prices or costs are contractually determined at such date. Actual future prices and costs may be materially higher or lower. Actual future net revenues also will be affected by factors such as actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The Company's Certificate of Incorporation provides for a classified Board of Directors. The Board of Directors is divided into three classes of nearly equal size, designated as Class I, Class II and Class III. Initially, directors in each class were elected to hold office for terms of one year, two years and three years, respectively. At each annual meeting after such initial classification, directors elected to succeed those directors whose terms expire serve for a term which expires at the third succeeding annual meeting of Stockholders after their election. The Certificate of Incorporation and Bylaws of the Company provide that the exact number of directors may be fixed from time to time by resolution of a majority of the Board of Directors.

The following table provides information with respect to the directors and executive officers of the Company.

 ------------------------------------------------------------------------------------------------------------------
                                                                                                           TERM AS
                                                                                                           DIRECTOR
 NAME                       AGE COMPANY POSITION                                                           EXPIRES
-------------------------------------------------------------------------------------------------------------------
 J. P. Bryan                 56 Chairman, Director                                                           1997
 Michael D. Watford          42 Director, Chief Executive Officer, President and Chief Operating Officer     1998
 Robert L. Gerry, III        58 Vice-Chairman, Director                                                      1996
 Robert M. King              35 Senior Vice President and Chief Financial Officer
 Willard I. Boss, Jr.        40 Vice President, General Counsel and Secretary
 Dennis A. Hammond           40 Vice President - Engineering
 Robert S. Schneeflock, Jr.  50 Vice President - Exploration - Geology
 Robert S. Gaston            45 Vice President - Exploration - Geophysics
 Gary R. Petersen            49 Director                                                                     1997
 John B. Connally, III       49 Director                                                                     1997
 Thomas D. Barrow            51 Director                                                                     1998
 Isaac Arnold, Jr.           60 Director                                                                     1998
 James T. Hackett            42 Director                                                                     1999
 Robert H. Allen             68 Director                                                                     1999
 T. Michael Long             52 Director                                                                     1999

The following is a brief description of the background and principal occupation of each director and executive officer:

MR. BRYAN, 56, has been Chairman of the Company since its formation in March 1990 and Chairman and Chief Executive Officer of Torch since 1981. In January 1995, Mr. Bryan resigned his position as Chief Executive Officer of the Company, a position he had held with the Company since the formation of the Company in March 1990, in order to accept the position of Chief Executive Officer of Gulf Canada Resources Limited ("Gulf Canada"). Mr. Bryan remains as Chairman of the Board of Directors of the Company. Mr. Bryan was First Vice President and Director of Investment Banking -- Southwest Region of E.F. Hutton & Company Inc. (1978-1981); President and Chief Executive Officer of The Mortgage Banque, Inc. (1974-1981); and Executive Vice President and Director of Investment Banking of Dominick & Dominick, Inc. (1969-1974). Mr. Bryan has been actively engaged in the energy business for 28 years. Mr. Bryan is also a member of the Board of Directors of Gulf Canada, Bellwether Exploration Company and Republic Waste Industries.

MR. WATFORD, 42, has been President, Chief Operating Officer and a member of the Board of Directors of the Company since February 1994. Following Mr. Bryan's resignation in January 1995, Mr. Watford was named Chief Executive Officer of the Company. He has been a Director of Bellwether Exploration Company since March 1994, was President of Torch Energy Marketing, Inc. from 1990 until April 1995 and was a Director of Natural Gas Marketing for Meridian Oil, Inc. from 1985 until 1990. Mr. Watford was employed by The Superior Oil Company from 1981 until 1985 and Shell Oil Company from 1975 until 1981.

MR. GERRY, 58, has been Vice-Chairman of the Company since February 1994, prior to which he was a Director, President and Chief Operating Officer of the Company since its formation in March 1990. From 1989 to 1994, Mr. Gerry was also an officer of Torch and certain of its subsidiaries. Prior to that, Mr. Gerry was active as an independent investor concentrating on energy investments. Formerly a Director of Zapata Offshore Corp., he currently serves on the Board of Directors of the Earth Satellite Corporation, Houston National Bank and Xavier Mining Company and serves as a Trustee of Texas Children's Hospital and the Contemporary Arts Museum of Houston.

MR. KING, 35, joined the Company as Senior Vice President and Chief Financial Officer in January 1996. Prior to joining the Company, Mr. King was Vice President, Corporate Development and Treasurer of Seagull Energy Corporation, which he joined in 1990 after having spent over seven years in energy finance with The First National Bank of Chicago and Mellon Bank, N.A. Mr. King has a B.A. in economics and political science from Southern Methodist University and an M.B.A. in finance from the Cox School of Business at Southern Methodist University. He is also a member of the Board of Directors of the American Red Cross, Greater Houston Chapter.

MR. BOSS, 40, has been Vice President, General Counsel and Secretary of the Company since October 1991, and has primary responsibility for legal matters affecting the Company. Mr. Boss has been employed by Torch as Vice President and Assistant General Counsel since 1989. Prior to that time, he was a partner in the Houston law firm of Watt, White & Craig where he specialized in litigation and oil and gas law. He is a graduate of the University of Texas at Austin (B.A., cum laude, 1978) and the University of Houston (J.D., 1981).

MR. HAMMOND, 40, has been Vice President - Engineering of the Company since its formation in March 1990. From 1985 to 1996, he was also an officer of Torch. In 1983, he was a co-founder of IDM Engineering, Inc., a petroleum engineering consulting firm. He has held various reservoir engineering positions with Chevron and Pogo Producing Company. He holds a B.S. degree in Petroleum Engineering from Texas A&M University and is a registered professional engineer in the state of Texas. Mr. Hammond is a member of the Society of Petroleum Engineers and the American Petroleum Institute.

MR. SCHNEEFLOCK, 50, has been Vice President - Exploration - Geology of the Company since 1995, and an officer of one of the Company's subsidiaries since 1992. Mr. Schneeflock's 26 years of oil and gas experience began in 1969 at Chevron where he worked as a geologist, then Hunt Energy in 1978, and later as exploration manager for Clayton Williams Energy. Mr. Schneeflock holds a B.S. degree in geology from the University of Southern Mississippi, a B.A. degree in economics from California State University and an M.S. in geology from the University of Alabama.

MR. GASTON, 45, has been Vice President - Exploration - Geophysics of the Company since 1995, and an officer of one of the Company's subsidiaries since April 1993. Mr. Gaston became a geophysical consultant and partner for the firm of Morrison and Gaston in May of 1979 where he remained until he became President of the Company's subsidiary in April of 1993. Mr. Gaston's 24 years of experience with independent and major oil and gas companies began with Western Geophysical Co. of America in 1971, then Getty Oil Company in 1973 and Diamond Shamrock as a district geophysicist in 1975. Mr. Gaston graduated summa cum laude from Louisiana Tech with a B.S. in physics in 1971.

MR. PETERSEN, 49, has been a Director of the Company since its formation in March 1990. He is a cofounder and partner of EnCap Investments, Inc., a firm serving as financial intermediary to the energy industry, specializing in procuring and managing institutional capital. From 1984 to 1988, Mr. Petersen served as Senior Vice President and Manager of the Corporate Finance Division of the Energy Banking Group for RepublicBank Houston. From 1979 to 1984, he was Executive Vice President and a member of the Board of Directors of Nicklos Oil & Gas Company. He has also served as a Group Vice President in the Petroleum and Minerals Division of RepublicBank Dallas. He is a member of the Board of Directors of Belden & Blake Energy Company, Energy Capital Investment Company, Equus II Incorporated and the Petroleum Club of Houston. Mr. Petersen is also a member of the Compensation Committee of the Company.

MR. CONNALLY, 49, has been a Director of the Company since April 1990. He is President and Chief Executive Officer of International Testing Services, Inc., a public company engaged in non-destructive testing of pipelines, petrochemical plants and refineries. Mr. Connally is also an independent attorney. From July 1989 to December 1990, Mr. Connally was Of Counsel with the law firm of Sheinfeld, Maley & Kay, Houston, Texas. From September 1983 to July 1989, Mr. Connally was engaged in private law practice and investments. Prior thereto, Mr. Connally was a partner with the law firm of Baker & Botts, Houston, Texas, and has represented both oil and gas exploration and production companies and oilfield service companies, principally in the areas of mergers and acquisitions and corporate finance. Mr. Connally is also a member of the Compensation Committee of the Company.

MR. BARROW, 51, has been a Director of the Company since its formation in March 1990. From 1988 to the present, he has also served as President of Barrow Energy Corporation, whose exploration activities are concentrated in East Texas. Mr. Barrow was co-founder and President of B & N Petroleum, Inc. which was formed in 1978 and sold its assets and working interest partner's assets in 1988. Mr. Barrow is also a member of the Audit Committee of the Company.

MR. ARNOLD, 60, has been a Director of the Company since April 1990. He is presently Chairman of the Board of Quintana Petroleum Corporation, a privately held production company, a position he has held since 1984. He is also Chairman of the Board of Modar, Inc., a position he assumed in September 1988. He has been a Director of Cullen Center Bank & Trust

Company since its inception in 1969 and is a Director of Cullen/Frost Bankers, Inc. Mr. Arnold is also Chairman of the Audit Committee of the Company.

MR. HACKETT, 42, has been director of the Company since May 1996. He has been Executive Vice President of PanEnergy Corp and a member of its Policy Committee since January 1996. Prior to joining PanEnergy Corp in 1996, Mr. Hackett was Senior Vice President of NGC Corporation (formerly Natural Gas Clearinghouse) and president of their Trident division. He joined Natural Gas Clearinghouse as Senior vice President and Partner in 1990 and became Executive Vice President, Partner and a member of the management committee in 1993. Mr. Hackett began his career in 1975 with Amoco Oil Company as an internal auditor and became operations manager at Energy Resources Company in 1979. He later held a number of senior positions at Meridian Oil Incorporated and Texas Gas Resources Corporation. Mr. Hackett is a member of the boards of directors of Junior Achievement, the Houston Society for the Performing Arts and the Houston Hospice.

MR. ALLEN, 68, has been a Director of the Company since March 1992. Mr. Allen is a private investor residing in Houston, Texas. During the past ten years he has been instrumental in the start-up of several natural resource oriented companies including Getty Resources Ltd. in Toronto, Canada. Prior to 1982, Mr. Allen served as Chairman and Chief Executive Officer of Gulf Resources and Chemical Corporation for 22 years. Mr. Allen is a member of the Board of Directors of Federal Express Corporation, GeoQuest International Holdings, Inc., Baylor College of Medicine, Gulf Canada, UT Investment Management Company and The Texas Growth Fund and Managing Partner of Challenge Investment Partners. Mr. Allen also serves on several committees including the Geosciences and Earth Resources Advisory Council and the President's Council of Advisors. Mr. Allen is a certified public accountant.

MR. LONG, 52, has been a Director of the Company since February 1994 and a General Partner of Brown Brothers Harriman & Co. ("Brown Brothers") since 1983. During Mr. Long's 22 years of experience at Brown Brothers, he served until 1989 in the firm's Corporate Finance Department. Since 1989, Mr. Long has been Co-Manager of The 1818 Fund, L.P. and The 1818 Fund II, L.P. Mr. Long serves as a Director of Columbia/HCA HealthCare Corp., The Ekco Group, Inc., Winrock Enterprises Inc., Gulf Canada, Sports Holding Corp., Government Property Investors, Inc., S-O Acquisition Corp. and as a Trustee of The Hospital Chaplaincy. He holds a B.A. in government and an M.B.A. from Harvard University. So long as The 1818 Fund, L.P. holds the Company's 7% Cumulative Convertible Preferred Stock, it will have the right to appoint a representative to the Board of Directors, and Mr. Long is such designee.

All officers and directors of the Company are United States citizens. For additional information concerning the affiliation of Torch and the Company, see "--Relationship with Torch."

EMPLOYEES

The Company has 52 full time employees, of which 43 are engineers and other professional staff whose primary responsibilities include formulating and implementing exploration, exploitation, development, production and financing strategies. While certain back office and field-level operating activities, preliminary acquisition analysis, and the marketing of the Company's production are outsourced to Torch, the Company retains responsibility for capital allocations, operating budgets and all material strategic decisions regarding the management of existing assets, potential acquisitions, and financing transactions. See "--Relationship with Torch."

RELATIONSHIP WITH TORCH

Pursuant to agreements with Torch and its subsidiaries (the "Torch Agreement"), Torch administers certain business activities of the Company for a monthly fee based on a specified percentage of operating cash flow and total assets (as defined). Torch is primarily engaged in the business of providing management and advisory services relating to oil and gas assets for institutional and public investors, and maintains a large technical, operating, financial and administrative staff. The Company believes that its relationship with Torch exposes it to acquisitions and provides it with an experienced staff of technical professionals and due diligence personnel to evaluate acquisitions.

The administrative services under the Torch Agreement include providing the Company with office space, equipment and supplies, retaining and managing human resources, accounting, legal, financial, land, tax, geological, engineering, technical and insurance professionals as needed by the Company, processing accounting records of the Company, assisting the Company in determining its capital requirements, preparing any reports or other documents required by governmental authorities, analyzing economic and other data related to the Company's business and otherwise providing general management services and advice to the Company's business. The Company intends to continue to operate under the Torch Agreement.

The Company and Torch have also established procedures to permit the Company to review with Torch its performance under the operating and marketing agreements.

The Company acquired a portion of the California Properties from Torch for an adjusted net purchase price of $35.7 million, payable by the issuance of 1,275,000 shares of Common Stock of the Company. The Common Stock issued to Torch was valued at the public offering price of the Common Stock in a public offering made in April 1996 to finance a portion of the acquisition of the California Properties. On September 30, 1996, United Investors Management Company ("United"), a wholly owned subsidiary of Torchmark Corporation, sold Torch to an investment group formed by Torch management. As part of the sale, Torch distributed the 1,275,000 shares of Common Stock to United. United is offering 1,171,395 shares in the Common Stock Offering (1,275,000 shares if the over-allotment in the Common Stock Offering is exercised). See "Selling Stockholders" in the accompanying Prospectus.

In connection with the Company's acquisition of the California Properties, the Company and Torch entered into a registration rights agreement pursuant to which the Company agreed to register, on up to four occasions upon demand by Torch, the Common Stock issued to Torch for the Point Pedernales Properties. The registration rights agreement also grants Torch "piggyback" registration rights (subordinate to the "piggyback" registration rights granted to The 1818 Fund, L.P.) to include such Common Stock in certain registration statements filed by the Company. Torch has agreed that for so long as the Torch Agreement is in effect, Torch will vote the shares of Common Stock owned by it as directed by a two-thirds majority of the Company's Board of Directors. United has succeeded to the rights and obligations under these agreements in connection with its acquisition of the Common Stock.

                               NUEVO FINANCING I

Nuevo Financing is a statutory business trust created under Delaware law pursuant to (i) a trust agreement, dated as of November 15, 1996, as amended, executed by Nuevo as depositor (the "Sponsor"), and certain of the trustees of Nuevo Financing (the "Nuevo Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on November 15, 1996. Such trust agreement will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. The Declaration is qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the TECONS, the purchasers thereof will own all of the TECONS. See "Description of the TECONS - Book-Entry Only Issuance -
 The Depository Trust Company." Nuevo will directly or indirectly acquire all of the Trust Common Securities which will have an aggregate liquidation amount equal to 3% of the total capital of Nuevo Financing. Nuevo Financing exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Convertible Debentures and (iii) engaging in only those other activities necessary or incidental thereto.

Pursuant to the Declaration, the number of Nuevo Trustees will initially be four. Three of the Nuevo Trustees (the "Regular Trustees") will be persons who are employees or officers of or who are affiliated with Nuevo. The fourth trustee will be a financial institution that is unaffiliated with Nuevo and will serve as property trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). Initially, Wilmington Trust Company, a Delaware banking corporation having its principal place of business in Wilmington, Delaware, will be the Property Trustee until removed or replaced by the holder of the Trust Common Securities. The Declaration requires that one trustee be an institution that maintains its principal place of business in the state of Delaware (the "Delaware Trustee"). Initially, Wilmington Trust Company will also act as Delaware Trustee. For the purpose of compliance with the provisions of the Trust Indenture Act, Wilmington Trust Company will act as trustee (the "Guarantee Trustee") under the Guarantee and as Subordinated Indenture Trustee under the Subordinated Indenture. See "Description of Trust Preferred Securities Guarantee" in the accompanying Prospectus and "Description of the TECONS - Voting Rights."

The Property Trustee will hold title to the Convertible Debentures for the benefit of the Trust and the holders of the Trust Securities, and the Property Trustee will have the power to exercise all rights, powers and privileges under the Subordinated Indenture as the holder of the Convertible Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing account (the "Property Account") to hold all payments made in respect of the Convertible Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the TECONS. Nuevo, as the direct or indirect holder of all the Trust Common Securities, will have the right to appoint, remove or replace any Nuevo Trustee and to increase or decrease the number of Nuevo Trustees. Nuevo will pay all fees and expenses related to Nuevo Financing and the offering of the Trust Securities. See "Description of the Convertible Debentures - Miscellaneous."

The rights of the holders of the TECONS, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the TECONS."

                           DESCRIPTION OF THE TECONS

The TECONS will be issued pursuant to the terms of the Declaration. The Declaration is qualified as an indenture under the Trust Indenture Act. The Property Trustee, Wilmington Trust Company, will act as indenture trustee for the TECONS under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the TECONS will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the TECONS is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part, the Trust Act and the Trust Indenture Act.

GENERAL

The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Trust Common Securities will be owned, directly or indirectly, by Nuevo. The Trust Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the TECONS, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Trust Common Securities to receive payment of periodic Distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the TECONS. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Property Trustee will hold the Convertible Debentures purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of Distributions out of money held by the Trust, and payments upon redemption of the TECONS or liquidation of the Trust, are guaranteed by Nuevo to the extent described under "Description of Trust Preferred Securities Guarantee" in the accompanying Prospectus. The Guarantee will be held by Wilmington Trust Company, the Guarantee Trustee, for the benefit of the holders of the TECONS. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient available funds to pay such Distributions. In such event, the remedy of a holder of TECONS is to vote to direct the Property Trustee to enforce the Property Trustee's rights under the Convertible Debentures except in the limited circumstances in which the holder may take Direct Action. See " - Declaration Events of Default" and " -
 Voting Rights."

DISTRIBUTIONS

Distributions on the TECONS will be fixed at an annual rate of $2.875 per TECONS. Subject to applicable law, Distributions in arrears for more than one quarter will accrue interest thereon at the Distribution rate, compounded quarterly. The term "Distribution" as used herein includes any such interest payable unless otherwise stated. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

Distributions on the TECONS will be cumulative, will accumulate from December 23, 1996, and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing March 15, 1997, when, as and if available for payment. Distributions will be made by the Property Trustee, except as otherwise described below.

So long as Nuevo shall not be in default in the payment of interest on the Convertible Debentures, Nuevo has the right under the Indenture to defer payments of interest on the Convertible Debentures by extending the interest payment period from time to time on the Convertible Debentures, which, if exercised, would defer quarterly Distributions on the TECONS (though such Distributions would continue to accumulate with interest thereon at the Distribution rate, compounded quarterly, since interest would continue to accrue on the Convertible Debentures) during any such Extension Period. Such right to extend the interest payment period for the Convertible Debentures is limited to a period not exceeding 20 consecutive quarters and such period may not extend beyond the maturity of the Convertible Debentures. In the event that Nuevo exercises this right, then (a) Nuevo shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Nuevo Common Stock in connection with the satisfaction by Nuevo of its obligations under any employee benefit plans,
(ii) as a result of a reclassification of Nuevo capital stock or the exchange or conversion of one class or series of Nuevo capital stock for another class or series of Nuevo capital stock or (iii) the purchase of fractional interests in shares of Nuevo capital stock pursuant to the conversion or exchange provisions of such Nuevo capital stock or the security being converted or exchanged); (b) Nuevo shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem, any debt securities issued by Nuevo that rank pari passu with or junior to the Convertible Debentures and
(c) Nuevo shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Extension Period, Nuevo may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity of the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Nuevo may commence a new Extension Period, subject to the above requirements. See "Description of the Convertible Debentures - Option to Extend Interest Payment Period." If Distributions are deferred, the deferred Distributions and accrued interest thereon shall be paid to holders of record of the TECONS as they appear on the books and records of the Trust on the record date next following the termination of such deferral period.

Distributions on the TECONS must be paid on the dates payable to the extent that the Trust has funds available for the payment of such Distributions. The Trust's funds available for Distribution to the holders of TECONS will be limited to payments received from Nuevo on the Convertible Debentures. See "Description of the Convertible Debentures." The payment of Distributions out of moneys held by the Trust is guaranteed by Nuevo to the extent set forth under "Description of Trust Preferred Securities Guarantee" in the accompanying Prospectus.

Distributions on the TECONS will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the TECONS remain in book-entry only form, will be one Business Day (as defined below) prior to the relevant payment dates. Such Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Convertible Debentures for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under " - Book-Entry Only Issuance - The Depository Trust Company" below. In the event that the TECONS do not continue to remain in book-entry only form, the relevant record dates for the TECONS shall conform to the rules of any securities exchange on which the TECONS are listed and, if none, the Regular Trustees shall have the right to select relevant record dates, which shall be at least one Business Day prior to the relevant payment dates. In the event that any date on which Distributions are to be made on the TECONS is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" means any day other than Saturday, Sunday or any other day on which banking institutions in New York City or Houston, Texas are permitted or required by any applicable law to close.

CONVERSION RIGHTS

General

The TECONS will be convertible at any time through the close of business on December 15, 2026 (or in the case of TECONS called for redemption, prior to the close of business on the Business Day prior to the Redemption Date) (the "Conversion Expiration Date"), at the option of the holders thereof and in the manner described below, into shares of Nuevo Common Stock at an initial conversion rate of 0.8421 shares of Nuevo Common Stock for each TECONS (equivalent to a conversion price of $59.375 per share of Nuevo Common Stock (the "Initial Conversion Price")), subject to adjustment as described under " -
 Conversion Price Adjustments - General" and " - Conversion Price Adjustments - Fundamental Change" below. If a TECONS is surrendered for conversion after the close of business on any regular record date for payment of a Distribution and before the opening of business on the corresponding Distribution payment date, then, notwithstanding such conversion, the Distribution payable on such Distribution payment date will be paid in cash to the person in whose name the TECONS is registered at the close of business on such record date, and (other than a TECONS or a portion of a TECONS called for redemption on a redemption date occurring after such record date and on or prior to such Distribution payment date) when so surrendered for conversion, the TECONS must be accompanied by payment of an amount equal to the Distribution payable on such Distribution payment date.

The terms of the TECONS provide that a holder of a TECONS wishing to exercise its conversion right shall surrender such TECONS, together with an irrevocable conversion notice, to the Property Trustee, as conversion agent (the "Conversion Agent"), which shall, on behalf of such holder, exchange such TECONS for a portion of the Convertible Debentures and immediately convert an equivalent amount of Convertible Debentures into Nuevo Common Stock. Holders may obtain copies of the required form of the conversion notice from the Conversion Agent. So long as a book-entry system for the TECONS is in effect, however, procedures for converting the TECONS into shares of Nuevo Common Stock will differ, as described under " - Book-Entry Only Issuance - The Depository Trust Company."

No fractional shares of Nuevo Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by Nuevo in cash based on the current market price of Nuevo Common Stock on the date such TECONS are surrendered for conversion.

Conversion Price Adjustments - General

The Initial Conversion Price is subject to adjustment (under formulae set forth in the Subordinated Indenture) in certain events, including:

  (i) the issuance of Nuevo Common Stock as a dividend or distribution on Nuevo Common Stock;

  (ii) subdivisions and combinations of Nuevo Common Stock;

  (iii) the issuance to all holders of Nuevo Common Stock of certain rights or warrants to purchase Nuevo Common Stock at less than the then current market price;

  (iv) the distribution to all holders of Nuevo Common Stock of (A) equity securities of the Company (other than Nuevo Common Stock), (B) evidences of indebtedness of the Company and/or (C) other assets (including securities, but excluding (1) any rights or warrants referred to in clause (iii) above,
  (2) any rights or warrants to acquire any capital stock of any entity other than the Company or any subsidiary of the Company, (3) any dividends or distributions in connection with the liquidation, dissolution or winding-up of the Company, (4) any dividends payable solely in cash that may from time to time be fixed by the Board of Directors of the Company and (5) any dividends or distributions referred to in clause (i) above);

  (v) distributions to all holders of Nuevo Common Stock, consisting of cash, excluding (a) any cash dividends on Nuevo Common Stock to the extent that the aggregate cash dividends per share of Nuevo Common Stock in any consecutive 12-month period do not exceed the greater of (x) the amount per share of Nuevo Common Stock of the cash dividends paid on Nuevo Common Stock in the immediately preceding 12-month period, to the extent that such dividends for the immediately preceding 12-month period did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of Nuevo Common Stock), and (y) 15% of the average of the daily Closing Price (as defined in the Subordinated Indenture) of Nuevo Common Stock for the ten consecutive Trading Days (as defined in the Subordinated Indenture) immediately prior to the date of declaration of such dividend, and (b) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company or a redemption of any rights issued under a rights agreement; provided, however, that no adjustment shall be made pursuant to this clause (v) if such distribution would otherwise constitute a Fundamental Change (as defined below) and be reflected in a resulting adjustment described below; and

  (vi) payment in respect of a tender or exchange offer by the Company or any subsidiary of the Company for Nuevo Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Nuevo Common Stock exceed (by more than 10%, with any smaller excess being disregarded in computing the adjustment provided hereby) the first reported sale price per share of Nuevo Common Stock on the Trading Day next succeeding the Expiration Time (as defined in the Subordinated Indenture) for such tender or exchange offer.

The Company currently plans to enter into a Rights Agreement (the "Rights Agreement"). See "Description of Shareholder Rights Plan." In the event that the Rights (as defined therein) are separated from the Nuevo Common Stock in accordance with the provisions of the Rights Agreement, such that the holders of TECONS would thereafter not be entitled to receive any such Rights in respect of the Nuevo Common Stock issuable upon conversion of such TECONS, the conversion price of the Convertible Debentures (and thus the conversion price of the TECONS) will be adjusted so that the holders of the TECONS would be in the same relative position after such separation as they would have been if they had converted their TECONS immediately prior to such separation (subject to readjustment in the event of the expiration, termination or redemption of the Rights). In lieu of any such adjustment, the Company may amend the Rights Agreement to provide that upon conversion of the TECONS the holders thereof will receive, in addition to the Nuevo Common Stock issuable upon such conversion, the Rights which would have attached to such shares of Nuevo Common Stock if the Rights had not become separated from the Nuevo Common Stock pursuant to the provisions of the Rights Agreement.

If any adjustment is required to be made as set forth in clause (v) above as a result of a distribution which is a dividend described in subclause (a) of clause (v) above, such adjustment would be based upon the amount by which such distribution exceeds the amount of the dividend permitted to be excluded pursuant to such subclause (a) of clause (v). If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution which is not such a dividend, such adjustment would be based upon the full amount of such distribution. If an adjustment is required to be made as set forth in clause (vi) above, such adjustment would be calculated based upon the amount by which the aggregate consideration paid for the Nuevo Common Stock acquired in the tender or exchange offer exceeds 110% of the value of such shares based on the first reported sale price of Nuevo Common Stock on the Trading Day next succeeding the Expiration Time. In lieu of making such a conversion price adjustment in the case of certain dividends or distributions, the Company may provide that upon the conversion of the TECONS the holder converting such TECONS will receive, in addition to the Nuevo Common Stock to which such holder is entitled, the cash, securities or other property which such holder would have received if such holder had, immediately prior to the record date for such dividend or distribution, converted its TECONS into Nuevo Common Stock.

No adjustment in the conversion price will be required unless the adjustment would require a change of at least 1% in the conversion price then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

The Company from time to time may, to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 Business Days (as defined in the Subordinated Indenture), in which case the Company shall give at least 15 days' notice of such reduction. In particular, the Company may, at its option, make such reduction in the conversion price, in addition to those set forth above, as the Company deems advisable to avoid or diminish any income tax to holders of Nuevo Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for tax purposes or for any other reasons. See "Certain Federal Tax Consequences - Adjustment of Conversion Price."

Conversion Price Adjustments - Fundamental Change

In the event that the Company shall be a party to any transaction or series of transactions constituting a Fundamental Change, including, without limitation,
(i) any recapitalization or reclassification of Nuevo Common Stock (other than a change in par value or as a result of a subdivision or combination of Nuevo Common Stock); (ii) any consolidation or merger of the Company with or into another corporation as a result of which holders of Nuevo Common Stock shall be entitled to receive securities or other property or assets (including cash) with respect to or in exchange for Nuevo Common Stock (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of the outstanding Nuevo Common Stock); (iii) any sale or transfer of all or substantially all of the assets of the Company; or (iv) any compulsory share exchange, pursuant to any of which holders of Nuevo Common Stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each TECONS then outstanding shall have the right thereafter to convert such TECONS only into (x) if any such transaction does not constitute a Common Stock Fundamental Change (as defined below), the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Nuevo Common Stock issuable upon conversion of such TECONS immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after, in the case of a Non-Stock Fundamental Change (as defined below), giving effect to any adjustment in the conversion price in accordance with clause (i) of the following paragraph, and (y) if any such transaction constitutes a Common Stock Fundamental Change, shares of common stock of the kind received by holders of Nuevo Common Stock as a result of such Common Stock Fundamental Change in an amount determined in accordance with clause (ii) of the following paragraph. The company formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Nuevo Common Stock, as the case may be, shall enter into a supplemental indenture with the Debt Trustee, satisfactory in form to the Debt Trustee and executed and delivered to the Debt Trustee, the provisions of which shall establish such right. Such supplemental indenture shall provide for adjustments which, for events subsequent to the effective date of such supplemental indenture, shall be as nearly equivalent as practical to the relevant adjustments provided for in the preceding paragraphs and in this paragraph.

Notwithstanding any other provision in the preceding paragraphs, if any Fundamental Change occurs, the conversion price in effect will be adjusted immediately after that Fundamental Change as follows:

  (i) in the case of a Non-Stock Fundamental Change, the conversion price per share of Nuevo Common Stock immediately following such Non-Stock Fundamental Change will be the lower of (a) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other adjustments effected pursuant to the preceding paragraphs, and (b) the result obtained by multiplying the greater of the Applicable Price (as defined below) or the then applicable Reference Market Price (as defined below) by a fraction of which the numerator will be 100 and the denominator of which will be an amount based on the date such Non-Stock Fundamental Change occurs. For the 12-month period beginning December 15, 1996, the denominator will be 105.75, and the denominator will decrease by 0.575 during each successive 12-month period; provided, that the denominator shall in no event be less than 100.0;

  (ii) in the case of a Common Stock Fundamental Change, the conversion price per share of Nuevo Common Stock immediately following the Common Stock Fundamental Change will be the conversion price in effect immediately prior to the Common Stock Fundamental Change, but after giving effect to any other adjustments effected pursuant to the preceding paragraphs, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined below) and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (a) 100% of the value of the consideration received by a holder of Nuevo Common Stock (subject to certain limited exceptions) is shares of common stock of the successor, acquiror or other third party (and cash, if any, paid with respect to any fractional interests in the shares of common stock resulting from the Common Stock Fundamental Change) and (b) all of the Nuevo Common Stock (subject to certain limited exceptions) shall have been exchanged for, converted into, or acquired for, shares of common stock (and cash, if any, with respect to fractional interests) of the successor, acquiror or other third party, the conversion price per share of Nuevo Common Stock immediately following the Common Stock Fundamental Change shall be the conversion price in effect immediately prior to the Common Stock Fundamental Change divided by the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Nuevo Common Stock as a result of the Common Stock Fundamental Change.

The foregoing conversion price adjustments are designed, in "Fundamental Change" transactions where all or substantially all of the Nuevo Common Stock is converted into securities, cash, or property and not more than 50% of the value received by the holders of Nuevo Common Stock consists of stock listed or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market of the Nasdaq Stock Market, Inc. (a "Non-Stock Fundamental Change," as defined herein), to increase the securities, cash or property into which each TECONS is convertible.

In a Non-Stock Fundamental Change transaction where the initial value received per share of Nuevo Common Stock (measured as described in the definition of Applicable Price below) is lower than the then applicable conversion price of the TECONS but greater than or equal to the Reference Market Price (as defined herein), the conversion price will be adjusted as described above with the effect that each TECONS will be convertible into securities, cash or property of the same type received by the holders of Nuevo Common Stock in such transaction but in an amount per TECONS equal to the amount indicated as the denominator as of the date of such transaction as set forth in clause (i) above with respect to conversion prices for Non-Stock Fundamental Changes.

In a Non-Stock Fundamental Change transaction where the initial value received per share of Nuevo Common Stock (measured as described in the definition of Applicable Price below) is lower than both the conversion price of a TECONS and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though such initial value had been the Reference Market Price.

In a Fundamental Change transaction where all or substantially all the Nuevo Common Stock is converted into securities, cash, or property and more than 50% of the value received by the holders of Nuevo Common Stock (subject to certain limited exceptions) consists of listed or Nasdaq National Market traded common stock (a "Common Stock Fundamental Change," as defined herein), the foregoing adjustments are designed to provide in effect that (a) where Nuevo Common Stock is converted partly into such common stock and partly into other securities, cash, or property, each TECONS will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price below) equals the value of the shares of Nuevo Common Stock into which such TECONS was convertible immediately before the transaction (measured as aforesaid) and (b) where Nuevo Common Stock is converted solely into such common stock, each TECONS will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Nuevo Common Stock into which such TECONS was convertible immediately before such transaction.

In determining the amount and type of consideration received by a holder of Nuevo Common Stock in the event of a Fundamental Change, consideration received by a holder of Nuevo Common Stock pursuant to a statutory right of appraisal will be disregarded.

"Applicable Price" means: (i) in the event of a Non-Stock Fundamental Change in which the holders of Nuevo Common Stock receive only cash, the amount of cash receivable by a holder of one share of Nuevo Common Stock; and (ii) in the event of any other Fundamental Change, the average of the Closing Prices (as defined in the Subordinated Indenture) for one share of Nuevo Common Stock during the ten Trading Days immediately prior to the record date for the determination of the holders of Nuevo Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if there is no such record date, prior to the date on which the holders of the Nuevo Common Stock will have the right to receive such cash, securities, property or other assets.

"Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Company's Board of Directors) of the consideration received by holders of Nuevo Common Stock (subject to certain limited exceptions) pursuant to such transaction consists of shares of common stock that, for the ten consecutive Trading Days immediately prior to such Fundamental Change has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market, provided however, that a Fundamental Change will not be a Common Stock Fundamental Change unless either
(i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding TECONS continue to exist as outstanding TECONS, or
(ii) the outstanding TECONS continue to exist as TECONS and are convertible into shares of common stock of the successor to the Company.

"Fundamental Change" means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the Nuevo Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change will be deemed to have occurred when substantially all of the Nuevo Common Stock has been exchanged for, converted into, or acquired for or constitutes solely the right to receive cash, securities, property or other assets but the adjustment shall be based upon the consideration that the holders of Nuevo Common Stock received in the transaction or event as a result of which more than 50% of the Nuevo Common Stock shall have been exchanged for, converted into, or acquired for, or shall constitute solely the right to receive such cash, securities, properties or other assets.

"Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

"Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for one share of common stock received by holders of Nuevo Common Stock in such Common Stock Fundamental Change during the ten Trading Days immediately prior to the record date for the determination of the holders of Nuevo Common Stock entitled to receive such shares of common stock or, if there is no such record date, prior to the date upon which the holders of Nuevo Common Stock shall have the right to receive such shares of common stock.

"Reference Market Price" will initially mean $31.67 (which unless otherwise specified in this Prospectus Supplement will be 66 2/3% of the closing price per share of Nuevo Common Stock on the New York Stock Exchange on December 18,
1996) and, in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price will also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any adjustment will always be the same as the ratio of the initial Reference Market Price to the Initial Conversion Price of the TECONS.

Conversions of the TECONS may be effected by delivering them to the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York.

Conversion price adjustments may, in certain circumstances, result in constructive distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended (the "Code"), to holders of TECONS or to holders of Nuevo Common Stock issued upon conversion thereof. See "Certain Federal Tax Consequences - Adjustment of Conversion Price."

MANDATORY REDEMPTION

The Convertible Debentures will mature on December 15, 2026, and may be redeemed, in whole or in part, at any time on or after December 15, 1999, or at any time in certain circumstances upon the occurrence of a Special Event. Upon the repayment of the Convertible Debentures, whether at stated maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Convertible Debentures so repaid or redeemed at the appropriate Redemption Price; provided, that holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Convertible Debentures - Redemption at the Option of Nuevo." In the event that fewer than all of the outstanding TECONS are to be redeemed, the TECONS will be redeemed pro rata as described under "Book-Entry Only Issuance - The Depository Trust Company" below.

SPECIAL EVENT DISTRIBUTION; TAX EVENT REDEMPTION

"Tax Event" means that each of the Nuevo Trustees shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that on or after the date of this Prospectus Supplement, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in the laws, or any regulations thereunder, of the U.S. or any political subdivision or taxing authority thereof or therein, (ii) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "Administrative Action"), or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced, in each case, on or after, the date of this Prospectus Supplement, there is the creation by such change in tax law of more than an insubstantial risk that (a) the Trust is or within 90 days will be subject to U.S. federal income tax with respect to income accrued or received on the Convertible Debentures, (b) the Trust is or within 90 days will be subject to more than a de minimis amount of taxes, duties or other governmental charges, or (c) interest payable in cash by Nuevo to the Trust on the Convertible Debentures is not or within 90 days will not be deductible, in whole or in part, by Nuevo for U.S. federal income tax purposes. Notwithstanding the foregoing, a Tax Event shall not include any change in tax law that requires Nuevo for U.S. federal income tax purposes to defer taking a deduction for any original issue discount ("OID") that accrues with respect to the Convertible Debentures until the interest payment related to such OID is paid by the Company in cash; provided, that such change in tax law does not create more than an insubstantial risk that Nuevo will be prevented from taking a deduction for OID accruing with respect to the Convertible Debentures at a date that is no later than the date the interest payment related to such OID is actually paid by Nuevo in cash.

"Investment Company Event" means that each of the Nuevo Trustees shall have received an opinion of a nationally recognized independent counsel to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority on or after the date of this Prospectus Supplement (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

If, at any time, a Tax Event or an Investment Company Event (each, as defined above, a "Special Event") shall occur and be continuing, the Trust may with the consent of Nuevo, except in the limited circumstances described below, be dissolved with the result that Convertible Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the Distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid Distributions on, the Trust Securities, would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust on a pro rata basis within 90 days following the occurrence of the Special Event; provided, that such dissolution and distribution shall be conditioned on (i) the Nuevo Trustees' receipt of an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for U.S. federal income tax purposes as a result of such dissolution and distribution of Convertible Debentures, (ii) Nuevo or the Trust being unable to avoid such Tax Event within such 90 day period by taking some ministerial action or pursuing some other reasonable measure that will have no adverse effect on the Trust, Nuevo or the holders of the Trust Securities and (iii) Nuevo's prior written consent to such dissolution and distribution. If Nuevo declines to consent to the dissolution and distribution, Nuevo may incur an obligation to pay Additional Interest. See "Description of the TECONS - Special Event Dissolution; Tax Event Redemption" and "Description of the Convertible Debentures - Additional Interest." Furthermore, if after receipt of a Dissolution Tax Opinion by the Nuevo Trustees (i) Nuevo has received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that Nuevo would be precluded from deducting the interest on the Convertible Debentures for U.S. federal income tax purposes, even after the Convertible Debentures were distributed to the holders of Trust Securities in liquidation of such holders' interests in the Trust as described above, or (ii) the Nuevo Trustees shall have been informed by such tax counsel that it cannot deliver a No Recognition Opinion to the Trust, Nuevo shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Convertible Debentures, in whole or in part, at 100% of the principal amount thereof plus accrued and unpaid interest thereon for cash within 90 days following the occurrence of such Tax Event. The proceeds from any such redemption of the Convertible Debentures will be used to redeem Trust Securities; provided, however, that if at the time there is available to Nuevo or the Trust the opportunity to eliminate, within such 90 day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure that has no adverse effect on the Trust, Nuevo or the holders of the Trust Securities, Nuevo or the Trust will pursue such measure in lieu of redemption.

After the date for any distribution of Convertible Debentures upon dissolution of the Trust, (i) the TECONS will no longer be deemed to be outstanding, (ii) the Depositary (as defined herein) or its nominee, as the record holder of the TECONS, will receive a registered global certificate or certificates representing the Convertible Debentures to be delivered upon such distribution, and (iii) any certificates representing Trust Securities not held by the Depositary or its nominee will be deemed to represent Convertible Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the Distribution rate of, and accrued and unpaid interest (including Compound Interest) equal to accumulated and unpaid Distributions on such TECONS until such certificates are presented to Nuevo or its agent for transfer or reissuance.

If the Convertible Debentures are distributed to the holders of the TECONS, Nuevo will use its best efforts to cause the Convertible Debentures to be listed on the New York Stock Exchange or on such other national securities exchange or similar organization as the one on which the TECONS are then listed or quoted.

REDEMPTION PROCEDURES FOR REDEMPTION BY THE TRUST

The Trust may not redeem fewer than all of the outstanding TECONS unless all accumulated and unpaid Distributions have been paid on all TECONS for all quarterly Distribution periods terminating on or prior to the date of redemption.

If the Trust gives notice of redemption in respect of TECONS (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided, that Nuevo has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption of the Convertible Debentures, the Trust will irrevocably deposit with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the TECONS. See " - Book-Entry Only Issuance - The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, Distributions will cease to accumulate and all rights of holders of such TECONS so called for redemption will cease, except the right of the holders of such TECONS to receive the Redemption Price but without interest on such Redemption Price. In the event that any date generally fixed for redemption of TECONS is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay). In the event that payment of the Redemption Price in respect of TECONS is improperly withheld or refused and not paid either by the Trust, or by Nuevo pursuant to the Guarantee, Distributions on such TECONS will continue to accumulate at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

In the event that fewer than all of the outstanding TECONS are to be redeemed, the TECONS will be redeemed as described below under " - Book-Entry Only Issuance - The Depository Trust Company."

Subject to the foregoing and applicable law (including, without limitation, U.S. federal securities laws), Nuevo or its subsidiaries may at any time, and from time to time, purchase outstanding TECONS by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the TECONS will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $50 per TECONS plus accumulated and unpaid Distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Convertible Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the Distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid Distributions on, the TECONS have been distributed on a pro rata basis to the holders of the TECONS.

If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the TECONS shall be paid on a pro rata basis. The holders of the Trust Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the TECONS, except that if a Declaration Event of Default has occurred and is continuing, the TECONS shall have a preference over the Trust Common Securities with regard to such distributions.

Pursuant to the Declaration, the Trust shall terminate (i) on December 15, 2031, the expiration of the term of the Trust, (ii) upon the bankruptcy of Nuevo, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to Nuevo, the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of the holders of at least a majority in liquidation amount of the Trust Securities affected thereby voting together as a single class to file such certificate of cancellation, or the revocation of the charter of Nuevo and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Convertible Debentures upon the occurrence of a Special Event, (v) upon the entry of a decree of a judicial dissolution of Nuevo or the Trust, (vi) upon the redemption of all the Trust Securities or (vii) upon the distribution of Nuevo Common Stock to all holders of TECONS upon conversion of all outstanding TECONS.

DECLARATION EVENTS OF DEFAULT

An event of default (an "Indenture Event of Default") under the Subordinated Indenture (as defined below under "Description of the Convertible Debentures") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration, the holder of the Trust Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Trust Common Securities until all Declaration Events of Default with respect to the TECONS have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the TECONS have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the TECONS and only the holders of the TECONS will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Subordinated Indenture. If the Property Trustee fails to enforce its rights under the Convertible Debentures, any holder of TECONS, to the fullest extent permitted by law, may institute a legal proceeding against Nuevo to enforce the Property Trustee's rights under the Convertible Debentures. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Nuevo to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), Nuevo acknowledges that then a holder of TECONS may institute a Direct Action for payment on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, Nuevo will remain obligated to pay the principal or interest on such Convertible Debentures and will be subrogated to the rights of such holders of TECONS under the Declaration to the extent of any payment made by Nuevo to such holder of TECONS in such Direct Action. The holders of TECONS will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

Upon the occurrence of a Declaration Event of Default, the Property Trustee as the sole holder of the Convertible Debentures will have the right under the Indenture to declare the principal of and interest on the Convertible Debentures to be immediately due and payable. Nuevo and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

Except as described herein, under the Trust Indenture Act and under "Description of Trust Preferred Securities Guarantee - Modification of the Trust Preferred Securities Guarantee; Assignment" in the accompanying Prospectus, and as otherwise required by law and the Declaration, the holders of the TECONS will have no voting rights.

Subject to the requirement of each of the Nuevo Trustees' obtaining a tax opinion in certain circumstances set forth in the last sentence of the next paragraph, the holders of a majority in aggregate liquidation amount of the TECONS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust power conferred upon the Property Trustee under the Declaration including the right to direct the Property Trustee, as a holder of the Convertible Debentures, to (i) exercise the remedies available under the Subordinated Indenture with respect to the Convertible Debentures, (ii) waive any past Indenture Event of Default that is waivable under Section 513 of the Subordinated Indenture, or (iii) exercise any right to rescind or annul a declaration that the principal of all the Convertible Debentures shall be due and payable; provided, however, that if an Indenture Event of Default has occurred and is continuing, then the holders of 25% of the aggregate liquidation amount of the TECONS may direct the Property Trustee to declare the principal of the Convertible Debentures immediately due and payable; provided, further, that, where a consent or action under the Subordinated Indenture would require the consent or act of holders of more than a majority in principal amount of the Convertible Debentures (a "Super-Majority") affected thereby, only the holders of at least such Super-Majority in aggregate liquidation amount of the TECONS may direct the Property Trustee to give such consent or take such action.

The Property Trustee shall notify all holders of the TECONS of any notice of default received from the Debt Trustee with respect to the Convertible Debentures. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any of the actions described in clause (i), (ii) or (iii) above unless each of the Nuevo Trustees has obtained an opinion of tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for U.S. federal income tax purposes.

In the event the consent of the Property Trustee, as the holder of the Convertible Debentures, is required under the Subordinated Indenture with respect to any amendment, modification or termination of the Subordinated Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Subordinated Indenture would require the consent of a Super-Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Convertible Debentures outstanding. The Property Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless each of the Nuevo Trustees has obtained an opinion of tax counsel to the effect that for the purposes of United States federal income tax the Trust will not be classified as other than a grantor trust.

A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

Any required approval or direction of holders of TECONS may be given at a separate meeting of holders of TECONS convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of TECONS are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of TECONS. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of TECONS will be required for the Trust to redeem and cancel TECONS or distribute Convertible Debentures in accordance with the Declaration.

Notwithstanding that holders of TECONS are entitled to vote or consent under any of the circumstances described above, any of the TECONS that are owned at such time by Nuevo or any entity directly or indirectly controlling or controlled by, or under direct common control with, Nuevo, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such TECONS were not outstanding.

The procedures by which holders of TECONS in book-entry form may exercise their voting rights are described below. See "- Book-Entry Only Issuance - The Depository Trust Company" below.

Holders of the TECONS will have no rights to appoint or remove the Nuevo Trustees, who may be appointed, removed or replaced solely by Nuevo as the indirect or direct holder of all of the Trust Common Securities.

MODIFICATION OF THE DECLARATION

The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Property Trustee or the Delaware Trustee), provided, that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, that, if any amendment or proposal referred to in clause (i) above would adversely affect only the TECONS or the Trust Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Trust Securities.

Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of U.S. federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the 1940 Act.

PROPOSED TAX LEGISLATION

On March 19, 1996, as a part of President Clinton's Fiscal 1997 Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") that, among other things, would (i) treat as equity for U.S. federal income tax purposes certain debt instruments with a maximum term of more than 20 years and (ii) disallow interest deductions on certain convertible debt instruments or defer interest deductions on certain debt instruments issued with OID. The Proposed Legislation is proposed to be effective for debt instruments issued on or after December 7, 1995.

On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were enacted, such legislation would not apply to the Convertible Debentures since they would be issued prior to the date of any "appropriate Congressional action" or otherwise qualify for transitional relief. However, there can be no assurances that the effective date guidance contained in the Joint Statement will be incorporated in the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the Convertible Debentures. If the Proposed Legislation or any similar legislation changed the tax treatment of the Convertible Debentures and the TECONS, the U.S. federal income tax consequences of the purchase, ownership and disposition of the TECONS would differ from those described herein. If legislation were enacted that would constitute a Tax Event, there could be a distribution of the Convertible Debentures to holders of the TECONS or, in certain circumstances, at Nuevo's option, redemption of the Convertible Debentures by Nuevo. There can be no assurances as to whether or in what form the Proposed Legislation may be enacted into law or whether other legislation will be enacted that otherwise adversely affects the tax treatment of the Convertible Debentures and the TECONS. The discussion herein assumes that the Proposed Legislation, if enacted, will not apply to the Convertible Debentures or the TECONS.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below or as otherwise described in the Declaration. The Trust may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the TECONS other securities having substantially the same terms as the TECONS (the "Successor Securities"), so long as the Successor Securities rank the same as the TECONS rank with respect to Distributions and payments upon liquidation, redemption and otherwise, (ii) Nuevo expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Convertible Debentures, (iii) the TECONS or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the TECONS are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the TECONS (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, Nuevo has received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters to the effect that, (a) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (b) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) Nuevo guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Trust Common Securities Guarantee as described in the accompanying Prospectus. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or such successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE - THE DEPOSITORY TRUST COMPANY

The Depository Trust Company ("DTC") will act as securities depositary (the "Depositary") for the TECONS. The TECONS will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global TECONS certificates, representing the total aggregate number of TECONS, will be issued and will be deposited with DTC.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global TECONS as represented by a global certificate.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission. Purchases of TECONS within the DTC system must be made by or through Direct Participants, which will receive a credit for the TECONS on DTC's records. The ownership interest of each actual purchaser of each TECONS ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased TECONS. Transfers of ownership interests in the TECONS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the TECONS, except in the event that use of the book-entry system for the TECONS is discontinued.

To facilitate subsequent transfers, all the TECONS deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of TECONS with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the TECONS. DTC's records reflect only the identity of the Direct Participants to whose accounts such TECONS are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

Redemption notices shall be sent to Cede & Co. If less than all of the TECONS are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such TECONS in accordance with its procedures.

Although voting with respect to the TECONS is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to TECONS. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts the TECONS are credited on the record date (identified in a listing attached to the Omnibus Proxy). Nuevo and the Trust believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the Trust.

Distribution payments on the TECONS will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, the Trust or Nuevo, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner in a global TECONS certificate will not be entitled to receive physical delivery of TECONS. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the TECONS.

DTC may discontinue providing its services as Depositary with respect to the TECONS at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor Depositary is not obtained, certificates for the TECONS are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of Nuevo) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor Depositary) with respect to the TECONS. In that event, certificates for the TECONS will be printed and delivered.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Nuevo and the Trust believe to be reliable, but neither Nuevo nor the Trust takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of any defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of TECONS, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of TECONS will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action it is empowered to take under the Declaration following a Declaration Event of Default. The Property Trustee also serves as trustee under the Guarantee and the Subordinated Indenture.

CONVERSION AGENT AND PAYING AGENT

The Property Trustee will act as Conversion Agent. In addition, in the event that the TECONS do not remain in book-entry only form, the following provisions would apply:

The Property Trustee will act as paying agent and may designate an additional or substitute paying agent at any time. Registration of transfers of TECONS will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or Nuevo may require) in respect of any tax or other government charges that may be imposed in relation to it. The Trust will not be required to register or cause to be registered the transfer of TECONS after such TECONS have been called for redemption.

PROPERTY TRUSTEE

The Company may maintain banking and other commercial relationships with the Property Trustee and its affiliates in the ordinary course of business, and the Property Trustee may own Securities (as defined in the accompanying Prospectus).

GOVERNING LAW

The Declaration and the TECONS will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or characterized as other than a grantor trust for U.S. federal income tax purposes. Nuevo is authorized and directed to conduct its affairs so that the Convertible Debentures will be treated as indebtedness of Nuevo for U.S. federal income tax purposes. In this connection, Nuevo and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the certificate of incorporation of Nuevo, that each of Nuevo and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the TECONS or vary the terms thereof.

Holders of the TECONS have no preemptive or similar rights.

                          DESCRIPTION OF THE GUARANTEE

Pursuant to the Guarantee, Nuevo will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the TECONS issued by the Trust, the Guarantee Payments as defined in the accompanying Prospectus (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of TECONS or by causing the Trust to pay such amounts to such holders. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as indenture trustee under the Guarantee (the "Guarantee Trustee"). The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the TECONS. A more detailed summary of the Guarantee appears in the accompanying Prospectus under the caption "Description of Trust Preferred Securities Guarantee."

                   DESCRIPTION OF THE CONVERTIBLE DEBENTURES

Set forth below is a description of the specific terms of the Convertible Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Convertible Debentures set forth in the accompanying Prospectus under the caption "Description of Debt Securities." The following description is subject to, and is qualified in its entirety by reference to, the Subordinated Indenture, dated as of November 25, 1996 (the "Base Indenture"), between Nuevo and Wilmington Trust Company, as Trustee (the "Debt Trustee"), as supplemented by a First Supplemental Indenture, to be dated as of December 23, 1996 (the "First Supplemental Indenture" and, together with the Base Indenture, the "Subordinated Indenture"), the forms of which are filed as exhibits to the Registration Statement of which the Prospectus Supplement and the accompanying Prospectus are a part. Certain capitalized terms used herein are defined in the Subordinated Indenture.

Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Convertible Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the TECONS- Special Event Distribution; Tax Event Redemption."

If the Convertible Debentures are distributed to the holders of the TECONS, Nuevo will use its best efforts to have the Convertible Debentures listed on the New York Stock Exchange or on such other national securities exchange or similar organization on which the TECONS are then listed or quoted.

GENERAL

The Convertible Debentures will be issued as unsecured debt under the Subordinated Indenture. The Convertible Debentures will be limited in aggregate principal amount to approximately $103,092,780 (or $118,556,700 if the Underwriters' over-allotment option is exercised in full) such amount being the sum of the aggregate stated liquidation of the TECONS and the capital contributed by Nuevo in exchange for the Trust Common Securities (the "Nuevo Payment").

The Convertible Debentures are not subject to a sinking fund provision or to defeasance or covenant defeasance. The entire principal amount of the Convertible Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as defined herein) and Additional Interest (as defined herein), if any, on December 15, 2026.

If Convertible Debentures are distributed to holders of TECONS in liquidation of such holders' interests in the Trust, such Convertible Debentures will initially be issued as a Global Security (as defined herein). As described herein, under certain limited circumstances, Convertible Debentures may be issued in certificated form in exchange for a Global Security. See "Book-Entry and Settlement" below. In the event that Convertible Debentures are issued in certificated form, such Convertible Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Convertible Debentures issued as a Global Security will be made to DTC, a successor Depositary or, in the event that no depositary is used, to a Paying Agent for the Convertible Debentures. In the event Convertible Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Convertible Debentures will be registrable and Convertible Debentures will be exchangeable for Convertible Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Property Trustee in New York, New York; provided, that payment of interest may be made at the option of Nuevo by check mailed to the address of the holder entitled thereto or by wire transfer to an account appropriately designated by the holder entitled thereto. Notwithstanding the foregoing, so long as the holder of any Convertible Debentures is the Property Trustee, the payment of principal and interest on the Convertible Debentures held by the Property Trustee will be made at such place and to such account as may be designated by the Property Trustee.

SUBORDINATION

The Subordinated Indenture provides that the Convertible Debentures are subordinated in right of payment to all Senior Indebtedness (as defined under the caption "Description of Debt Securities - Certain Definitions" in the accompanying Prospectus) of Nuevo. No payment of principal (including redemption payments), premium, if any, or interest on the Convertible Debentures may be made if there shall have occurred and be continuing (i) a default in the payment of principal of (or premium, if any) or interest on Senior Indebtedness, (ii) an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or (iii) any other event of default permitting the holders of Senior Indebtedness to accelerate the maturity or demand payment in full. Upon any distribution of assets of Nuevo to creditors upon any dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or similar proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of Nuevo must be paid in full before the holders of Convertible Debentures are entitled to receive or retain any payment. Upon satisfaction of all claims of all Senior Indebtedness then outstanding, the rights of the holders of the Convertible Debentures will be subrogated to the rights of the holders of Indebtedness of Nuevo to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Convertible Debentures are paid in full.

The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Nuevo or the aggregate amount of liabilities that may be incurred by Nuevo's subsidiaries.

REDEMPTION AT THE OPTION OF NUEVO

Nuevo shall have the right to redeem the Convertible Debentures, in whole or in part, from time to time, on or after December 15, 1999, upon not less than 30 nor more than 60 days notice, at the following prices (expressed as percentages of the principal amount of the Convertible Debentures) together with accrued and unpaid interest, including Compound Interest (as defined herein) to, but excluding, the redemption date, if redeemed during the 12-month period beginning December 15:

     ---------------------------------------------------------------------------
                                                                  REDEMPTION
     YEAR                                                              PRICE
     ----                                                         ----------
     1999........................................................  104.026%
     2000........................................................  103.450%
     2001........................................................  102.876%
     2002........................................................  102.300%
     2003........................................................  101.726%
     2004........................................................  101.150%
     2005........................................................  100.576%

and 100% if redeemed on or after December 15, 2006.

If Convertible Debentures are redeemed on any March 15, June 15, September 15, or December 15, accrued and unpaid interest shall be payable to holders of record on the relevant record date.

Nuevo shall also have the right to redeem the Convertible Debentures in certain circumstances upon the occurrence of a Special Event as described under "Description of the TECONS - Special Event Distribution; Tax Event Redemption," and, depending on the specific circumstances, any such redemption may be at 100% of the principal amount thereof together with accrued and unpaid interest (including Compound Interest) to the redemption date.

So long as the corresponding TECONS are outstanding, the proceeds from the redemption of any of the Convertible Debentures will be used to redeem Trust Securities.

If a partial redemption of the TECONS resulting from a partial redemption of the Convertible Debentures would result in the delisting of the TECONS, Nuevo may only redeem the Convertible Debentures in whole.

INTEREST

Each Convertible Debenture shall bear interest at the rate of 5.75% per annum from the first date of issuance, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each an "Interest Payment Date"), commencing March 15, 1997, to the person in whose name such Convertible Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Convertible Debentures shall not continue to remain in book-entry only form, Nuevo shall have the right to select record dates, which shall be at least one Business Day prior to the Interest Payment Date.

The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed, will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Convertible Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

PROPOSED TAX LEGISLATION

Please refer to discussion above under the heading "Description of the TECONS -
 Proposed Tax Legislation."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

So long as Nuevo shall not be in default in the payment of interest on the Convertible Debentures, Nuevo has the right at any time and from time to time, during the term of the Convertible Debentures, to defer payments of interest for successive periods not exceeding 20 consecutive quarters for each such Extension Period, at the end of which Extension Period, Nuevo shall pay all interest then accrued and unpaid (including any Additional Interest, as herein defined) together with interest thereon compounded quarterly at the rate specified for the Convertible Debentures to the extent permitted by applicable law ("Compound Interest"); provided, that during any such Extension Period, (a) Nuevo shall not declare or pay dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Nuevo Common Stock in connection with the satisfaction by Nuevo of its obligations under any employee benefit plans, (ii) as a result of a reclassification of Nuevo capital stock or the exchange or conversion of one class or series of Nuevo capital stock for another class or series of Nuevo capital stock or (iii) the purchase of fractional interests in shares of Nuevo capital stock pursuant to the conversion or exchange provisions of such Nuevo capital stock or the security being converted or exchanged), (b) Nuevo shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Nuevo that rank pari passu with or junior to the Convertible Debentures and (c) Nuevo shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Extension Period, Nuevo may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity of the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Nuevo may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable. Nuevo has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Convertible Debentures. If the Property Trustee shall be the sole holder of the Convertible Debentures, Nuevo shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the TECONS are payable or (ii) the date the Trust is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the TECONS of the record date or the date such distribution is payable. The Regular Trustees shall give notice of Nuevo's selection of such Extension Period to the holders of the TECONS. If the Property Trustee shall not be the sole holder of the Convertible Debentures, Nuevo shall give the holders of the TECONS notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which Nuevo is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Convertible Debentures of the record or payment date of such related interest payment.

CONVERSION OF THE CONVERTIBLE DEBENTURES

The Convertible Debentures are convertible into Nuevo Common Stock at the option of the holders of the Convertible Debentures at any time prior to the close of business on December 15, 2026 (or, in the case of Convertible Debentures called for redemption, the close of business on the Business Day prior to the Redemption Date) at the Initial Conversion Price subject to the conversion price adjustments described under "Description of the TECONS -
 Conversion Rights." The Trust has agreed not to convert Convertible Debentures held by it except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of TECONS. Upon surrender of a TECONS to the Conversion Agent for conversion, the Trust will distribute Convertible Debentures to the Conversion Agent on behalf of the holder of the TECONS so converted, whereupon the Conversion Agent will convert such Convertible Debentures to Nuevo Common Stock on behalf of such holder. Nuevo's delivery to the holders of the Convertible Debentures (through the Conversion Agent) of the fixed number of shares of Nuevo Common Stock into which the Convertible Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy the obligation of Nuevo to pay the principal amount of the Convertible Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Convertible Debenture is converted after a record date for payment of interest and before the opening of business on the corresponding interest payment date, the interest payable on such interest payment date with respect to such Convertible Debenture shall be paid to the Trust (which will distribute such interest to the converting holder) or other holder of Convertible Debentures, as the case may be, despite such conversion, and (other than a Convertible Debenture or a portion thereof called for redemption on a redemption date occurring after such record date and on or prior to such interest payment date) when so surrendered for conversion, the Convertible Debenture must be accompanied by payment of an amount equal to the interest payable on such interest payment date.

ADDITIONAL INTEREST

If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the U.S., or any other taxing authority, then, in any such case, Nuevo will pay as additional interest ("Additional Interest") on the Convertible Debentures such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

If any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Convertible Debentures, will have the right to declare the principal of and the interest on the Convertible Debentures (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Subordinated Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Convertible Debentures. In addition to the Indenture Events of Default described under "Description of Debt Securities - Events of Default and Notice Thereof" in the accompanying Prospectus, the Indenture Events of Default include a failure by the Company to convert the Convertible Debentures. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of TECONS in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Convertible Debentures. See "Description of the TECONS - Declaration Events of Default" and " - Voting Rights." Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Nuevo to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), Nuevo acknowledges that then a holder of TECONS may institute a Direct Action for payment on or after the respective due date specified in the Convertible Debentures. Notwithstanding any payments made to such holder of TECONS by Nuevo in connection with a Direct Action, Nuevo shall remain obligated to pay the principal of or interest on the Convertible Debentures held by the Trust or the Property Trustee of the Trust, and Nuevo shall be subrogated to the rights of the holder of such TECONS with respect to payments on the TECONS to the extent of any payments made by Nuevo to such holder in any Direct Action. The holders of TECONS will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

BOOK-ENTRY AND SETTLEMENT

If distributed to holders of TECONS in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Special Event, the Convertible Debentures will be issued in the form of one or more global certificates (each, a "Global Security") registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Convertible Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Convertible Debentures in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Convertible Debentures in definitive form and will not be considered the holders (as defined in the Subordinated Indenture) thereof for any purpose under the Subordinated Indenture and no Global Security representing Convertible Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Subordinated Indenture.

THE DEPOSITARY

If Convertible Debentures are distributed to holders of TECONS in liquidation of such holders' interests in the Trust, DTC will act as Depositary for the Convertible Debentures. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the TECONS - Book-Entry Only Issuance - The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the TECONS apply in all material respects to any debt obligations represented by one or more Global Securities. Nuevo may appoint a successor to DTC or any successor Depositary in the event DTC or such successor Depositary is unable or unwilling to continue as a Depositary for the Global Securities.

None of Nuevo, the Trust, the Property Trustee, any paying agent and any other agent of Nuevo or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Convertible Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

A Global Security shall be exchangeable for Convertible Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies Nuevo that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the Depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (iii) Nuevo, in its sole discretion, determines that such Global Security shall be so exchangeable or (iv) there shall have occurred an Event of Default with respect to such Convertible Debentures. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Convertible Debentures registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

GOVERNING LAW

The Subordinated Indenture and the Convertible Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

The Subordinated Indenture will provide that Nuevo will pay all fees and expenses related to (i) the offering of the Trust Securities and the Convertible Debentures, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Nuevo Trustees and (iv) the enforcement by the Property Trustee of the rights of the holders of the TECONS.

                  EFFECT OF OBLIGATIONS UNDER THE CONVERTIBLE
                          DEBENTURES AND THE GUARANTEE

As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Convertible Debentures.

As long as payments of interest and other payments are made when due on the Convertible Debentures, such payments will be sufficient to cover Distributions and other payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Convertible Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Convertible Debentures will match the Distribution rate and Distribution and other payment dates for the TECONS; (iii) Nuevo shall pay, and the Trust shall not be obligated to pay, directly or indirectly, any costs, expenses, debt, and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration further provides that the Nuevo Trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

Payments of Distributions (to the extent funds therefor are available) and other payments due on the TECONS (to the extent funds therefor are available) are guaranteed by Nuevo as and to the extent set forth under "Description of Trust Preferred Securities Guarantee" in the accompanying Prospectus. If Nuevo does not make interest payments on the Convertible Debentures purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay Distributions on the TECONS. The Guarantee is a full guarantee on a subordinated basis with respect to the TECONS issued by the Trust from the time of its issuance but does not apply to any payment of Distributions unless and until the Trust has sufficient funds for the payment of such Distributions. The Guarantee covers the payment of Distribution and other payments on the TECONS only if and to the extent that Nuevo has made a payment of interest or principal on the Convertible Debentures held by the Trust as its sole asset. The Guarantee, when taken together with Nuevo obligations under the Convertible Debentures, the Subordinated Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provides a full and unconditional guarantee of amounts due on the TECONS.

If Nuevo fails to make interest or other payments on the Convertible Debentures when due (taking account of any Extension Period), the Declaration provides a mechanism whereby a holder of the TECONS, using the procedures described in "Description of the TECONS - Voting Rights" and " - Book-Entry Only Issuance -
 The Depositary Trust Company" may direct the Property Trustee to enforce its rights under the Convertible Debentures. Notwithstanding the foregoing, in such circumstances a holder of TECONS may institute a Direct Action for payment on or after the respective due dates specified in the Convertible Debentures. In connection with such Direct Action, Nuevo will remain obligated to pay the principal or interest on the Convertible Debentures and will be subrogated to the rights of such holder of TECONS under the Declaration to the extent of any payment made by Nuevo to such holder of TECONS in such Direct Action. Nuevo, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the TECONS. If Nuevo fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the TECONS may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the Guarantee, any holder of TECONS may institute a legal proceeding directly against Nuevo to enforce the Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

                        CERTAIN FEDERAL TAX CONSEQUENCES

GENERAL

The following is a summary of certain of the material U.S. federal income tax consequences of the purchase, ownership and disposition of TECONS which in the opinion of Butler & Binion, L.L.P., counsel to Nuevo and the Trust, is accurate insofar as it expresses conclusions of law. Unless otherwise stated, this summary deals only with TECONS held as capital assets by holders who purchase the TECONS upon original issuance ("Initial Holders"). It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the TECONS as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of TECONS. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the TECONS. This summary is based on the Code, Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. While the discussion is based on the opinion of Butler & Binion, L.L.P., an opinion of counsel is not binding on the IRS or the courts. Neither Nuevo nor the Trust has sought, or intends to seek, a ruling from the IRS that the positions stated in the discussion will be accepted by the IRS. Moreover, there are no cases or rulings on similar transactions, and there can be no assurance that the IRS will agree with the conclusions expressed below.

CLASSIFICATION OF THE CONVERTIBLE DEBENTURES

While the following matter is not free from doubt, in connection with the issuance of the TECONS, Butler & Binion, L.L.P. will render its opinion to the effect that, under current law and assuming full compliance with the terms of the Declaration, the Subordinated Indenture and the Convertible Debentures (and certain other documents), the Convertible Debentures will be classified as indebtedness for U.S. federal income tax purposes.

Prospective investors and their advisors should be aware, however, that the proper characterization of the Convertible Debentures is not entirely clear, and the IRS has announced in IRS Notice 94-47 that it will scrutinize and may challenge transactions with some features that are similar to the Convertible Debentures. If, contrary to the opinion of counsel, the IRS successfully asserted that the Convertible Debentures were properly classified as stock or other equity, then payments on the Convertible Debentures would not be deductible by Nuevo as interest, but instead would likely be treated as distributions to holders taxable as dividends.

By acceptance of a TECONS, each holder covenants to treat the Convertible Debentures as indebtedness and the TECONS as evidence of an indirect beneficial ownership interest in the Convertible Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service. The remainder of this discussion assumes that the Convertible Debentures will be classified for U.S. income tax purposes as indebtedness of Nuevo.

Corporate holders of TECONS will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the TECONS.

CLASSIFICATION OF NUEVO FINANCING

In connection with the issuance of the TECONS, Butler & Binion, L.L.P., tax counsel to Nuevo and the Trust, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Subordinated Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for U.S. federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for U.S. federal income tax purposes, each holder of TECONS generally will be considered the owner of an undivided interest in the Convertible Debentures, and pursuant to the agreement to treat the Convertible Debentures as indebtedness, each holder will be required to include in its gross income interest received or accrued with respect to its allocable share of those Convertible Debentures.

ORIGINAL ISSUE DISCOUNT

Nuevo's option to defer payments of interest by extending interest payment periods for up to 20 quarters will cause the Convertible Debentures to be issued with OID equal to the stated interest on the Convertible Debentures. OID must be included in income by all holders as it accrues economically on a daily basis, without regard to when it is paid in cash or whether a particular holder generally uses the cash method of accounting.

Accordingly, a holder of the TECONS will be required to accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the Convertible Debentures, whether or not Nuevo has exercised its option to extend interest payments and actual cash payments of interest on the Convertible Debentures would not be reported separately as taxable income.

As holder's basis will be increased by any OID included in income and decreased by any actual payment of interest.

MARKET DISCOUNT AND BOND PREMIUM

Holders of TECONS and holders that purchase the TECONS at a price other than the issue price may be considered to have acquired their undivided interests in the Convertible Debentures with market discount or acquisition premium as such phrases are defined for U.S. federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the TECONS.

RECEIPT OF CONVERTIBLE DEBENTURES OR CASH UPON LIQUIDATION OF NUEVO FINANCING

Under certain circumstances, as described under the caption "Description of the TECONS - Special Event Distribution; Tax Event Redemption," Convertible Debentures may be distributed to holders in exchange for the TECONS and in liquidation of the Trust. Under current law, such a distribution, for U.S. federal income tax purposes, would be treated as a non-taxable event to each holder, and each holder would receive an aggregate tax basis in the Convertible Debentures equal to such holder's aggregate tax basis in its TECONS. A holder's holding period in the Convertible Debentures so received in liquidation of the Trust would include the period during which the TECONS were held by such holder. If, however, the related special event is a Tax Event which results in the Trust's being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the TECONS.

Under certain circumstances described herein (see "Description of the TECONS"), the Convertible Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their TECONS. Under current law, such a redemption would, for U.S. federal income tax purposes, constitute a taxable disposition of the redeemed TECONS, and a holder could recognize gain or loss as if it sold such redeemed TECONS for cash. See " - Sales of TECONS."

SALES OF TECONS

A holder that sells TECONS will recognize gain or loss equal to the difference between its adjusted tax basis in the TECONS and the amount realized on the sale of such TECONS. A holder's adjusted tax basis in the TECONS generally will be its initial purchase price plus any accrued but unpaid OID. Subject to the discussion below regarding accrued and unpaid interest, such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the TECONS have been held for more than one year.

The TECONS may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Convertible Debentures. A holder who disposes of his TECONS between record dates for payments of Distributions thereon will be required to include accrued but unpaid interest on the Convertible Debentures through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the underlying Convertible Debentures of which he is deemed to have disposed. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

CONVERSION OF TECONS INTO NUEVO COMMON STOCK

A holder of TECONS will not recognize income, gain or loss upon the conversion through the Conversion Agent, of Convertible Debentures into Nuevo Common Stock except to the extent of ordinary income recognized with respect to accrued and unpaid interest on the Convertible Debentures at that time. A holder of TECONS will also recognize gain upon the receipt of cash in lieu of a fractional share of Nuevo Common Stock equal to the amount of cash received less such holder's tax basis in such fractional share. Such holder's tax basis in the Nuevo Common Stock received upon conversion should generally be equal to such holder's adjusted tax basis in the TECONS delivered to the Conversion Agent for exchange, plus the amount of interest income recognized on the exchange, less the basis allocated to any fractional share for which cash is received and such holder's holding period in the Nuevo Common Stock received upon conversion should generally begin on the date such holder acquired the TECONS delivered to the Conversion Agent for exchange (except that the holding period of the Common Stock deemed issued for accrued interest will begin on the day following the date of conversion).

ADJUSTMENT OF CONVERSION PRICE

Treasury Regulations promulgated under section 305 of the Code would treat holders of TECONS as having received a constructive distribution from Nuevo in the event the conversion ratio of the Convertible Debentures were adjusted if
(i) as a result of such adjustment, the proportionate interest (measured by the quantum of Nuevo Common Stock into or for which the Convertible Debentures are convertible or exchangeable) of the holders of the TECONS in the assets or earnings and profits of Nuevo were increased, and (ii) the adjustment was not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the Nuevo Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of Nuevo. Holders of the Convertible Debentures would be required to include their allocable share of such deemed dividend in gross income but will not receive any cash related thereto.

PROPOSED TAX LEGISLATION

Please refer to the discussion above under the heading "Description of the TECONS - Proposed Tax Legislation."

UNITED STATES ALIEN HOLDERS

For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the U.S., a foreign corporation, a non-resident alien individual, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

As discussed above, based on opinion of counsel, the Company intends to take the position that the Convertible Debentures will be classified for U.S. federal income tax purposes as indebtedness of Nuevo under current law; no assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service. See " - Classification of the Convertible Debentures."

Assuming that the Convertible Debentures are classified for U.S. federal income tax purposes as indebtedness of Nuevo, under present U.S. federal income tax law: (i) payments by the Trust or any of its paying agents to any holder of a TECONS who or which is a United States Alien Holder would not be subject to U.S. federal withholding tax; provided, that, (a) the beneficial owner of the TECONS does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Nuevo entitled to vote, (b) the beneficial owner of the TECONS is not a controlled foreign corporation that is related to Nuevo through stock ownership, and (c) either (A) the beneficial owner of the TECONS certifies to the Trust or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the TECONS in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and (ii) a United States Alien Holder of a TECONS generally would not be subject to U.S. federal withholding tax on any gain realized upon the sale or other disposition of a TECONS.

However, a United States Alien Holder of a TECONS would be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the security if (i) the United States Alien Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions apply or (ii) the gain is effectively connected with the conduct by the United States Alien Holder of a trade or business in the U.S. or (iii) the United States Alien Holder is deemed to have owned more than five percent of all TECONS at any time during the shorter of the five-year period preceding such disposition or such holder's holding period assuming that the TECONS continue to be "regularly traded on an established securities market" (within the meaning of section 897(c)(3) of the Code and the regulations issued pursuant thereto) at the time of disposition.

If the Convertible Debentures were not classified for U.S. federal income tax purposes as indebtedness of Nuevo, payments by the Trust or any of its paying agents to any holder of a TECONS who or which is a United States Alien Holder could be subject to U.S. withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty) unless certain exemptions were applicable. Prospective investors that would be United States Alien Holders should consult their tax advisors concerning the possible application of these rules.

On April 15, 1996, the Internal Revenue Service proposed regulations (the "Proposed Regulations") that could affect the procedures to be followed by a United States Alien Holder in establishing such United States Alien Holder's non-U.S. person status. The Proposed Regulations would generally be effective for payments made after December 31, 1997. United States Alien Holders should consult their tax advisors regarding the effect, if any, of the Proposed Regulations on their purchase, ownership, and disposition of the TECONS.

INFORMATION REPORTING HOLDERS

Subject to the qualifications discussed below, income on the TECONS will be reported to holders on Forms 1099, which forms should be mailed to holders of TECONS by January 31 following each calendar year.

The Trust will be obligated to report annually to Cede & Co., as holder of record of the TECONS, the OID related to the Convertible Debentures that accrued during the year. The Trust currently intends to report such information on Form 1099 prior to January 31 following each calendar year even though the Trust is not legally required to report to record holders until April 15 following each calendar year. The Underwriters have indicated to the Trust that, to the extent that they hold TECONS as nominees for beneficial holders, they currently expect to report to such beneficial holders on Forms 1099 by January 31 following each calendar year. Under current law, holders of TECONS who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to the Trust. The Trust, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of TECONS who hold their TECONS through the Underwriters will receive Forms 1099 reflecting the income on their TECONS from such nominee holders rather than the Trust.

BACKUP WITHHOLDING

Payments made on, and proceeds from the sale of, the TECONS or the Convertible Debentures distributed to holders of the TECONS may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a refund or a credit against the holder's U.S. federal income tax, provided, that the required information is provided to the Service.


THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TECONS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS (WITH POSSIBLE RETROACTIVE EFFECT).

                      DESCRIPTION OF EXISTING INDEBTEDNESS

CREDIT FACILITY

In April, 1996, the Company and certain of its subsidiaries entered into a Credit Agreement (the "Credit Facility") with NationsBank of Texas, N.A., as Administrative Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent, and certain lenders, which matures on May 17, 2001. The following description of the Credit Facility is qualified in its entirety by reference to the Credit Facility, a form of which has been filed with the Commission. The Credit Facility has a combined total commitment of $385.0 million until June 29, 1999, when the total commitment will be automatically reduced to the then available Borrowing Base (the "Reference Borrowing Base"), and will thereafter be automatically reduced by an amount equal to 5% of the Reference Borrowing Base on the last day of each fiscal quarter, commencing June 30, 1999. Amounts outstanding under the Credit Facility will bear interest at a rate equal to LIBOR or a base rate plus a number of basis points which increases (i) as the total outstanding indebtedness of the Company as a percent of the Borrowing Base increases and (ii) whenever the Company's senior unsecured long-term debt securities or senior subordinated long-term debt securities receive a lower specified credit rating from national credit rating agencies.

The maximum borrowings that may be outstanding under the Credit Facility may not exceed a Borrowing Base which is equal to the present value of the Company's U.S. oil and gas reserves based on assumptions regarding prices, production and costs approved by the bank group. The Borrowing Base was $289.0 million at September 30, 1996, and will be reset annually beginning on March 1, 1997. Whenever the Company's senior unsecured long-term debt securities or senior subordinated long-term debt securities receive a lower specified credit rating from national credit rating agencies, the Borrowing Base will be reset semiannually on March 1 and August 15 of each year. Sales of Borrowing Base assets in excess of $10.0 million will trigger a requirement to re-calculate the Borrowing Base.

Borrowings under the Credit Facility are unsecured and are guaranteed by certain of the Company's subsidiaries, including Nuevo Financing. The Credit Facility has customary covenants including, but not limited to, covenants with respect to the following matters: (i) limitation on restricted payments and investments; (ii) limitation on guarantees and indebtedness; (iii) limitation on prepayments of subordinated indebtedness; (iv) limitation on prepayments of additional indebtedness; (v) limitation on mergers and issuances of securities;
(vi) limitation on liens; (vii) limitation on sales of property; (viii) limitation on transactions with affiliates; (ix) limitation on derivative contracts; (x) limitation on acquisitions, new businesses and margin stock;
(xi) limitation with respect to certain prohibited types of contracts and multi-employer ERISA plans; and (xii) limitation with respect to unrestricted subsidiaries. The Company is also required to maintain certain financial ratios and conditions, including without limitation an EBITDA to fixed charge coverage ratio, a net worth requirement and a funded debt to capitalization ratio.

9 1/2% NOTES

On April 9, 1996, the Company sold $160,000,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due April 15, 2006 (the "9 1/2% Notes"). The following description of the 9 1/2% Notes is qualified in its entirety by reference to the indenture for the 9 1/2% Notes ("9 1/2% Notes Indenture"), a form of which has been filed with the Commission. Capitalized terms used in this section have the meanings assigned to them in the 9 1/2% Notes Indenture.

Payments of principal, interest and premium, if any, under the 9 1/2% Notes are subordinate to all existing and future Senior Indebtedness of the Company and pari passu with the 12 1/2% Notes described below. The Company's obligations under the 9 1/2% Notes are guaranteed by the Company's current Subsidiaries. All future Subsidiaries (including Nuevo Financing but excluding Unrestricted Subsidiaries) are also required to guarantee the 9 1/2% Notes if such Subsidiaries also guarantee other Subordinated Indebtedness of the Company. Each such guarantee is subordinated to existing and future Senior Indebtedness of the guarantor. Each of the Company's Subsidiaries (other than Unrestricted Subsidiaries) currently guarantees the 12 1/2% Notes, and therefore also guarantees the 9 1/2% Notes. Upon repayment of the 12 1/2% Notes, the Subsidiary guarantees of the 9 1/2% Notes will terminate, unless the Company's Subsidiaries guarantee other Subordinated Indebtedness of the Company.

The 9 1/2% Notes are not entitled to the benefit of mandatory sinking fund payments. The 9 1/2% Notes are subject to redemption at any time on or after April 15, 2001, at the option of the Company, subject to a premium declining to par in 2004, plus accrued and unpaid interest to the date fixed for redemption.

Upon the occurrence of a Change of Control, the Company must make an offer to purchase all 9 1/2% Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest.

12 1/2% NOTES

On July 24, 1992, the Company sold $75,000,000 aggregate principal amount of 12 1/2% Senior Subordinated Notes due June 15, 2002 (the "12 1/2% Notes"). The following description of the 12 1/2% Notes is qualified in its entirety by reference to the indenture for the 12 1/2% Notes ("12 1/2% Notes Indenture"), a form of which has been filed with the Commission. Capitalized terms used in this section have the meanings assigned to them in the 12 1/2% Notes Indenture.

Payments of principal, interest and premium, if any, under the 12 1/2% Notes are subordinate to all existing and future Senior Indebtedness of the Company and senior in right of payment of all existing and future Subordinated Indebtedness of the Company. The Company's obligations under the 12 1/2% Notes are guaranteed by the Company's current Subsidiaries. All future Subsidiaries (including Nuevo Financing but excluding Non-Recourse Subsidiaries) are also required to guarantee the 12 1/2% Notes. Each such guarantee is subordinated to existing and future Senior Indebtedness of the guarantor.

The 12 1/2% Notes are entitled to the benefit of mandatory sinking fund payments of $11,250,000 plus accrued and unpaid interest to the redemption date, if any, on each of June 15, 2000, and June 15, 2001. The 12 1/2% Notes are subject to redemption at any time on or after June 15, 1997, at the option of the Company, subject to a premium initially at a price of 104% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for redemption. Subject to market conditions at the time, the Company anticipates redeeming all of the 12 1/2% Notes on or about June 15, 1997.

Upon the occurrence of a Change of Control, the Company must make an offer to purchase all 12 1/2% Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest.

PRODUCTION PAYMENT

In April 1994, the Company sold a volumetric production payment from certain existing infill wells drilled by the Company to develop its Oak Hill field properties (the "Production Payment"). To secure the payments to be made by the Company to purchase the Production Payment, the Company has granted a first priority lien on the Company's interest in such infill wells, without recourse to the Company. Under the terms of the Production Payment, the Company may not sell or burden the interest dedicated to the Production Payment without the buyer's prior consent. The Company also promised not to incur any debt other than its then currently existing debt and certain other permitted indebtedness. The terms of the Production Payment also forbid the Company from becoming a party to any management agreement with respect to its business as a whole or a substantial part of its property except for the Torch Agreement. Events of default include failure to comply with covenants, cross defaults, changes of control and certain other customary provisions. A Change of Control occurs if any person (other than Torchmark) acquires a 30% beneficial ownership of the Company's Common Stock or if existing directors fail to constitute a majority of the Board of Directors within a subsequent twelve month period.

OPIC FACILITY

In December 1994, a wholly owned subsidiary of the Company ("Nuevo Congo") entered into a financing agreement ("OPIC Facility") with the Overseas Private Investment Corporation, an agency of the United States ("OPIC"), whereby OPIC guaranteed a loan from a commercial bank to Nuevo Congo of up to $25.0 million to purchase and develop the Company's reserves in the Yombo field. Disbursements under the OPIC Facility are required to be repaid in quarterly payments lasting not more than four years with interest at a fixed or floating rate to be agreed on by Nuevo Congo and OPIC. Nuevo Congo is also required to pay a guaranty fee to OPIC of 2.75% per annum on the borrowings outstanding. Nuevo Congo is required to repay amounts borrowed under the OPIC Facility in certain cases upon the receipt of insurance proceeds and otherwise by any amount necessary to have discounted future net cash flows attributable to Nuevo Congo's interests in the Yombo field exceed twice the principal amount outstanding under the OPIC Facility. Borrowings under the OPIC Facility are secured by a first priority lien on Nuevo Congo's stock and its interest in the Yombo field, without recourse to the Company. The OPIC Facility also prohibits Nuevo Congo from incurring indebtedness other than that incurred in connection with the Congo acquisition and certain other indebtedness appropriate for operations, making certain distributions, and disposing of the Congo properties or incurring certain liens with respect thereto. Events of default include changes of control of Nuevo Congo, adverse government actions, certain violations by other parties in collateral agreements and other customary provisions.

NUSTAR CREDIT AGREEMENT

In November 1992, the NuStar Joint Venture, a joint venture which owns a gas processing plant and certain related properties and in which a wholly owned subsidiary of the Company has an 80% interest (subject to adjustment) ("NuStar"), entered into a credit agreement ("NuStar Credit Agreement") with a group of lenders ("Lenders") under which NuStar borrowed $12.0 million.

The loan is required to be repaid in quarterly payments out of NuStar's operating cash flow until the Lenders realize certain rates of return. Under the terms of the NuStar Credit Agreement, NuStar is restricted from incurring certain defined indebtedness and liens upon properties or assets owned by NuStar and is subject to certain customary events of default. The loan is secured by a first priority lien granted by NuStar on the assets and property owned by NuStar. The Company has agreed to guarantee certain obligations of NuStar in connection with the loan, including NuStar's requirement to indemnify the Lenders for certain environmental liabilities and the attainment of a certain defined gross operating margin. However, the guarantee does not include the payment of principal or interest under the loan.

                    DESCRIPTION OF SHAREHOLDERS RIGHTS PLAN

The Company currently anticipates that the Board of Directors of the Company will approve a Shareholders Rights Plan ("Rights Plan") during the first quarter of 1997, and declare a dividend of one Right for each outstanding share of Common Stock. The following is a description of the provisions of the Rights Plan which the Company anticipates the Board of Directors will approve, although no assurances can be given as to the ultimate terms of the Rights Plan.

Until the Rights to be issued under the Rights Plan ("Rights") become exercisable, or the earlier redemption or exchange of the Rights, the Company will issue one Right with each share of Common Stock that is newly issued so that all shares of Common Stock will have Rights attached thereto. Upon the occurrence of the events enumerated below, each Right will entitle the holder thereof, until the earlier of the close of business on the expiration date of the Rights Plan (anticipated to be ten years following the adoption of the Plan), or the redemption or exchange of the Rights, to buy one-hundredth of one share of Series C Preferred Stock of the Company, at a price of $150.00 per one-hundredth of a share, subject to adjustment. The rights will not be exercisable until the earlier to occur of (i) a public announcement that, without the prior consent of the Company, a person or group of affiliated or associated persons have acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") or (ii) the tenth business day (or such later date as may be determined by the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or the first public announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding shares of Common Stock (the earlier of such dates being referred to as the "Distribution Date"). Until the Distribution Date (or earlier exchange or redemption of the Rights), the Rights will be transferred with and only with the shares of Common Stock. Separate certificates for the Rights will be issued as soon as practicable following the Distribution Date to holders of record of the Common Stock as of the Distribution Date. The Rights will then begin trading separately from the Common Stock.

In the event the Company is acquired in a merger or other business combination transaction or 50% or more of its assets or earning power is sold, each holder of a Right will have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person each holder of a Right (other than Rights beneficially owned by the Acquiring Person which will thereafter be void) will have the right to receive upon exercise that number of shares of Common Stock having a market price of two times the exercise price of the Right.

Generally, the Company may redeem each Right for $.01 at any time before a person or group becomes an Acquiring Person without prior approval. After the Distribution Date, Rights will not be issued with respect to Common Stock except under certain circumstances.

The summary description of the Rights set forth above does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement ultimately adopted by the Board of Directors a copy of which will be filed with the Commission.

                                  UNDERWRITING

Under the terms and subject to the conditions set forth in the Underwriting Agreement dated December 18, 1996 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally agreed to purchase, and Nuevo Financing has agreed to sell to them, the respective number of TECONS set forth opposite their names below.

                                                                       ---------
                                                                       NUMBER OF
                                                                        TECONS
UNDERWRITERS                                                           ---------
J.P. Morgan Securities Inc............................................ 1,000,000
Salomon Brothers Inc.................................................. 1,000,000
                                                                       ---------
 Total................................................................ 2,000,000
                                                                       =========

The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the TECONS offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the TECONS offered hereby if any are taken. Under certain circumstances, the commitments of nondefaulting Underwriters may be increased as set forth in the Underwriting Agreement.

The Company has been advised by the Underwriters that the Underwriters propose to offer the TECONS at the public offering price set forth on the cover page of this Prospectus Supplement and to certain securities dealers at such prices less a concession of not in excess of $0.825. After the TECONS are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

In view of the fact that substantially all of the proceeds of the sale of the TECONS will be loaned by Nuevo Financing to Nuevo, the Underwriting Agreement provides that Nuevo will pay to the Underwriters the underwriters' compensation set forth on the cover page of this Prospectus Supplement and will pay all expenses of the offering made hereby.

The Trust, the Company, the Selling Stockholders, the Company's directors and officers and certain of their affiliates have agreed not to publicly offer, sell, contract to sell or otherwise publicly dispose of any shares of Common Stock or rights to acquire shares of Common Stock for a period of 90 days after the date of this Prospectus Supplement without the prior consent of J.P. Morgan Securities Inc. The restriction on the Company is subject to exceptions for (i) public dispositions made pursuant to existing employee incentive plans, (ii) conversion of the 7% Cumulative Preferred Stock and (iii) shares of Common Stock or other rights to acquire Common Stock issued as consideration for acquired businesses, provided any such shares or rights are subject to resale restrictions equivalent to those held by directors of the Company. The restriction on the Selling Stockholders does not apply to any shares sold in the Common Stock Offering.

The Trust has granted the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus Supplement, to purchase up to 300,000 TECONS at the initial public offering price. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any. If the Underwriters exercise their option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same number of option TECONS as the number of TECONS to be purchased by that Underwriter shown in the foregoing table bears to the total number of TECONS initially offered by the Underwriters hereby.

Prior to the offering made hereby, there has been no market for the TECONS. The TECONS have been approved for listing on the New York Stock Exchange under the symbol "NEV PrT," subject to official notice of issuance.

The Underwriters have performed investment banking services for the Company for which they received customary compensation, including acting as underwriters in April 1996 of an offering of Common Stock and (in the case of J.P. Morgan Securities Inc.) the 9 1/2% Notes. From time to time, in the ordinary course of their respective businesses, the Underwriters and their respective affiliates have engaged and may in the future engage in commercial and investment banking transactions with the Company and its affiliates. J.P. Morgan Securities Inc. is an underwriter in the Common Stock Offering, and its affiliate, Morgan Guaranty Trust Company of New York, is co-agent and a lender under the Credit Facility, of which a portion of the outstanding borrowings will be paid down with the net proceeds of the TECONS Offering. The TECONS Offering is being made pursuant to the provisions of Sections 2710(c)(8)(A) and 2720(c)(3)(B) of the Conduct Rules of the National Association of Securities Dealers, Inc.

The Trust and the Company have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

The validity of the Convertible Debentures, the Common Stock issuable upon conversion thereof, the Guarantee and certain matters relating thereto and certain U.S. federal income taxation matters will be passed upon for Nuevo and Nuevo Financing by Butler & Binion, L.L.P., Houston, Texas and the validity of the TECONS will be passed upon for the Company and Nuevo Financing by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to the Company and Nuevo Financing. Certain legal matters will be passed upon for the Underwriters by Vinson & Elkins L.L.P., Houston, Texas.

                                    GLOSSARY

The following are definitions of certain technical terms used in this Prospectus Supplement.

"Bbls," "MBbls" and "MMBbls" mean barrels, thousand and million barrels of oil, condensate or liquids, equal to approximately 42 U.S. gallons.

"Bbls/d," "BOE/d," "Mcf/d," "MMcf/d" and "MMBtu/d" mean Bbls per day, BOE per day, Mcf per day, MMcf per day and MMBtu per day.

"BOE," "MBOE" and "MMBOE" mean barrels, thousand and million barrels of oil equivalent, using the ratio of six Mcf of gas to one Bbl of oil, condensate or natural gas liquids.

"Btu" and "MMBtu" mean British thermal unit and million British thermal units. A Btu is the heat required to raise the temperature of a one-pound mass of water from 59.5 to 60.5 degrees Fahrenheit under specified conditions.

"Development well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive in an attempt to recover proved undeveloped reserves.

"Exploratory well" means a well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

"Finding Costs," expressed in dollars per BOE, are calculated by dividing the amount of total capital expenditures for oil and gas activities by the amount of estimated proved reserves added during the same period (including the effect on proved reserves of reserve revisions). Finding costs from exploration and exploitation are calculated by dividing capital expenditures for exploration and development by reserve additions from revisions and extensions and discoveries. Finding costs from acquisitions are calculated by dividing capital expenditures for property acquisitions by reserves added by acquisitions.

"Gross" means the number of wells or acres in which the Company has an interest.

"Lease operating expense" means all direct costs associated with and necessary to operate a producing property.

"Long-Term Debt to Adjusted Capitalization" as of any date equals the principal amount of the Company's long-term debt as of such date divided by the sum of
(i) the Company's stockholders equity plus (ii) the PV-10 Value as of the end of the most recent quarter minus the net book value of the Company's oil and gas properties set forth on its balance sheet as of such date.

"Mcf," "MMcf," and "Bcf" mean thousand, million and billion cubic feet of gas. Natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60 degrees Fahrenheit.

"Net" is determined by multiplying gross wells or acres by the Company's working interest in such wells or acres.

"PV-10 Value" means the present value, discounted at 10%, of future net cash flows from estimated proved reserves, calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions) and otherwise in accordance with the Commission's rules for inclusion of oil and gas reserve information in financial statements filed with the Commission.

"Reserve Life Index" measures how long it will take to produce a quantity of proved reserves, calculated by dividing year-end proved reserves by annual production for the most recent year.

Prospectus

NUEVO ENERGY COMPANY

Debt Securities, Preferred Stock,
Common Stock and Warrants
NUEVO FINANCING I

Trust Preferred Securities Fully and Unconditionally Guaranteed by Nuevo Energy Company

Nuevo Energy Company ("Nuevo" or the "Company") may offer and issue from time to time, together or separately, (i) its debt securities (the "Debt Securities"), which may be senior or senior subordinated debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), consisting of notes, debentures or other secured or unsecured evidences of indebtedness in one or more series; (ii) its preferred shares, $1.00 par value per share (the "Preferred Stock"); and (iii) warrants to purchase Debt Securities or Preferred Stock or any combination thereof, as shall be designated by the Company at the time of the offering (the "Warrants") in amounts, at prices and on terms to be determined at the time of the offering. Any shares of its common stock, $.01 par value per share ("Common Stock"), issued by Nuevo hereunder will be issued only upon conversion of, or in exchange for, other securities, and no Common Stock will be issued by Nuevo in a primary offering. Certain Selling Stockholders identified under "Selling Stockholders" herein may sell up to 2,138,605 shares of Common Stock, in amounts, at prices and on terms to be determined at the time of the offering.

Nuevo Financing I (the "Nuevo Trust"), a statutory business trust created under the laws of the State of Delaware, may offer, from time to time, preferred securities, representing undivided beneficial interests in the assets of the Nuevo Trust ("Trust Preferred Securities"). Trust Preferred Securities may also be issuable upon exchange for shares of Preferred Stock issued by the Company. The payment of periodic cash distributions ("distributions") with respect to Trust Preferred Securities out of moneys held by the Nuevo Trust, and payment on liquidation, redemption or otherwise with respect to such Trust Preferred Securities, will be guaranteed by the Company to the extent described herein (the "Trust Preferred Securities Guarantee"). See "Description of Trust Preferred Securities Guarantee." The Company's obligations under the Trust Preferred Securities Guarantee will be subordinate and junior in right to all other liabilities of the Company and rank pari passu with the most senior preferred stock, if any, issued from time to time by the Company. A series of Subordinated Debt Securities may be issued and sold to the Nuevo Trust, or a trustee of the Nuevo Trust, in connection with the investment of the proceeds from the offering of Trust Preferred Securities and Trust Common Securities (as defined herein, together the "Trust Securities") of the Nuevo Trust. The Subordinated Debt Securities purchased by the Nuevo Trust may be subsequently distributed pro rata to holders of Trust Preferred Securities and Trust Common Securities in connection with the dissolution of the Nuevo Trust upon the occurrence of certain events as may be described in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). The Trust Preferred Securities Guarantee, when taken together with the Company's other obligations under the Subordinated Debt Securities, the Indenture related thereto and the Declaration (as defined below), including its obligations to pay costs, expenses, debts and liabilities of the Nuevo Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Trust Preferred Securities. The Debt Securities, Preferred Stock, Common Stock, Warrants, Trust Preferred Securities and Trust Preferred Securities Guarantees are collectively called the "Securities."
                                                  (continued on following page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

November 25, 1996

(continued from previous page)

The Securities to be sold by the Company and/or the Nuevo Trust may be offered as separate series or issuances at an aggregate initial public offering price not to exceed $150,000,000 or, if applicable, the equivalent thereof in one or more foreign currencies, currency units, composite currencies or in amounts determined by reference to an index as shall be designated by the Company, in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in the applicable Prospectus Supplement. The Prospectus Supplement relating to any series of Securities will contain information concerning United States federal income tax considerations, if applicable.

Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank on a parity with all other unsubordinated indebtedness of the Company or, alternatively, will rank on a parity with all other senior subordinated indebtedness of the Company. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Indebtedness (as hereinafter defined) of the Company including any Senior Debt Securities. If the Debt Securities are secured, the security, which may consist of oil and gas properties or other assets owned by the Company, and any related mortgage will be described in the Prospectus Supplement.

Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement, including, where applicable, (i) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, subordination terms, if any, any interest rate (which may be fixed or variable) and time of payment of any interest, the right of the Company, if any, to defer payment of interest on the Debt Securities and the maximum length of such deferral period, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any terms for conversion or exchange into other Securities, currency or currencies of denomination and payment, if other than U.S. dollars, any security applicable to Debt Securities which are secured, any listing on a securities exchange and any other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is delivered, as well as the initial public offering price; (ii) in the case of Trust Preferred Securities, the designation and number, liquidation preference per Trust Preferred Security, initial public offering price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, terms for any conversion or exchange into other Securities, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Trust Preferred Securities and the terms upon which the proceeds of the sale of the Trust Preferred Securities shall be used to purchase a specific series of Subordinated Debt Securities of the Company,
(iii) in the case of Preferred Stock, the specific title, the aggregate amount, any dividend (including the method of calculating payment of dividends), seniority, liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Securities, including Trust Preferred Securities, any listing on a securities exchange, the initial public offering price and any other terms; and (iv) in the case of Common Stock, the number of shares of Common Stock, the identity of the Selling Stockholder and the terms of offering thereof.

The Company's Common Stock is listed on the New York Stock Exchange, Inc. (the "New York Stock Exchange") under the symbol "NEV." Any Common Stock sold by a Selling Stockholder pursuant to a Prospectus Supplement will be listed on such exchange. Any shares of Common Stock issuable upon conversion of any Trust Preferred Securities, Debt Securities or Preferred Stock will also be listed on such exchange, subject to official notice of issuance.

The Company, the Selling Stockholders and/or the Nuevo Trust may sell the Securities directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. See "Plan Of Distribution." If agents of the Company, the Selling Stockholders and/or the Nuevo Trust or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Securities. The net proceeds to the Company from such sale also will be set forth in the applicable Prospectus Supplement.

This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

IN CONNECTION WITH AN UNDERWRITTEN OFFERING, THE UNDERWRITERS FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, any accompanying Prospectus Supplement or the documents incorporated or deemed incorporated by reference herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Nuevo Trust or by any underwriter, agent or dealer. This Prospectus and any Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to buy any of the Securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus and any Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that the information therein is correct as of any time subsequent to the date thereof.

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Ex-change Act of 1934, as amended (the "Exchange Act"), and in accordance there-with files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facili-ties maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison, 14th Floor, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning the Com-pany can be inspected and copied at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The Company and the Nuevo Trust have filed a registration statement on Form S-3 (together with all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registra-tion Statement and the exhibits filed as part thereof. Statements contained herein are qualified in their entirety by reference to the Registration State-ment and such exhibits.

No separate financial statements of the Nuevo Trust have been included herein. The Company does not consider that such financial statements would be material to holders of the Trust Preferred Securities because (i) all of the voting se-curities of the Nuevo Trust will be owned, directly or indirectly, by the Com-pany, a reporting company under the Exchange Act, (ii) the Nuevo Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Nuevo Trust and investing the proceeds thereof in Subordinated Debt Securities issued by the Company, and (iii) the Company's obligations described herein and in any accompanying Prospectus Supplement under the Declaration of the Nuevo Trust, the guarantee issued with respect to Trust Preferred Securities issued by the Nuevo Trust, the Subordinated Debt Securities purchased by the Nuevo Trust and the related Indenture, taken together, constitute a full and unconditional guarantee of payments due on the Trust Preferred Securities. See "Description Of Debt Securities" and "Description Of Trust Preferred Securities Guarantee."

The Nuevo Trust is not currently subject to the information reporting requirements of the Exchange Act. The Nuevo Trust will become subject to such requirements upon the effectiveness of the Registration Statement, although it intends to seek and expects to receive exemptions therefrom.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, respectively; the Company's Current Report on Form 8-K dated April 9, 1996, as amended; the description of the Common Stock contained in the Registration Statement on Form 8-A declared effective by the Commission on May 15, 1990; and all other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-10537) subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities are incorporated herein by reference. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Nuevo Energy Company, 1331 Lamar, Suite 1650, Houston, Texas 77010, Attention: Corporate Secretary, telephone number (713) 652-0706.

                                  THE COMPANY

Nuevo is a Houston, Texas based company engaged in the exploitation, exploration and acquisition of crude oil and natural gas properties. The Company's properties are located domestically onshore and offshore California, in East Texas and the onshore Gulf Coast region, and internationally in waters offshore the Republic of Congo.

                                THE NUEVO TRUST

Nuevo Financing I is a statutory business trust created under Delaware law pursuant to (i) a separate trust agreement (as amended, the "Declaration") executed by the Company, as sponsor for the trust (the "Sponsor") and certain of the Nuevo Trustees (as defined herein) for the trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State on November 15, 1996. The Nuevo Trust exists for the exclusive purposes of (i) issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the assets of the Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"),
(ii) investing the gross proceeds of the Trust Securities in a specific series of Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Trust Common Securities will be directly or indirectly owned by the Company. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that upon an event of default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. The Company will, directly or indirectly, acquire Trust Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Nuevo Trust. The Nuevo Trust has a term of approximately 35 years, but may earlier terminate as provided in the Declaration. The Nuevo Trust's business and affairs will be conducted by the trustees (the "Nuevo Trustees") appointed by the Company, as the direct or indirect holder of all the Trust Common Securities. Except in certain limited circumstances, the holder of the Trust Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Nuevo Trustees. The duties and obligations of the Nuevo Trustees shall be governed by the Declaration of the Nuevo Trust. A majority of the Nuevo Trustees (the "Regular Trustees") will be persons who are employees or officers of or affiliated with the Company. One Nuevo Trustee will be a financial institution which will be unaffiliated with the Company and which shall act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one Nuevo Trustee will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Nuevo Trust and the offering of Trust Securities. The payment of periodic distributions with respect to the Trust Preferred Securities out of moneys held by the Nuevo Trust, and payment on liquidation, redemption or otherwise with respect to the Trust Preferred Securities, will be guaranteed by the Company to the extent described herein. See "Description Of Trust Preferred Securities Guarantee." The Company's obligations under the Trust Preferred Securities Guarantee will be subordinate and junior in right of payment to all other liabilities of the Company and rank pari passu with the most senior preferred shares, if any, issued from time to time by the Company. The office of the Delaware Trustee for the Nuevo Trust in the State of Delaware is c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001. The principal place of business of the Nuevo Trust shall be c/o Nuevo Energy Company, 1331 Lamar, Suite 1650, Houston, Texas 77010.

                                USE OF PROCEEDS

Unless otherwise set forth in the applicable Prospectus Supplement, proceeds from the sale of the Securities sold by the Company will be used by the Company for general corporate purposes, which may include the repayment of existing indebtedness. Proceeds from the sale of Securities initially may be temporarily invested in short-term securities.

The Company will not receive any proceeds from the sale of any Common Stock by a Selling Stockholder.

              RATIOS OF EARNINGS TO FIXED CHARGES AND OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated:

                                              -----------------------------------
                                                YEAR ENDED
                                               DECEMBER 31,
                                              ---------------  NINE MONTHS ENDED
                                              1993  1994 1995  SEPTEMBER 30, 1996
                                              ----  ---- ----  ------------------
Ratio of earnings to fixed charges(a)........ 2.2x   --  1.9x                2.3x
Ratio of earnings to fixed charges and
 preferred stock dividends(b)................ 1.9x   --  1.8x                2.2x

(a) For purposes of computing the ratio of earnings to fixed charges, "earn-ings" are consolidated earnings (loss) from continuing operations before tax, exclusive of the period's undistributed equity earnings of affiliated compa-nies, plus fixed charges. Fixed charges are comprised of interest on indebted-ness, amortization of debt issuance costs and that portion of operating lease expense which is deemed to be representative of an interest factor. Earnings were insufficient by $27.2 million to cover fixed charges for the year ended December 31, 1994.
(b) In calculating the ratio of earnings to fixed charges and preferred stock dividends, fixed charges includes preferred stock dividend requirements.

                         DESCRIPTION OF DEBT SECURITIES

The Senior Debt Securities will be issued under an indenture (the "Senior Indenture") between the Company and a trustee (the "Senior Indenture Trustee"); and the Subordinated Debt Securities are to be issued under a subordinated indenture ("Subordinated Indenture") between the Company and Wilmington Trust Company, as trustee (the "Subordinated Indenture Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes referred to herein collectively as the "Indentures" or, individually, as an "Indenture." The form of the Subordinated Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part or incorporated therein by reference. The form of Senior Indenture will be incorporated into the Registration Statement by reference. Unless otherwise provided, all references to Sections of an Indenture herein are references to such Section in the Subordinated Indenture. The Senior Indenture will permit the Company and the Senior Indenture Trustee, and the Subordinated Indenture permits the Company and the Subordinated Indenture Trustee, to enter into a Supplemental Indenture to provide for the appointment of another qualifying bank or trust company to act as trustee with respect to a series of Senior Debt Securities or Subordinated Debt Securities, respectively. Any such bank or trust company so appointed will be identified in the Prospectus Supplement relating to the particular Debt Securities offered thereby (the "Offered Debt Securities"). The Senior Indenture Trustee and the Subordinated Indenture Trustee, as well as any such other bank or trust company as shall have been appointed to act with respect to a series of Offered Debt Securities, are sometimes referred to herein collectively as the "Trustees" or individually as a "Trustee."

The Debt Securities will represent unsecured general obligations of the Company, unless otherwise provided in the Prospectus Supplement, with the relative rankings indicated in the applicable Prospectus Supplement.

The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to and are qualified in their entirety by reference to all the provisions of the Indenture applicable to a particular series of Offered Debt Securities (the "Applicable Indenture"), including the definitions of certain terms therein. Wherever particular Sections, Articles or defined terms of the Applicable Indenture are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the Applicable Indenture or the Indentures, as the case may be. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Applicable Indenture.

In the event Subordinated Debt Securities are issued to the Nuevo Trust or a trustee of such trust in connection with the issuance of Trust Securities by the Nuevo Trust, such Subordinated Debt Securities will be issued pursuant to the Subordinated Indenture and subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of the Nuevo Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to the Nuevo Trust or a trustee of such trust in connection with the issuance of Trust Securities by the Nuevo Trust.

The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Offered Debt Securities and the extent, if any, to which such general provisions may not apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

GENERAL

The Indentures will not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. Reference is made to the Prospectus Supplement relating to the Offered Debt Securities, which shall set forth the following terms, as applicable, of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (4) the Person to whom any interest on the Offered Debt Securities will be payable, if other than the Person in whose name such Offered Debt Securities (or one or more Predecessor Securities) are registered on any Regular Record Date; (5) the date or dates on which the principal of the Offered Debt Securities will be payable; (6) the rate or rates per annum (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, the date or dates from which such interest will accrue and the dates on which such interest, if any, will be payable and the Regular Record Dates for such interest payment dates; (7) the place or places where principal of (and premium, if any) and interest, if any, on Offered Debt Securities will be payable; (8) if applicable, the price at which, the periods within which and the terms and conditions upon which the Offered Debt Securities may be redeemed at the option of the Company, pursuant to a sinking fund or otherwise; (9) if applicable, any obligation of the Company to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof (each, a "Holder"), and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed or purchased, in whole or in part; (10) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable; (11) the currency or currencies, including composite currencies or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on any of the Offered Debt Securities will be payable if other than the currency of the United States of America;
(12) if the amount of payments of principal of (or premium, if any) or interest, if any, on the Offered Debt Securities may be determined with reference to one or more indices, the manner in which such amounts will be determined; (13) if the principal of (or premium, if any) or interest, if any, on any of the Offered Debt Securities of the series is to be payable, at the election of the Company or a Holder thereof, in one or more currencies, including composite currencies, or currency units other than that or those in which the Offered Debt Securities are stated to be payable, the currency, currencies, including composite currencies, or currency units in which payment of the principal of (or premium, if any) or interest, if any, on Offered Debt Securities of such series as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (14) the portion of the principal amount of the Offered Debt Securities, if other than the entire principal amount thereof, payable upon acceleration of maturity thereof; (15) whether all or any part of the Offered Debt Securities will be issued in the form of a permanent Global Security or Securities, as described under "Permanent Global Securities," and, if so, the depositary for, and other terms relating to, such permanent Global Security or Securities; (16) any event or events of default applicable with respect to the Offered Debt Securities in addition to those provided in the Applicable Indenture; (17) any other covenant or warranty included for the benefit of the Offered Debt Securities in addition to (and not inconsistent with) those included in the Indentures for the benefit of Debt Securities of all series, or any other covenant or warranty included for the benefit of the Offered Debt Securities in lieu of any covenant or warranty included in the Indenture for the benefit of Offered Debt Securities, or any combination of such covenants, warranties or provisions; (18) any restriction or condition on the transferability of the Offered Debt Securities; (19) if applicable, that such Offered Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Applicable Indenture described under "Defeasance and Covenant Defeasance"; (20) any authenticating or paying agents, registrars, conversion agents or any other agents with respect to the Offered Debt Securities; (21) designation (including whether the Offered Debt Securities are senior debt, senior subordinated debt or subordinated debt and whether such debt is convertible); (22) the terms, if any, on which such Offered Debt Securities will be subordinate to other debt of the Company; (23) any rights of the Holders thereof to convert such Offered Debt Securities into other securities or property of the Company; and (24) any other specific terms or provisions of the Offered Debt Securities not inconsistent with the Applicable Indenture. (Section 301)

Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (Section
302). No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

Debt Securities may be issued under the Indentures as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. Special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Debt Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof upon the occurrence and continuance of an Event of Default. (Section 101)

If the Debt Securities are denominated in whole or in part in any currency other than United States dollars, if the principal of (and premium, if any) or interest, if any, on the Debt Securities is to be payable, at the election of the Company or a Holder thereof, in a currency or currencies other than that in which such Debt Securities are to be payable, or if any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of the Debt Securities, special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

PAYMENT AND PAYING AGENTS

Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest payment. (Section 307)

Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the applicable Trustee in New York, New York will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series.

Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each place of payment for the Debt Securities of a particular series. (Section 1002)

All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 1003)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or similar proceedings, the holders of Senior Indebtedness will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Indebtedness before the holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Section 1502)

By reason of such subordination, in the event of liquidation or insolvency, Holders of Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness and holders of Senior Indebtedness may recover more, ratably, than the holders of the Subordinated Debt Securities. With respect to any series of Subordinated Debt Securities, Senior Indebtedness may include Indebtedness ("Senior Subordinated Indebtedness") which is senior to such Subordinated Debt Securities and subordinated to other Senior Indebtedness and obligations of the Company.

In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness (including any Senior Subordinated Indebtedness) outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities. (Section 1503)

No payments on account of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing (i) a default in the payment of principal of (or premium, if any) or interest on Senior Indebtedness, (ii) an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or (iii) any other event of default permitting the holders of Senior Indebtedness to accelerate the maturity or demand payment in full. (Section 1504)

The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include Senior Subordinated Indebtedness.

The applicable Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series. If the Senior Debt Securities are issued on a senior subordinated basis, the applicable Prospectus Supplement will describe the related subordination provisions. All Senior Debt Securities, whether issued on a senior or senior subordinated basis, will be senior in right of payment to each series of Subordinated Debt Securities.

CERTAIN COVENANTS OF THE COMPANY

Restrictions on Merger and Sale of Assets

Each Indenture will provide that the Company may not consolidate with or merge into any other Person or sell, lease or otherwise transfer its property and assets as, or substantially as, an entirety to any Person, and the Company may not permit any Person to merge into or consolidate with the Company unless (i) either (A) the Company will be the resulting or surviving entity or (B) any successor or purchaser is a corporation, partnership, limited liability company or trust organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental indenture; (ii) immediately after giving effect to the transaction no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing; and (iii) certain other conditions are met. (Section 801). Upon any consolidation or merger into any other Person or any conveyance, transfer or lease of the Company's assets as, or substantially as, an entirety to any Person, the successor Person shall succeed to, and be substituted for, the Company under the Indenture, and the Company, except in the case of a lease, shall be relieved of all obligations and covenants under the Indenture and the Debt Securities to the extent it was the predecessor Person. (Section 802)

CONVERSION RIGHTS

The terms and conditions, if any, upon which Debt Securities are convertible into Common Stock, Preferred Stock or other securities of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such Debt Securities.

EVENTS OF DEFAULT AND NOTICE THEREOF

Unless otherwise specified in the Prospectus Supplement relating to a particular series of Debt Securities, the following events are defined in the Indentures as "Events of Default" with respect to Debt Securities of any series: (a) failure to pay principal (including any sinking fund payment) of (or premium, if any, on) any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to perform any other covenant or agreement of the Company under the Applicable Indenture (other than a covenant the performance of which is dealt with specifically elsewhere in the Applicable Indenture or which has been included in the Applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Applicable Indenture; (d) certain events of bankruptcy, insolvency or reorganization; (e) in the event Subordinated Debt Securities are issued to the Nuevo Trust or a trustee of such trust in connection with the issuance of Trust Securities by the Nuevo Trust, the voluntary or involuntary dissolution, winding-up or termination of the Nuevo Trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of the Nuevo Trust, the redemption of all of the Trust Securities of the Nuevo Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of the Nuevo Trust; and (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

Except as defined in the Prospectus Supplement relating thereto, no Event of Default with respect to Debt Securities of a particular series shall necessarily constitute an Event of Default with respect to Debt Securities of any other series. (Section 501) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series shall have the right, subject to such provisions for indemnification of the Trustee, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Applicable Indenture or exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series. (Section 512)

If an Event of Default (other than an Event of Default specified in clause (d) of the second preceding paragraph) with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may, by a notice in writing to the Company (and to the

Trustee if given by the Holders), declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately; provided, however, that under certain circumstances the Holders of a majority in principal amount of Outstanding Debt Securities of that series may rescind or annul such declaration and its consequences. (Section 502). If an Event of Default specified in clause (d) of the next preceding paragraph occurs, the outstanding Debt Securities automatically will become immediately payable without any declaration or other act on the part of the Trustee or any Holder. (Section 502). For information as to waiver of defaults, see "Modification and Waiver" herein.

Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due on acceleration upon the occurrence of an Event of Default and the continuation thereof.

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the Holders of at least 25% in principal amount of the Outstanding Debt Securities of the same series shall have made written request, and offered reasonable indemnity to the applicable Trustee, to institute such proceeding as trustee, and the applicable Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507). However, such limitations do not apply to a suit instituted by a Holder of any Debt Security for enforcement of payment of the principal of (or premium, if any) or interest, if any, on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section
508)

Subject to the provisions of the Trust Indenture Act, the Trustee will be under no obligation to exercise any of its rights or powers under the Applicable Indenture at the request of any of the Holders of Debt Securities unless they shall have offered to the applicable Trustee security or indemnity in form and substance reasonably satisfactory to such Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603)

The Company will be required to furnish to each Trustee annually a statement by certain officers of the Company as to whether the Company is in default in the performance and observance of any of the terms, provisions and conditions of the Applicable Indenture. (Section 1004)

Notwithstanding anything in the Indentures to the contrary, the right of any Holder of a Debt Security to receive payment of the principal of (or premium, if any) and interest on such Debt Security, on and after the respective due dates expressed in such Debt Security (as the same may be extended in accordance with the terms of such Debt Security) or to institute suit for the enforcement of any such payment shall not be impaired or affected without the consent of such Holder, including, in the case of a Subordinated Debt Security issued to the Nuevo Trust, the holders of the Trust Preferred Securities. In addition, in the case of a Subordinated Debt Security issued to the Nuevo Trust, if an Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal (or premium, if any) then a holder of Trust Preferred Securities may directly institute a proceeding against the Company for payment.

MODIFICATION AND WAIVER

Each Indenture will provide that modifications and amendments of such Indenture may be made by the Company and the applicable Trustee, with the consent of the Holders of not less than a majority in principal amount of each series of the Outstanding Debt Securities under such Indenture affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of (or premium, if any) or any installment of principal or interest, if any, on any such Debt Security; (b) reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security; (c) adversely affect any right of repayment at the option of the Holder of any such Debt Security or right to convert any such Debt Security; (d) reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation; (e) change the place or currency of payment of principal of (or premium, if any) or the interest, if any, on any such Debt Security; (f) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security on or after the Stated Maturity (or, in the case of redemption, on or after the Redemption Date); (g) reduce the percentage of the aggregate principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is necessary to modify or amend the Applicable Indenture; or (h) modify the foregoing requirements or reduce the percentage of Outstanding Debt Securities necessary to waive compliance with certain provisions of the Applicable Indenture or for waiver of certain defaults. (Section 902)

The Holders of at least a majority of the principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive compliance by the Company with certain restrictive provisions of the Applicable Indenture and waive any past default under such Indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Sections 1008 and 513)

If the Nuevo Trust or the Property Trustee of the Nuevo Trust holds a series of Subordinated Debt Securities no such amendment, modification or waiver which requires the approval of the Holders of a certain percentage in principal amount of such series of Subordinated Debt Securities shall be effective without the approval of the holders of the same percentage of aggregate liquidation preference of Trust Preferred Securities.

Each Indenture will provide that a supplemental indenture which changes or eliminates any covenant or other provision of such Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of the Holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under such Indenture of the Holders of Debt Securities of any other series. (Section 902)

Each Indenture will provide that modifications and amendments of such Indenture may be made by the Company and the applicable Trustee, without the consent of the Holders of any series of Debt Securities issued thereunder: (1) to evidence the succession of another Person to the Company in accordance with the covenant described under "Restrictions on Merger and Sale of Assets" and assumption by any such successor of the covenants of the Company in such Indenture and in the Debt Securities issued thereunder; (2) to add to the covenants of the Company or to add any additional Events of Default; (3) to permit or facilitate the issuance of Debt Securities in bearer form or to provide for uncertificated Debt Securities to be issued thereunder; (4) to change or eliminate any provision of such Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior to the execution of such supplemental indenture which are entitled to the benefit of such provision; (5) in the case of the Senior Indenture, to secure any Debt Securities issued thereunder or, in the case of the Subordinated Indenture, to provide for certain conversion rights of the Holders of any convertible Debt Securities issued thereunder; (6) to establish the form or terms of Debt Securities issued thereunder; (7) to evidence and provide for a successor trustee under such Indenture with respect to one or more series of Debt Securities issued thereunder or to provide for or facilitate the administration of the trusts under such Indenture by more than one trustee; or (8) to cure any ambiguity, to correct or supplement any provision in such Indenture that may be inconsistent with any other provision of such Indenture or to make any other provisions with respect to matters or questions arising under such Indenture, provided that such action shall not adversely affect the interests of the Holders of any series of Debt Securities issued thereunder in any material respect. (Section 901)

The Indentures will provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities of any series have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Debt Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date; (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security; and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for which payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to the Applicable Indenture, will not be deemed to be Outstanding. (Section
101) For purposes of the Indentures, the Debt Securities of any series "Outstanding" thereunder will be deemed to exclude those held by Persons (other than the Nuevo Trust if it has issued Trust Preferred Securities) that control, are controlled by or are under common control with the Company; provided that any Person who does not own, directly or indirectly, more than 5% of the outstanding voting securities of the Company will not be deemed to control the Company. (Section 101)

Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indentures, in the manner and subject to the limitations provided in the Applicable Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

Each Indenture will provide, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the Indentures (which will be indicated in the Prospectus Supplement applicable thereto), that the Company may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities then outstanding (except for the obligations to exchange or register the transfer of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, and to hold monies for payments in trust) ("defeasance"), or (B) to be released from its obligations with respect to such Debt Securities concerning the restrictions described under "Restrictions on Merger and Sale of Assets" (Section 801) and any other covenants applicable to such Debt Securities which are subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described and notice thereof in clause (c) under "Events of Default and Notice Thereof" (with respect to covenants determined, pursuant to Section 301 of the Indenture, to be subject to covenant defeasance) shall no longer be an Event of Default, in each case, upon the irrevocable deposit with the applicable Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations (as defined in the Indentures) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, (i) the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the Applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, (ii) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit or, insofar as Events of Default from bankruptcy, insolvency or reorganization events are concerned, at any time in the period ending on the 91st day after such date of deposit and (iii) certain other customary conditions precedent are satisfied. In the case of defeasance under clause (A) above, the opinion of counsel referred to in clause (i) above must refer to and be based on a ruling of the Internal Revenue Service issued to the Company or published as a revenue ruling or on a change in applicable federal income tax law, in each case after the date of such Indenture. (Article Thirteen)

The Company may exercise the defeasance option with respect to such Debt Securities notwithstanding its prior exercise of the covenant defeasance option. If the Company exercises the defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises the covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under clause (B) above. In the event the Company omits to comply with the remaining obligations with respect to such Debt Securities under such Indenture after exercising its covenant defeasance option and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default, because the required deposit in the defeasance trust is based upon scheduled cash flows, rather than market values, which will vary depending on prevailing interest rates and other factors. However, the Company will remain liable in respect of such payments. (Article Thirteen)

The Prospectus Supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to the Applicable Indenture with respect to any particular series of Debt Securities for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Section 101)

"Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents in the equity interests (however, designated) in such Person, any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

"Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP.

"GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are effective on the date of the applicable Indenture.

"Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business), and all liabilities of such Person incurred in connection with any letters of credit, bankers' acceptances or other similar credit transactions or any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock outstanding on the date of the Indenture or thereafter, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payments and Reserve Sales, any warranties or guaranties of production or payment by such Person with respect to such Production Payments and Reserve Sales but excluding other contractual obligations of such Person with respect to such Production Payments and Reserve Sales ), (g) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends and (h) all obligations of such Person under or in respect of currency exchange contracts, oil or natural gas price hedging arrangements and Interest Rate Protection Obligations. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock; provided, however, that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the "maximum fixed repurchase price" shall be the book value of such Redeemable Capital Stock. Subject to clause (f) of the first sentence of this definition, Production Payments and Reserve Sales shall not be deemed Indebtedness.

"Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's and any of its Subsidiaries' exposure to fluctuations in interest rates.

"Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

"Production Payments and Reserve Sales" means the grant or transfer to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), master limited partnership interest or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interest to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental matters.

"Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final date specified in the Debt Securities as the fixed date on which the principal of such Debt Securities is due and payable ("Stated Maturity") or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

"Senior Indebtedness" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent that such claim for post-petition interest is allowed in such proceeding), on any Indebtedness of the Company, whether incurred on or prior to the date of the Applicable Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Offered Debt Securities, or to other Indebtedness of the Company which is pari passu with, or subordinated to the Offered Debt Securities; provided, however, that Senior Indebtedness shall not be deemed to include the Offered Debt Securities or any Indebtedness of the Company to any Subsidiary of the Company. (Subordinated Indenture Section 101)

"Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, have at least a majority ownership and power to direct the policies, management and affairs thereof.

PERMANENT GLOBAL SECURITIES

The Debt Securities of a series may be issued in the form of one or more permanent Global Securities that will be deposited with a Depositary or its nominee. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. The Prospectus Supplement relating to such series of Debt Securities will describe the circumstances, if any, under which beneficial owners of interests in any such permanent Global Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a permanent Global Security may not be registered for transfer or exchange except in the circumstances described in the applicable Prospectus Supplement. (Sections 203 and 305)

The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a permanent Global Security and a description of the Depositary will be contained in the applicable Prospectus Supplement.

GOVERNING LAW

The Indentures and the Debt Securities will be governed by and construed in accordance with the internal laws of the State of New York. (Section 112)

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

The following description of the capital stock of the Company is subject to the detailed provisions of the Company's Certificate of Incorporation, as amended (the "Certificate"), and bylaws as currently in effect (the "Bylaws"). This description does not purport to be complete or to give full effect to the terms of the provisions of statutory or common law and is subject to, and qualified in its entirety by reference to, the Certificate and the Bylaws, each of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

The Company has 50,000,000 authorized shares of Common Stock, par value $.01 per share. Holders of Common Stock are entitled to receive dividends if, when and as declared by the Board of Directors of the Company out of funds legally available therefor. All shares of Common Stock have equal voting rights on the basis of one vote per share on all matters to be voted upon by stockholders. Cumulative voting for the election of directors is not permitted. Shares of Common Stock have no preemptive, conversion, sinking fund or redemption provisions and are not liable for further call or assessment. Each share of Common Stock is entitled to share on a pro rata basis in any assets available for distribution to the holders of the Common Stock upon liquidation of the Company after satisfaction of any liquidation preference on any series of the Company's preferred stock. All outstanding shares of Common Stock have been, and all shares offered in any offering Securities will be when issued, validly issued, fully paid and nonassessable. As of November 8, 1996, there were 18,976,085 shares of Common Stock issued and outstanding. As of November 8, 1996, a total of 5,013,493 shares of Common Stock were reserved for issuance of which (a)

863,493 shares were reserved for conversion of the 7% Preferred Stock (as defined below), (b) 1,500,000 shares were reserved for exercise of stock options under the 1990 Stock Option Plan ("1990 Plan"), (c) 2,500,000 shares were reserved for issuance of options under the Company's 1993 Stock Incentive Plan ("1993 Plan") and (d) 150,000 shares were reserved for issuance pursuant to warrants. As of the date hereof, options to purchase 556,150 and 964,788 shares of Common Stock were outstanding under the 1990 Plan and the 1993 Plan, respectively. On April 9, 1996, the Company issued warrants to purchase 150,000 shares of Common Stock. These warrants are initially exercisable at $28 per share and have a maximum term of five years.

PREFERRED STOCK

The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate. Specific terms of any series of Preferred Stock offered by a Prospectus Supplement will be described in the Prospectus Supplement relating to such series. The description set forth below is subject to and qualified in its entirety by reference to the certificate of designations establishing a particular series of Preferred Stock, which will be filed with the Commission in connection with the offering of such series.

Under the Certificate, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of Preferred Stock in one or more series. As of the date of this Prospectus, the 7% Preferred Stock is the only series of Preferred Stock issued and outstanding. The rights, preferences, privileges, and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption, and liquidation preferences, of the Preferred Stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designations. The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following: (a) the maximum number of shares to constitute the series and the distinctive designation thereof; (b) the annual dividend rate, if any, on shares of the series (or the method of calculating such rate), whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, and whether dividends will be cumulative; (c) whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which such shares may be redeemed, including the time during which such shares may be redeemed and any accumulated dividends thereon that the holders of such shares shall be entitled to receive upon the redemption thereof; (d) the liquidation preference, if any, applicable to shares of the series; (e) whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of such shares for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;
(f) the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company, the Nuevo Trust or another issuer or any series of any other class or classes, or of any other series of the same class, including the price or rate of conversion or exchange and the method, if any, of adjusting the same; (g) the voting rights, if any, on the shares of the series; and (h) any other preferences and relative, participating, optional, or other special rights or qualifications, limitations, or restrictions thereof.

Each series of Preferred Stock will, when issued, be fully paid and non-assessable.

The transfer agent, registrar, and dividend disbursement agent for a series of Preferred Stock will be selected by the Company and will be described in the applicable Prospectus Supplement.

7% CUMULATIVE CONVERTIBLE PREFERRED STOCK

On May 28, 1992, the Company sold $25,000,000 of 7% Cumulative Convertible Preferred Stock, $1.00 par value per share, "7% Preferred Stock") to The 1818 Fund, L.P. ("1818 Fund"). As of November 8, 1996, there were 11,220 shares of 7% Preferred Stock issued and outstanding. The holders of the 7% Preferred Stock are entitled to receive dividends payable in arrears as of the last day of March, June, September and December. The 7% Preferred Stock is convertible into shares of Common Stock equal to the liquidation preference of $1,000 per share divided by a current conversion price of approximately $13 per share, subject to adjustment. Upon a change of control (as defined in the Designation establishing the shares), dividends on the 7% Preferred Stock will be payable at a rate of 14% per annum. The holders of the 7% Preferred Stock are entitled to vote with the Common Stock on all matters except that the holders of the 7% Preferred Stock have separate class voting rights on certain matters that affect the rights of such holders, and are entitled to certain registration rights. The Company may redeem the 7% Preferred Stock on or after June 30, 1997, at a price per share equal to the liquidation preference plus a 4% premium that decreases ratably to zero after five years. Upon a change of control, the Company has the option to redeem the 7% Preferred Stock at a price per share equal to 125% of the liquidation preference plus accrued and unpaid dividends, if such redemption occurs prior to June 30, 1997. The holders of the 7% Preferred Stock have the right to convert the shares of 7% Preferred Stock into Common Stock on or after May 28, 1999 through May 28, 2002, at an adjusted price based on the market price of the Common Stock subject to certain limitations, including a minimum price of $10.00 per share. The holders of the 7% Preferred Stock have the right to appoint a representative to the Company's Board of Directors in the event the Company fails to pay dividends for two quarters (whether consecutive or not) or breaches certain provisions of the stock purchase agreement.

In connection with the acquisition of the 7% Preferred Stock, the Company and the 1818 Fund entered into a registration rights agreement pursuant to which the Company agreed to register, on three occasions upon demand by the 1818 Fund, the Preferred Stock or the Common Stock into which such Preferred Stock is convertible. The agreement also grants the 1818 Fund "piggy back" registration rights to include Preferred Stock or shares of Common Stock received upon conversion thereof in certain registration statements filed by the Company, and the 1818 Fund has exercised such rights with respect to all of its shares of Common Stock covered by this Prospectus. See "Selling Stockholders."

                        CERTAIN ANTI-TAKEOVER PROVISIONS

GENERAL

The Certificate contains several provisions that may make the acquisition of control of the Company by means of a tender offer, open market purchases, a proxy fight or otherwise more difficult. The Bylaws also contain provisions that could have an anti-takeover effect. Many of the following provisions contain requirements for a vote of 80% or more of the Company's stockholders.

BOARD OF DIRECTORS

Classified Board of Directors. The Certificate and Bylaws provide for the Company's board of directors (the "Board of Directors") to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors is elected each year. The classification of directors will have the effect of making it more difficult for stockholders of the Company to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the directors of the Board of Directors. The classified Board of Directors provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classified Board of Directors provision could thus increase the likelihood that incumbent directors will retain their positions.

Number of Directors. The Bylaws provide that the number of directors shall be not less than three nor more than twenty-one directors, the exact number to be fixed from time to time by either (i) the Board of Directors, (ii) the affirmative vote of 80% or more of the voting power of the shares of the Company or (iii) the Certificate. Accordingly, the Board of Directors could prevent any stockholder from obtaining majority representation on the Company's Board of Directors by enlarging the size of the Board of Directors and filling the new directorships with the Board of Directors' own nominees.

Removal of Directors. The Certificate provides that, subject to the rights of the holders of any series of any preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any annual or special meeting called for such purpose, and then only for cause and only by the affirmative vote of the holders of 80% or more of the voting power of all the shares of the Company entitled to vote generally in the election of directors, voting together as a single class. For purposes of director removal, cause means only the following: conviction of a felony, proof beyond the existence of a reasonable doubt that a director has committed grossly negligent or willful misconduct resulting in material detriment to the Company or commission of a material breach of fiduciary duty to the Company resulting in a material detriment to the Company.

The removal of directors provisions could have the effect of discouraging a third party from attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. This provision could also affect the ability of the stockholders of the Company to remove incumbent directors and thus may increase the likelihood that incumbent directors will retain their positions.

Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of any preferred stock then outstanding, newly-created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director. The newly-created directorship and vacancy provisions could prevent a stockholder from obtaining a position on the Board of Directors. These provisions could also have the effect of making it more difficult for stockholders to change the composition of the Board of Directors of the Company.

SPECIAL MEETINGS

The Bylaws provide that special meetings of stockholders may be called only by the President, or by the Board of Directors or by the written order of a majority of the directors, and shall be called by the President or Secretary at the request in writing of stockholders owning 80% or more of the entire capital stock of the Company issued and outstanding and entitled to vote. Accordingly, holders of a significant percentage of the outstanding capital stock of the Company may not be able to request a special meeting of the stockholders.

COMMON AND PREFERRED STOCK

The Certificate authorizes the Board of Directors to determine, with respect to any series of Preferred Stock of the Company, the terms and rights of such series, including the following: (i) the designation of such series and the number of shares which shall constitute such series, (ii) the rate and time of, and conditions with respect to, dividends, and whether such dividends are cumulative, (iii) the price, timing and conditions regarding the redemption of shares of such series, (iv) the rights and preferences of shares of such series in the event of dissolution, liquidation or winding up of the affairs of the Company, (v) the sinking fund provisions, if any, for the redemption or purchase of shares of such series, (vi) the voting rights, if any, of shares of such series, (vii) the right, if any, to convert or exchange shares of such series into or for stock or securities of any other series or class, (viii) the status as to, re-issuance or sale of such shares redeemed, purchased or otherwise reacquired, or surrendered to the Company on conversion, (ix) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Company or any subsidiary, of Common Stock or of any other class of stock of the Company ranking prior to such shares as to dividends or upon liquidation, (x) the conditions, if any, on the creation of indebtedness of the Company or any subsidiary and (xi) any other preferences or other special or relative rights of shares of such series. The Certificate provides that the Common Stock of the Company shall be junior to the Preferred Stock and is subject to all the rights, privileges, preferences and priorities of the preferred stock as set forth in the Certificate or as determined by the Board of Directors, including the issuance of dividends and distribution of assets in the event of liquidation, dissolution or winding up. The exclusive voting power of the Company shall be vested in the Common Stock of the Company, subject to any particular class or series of Preferred Stock with additional voting rights. No holder of any stock of any class of the Company shall, as such holder, have any right to purchase or subscribe for any shares of the capital stock of any class of securities which the Company may issue or sell, nor shall any holder of any such stock have any right to purchase or subscribe for any obligation which the Company may issue or sell that shall be convertible into, or exchangeable for, any shares of the capital stock of the Company, or to which shall be attached any warrant or instrument that shall confer upon the owner of such obligation, warrant or instrument the right to subscribe for, or to purchase from the Company any shares of its capital stock of any class.

The preemptive rights and the Preferred Stock provisions could have the effect of diluting the voting rights of the Common Stockholders of the Company by placing voting power in the hands of Preferred Stockholders to the exclusion of the Common Stockholders.

The Company believes that the availability of Preferred Stock provides it with increased flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow the Company to issue shares of Preferred Stock without the expense and delay of a special stockholders' meeting. The authorized shares of Preferred Stock as well as shares of the Company's Common Stock, will be available for issuances without further action by the stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's capital stock may then be listed. The Board of Directors could issue a series of Preferred Stock that could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For instance, such series of Preferred Stock might impede a business combination by including class voting rights which would enable the holder to block such a transaction or facilitate a business combination by including voting rights which would provide a required percentage vote of stockholders. The Board of Directors will make any determination to issue such shares based on its judgment as to the respective best interests of the Company and its then existing stockholders.

BUSINESS COMBINATIONS

The Certificate requires that the following procedures be observed in connection with the authorization of transactions involving an interested stockholder which could eliminate or fundamentally change the interests of the remaining stockholders of the Company ("Business Combinations").

If a Business Combination is proposed which will directly or indirectly involve an "Interested Stockholder" (as hereinafter defined), such Business Combination must be approved by the affirmative vote of the holders of the Company's capital stock representing at least 80% of the votes entitled to be cast by the holders of all the then outstanding shares of the voting stock, voting together as a single class, and by the affirmative vote of at least a majority of the entire Board of Directors of the Company unless such Business Combination is approved by the majority of the directors who were in office prior to the time the Interested Stockholder became an Interested Stockholder and who continue in office (the "Continuing Directors").

A Business Combination includes:

  (i) any merger or consolidation of the Company or any subsidiary thereof with (a) any Interested Stockholder or (b) any other company (whether or not itself an Interested stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate (as hereinafter defined) of an Interested Stockholder; or

  (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other dispo-sition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation, or other agreement (in one transaction or a series of trans-actions) with or for the benefit of any Interested Stockholder or any Af-filiate or Associate of an Interested Stockholder involving any assets, se-curities, or commitments of the Company, any subsidiary of any Interested Stockholder, or any Affiliate or Associate of any Interested Stockholder having an aggregate fair market value and/or involving aggregate commit-ments of $1,000,000 or more; or

  (iii) the adoption of any plan or proposal for the liquidation or dissolu-tion of the Company which is voted for, approved, or consented to by any Interested Stockholder; or

  (iv) any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any of its subsidiaries, or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock, or any securities convert-ible into capital stock or into equity securities of any subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or As-sociate of any Interested Stockholder; or

  (v) any agreement, contract, or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) to (iv).

An "Interested Stockholder" is any person (other than the Company or any subsidiary thereof and other than any profit-sharing, employee stock ownership, or other employee benefit plan of the Company or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (i) is the beneficial owner of voting stock representing 20% or more of the votes entitled to be cast by the holders of all then outstanding shares of voting stock or (ii) is an Affiliate or Associate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner of voting stock representing 20% or more of the votes entitled to be cast by the holders of all then outstanding shares of voting stock.

"Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on the date that the Business Combination is approved by the Board of Directors (the term "registrant" in such Rule 12b-2 meaning, in this case, the Company).

A majority of the Continuing Directors of the Company shall each have the power and duty to determine, for the purposes of applying the Business Combination provisions to their respective corporations, on the basis of information known to them after reasonable inquiry (i) whether a person is an Interested Stockholder, (ii) the number of shares of capital stock or other securities beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, and (iv) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Company or any subsidiary in any Business Combination has, an aggregate fair market value of $1,000,000 or more.

AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE AND BYLAWS

The Certificate contains provisions requiring the affirmative vote of the holders of at least 80% of the voting stock to amend the provisions relating to the election and number of directors and Business Combinations described above. The Bylaws contain provisions requiring the affirmative vote of holders of at least 80% of the voting stock to amend the provisions relating to special meetings of stockholders. These provisions will make it more difficult for stockholders to make changes in the Certificate or Bylaws, including changes designed to facilitate the exercise of control over the Company. In addition, such requirements will enable the holders of a minority of stock to prevent the holders of a majority or more of such stock from amending certain provisions of the Certificate and Bylaws. The requirements for such vote may be difficult to obtain, since at least 80% of the Common Stock must be present or represented by proxy at any meeting at which any such amendment is proposed and must vote in favor of such amendment.

                            DESCRIPTION OF WARRANTS

The Company may issue warrants to purchase Debt Securities (the "Debt Warrants") or Preferred Stock (the "Preferred Share Warrants", collectively with the Debt Warrants, the "Warrants"). Warrants may be issued independently or together with any other Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered pursuant thereto.

DEBT WARRANTS

The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (5) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such security;
(6) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (7) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (8) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (9) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (10) a discussion of material federal income tax considerations, if any; and (11) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the securities purchasable upon such exercise.

PREFERRED WARRANTS

The applicable Prospectus Supplement will describe the following terms of Preferred Stock Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the Securities for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the number of such Warrants issued with each share of Preferred Stock; (5) any provisions for adjustment of the number or amount of Preferred Stock receivable upon exercise of such Warrants or the exercise price of such Warrants; (6) if applicable, the date on and after which such Warrants and the related Preferred Stock will be separately transferable; (7) if applicable, a discussion of material federal income tax considerations; (8) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants; (9) the date on which the right to exercise such Warrants shall commence, and the date on which the right shall expire; (10) the maximum or minimum number of such Warrants which may be exercised at any time.

EXERCISE OF WARRANTS

Each Warrant will entitle the holder of the Warrants to purchase for cash such principal amount of Debt Securities or number of shares of Preferred Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities or Preferred Stock purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

The Nuevo Trust may issue only one series of Trust Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of the Nuevo Trust authorizes the Regular Trustees to issue on behalf of the Nuevo Trust one series of Trust Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, liquidation, conversion rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act, and which will mirror the terms of the Subordinated Debt Securities held by the Property Trustee and described in the Prospectus Supplement related thereto. Reference is made to the Prospectus Supplement relating to the Trust Preferred Securities for specific terms, including (i) the distinctive designation of such Trust Preferred Securities; (ii) the number of Trust Preferred Securities; (iii) the annual distribution rate (or method of determining such rate) for the Trust Preferred Securities and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Trust Preferred Securities shall be payable on a quarterly basis to holders of such Trust Preferred Securities as of a record date in each quarter during which such Trust Preferred Securities are outstanding; (iv) whether distributions on the Trust Preferred Securities shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on the Trust Preferred Securities shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of the Nuevo Trust to the holders of the Trust Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Nuevo Trust; (vi) the obligation, if any, of the Nuevo Trust to purchase or redeem the Trust Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, the Trust Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of the Trust Preferred Securities in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of the Trust Preferred Securities, as a condition to specified action or amendments to the Declaration of the Nuevo Trust; (viii) the terms and conditions, if any, upon which the Trust Preferred Securities may be converted into shares of Common Stock, including the conversion price per share and the circumstances, if any, under which any such conversion right shall expire; (ix) the terms and conditions, if any, upon which the Subordinated Debt Securities may be distributed to holders of the Trust Preferred Securities; (x) if applicable, any securities exchange upon which the Trust Preferred Securities shall be listed; and (xi) any other relevant rights, preferences, privileges, limitations or restrictions of the Trust Preferred Securities not inconsistent with the Declaration of the Nuevo Trust or with applicable law. All Trust Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Trust Preferred Securities Guarantee." Certain United States federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

In connection with the issuance of Trust Preferred Securities, the Nuevo Trust will issue one series of Trust Common Securities. The Declaration of the Nuevo Trust authorizes the Regular Trustees to issue on behalf of the Nuevo Trust one series of Trust Common Securities having such terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities will be substantially identical to the terms of the Trust Preferred Securities, and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities will also carry the right to vote to appoint, remove or replace any of the Nuevo Trustees. All of the Trust Common Securities will be directly or indirectly owned by the Company.

PROPOSED TAX LEGISLATION

On March 19, 1996, as a part of President Clinton's Fiscal 1997 Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") that, among other things, would (i) treat as equity for United States federal income tax purposes certain debt instruments with a maximum term of more than 20 years and (ii) disallow interest deductions on certain convertible debt instruments or defer interest deductions on certain debt instruments issued with original issue discounts. The Proposed Legislation is proposed to be effective for debt instruments issued on or after December 7, 1995.

On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." However, there can be no assurances that the effective date guidance contained in the Joint Statement will be incorporated in the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the Subordinated Debt Securities. In addition, there can be no assurances as to whether or in what form the Proposed Legislation may be enacted into law or whether other legislation will be enacted that otherwise adversely affects the tax treatment of the Subordinated Debt Securities and the Trust Preferred Securities.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

If an Event of Default under the Declaration of the Nuevo Trust occurs and is continuing, then the holders of the Trust Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Subordinated Debt Securities against the Company. In addition, the holders of a majority in liquidation amount of the Trust Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Property Trustee fails to enforce its rights under such of Subordinated Debt Securities, a holder of the Trust Preferred Securities, to the fullest extent permitted by law, may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under such Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default under the Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on such Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of the Trust Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on such Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of the Trust Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Trust Preferred Securities in such Direct Action.

              DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEE

Set forth below is a summary of information concerning the Trust Preferred Securities Guarantee which will be executed and delivered by the Company for the benefit of the holders from time to time of Trust Preferred Securities. The Trust Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as the independent trustee under the Trust Preferred Securities Guarantee (the "Preferred Guarantee Trustee") for purposes of the Trust Indenture Act. The terms of the Trust Preferred Securities Guarantee will be those set forth in the Trust Preferred Securities Guarantee and those made part of the Trust Preferred Securities Guarantee by the Trust Indenture Act. The summary is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Trust Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities.

GENERAL

Pursuant to the Trust Preferred Securities Guarantee, the Company will agree, to the extent set forth therein, to pay in full, to the holders of the Trust Preferred Securities, the Guarantee Payments (as defined herein) (except to the extent paid by the Nuevo Trust), as and when due, regardless of any defense, right of setoff or counterclaim which the Nuevo Trust may have or assert. The following payments with respect to the Trust Preferred Securities to the extent not paid by the Nuevo Trust (the "Guarantee Payments"), will be subject to the Trust Preferred Securities Guarantee thereof (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Trust Preferred Securities, to the extent the Nuevo Trust shall have funds available therefor; (ii) the redemption price set forth in the applicable Prospectus Supplement (the "Redemption Price"), which will not be lower than the liquidation amount, and all accrued and unpaid distributions, to the extent the Nuevo Trust has funds available therefor, with respect to any Trust Preferred Securities called for redemption by the Nuevo Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Nuevo Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Trust Preferred Securities or the conversion of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Trust Preferred Securities to the date of payment, to the extent the Nuevo Trust has funds available therefor, and (b) the amount of assets of the Nuevo Trust remaining available for distribution to holders of the Trust Preferred Securities in liquidation of the Nuevo Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing the Nuevo Trust to pay such amounts to such holders.


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The Trust Preferred Securities Guarantee will not apply to any payment of distributions on the Trust Preferred Securities except to the extent the Nuevo Trust shall have funds available therefor. If the Company does not make interest payments on the Subordinated Debt Securities purchased by the Nuevo Trust, the Nuevo Trust will not pay distributions on the Trust Preferred Securities issued by the Nuevo Trust and will not have funds available therefor. See "Description of Debt Securities--Certain Covenants of the Company." The Trust Preferred Securities Guarantee, when taken together with the Company's obligations under the Subordinated Debt Securities, the Subordinated Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Nuevo Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Trust Preferred Securities.

The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Nuevo Trust with respect to the Trust Common Securities (the "Trust Common Securities Guarantee") to the same extent as the Trust Preferred Securities Guarantee, except that upon an event of default under the Subordinated Indenture, holders of Trust Preferred Securities shall have priority over holders of Trust Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

In the Trust Preferred Securities Guarantee, the Company will covenant that, so long as any Trust Preferred Securities remain outstanding, if there shall have occurred any event that would constitute an event of default under the Trust Preferred Securities Guarantee or the Declaration of the Nuevo Trust, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, or (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock of the Company or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to the Subordinated Debt Securities held by the Property Trustee.

MODIFICATION OF THE TRUST PREFERRED SECURITIES GUARANTEE; ASSIGNMENT

Except with respect to any changes which do not materially adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), the Trust Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in the Trust Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

TERMINATION

The Trust Preferred Securities Guarantee will terminate (a) upon full payment of the Redemption Price of all Trust Preferred Securities, (b) upon distribution of the Subordinated Debt Securities held by the Property Trustee to the holders of the Trust Preferred Securities or the conversion of all of the Trust Preferred Securities or (c) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Nuevo Trust. The Trust Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Trust Preferred Securities Guarantee. The subordination provisions of the Subordinated Debt Securities provide that in the event payment is made on the Subordinated Debt Securities in contravention of such provisions such payments shall be paid over to the holders of Senior Indebtedness.

EVENTS OF DEFAULT

An event of default under the Trust Preferred Securities Guarantee will occur upon (a) the failure of the Company to perform any of its payment or other obligations thereunder or (b) if applicable, the failure by the Company to deliver Common Stock upon an appropriate election by the holder or holders of Trust Preferred Securities to convert the Trust Preferred Securities into shares of Common Stock.

The holders of a majority in liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Trust Preferred Securities Guarantee or exercising any trust power conferred upon the Preferred Guarantee Trustee under such Trust Preferred Securities. If the Preferred Guarantee Trustee fails to enforce such Trust Preferred Securities Guarantee, any holder of Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under such Trust Preferred Securities Guarantee, without first instituting a legal proceeding against the Nuevo Trust, the Preferred Guarantee Trustee or any other person or entity. The Company waives any right or remedy to require that any action be brought first against the Nuevo Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE TRUST PREFERRED SECURITIES GUARANTEE

The Trust Preferred Securities Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company and (iii) senior to Common Stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Trust Preferred Securities Guarantee relating thereto.

The Trust Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to the Trust Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Trust Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Preferred Securities Guarantee at the request of any holder of the Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

                              PLAN OF DISTRIBUTION

The Securities may be sold by the Company, the Nuevo Trust and/or the Selling Stockholders (i) through agents, (ii) through underwriters, (iii) through dealers or (iv) directly to purchasers (through a specific bidding or auction process or otherwise). In addition, the 1818 Fund may offer and sell Common Stock on the New York Stock Exchange. The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

Offers to purchase the Securities may be solicited by agents designated by the Company or a Selling Stockholder from time to time. Any such agent involved in the offer or sale of the Securities will be named, and any commissions payable by the Company or Selling Stockholder to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

If an underwriter or underwriters are utilized in the sale of Securities, the Company or any Selling Stockholders selling Common Stock thereunder will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities.

If a dealer is utilized in the sale of the Securities, the Company or a Selling Stockholder will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto. Offers to purchase the Securities may be solicited directly by the Company or a Selling Stockholder and sales thereof may be made by the Company or a Selling Stockholder directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

The Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company or a Selling Stockholder. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company or a Selling Stockholder and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.

Agents, underwriters, dealers and remarketing firms may be entitled under agreements which may be entered into with the Company or Selling Stockholders to indemnification by the Company or Selling Stockholders against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters, dealers or remarketing firms, or their affiliates may be customers of, engage in transactions with or perform services for the Company or Selling Stockholders in the ordinary course of business.

If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Such Contracts will be subject to only those conditions set forth in the Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company.

                              SELLING STOCKHOLDERS

The Selling Stockholders are United Investors Management Company, a Delaware corporation ("United") and wholly owned subsidiary of Torchmark Corporation, an insurance and financial services holding company, and the 1818 Fund. As of September 30, 1996, United owned 1,275,000 shares of Common Stock of Nuevo and the 1818 Fund owned 112 shares of Common Stock and 11,220 shares of 7% Preferred Stock convertible into approximately 863,493 shares of Common Stock. United is registering for sale all of the shares of Common Stock owned by it and the 1818 Fund is registering for sale all of the shares of Common Stock owned by it or issuable upon conversion of all of the 7% Preferred Stock owned by it. The Prospectus Supplement relating to any Common Stock being offered by either Selling Stockholder will set forth the number of shares of Common Stock being offered for its account as well as the number of such shares and the percentage of the outstanding Common Stock to be owned by such Selling Stockholder after completion of the offering.

The shares of Common Stock being registered hereunder for sale by United and the 1818 Fund have been registered pursuant to registration rights agreements, one of which is between Nuevo and the 1818 Fund, dated May 28, 1992 and the other of which is between Nuevo and Torch Energy Advisors Incorporated ("Torch Energy"), dated April 4, 1996. Torch Energy subsequently assigned its rights under the April 4, 1996 agreement to United. Both registration rights agreements provide a specified number of "demand" registration rights and unlimited "piggy back" registration rights. The Company has agreed pursuant to the registration rights agreements to indemnify the 1818 Fund and United (as the case may be) against certain liabilities including liabilities under the Securities Act, or to contribute to payments the 1818 Fund or United may be required to make in respect thereof. The Company is obligated to pay all expenses in connection with the shares sold by 1818 Fund hereunder, excluding any underwriting discounts or commissions. United is required to pay its pro rata share of any expenses of demand registrations requested by it, and the Company is required to pay all expenses of registration statements in which United participates under its piggy back registration rights, excluding any underwriting discounts or commissions. The general and managing partner of the 1818 Fund is Brown Brothers Harriman & Co., a New York partnership ("Brown Brothers"), which has designated its partners T. Michael Long and Lawrence C. Tucker the sole and exclusive partners having voting power and investment power with respect to the shares of Common Stock into which the 7% Preferred Stock is convertible. Mr. Long is a director of the Company. Brown Brothers has advised the Company that the 1818 Fund is selling its Common Stock because of the advanced term of the 1818 Fund in relation to its planned life.

Prior to September 30, 1996, United owned all of the capital stock of Torch Energy which has rendered administrative services to the Company since the formation of the Company in 1990 pursuant to an administrative services agreement, as amended. Prior to United's sale of Torch Energy on September 30, 1996, Torch Energy distributed to United the shares of Common Stock being registered hereunder. Torch Energy acquired these shares in exchange for properties sold to Nuevo in April 1996. For services rendered in connection with the acquisition of oil and gas properties in California during April 1996, the Company paid Torch Energy a fee of $10 million. Prior to September 30, 1996, J.P. Bryan, a director of the Company, was also a director of Torchmark Corporation. United has advised the Company that it is selling its shares pursuant to its previously announced liquidation of its energy-related investments.

This Prospectus is not the exclusive means for resale of any Common Stock of the Selling Stockholders registered hereunder. For example, the 1818 Fund may also sell Common Stock owned by it pursuant to Rule 144 under the Securities Act.

                                    EXPERTS

The consolidated financial statements of Nuevo Energy Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, the statements of revenues and direct operating expenses of the Unocal Properties for each of the years in the three-year period ended June 30, 1995, and the statements of revenues and direct operating expenses of the Point Pedernales Properties for each of the years in the three-year period ended June 30, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Information incorporated by reference in this Prospectus regarding the Company's estimated quantities of oil and gas reserves and the discounted present value of future pre-tax cash flows therefrom is based upon estimates of such reserves and present values prepared by Miller and Lents, Ltd., S. A. Holditch and Associates, Inc., Ryder Scott Company, D.O.R. Engineering Inc., and Poco Oil Co., independent petroleum engineers. Information incorporated in this Prospectus regarding the estimated quantities of oil and gas reserves attributable to the California Properties and the discounted present value of future pre-tax cash flows therefrom is based upon estimates of such reserves and present values prepared by or derived from estimates prepared by Ryder Scott Company. Information incorporated in this Prospectus regarding the estimated quantities of oil and gas reserves attributable to the East Texas Properties and the discounted present value of future pre-tax cash flows therefrom is based upon estimates of such reserves and present values prepared by or derived from estimates prepared by T.J. Smith & Company, Inc. All of such information has been so included herein in reliance upon the authority of such firms as experts in such matters.

                                 LEGAL MATTERS

The validity of the Securities, other than the Trust Securities, offered hereby will be passed upon for the Company by Butler & Binion L.L.P., Houston, Texas, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable Prospectus Supplement. The validity of the Trust Securities will be passed upon by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to the Company and the Nuevo Trust. If the Securities include any Common Stock of a Selling Stockholder, certain legal matters in connection therewith will be passed upon for such Selling Stockholders by counsel named in the applicable Prospectus Supplement.

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